FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-283864-06

PROSPECTUS

$483,577,000 (Approximate)

AXDB 2026-MULT1 Mortgage Trust

(Central Index Key Number 0002158812)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

AXMF 2026-1 LLC

(Central Index Key Number 0002159526)

Sponsors and Mortgage Loan Sellers

AXDB 2026-MULT1 Mortgage Trust
Commercial Mortgage Pass-Through Certificates, Series 2026-MULT1

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the AXDB 2026-MULT1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-MULT1 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) will represent the ownership interests in the issuing entity, AXDB 2026-MULT1 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of a pool of fixed rate multifamily and manufactured housing mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in December 2026. The rated final distribution date for each class of offered certificates is the distribution date in November 2059.

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-2	$165,000,000		5.78260%	Fixed(3)	September 2031
Class A-3	$218,574,000		6.20270%	WAC(3)	October 2031
Class X-A	$165,000,000	(4)	0.42010%	Variable(5)	September 2031
Class A-M	$47,261,000		6.20270%	WAC(3)	October 2031
Class B	$30,138,000		6.20270%	WAC(3)	October 2031
Class C	$22,604,000		6.20270%	WAC(3)	October 2031

(Footnotes on table begin on page 3)

You should carefully consider the summary of risk factors and the risk factors beginning on page 47 and page 49, respectively, of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., Drexel Hamilton, LLC and Mischler Financial Group, Inc., will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc. is acting as lead manager and bookrunner. Drexel Hamilton, LLC and Mischler Financial Group, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 17, 2026. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately 101.7% of the aggregate certificate balance of the offered certificates, plus accrued interest from November 1, 2026, before deducting expenses payable by the depositor.

Deutsche Bank Securities
Lead Manager and Bookrunner
Drexel Hamilton Co-Manager	Mischler Amerivet Co-Manager

October 23, 2026

(THIS PAGE INTENTIONALLY LEFT BLANK)

SUMMARY OF CERTIFICATES

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(6)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Yrs.)(7)	Principal Window (months)(7)
Offered Certificates
Class A-2	$165,000,000		30.000%	5.78260%	Fixed(3)	September 2031	4.71	55 - 58
Class A-3	$218,574,000		30.000%	6.20270%	WAC(3)	October 2031	4.85	58 - 59
Class X-A	$165,000,000	(4)	N/A	0.42010%	Variable(5)	September 2031	N/A	N/A
Class A-M	$47,261,000		21.375%	6.20270%	WAC(3)	October 2031	4.91	59 - 59
Class B	$30,138,000		15.875%	6.20270%	WAC(3)	October 2031	4.91	59 - 59
Class C	$22,604,000		11.750%	6.20270%	WAC(3)	October 2031	4.91	59 - 59
Non-Offered Certificates(8)
Class D	$18,494,000		8.375%	6.20270%	WAC(3)	October 2031	4.91	59 - 59
Class E	$9,178,000		6.700%	6.20270%	WAC(3)	November 2031	4.95	59 - 60
Class F-RR	$9,315,000		5.000%	6.20270%	WAC(3)	November 2031	4.99	60 - 60
Class G-RR	$27,399,000		0.000%	6.20270%	WAC(3)	November 2031	4.99	60 - 60
Class R(9)	N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5%.
(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(3)	The pass-through rate for the Class A-2 certificates for each distribution date will be a fixed per annum rate equal to the initial pass-through rate for such class set forth in the table above. The pass-through rates for the Class A-3, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates for each distribution date, in each case, will be the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (the “WAC rate”. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(4)	The Class X-A certificates (the “Class X certificates” and, together with the principal balance certificates, and the Class R certificates, the “certificates”) will not have certificate balances. The notional amount of the Class X-A certificates will be equal to the certificate balance of the Class A-2 certificates.
(5)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-2 and Class A-3 certificates, are represented in the aggregate.
(7)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.
(8)	The classes of certificates set forth under “Non-Offered Certificates” in the table above are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.
(9)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

TABLE OF CONTENTS

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	12
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	13
SUMMARY OF TERMS	22
SUMMARY OF RISK FACTORS	47
Risks Relating to the Mortgage Loans	47
Risks Relating to Conflicts of Interest	48
Other Risks Relating to the Certificates	48
RISK FACTORS	49
Risks Related to Market Conditions and Other External Factors	49
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	49
Risks Relating to the Mortgage Loans	50
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	50
Risks of Multifamily and Manufactured Housing Lending Generally	50
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	52
Multifamily Properties Have Special Risks	55
Manufactured Housing Community Properties Have Special Risks	60
The ROAD Act May Restrict the Disposition of Certain Mortgaged Properties Following a Foreclosure	62
Risks Relating to Enforceability of Cross-Collateralization	62
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	63
Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates	64

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	64
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	65
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	66
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	67
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	68
Risks Related to Zoning Non-Compliance and Use Restrictions	68
Risks Relating to Inspections of Properties	70
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	70
Insurance May Not Be Available or Adequate	70
Terrorism Insurance May Not Be Available for All Mortgaged Properties	73
Risks Associated with Blanket Insurance Policies or Self-Insurance	74
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	74
Limited Information Causes Uncertainty	74
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	75
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	76
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	76
Static Pool Data Would Not Be Indicative of the Performance of this Pool	77

Appraisals May Not Reflect Current or Future Market Value of Each Property	78
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	79
The Borrower’s Form of Entity May Cause Special Risks	79
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	81
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	82
Other Financings or Ability to Incur Other Indebtedness Entails Risk	83
Tenancies-in-Common May Hinder Recovery	84
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	85
Risks Associated with One Action Rules	85
State Law Limitations on Assignments of Leases and Rents May Entail Risks	85
Various Other Laws Could Affect the Exercise of Lender’s Rights	86
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	86
Risks Related to Ground Leases and Other Leasehold Interests	88
Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City	89

Increases in Real Estate Taxes May Reduce Available Funds	89
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	90
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	90
Risks Related to Conflicts of Interest	91
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	91
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	93
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	94
Potential Conflicts of Interest of the Operating Advisor	96
Potential Conflicts of Interest of the Asset Representations Reviewer	97
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	97
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	99
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	100
Other Potential Conflicts of Interest May Affect Your Investment	100
Other Risks Relating to the Certificates	100
The Certificates Are Limited Obligations	100
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	101
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of

the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	101
Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates	104
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	104
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	107
Risks Relating to Modifications of the Mortgage Loans	112
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	113
Risks Relating to Interest on Advances and Special Servicing Compensation	113
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	113
The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	114
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	115
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	115
General Risk Factors	118
Combination or “Layering” of Multiple Risks May

Significantly Increase Risk of Loss	118
The Certificates May Not Be a Suitable Investment for You	118
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	118
Other Events May Affect the Value and Liquidity of Your Investment	119
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	119
The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement	123
DESCRIPTION OF THE MORTGAGE POOL	124
General	124
Certain Calculations and Definitions	125
Definitions	125
Mortgage Pool Characteristics	132
Overview	132
Property Types	133
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	136
Geographic Concentrations	137
Mortgaged Properties With Limited Prior Operating History	138
Tenancies-in-Common or Diversified Ownership	139
Fee & Leasehold Estates; Ground Leases	139
Environmental Considerations	139
Redevelopment, Renovation and Expansion	140
Assessment of Property Value and Condition	141
Litigation and Other Considerations	142
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	142
Loan Purpose	142
Default History, Bankruptcy Issues and Other Proceedings	142
Tenant Issues	144

Tenant Concentrations	144
Lease Expirations and Terminations	144
Affiliated Leases	146
Purchase Options and Rights of First Refusal	146
Insurance Considerations	146
Use Restrictions	147
Appraised Value	148
Non-Recourse Carveout Limitations	148
Real Estate and Other Tax Considerations	149
Delinquency Information	152
Certain Terms of the Mortgage Loans	152
Amortization of Principal	152
Due Dates; Mortgage Rates; Calculations of Interest	152
ARD Loans	153
Single Purpose Entity Covenants	153
Prepayment Protections and Certain Involuntary Prepayments	153
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	156
Defeasance; Collateral Substitution	156
Partial Releases	157
Escrows	158
Mortgaged Property Accounts	158
Exceptions to Underwriting Guidelines	159
Additional Indebtedness	159
General	159
Mezzanine Indebtedness	159
Preferred Equity	160
Other Secured Indebtedness	160
Other Unsecured Indebtedness	161
The Whole Loans	161
General	161
TRANSACTION PARTIES	163
The Sponsors and Mortgage Loan Sellers	163
German American Capital Corporation	163
AXMF 2026-1 LLC	172
Compensation of the Sponsors	180
The Depositor	180
The Issuing Entity	181
The Trustee and Certificate Administrator	181
The Master Servicer	184
The Special Servicer	188
Walker & Dunlop, LLC	192
CBRE Loan Services, Inc.	194
Summary of the Significant Sub-Servicing Agreements	195
The Operating Advisor and Asset Representations Reviewer	199
CREDIT RISK RETENTION	200

Qualifying CRE Loans	200
HRR Certificates	201
General	201
Material Terms of the HRR Certificates	202
Hedging, Transfer and Financing Restrictions	202
Operating Advisor	202
Representations and Warranties	203
DESCRIPTION OF THE CERTIFICATES	204
General	204
Distributions	205
Method, Timing and Amount	205
Available Funds	206
Priority of Distributions	207
Pass-Through Rates	209
Interest Distribution Amount	211
Principal Distribution Amount	211
Certain Calculations with Respect to Individual Mortgage Loans	213
Application Priority of Mortgage Loan Collections or Whole Loan Collections	213
Allocation of Yield Maintenance Charges and Prepayment Premiums	216
Assumed Final Distribution Date; Rated Final Distribution Date	217
Prepayment Interest Shortfalls	218
Subordination; Allocation of Realized Losses	219
Reports to Certificateholders; Certain Available Information	221
Certificate Administrator Reports	221
Information Available Electronically	226
Voting Rights	231
Delivery, Form, Transfer and Denomination	231
Denomination	231
Book-Entry Registration	231
Definitive Certificates	234
Certificateholder Communication	234
Access to Certificateholders’ Names and Addresses	234
Requests to Communicate	235
List of Certificateholders	235
DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	236
General	236
Dispute Resolution Provisions	245
Asset Review Obligations	245
POOLING AND SERVICING AGREEMENT	245
General	245
Assignment of the Mortgage Loans	246
Servicing Standard	247
Subservicing	248

Advances	249
P&I Advances	249
Servicing Advances	250
Nonrecoverable Advances	251
Recovery of Advances	252
Accounts	253
Withdrawals from the Collection Account	255
Servicing and Other Compensation and Payment of Expenses	257
General	257
Master Servicing Compensation	262
Special Servicing Compensation	264
Disclosable Special Servicer Fees	269
Certificate Administrator and Trustee Compensation	269
Operating Advisor Compensation	270
Asset Representations Reviewer Compensation	270
CREFC® Intellectual Property Royalty License Fee	271
Appraisal Reduction Amounts	272
Maintenance of Insurance	278
Modifications, Waivers and Amendments	281
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	283
Inspections	285
Collection of Operating Information	285
Special Servicing Transfer Event	285
Asset Status Report	288
Realization Upon Mortgage Loans	291
Sale of Defaulted Loans and REO Properties	293
The Directing Holder	296
General	296
Major Decisions	298
Asset Status Report	301
Replacement of the Special Servicer	301
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	301
Servicing Override	303
Rights of Holders of Companion Loans	304
Limitation on Liability of Directing Holder	305
The Operating Advisor	306
General	306
Duties of the Operating Advisor at All Times	306
Annual Report	308
Additional Duties of the Operating Advisor While an Operating

Advisor Consultation Event Has Occurred and Is Continuing	309
Recommendation of the Replacement of the Special Servicer	309
Eligibility of Operating Advisor	310
Other Obligations of Operating Advisor	310
Delegation of Operating Advisor’s Duties	311
Termination of the Operating Advisor With Cause	311
Rights Upon Operating Advisor Termination Event	312
Waiver of Operating Advisor Termination Event	313
Termination of the Operating Advisor Without Cause	313
Resignation of the Operating Advisor	313
Operating Advisor Compensation	314
The Asset Representations Reviewer	314
Asset Review	314
Eligibility of Asset Representations Reviewer	319
Other Obligations of Asset Representations Reviewer	319
Delegation of Asset Representations Reviewer’s Duties	320
Assignment of Asset Representations Reviewer’s Rights and Obligations	320
Asset Representations Reviewer Termination Events	320
Rights Upon Asset Representations Reviewer Termination Event	321
Termination of the Asset Representations Reviewer Without Cause	321
Resignation of Asset Representations Reviewer	322
Asset Representations Reviewer Compensation	322
Replacement of the Special Servicer Without Cause	322
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	325
Termination of the Master Servicer and the Special Servicer for Cause	326
Servicer Termination Events	326

Rights Upon Servicer Termination Event	328
Waiver of Servicer Termination Event	330
Resignation of the Master Servicer and Special Servicer	330
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	330
Limitation on Liability; Indemnification	331
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	333
Dispute Resolution Provisions	334
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	334
Repurchase Request Delivered by a Party to the PSA	334
Resolution of a Repurchase Request	335
Mediation and Arbitration Provisions	338
Rating Agency Confirmations	339
Evidence as to Compliance	341
Limitation on Rights of Certificateholders to Institute a Proceeding	342
Termination; Retirement of Certificates	342
Amendment	343
Resignation and Removal of the Trustee and the Certificate Administrator	346
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	347
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	347
Georgia	348
Florida	348
Ohio	349
General	349
Types of Mortgage Instruments	350
Leases and Rents	350
Personalty	350
Foreclosure	351
General	351
Foreclosure Procedures Vary from State to State	351
Judicial Foreclosure	351
Equitable and Other Limitations on Enforceability of Certain Provisions	351

Nonjudicial Foreclosure/Power of Sale	352
Public Sale	352
Rights of Redemption	353
Anti-Deficiency Legislation	353
Leasehold Considerations	354
Cooperative Shares	354
Bankruptcy Laws	354
Environmental Considerations	361
General	361
Superlien Laws	361
CERCLA	361
Certain Other Federal and State Laws	362
Additional Considerations	362
Due-on-Sale and Due-on-Encumbrance Provisions	362
Subordinate Financing	363
Default Interest and Limitations on Prepayments	363
Applicability of Usury Laws	363
Americans with Disabilities Act	364
Servicemembers Civil Relief Act	364
Anti-Money Laundering, Economic Sanctions and Bribery	364
Potential Forfeiture of Assets	365
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	365
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	366
USE OF PROCEEDS	366
YIELD AND MATURITY CONSIDERATIONS	367
Yield Considerations	367
General	367
Rate and Timing of Principal Payments	367
Losses and Shortfalls	368
Certain Relevant Factors Affecting Loan Payments and Defaults	369
Delay in Payment of Distributions	369
Yield on the Certificates with Notional Amounts	369
Weighted Average Life	370
Pre-Tax Yield to Maturity Tables	373
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	375
General	375
Qualification as a REMIC	376
Status of Offered Certificates	377
Taxation of Regular Interests	378
General	378
Original Issue Discount	378
Acquisition Premium	380

Market Discount	380
Premium	381
Election To Treat All Interest Under the Constant Yield Method	381
Treatment of Losses	382
Yield Maintenance Charges and Prepayment Provisions	383
Sale or Exchange of Regular Interests	383
Taxes That May Be Imposed on a REMIC	383
Prohibited Transactions	383
Net Income from Foreclosure Property	384
REMIC Partnership Representative	384
Taxation of Certain Foreign Investors	385
FATCA	386
Backup Withholding	386
Information Reporting	386
3.8% Medicare Tax on “Net Investment Income”	386
Reporting Requirements	387
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	387
METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)	388
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	389
WHERE YOU CAN FIND MORE INFORMATION	390
FINANCIAL INFORMATION	390
CERTAIN ERISA CONSIDERATIONS	390
General	390
Plan Asset Regulations	391
Administrative Exemption	391
Insurance Company General Accounts	393
LEGAL INVESTMENT	394
LEGAL MATTERS	395
RATINGS	395
INDEX OF DEFINED TERMS	397

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION AND AXMF 2026-1 LLC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-3	EXCEPTIONS TO AXONIC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE ACCESSED ELECTRONICALLY AT HTTP://WWW.SEC.GOV.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN ANY REGULATORY REQUIREMENTS APPLICABLE TO THE MARKETING, HOLDING AND SELLING OF, AND ISSUING QUOTATIONS WITH RESPECT TO, THE OFFERED CERTIFICATES OR CMBS GENERALLY. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	“Summary of Certificates”, which sets forth important statistical information relating to the certificates;
●	“Summary of Terms”, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	“Summary of Risk Factors” and “Risk Factors”, which describe risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.
●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION.

MIFID II PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, THE EXPRESSION “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE OR BOTH OF THE FOLLOWING: (I) NOT A PROFESSIONAL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED) AND AS AMENDED; OR (II) NOT A QUALIFIED INVESTOR AS DEFINED IN PARAGRAPH 15 OF SCHEDULE 1 TO THE PUBLIC OFFERS AND ADMISSIONS TO TRADING REGULATIONS 2024 (AS AMENDED, THE “POATRS”).

CONSEQUENTLY NO DISCLOSURE DOCUMENT REQUIRED BY THE PRODUCT DISCLOSURE SOURCEBOOK (AS AMENDED, “DISC”) OF THE HANDBOOK OF RULES AND GUIDANCE ADOPTED BY THE UK’S FINANCIAL CONDUCT AUTHORITY (AS AMENDED, THE “FCA HANDBOOK”) FOR OFFERING, SELLING OR DISTRIBUTING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND

THEREFORE OFFERING, SELLING OR DISTRIBUTING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER DISC AND THE CONSUMER COMPOSITE INVESTMENTS (DESIGNATED ACTIVITIES) REGULATIONS 2024 (AS AMENDED).

UK PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) THAT IS SUBJECT TO THE PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK OF THE FCA HANDBOOK (AS AMENDED, THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHICH THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE CONDUCT OF BUSINESS SOURCEBOOK OF THE FCA HANDBOOK (ALL SUCH PERSONS TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY

PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

EEA AND UK SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(a)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B)  A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED); AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(b)   IT HAS NOT OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL, DISTRIBUTE OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE OR BOTH OF THE FOLLOWING:

(A)  NOT A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED) AND AS AMENDED; OR

(B)  NOT A QUALIFIED INVESTOR, AS DEFINED IN PARAGRAPH 15 OF SCHEDULE 1 TO THE PUBLIC OFFERS AND ADMISSIONS TO TRADING REGULATIONS 2024 (AS AMENDED); AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO BUY OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(c)   IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(d)   IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

EU SECURITIZATION RULES AND UK SECURITIZATION RULES

NONE OF THE ORIGINATORS, THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS OR ANY OTHER PARTY TO THE TRANSACTION (OR ANY OF THEIR RESPECTIVE AFFILIATES) INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUANCE OF THE CERTIFICATES, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES (EACH AS DEFINED BELOW). IN PARTICULAR, NO SUCH PERSON UNDERTAKES TO TAKE ANY ACTION, OR REFRAIN FROM TAKING ANY ACTION, FOR PURPOSES OF, OR IN CONNECTION WITH, COMPLIANCE BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER WITH ANY APPLICABLE REQUIREMENT OF THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES. CONSEQUENTLY, THE CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS SUBJECT TO THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES.

AS A RESULT, THE PRICE AND LIQUIDITY OF THE CERTIFICATES IN THE SECONDARY MARKET MAY BE ADVERSELY AFFECTED. THIS COULD ADVERSELY AFFECT YOUR ABILITY TO TRANSFER YOUR CERTIFICATES OR THE PRICE YOU MAY RECEIVE UPON YOUR SALE OF YOUR CERTIFICATES.

SEE “RISK FACTORS—GENERAL RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY OF THE CERTIFICATES”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC.

ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR

INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY

APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

SUMMARY OF TERMS

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 1 Columbus Circle, New York, New York 10019, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.
Issuing Entity	AXDB 2026-MULT1 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors of this transaction are:
●	German American Capital Corporation, a Maryland corporation; and
●	AXMF 2026-1 LLC, a Delaware limited liability company.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)
German American Capital Corporation	13	$161,285,000	29.4%

AXMF 2026-1 LLC	25	386,678,000	70.6
Total	38	$547,963,000	100.0%

(1)	Each mortgage loan was originated by its respective mortgage loan seller or its affiliate.
(2)	The sum of the numerical data in this column may not equal the indicated total due to rounding.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Trimont LLC, a Georgia limited liability company, is expected to act as the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal commercial mortgage master servicing offices of the master servicer are located at Two Alliance Center, 3560 Lenox Road NE, Suite 2200, Atlanta, Georgia 30326 and 101 Tryon Street, Suite 1400, Charlotte, North Carolina 28280. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

CBRE Loan Services, Inc. will be a cashiering sub-servicer with respect to fourteen (14) mortgage loans (27.4%). Walker & Dunlop, LLC will be a cashiering sub-servicer with respect to five (5) mortgage loans (27.2%). Greystone Servicing Company LLC will be a cashiering sub-servicer with respect to four (4) mortgage loans (12.7%). See “Transaction Parties—The Cashiering Sub-Servicers”.

Special Servicer	LNR Partners, LLC, a Florida limited liability company, is expected to act as special servicer with respect to the serviced mortgage loans (other than any applicable excluded special servicer loan) and any related serviced companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) is continuing and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to “major decisions” and other transactions and performing certain enforcement actions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing office of LNR Partners, LLC is located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305)-695-5600. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as an “excluded special servicer loan”), if any, the special servicer will be required to resign as special servicer of that excluded special servicer loan. See “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause”.

LNR Partners, LLC is expected to be appointed as the special servicer by Axonic Capital LLC or its affiliate, the expected initial directing certificateholder. Axonic Alternative Income Fund (a “majority-owned affiliate” of AXMF 2026-1 LLC) is expected to acquire the Class F-RR and Class G-RR certificates and, on the closing date, is expected to appoint Axonic Capital LLC or its affiliate to be the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans, any applicable excluded loans and any servicing shift mortgage loan) and any related serviced companion loans. Axonic Alternative Income

Fund (or its affiliate) is also expected to purchase the Class D and Class E Certificates on the closing date and may also purchase one or more other classes of additional certificates. See “Pooling and Servicing Agreement—The Directing Holder”.

Trustee	Computershare Trust Company, National Association, a national banking association will be the trustee. The corporate trust office of Computershare Trust Company, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations). Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.
Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Computershare Trust Company, National Association, in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations), and for certificate transfer services, Computershare Trust Company, National Association, 1505 Energy Park Drive, St. Paul, Minnesota 55108. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.
Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.
Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any servicing shift mortgage loans or applicable excluded loan) and any related serviced companion loans, as further described in this prospectus. The directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loan, any applicable excluded loan and any servicing shift mortgage loan) and any related serviced companion loans will be the trust directing holder. The “trust directing holder” will generally be the controlling class certificateholder (or its representative) selected by a majority of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the directing holder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder or the holder of the majority of the controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E, Class F-RR and Class G-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.

Axonic Alternative Income Fund (a “majority-owned affiliate” of AXMF 2026-1 LLC) is expected to acquire the Class F-RR and Class G-RR certificates and, on the closing date, is expected to appoint Axonic Capital LLC or its affiliate as the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any excluded loans and any servicing shift mortgage loan) and any related serviced companion loans. Axonic Alternative Income Fund (or its affiliate) is also expected to purchase the Class D and Class E Certificates on the closing date and may also purchase one or more other classes of additional certificates.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in November 2026 (or, in the case of any mortgage loan that has its first due date after November 2026, the date that would have been its due date in November 2026 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.
Closing Date	On or about November 17, 2026.
Distribution Date	The 4th business day following each determination date. The first distribution date will be in December 2026.
Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.
Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.
Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date;

Rated Final Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below, which have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-2	September 2031
Class A-3	October 2031
Class X-A	September 2031
Class A-M	October 2031
Class B	October 2031
Class C	October 2031

The rated final distribution date for each class of offered certificates will be the distribution date in November 2059.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates.

Offered Certificates

General	We are offering the following classes of AXDB 2026-MULT1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-MULT1 set forth below (referred to as the “offered certificates”):
●	Class A-2
●	Class A-3
●	Class X-A

●	Class A-M
●	Class B
●	Class C

The certificates will consist of (i) the offered certificates and (ii) each class of non-offered certificates, which consists of the Class D, Class E, Class F-RR, Class G-RR and Class R certificates (collectively referred to as the “non-offered certificates”). The offered certificates and the non-offered certificates are collectively referred to as the “certificates”. The Class F-RR and Class G-RR certificates are collectively referred to as the “HRR certificates”.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:
Initial Certificate Balance or Notional Amount
Class A-2	$ 165,000,000
Class A-3	$ 218,574,000
Class X-A	$ 165,000,000
Class A-M	$ 47,261,000
Class B	$ 30,138,000
Class C	$ 22,604,000

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:
Initial Pass-Through Rate
Class A-2	5.78260%(1)
Class A-3	6.20270%(1)
Class X-A	0.42010%(2)
Class A-M	6.20270%(1)
Class B	6.20270%(1)
Class C	6.20270%(1)

(1)	The pass-through rate for the Class A-2 certificates for each distribution date will be a fixed per annum rate equal to the initial pass-through rate for such class set forth in the table above. The pass-through rate for the Class A-3, Class A-M, Class B and Class C certificates for each distribution date, in each case, will be the WAC rate.
(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the WAC rate, over (b) the pass-through rate of the Class A-2 certificates for that distribution date.

See “Description of the Certificates—Distributions—Pass-Through Rates”.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”), will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, (a) with respect to the master servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or sub-servicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.15125%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event is continuing (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.00% of each such collection of interest and principal (or, if such rate would result in an aggregate workout fee of less than $25,000, then such higher rate as would result in an aggregate workout fee equal to $25,000) and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan (and any related serviced companion loan) repurchased by a mortgage loan seller or other applicable party or that is subject to a loss of value payment or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.00% of such payment or proceeds (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loans will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to 0.01802%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan (including non-serviced mortgage loans but excluding any companion loans) at a per annum rate equal to 0.00309%.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) will be distributed in the following amounts and order of priority:

First, to the Class A-2, Class A-3 and Class X-A certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-2 and Class A-3 certificates, in reduction of the certificate balances of those classes, in the following priority:

(a)	First, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero; and
(b)	Second, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero.

However, if the certificate balances of each class of principal balance certificates, other than the Class A-2 and Class A-3 certificates, have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-2 and Class A-3 certificates, pro rata, based on their respective certificate balances;

Third, to the Class A-2 and Class A-3 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of certificates, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. On any distribution date, the aggregate amount available for distributions on the certificates will be allocated to the specified classes of those certificates in descending order (beginning with the Class A-2, Class A-3 and Class X-A certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-2, Class A-3 and Class X-A certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated to the specified classes of those certificates in ascending order (beginning with certain certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class X-A certificates are interest-only certificates.
**	Other than the Class R certificates.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior principal balance certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-2 certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls will reduce the available funds and will correspondingly reduce the amount allocated to the certificates. The reduction in amounts available for distribution to the certificates will reduce distributions to the classes of certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the certificates (other than the Class R certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:
●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;
●	maintain the priority of the lien on the related mortgaged property; and/or
●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances but may in the special servicer’s discretion make such an advance on an urgent or emergency basis.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest, compounded annually, on the above described advances at the “Prime Rate” (and solely with respect to the master servicer and the special servicer, subject to a floor rate of 2.0%) as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan, until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 38 fixed rate multifamily and manufactured housing mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee simple interest of the related borrower(s) in 55 multifamily and manufactured housing properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $547,963,000.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

For the avoidance of doubt there are no mortgage loans with one or more pari passu companion loans or subordinate companion loans (ie: “whole loans”) related to the issuing entity.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$547,963,000
Number of mortgage loans	38
Number of mortgaged properties	55
Range of Cut-off Date Balances	$4,247,000 to $47,500,000
Average Cut-off Date Balance	$14,420,079
Range of Mortgage Rates	5.6600% to 7.0900%
Weighted average Mortgage Rate	6.30876%
Range of original terms to maturity	60 months to 60 months
Weighted average original term to maturity	60 months
Range of remaining terms to maturity	55 months to 60 months
Weighted average remaining term to maturity	58 months
Range of LTV Ratios as of the Cut-off Date(2)	52.8% to 75.0%
Weighted average LTV Ratio as of the Cut-off Date(2)	67.6%
Range of LTV Ratios as of the maturity date/ARD(2)	52.8% to 75.0%
Weighted average LTV Ratio as of the maturity date/ARD(2)	67.6%
Range of UW NCF DSCR(3)	1.20x to 1.73x
Weighted average UW NCF DSCR(3)	1.37x
Range of UW NOI Debt Yield	7.4% to 11.0%
Weighted average UW NOI Debt Yield	9.0%
Percentage of Initial Pool Balance consisting of:
Interest Only	100.0%
Amortizing Balloon	0.0%
Interest Only – ARD	0.0%

(1)	Subject to a variance of plus or minus 5%.
(2)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, each of the cut-off date loan-to-value ratio and the maturity date/ARD loan-to-value ratio has been calculated using the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation).

(3)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity date such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Two (2) of the mortgage loans (6.5%) (i) were a refinancing in whole or in part of prior loans (or refinancings of bridge loans that in turn refinanced prior loans) that were secured by, or mezzanine loans that were secured by interests in the owner of the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property.

With respect to the 501 West 7th Street mortgage loan (4.0%), the mortgage loan refinanced two prior loans secured by the mortgaged property which previously matured in December 2025, had a maturity extension to July 2, 2026, were thereafter in maturity default and following that were extended again to October 2026. The prior loans were repaid in full, together with a $27,000 extension fee, upon the origination of the current mortgage loan in August 2026.

With respect to the Brookside Apartments mortgage loan (2.5%), the mortgage loan refinanced a prior loan which matured on September 1, 2024 and was in maturity default and extension prior to the origination of the current mortgage loan. The prior loan was repaid, upon the origination of the current mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings—Default History, Bankruptcy and Other Proceedings”.

Loans Underwritten Based on

Projections of Future Income	Thirteen (13) mortgaged properties, securing, in whole or in part, ten (10) mortgage loans (28.1%), (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan or (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with the underwriting standards of German American Capital Corporation, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes,” except as otherwise described in such section with respect to the Yorktowne Pointe Apartments, Rockefeller Square Apartments, 693 Sutter St, Colby Heights, Town Centre Village Apartments, and Pompano Flats mortgage loans (collectively, 11.3%) under “—Exceptions”. The mortgage loans to be contributed by AXMF 2026-1 LLC were originated in accordance with AXMF 2026-1 LLC’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—AXMF 2026-1 LLC—Axonic Originators’ Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which AXMF 2026-1 LLC, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

EU Securitization Rules

and UK Securitization Rules	None of the originators, the sponsors, the depositor, the issuing entity, the underwriters or any other party to the transaction (or any of their respective affiliates) intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules (each as defined below). In particular, no such person undertakes to take any action, or refrain from taking any action, for purposes of, or in connection with, compliance by any prospective investor or certificateholder with any applicable requirement of the EU Securitization Rules or the UK Securitization Rules. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring or facilitating compliance by any person with any requirement of the EU Securitization Rules or the UK Securitization Rules. Consequently, the certificates may not be a suitable investment for any person that is subject to the EU Securitization Rules or the UK Securitization Rules.

As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates.

See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Recursion Co., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, LSEG, CRED iQ and KBRA Analytics, LLC;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at cmsview.trimont.com.
Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage Loans;

Loss of Value Payment	Under certain circumstances, the related mortgage loan seller (or Axonic Alternative Income Fund, with respect to the repurchase and substitution obligations of AXMF 2026-1 LLC to the same extent as AXMF 2026-1 LLC) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of the trust or any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and, together, the “Trust REMICs”) for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates using the accrual method of accounting.
●	It is anticipated that the Class X-A and Class C certificates will be issued with original issue discount and the Class A-2, Class A-3, Class A-M and Class B certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

SUMMARY OF RISK FACTORS

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., multifamily and manufactured housing) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: All of the mortgaged properties securing the mortgage pool are multifamily and manufactured housing properties. Adverse developments with respect to multifamily and/or manufactured housing properties may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.

●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the applicable special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

RISK FACTORS

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risks Related to Market Conditions and Other External Factors

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Multifamily and Manufactured Housing Lending Generally

The mortgage loans will be secured by various income producing multifamily and/or manufactured housing properties. The repayment of a multifamily or manufactured housing loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a multifamily property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;
●	perceptions regarding the safety, convenience and attractiveness of the properties;
●	the characteristics and desirability of the area where the property is located;
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;
●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;
●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;
●	an increase in the capital expenditures needed to maintain the properties or make improvements;
●	a decline in the businesses operated by tenants or in their financial condition;
●	an increase in vacancy rates; and
●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;
●	local real estate conditions, such as an oversupply of competing properties;
●	demographic factors;
●	consumer confidence;
●	consumer tastes and preferences;
●	retroactive changes in building codes;
●	changes or continued weakness in specific industry segments;
●	location of certain mortgaged properties in less densely populated or less affluent areas; and
●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);
●	the quality and creditworthiness of tenants;
●	tenant defaults;
●	in the case of rental properties, the rate at which new rentals occur; and
●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

Further, changes to tax laws as they relate to property ownership, depreciation schedules and interest and mortgage deductibility could affect the value of the mortgaged properties.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

All of the mortgage loans have five year terms to maturity. Rapid technological advances and changes in consumer tastes over the course of those five years may impact the use, occupancy and demand for the products or services related to the mortgaged properties securing such mortgage loans. In addition, tenant needs may change due to such factors and the related property may not be able to quickly adapt to such changes. We cannot assure you that any such changes will not impact the performance of the related mortgaged properties, the ability of the related mortgagors to continue to make payments of debt service on the related mortgage loans or to secure refinancing of the mortgage loans or to pay the principal balance of their mortgage loans at maturity.

In addition, certain mortgaged properties may be located in an area that is primarily dependent on a single company or industry. In that case, any change that adversely affects that company or industry could reduce occupancy at the related mortgaged properties.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. If a significant tenant or a significant number of tenants default in their obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain significant commercial tenants and/or their parent companies that may have a material adverse effect on the related commercial tenant’s ability to pay rent or remain open for business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities or any individuals that own interests in such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates or owners. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders. For example, property income may not be available to make debt service payments if borrowers must use property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A significant commercial tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If commercial tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. Factors unrelated to a commercial tenant’s operations at a particular mortgaged property may also result in the tenant’s failure to make payments under its lease (including, for example, economic sanctions imposed on the tenant’s parent company or other financial distress experienced by affiliates of the tenant). A deterioration in the financial condition of a commercial tenant, the failure of a commercial tenant to renew its lease or the exercise by a commercial tenant of an early termination right can be particularly significant if a mortgaged property is, in part, owner-occupied or if any commercial tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular commercial tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a significant commercial tenant or a number of smaller commercial tenants may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Commercial leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;
●	if the related borrower fails to provide a designated number of parking spaces;
●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;
●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;
●	if a tenant’s use is not permitted by zoning or applicable law;
●	if the tenant is unable to exercise an expansion right;
●	if the landlord defaults on its obligations under the lease;
●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;
●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;
●	if significant or specified tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;
●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;
●	in the case of government sponsored tenants, any time or for lack of appropriations;
●	if an authorized retailer is no longer authorized by a parent or unaffiliated corporate entity; or
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material commercial tenant lease expirations and early termination options.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Multifamily and Manufactured Housing Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;
●	the ability of management to provide adequate maintenance and insurance;
●	the types of services or amenities that the property provides;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the generally short terms of residential leases and the need for continued reletting;
●	rent concessions and month-to-month leases, which may impact cash flow at the property;
●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, the proximity of the property to the college or university compared to that of competing properties, whether or not parent guarantees are required, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;
●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;
●	restrictions on the age of tenants who may reside at the property;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;
●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment;
●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies; and
●	certain multifamily and student housing properties may be master leased in whole or part to a company or educational institution in order to provide housing for employees or students of such company or educational institution. In such event, the non-renewal of the master lease may result in a large number of units at the mortgaged property becoming vacant simultaneously.

Certain of the mortgage loans are secured by multifamily properties that may have been the site of criminal activities. Perceptions by prospective tenants of the safety and reputation of the mortgaged property may influence the cash flow produced by these mortgaged properties, particularly in the case of student housing facilities or properties leased primarily to students. In addition, litigation may be brought against a borrower in connection with any criminal activities that occur at the related mortgaged property.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be subject to New York’s Section 421-a (16) Program, which provides, among other things, that a market rate residential unit will be subject to rent stabilization unless the owner would be entitled to remove such market rate residential unit from rent stabilization upon vacancy of such unit by reason of the monthly rent exceeding any limit established under the rent stabilization laws. In general, in Section 421-a (16) Program buildings, apartments initially rented at a rent amount in excess of the high rent threshold qualify for permanent exemption from the rent regulations. Rent concessions given to a particular tenant may be relevant in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. However, there is currently no governing statute, judicial decision, or governmental authority regulatory guidance as to whether rent concessions such as free rent, should be included or excluded in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. Accordingly, if the lower net effective rent (taking any rent concessions into consideration) is used as the relevant rent (rather than the higher contractual stated rent), more units at such property could be subject to rent stabilization.

In addition, some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, in New York State, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

In particular, on June 25, 2026, the New York City Rent Guidelines Board approved a freeze on rent increases for both one- and two-year leases on rent stabilized apartments in New York City. The New York City Rent Guidelines Board votes annually on rent increases for rent stabilized apartments.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

In addition, certain mortgaged properties in New York City may have tenants that benefit from the New York City Fighting Homelessness and Eviction Prevention Supplement (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services. To qualify for CityFHEPS, a tenant’s income must be at or below 200% of the federal poverty level. Tenants under the

CityFHEPS program must qualify for individual vouchers under the program. Eligible families can participate in the CityFHEPS program for up to five years, and they must reapply annually. If families still need help after the initial five-year period, they can apply for an extension. The tenants participating in the CityFHEPS program pay no more than 30% of their income as rent with the subsidy payments covering the remaining portion of the rent, but many families will have their entire rent covered by CityFHEPS and a cash assistance shelter allowance. Families may lose eligibility for the CityFHEPS program for various reasons, including, among other reasons, the household no longer has a child under 18 years of age (or under 19 years of age who is a full time student), changes in the income of household members, or changes in a cash assistance case of household members. The CityFHEPS program is subject to the availability of funding. Rents paid by the CityFHEPS may be above market. The related mortgaged property may lose significant income if tenants are unable to continue to qualify for such program, or the borrower is unable to continue leasing units to tenants who qualify for such program or if the program is changed or terminated.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and
●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent-stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future and may give rise to liability in connection with previously converted units.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;
●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and
●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

Certain of the mortgage loans may be secured currently or in the future by mortgaged properties as to which the borrower has, or plans to enter into, an agreement with a housing finance corporation (the “HFC”), pursuant to which a specified number of units will be reserved for tenants whose household income does not exceed certain thresholds and the rent charged with respect to the reserved units will be limited in exchange for certain tax abatements and temporary transfer of ownership of such mortgaged properties to the HFC. On May 28, 2025, the Governor of the State of Texas signed into law House Bill 21 (“House Bill 21”). House Bill 21, among other things, significantly restricts the usage of so-called “traveling HFCs”. “Traveling HFCs” are HFCs that are sponsored by one municipality or county and own real property in another municipality or county that are nevertheless exempted from taxation in the municipality or county where the real property is located. House Bill 21 generally restricts HFC ownership of real property to the boundaries of the municipalities and/or counties sponsoring the HFC. In addition, while House Bill 21 provides that multifamily residential developments that have entered into agreements with traveling HFCs prior to May 28, 2025 will generally be governed by the law that was in effect on the date the real property was acquired by the HFC, it also provides that such residential developments must obtain the consents of the municipalities and counties in which such real property is located, as well as HFCs sponsored by such municipalities and counties, by January 1, 2027 or lose the benefits of the ad valorem tax exemptions.

In addition, House Bill 21 imposes various additional requirements for a multifamily residential development owned by an HFC to qualify for ad valorem tax exemptions, including (i) more specific requirements as to the percentages of units that must be reserved for very low, low, moderate and middle income housing units, (ii) a requirement that generally at least 50% of the tax saving be passed through as rent reductions allocated to income-restricted housing units, (iii) caps on rent that may be charged to income-restricted housing units and (iv) audit requirements to ensure compliance. Although House Bill 21 requires compliance with certain administrative requirements by January 1, 2026, many of the more substantive requirements such as those described in clauses (i) through (iii) of the preceding sentence do not require compliance until the end of 2036 or, if earlier, the year following the year in which the mortgage indebtedness is refinanced, title to the real property is conveyed, or there is a sale or other transfer of a majority of the beneficial ownership interests in the HFC. Compliance with the audit requirements will be required as early as June 2026. Each of these requirements may have an adverse impact on the ability of borrowers to refinance underlying mortgage loans benefiting from HFC-related tax abatements.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Parking Lots and Parking Garages

Certain multifamily properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties, apartment buildings and site built single family homes;
●	the physical attributes of the community, including its age and appearance;
●	the location of the manufactured housing property;
●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);
●	the type of services or amenities it provides;
●	any age restrictions;
●	the property’s reputation; and
●	state and local regulations, including rent control and rent stabilization.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Manufactured housing and recreational vehicle communities have few or no insurable buildings or improvements and thus do not have casualty insurance or have very low limits of casualty insurance in comparison with the related mortgage loan balances. In the event that a manufactured housing or recreational vehicle community property constitutes a nonconforming use or has other zoning non-conformities, and a casualty or other event occurs with respect to which the applicable zoning ordinance does not permit continuance of the manufactured housing community use, or requires the community to operate with a lower number of tenants, it is anticipated that the insurance proceeds, if any, in connection with such event would be substantially lower than the principal balance of the related mortgage loan or the allocated loan balance of the related property. Further, since many manufactured housing communities are located in areas with low land value, the lender would generally not be able to recover the shortfall by foreclosing on the land. Accordingly, the issuing entity could experience a substantial loss. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 30 on Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex D-3, as applicable (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Manufactured housing community pads are often leased on a month-to-month (or in some cases shorter) basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

The ROAD Act May Restrict the Disposition of Certain Mortgaged Properties Following a Foreclosure

On July 11, 2026, the 21st Century ROAD to Housing Act (the “ROAD Act”) became law. The ROAD Act restricts purchases of Single-Family Homes by Large Institutional Investors. For purposes of the ROAD Act, a “Single-Family Home” is a structure that contains two or fewer dwelling units, each intended for residential occupancy by a single household, and does not include manufactured homes, and a “Large Institutional Investor” includes any for-profit entity (1) engaged, in whole or in part, in the business of investing in, owning, renting, managing or holding Single-Family Homes, and (2) that, alone or in concert with one or more other entities, beginning after the date the ROAD Act became law, directly or indirectly has investment control of at least 350 Single- Family Homes in the aggregate, excluding any Single-Family Home purchased in an excepted purchase made after such date. Investment control is a broad five-pronged test that includes ownership or primary investment or management authority, general partner/managing-member control, investment-manager control, more than 25% equity control unless the holder is a passive investor, or other control of the entity that owns the Single-Family Home; holdings may also be aggregated where entities act “in concert.”

Certain of the Mortgaged Properties are operated as single multifamily properties but consist, in whole or in part, of structures that each contain two or fewer dwelling units (the "Single-Family Community Properties"). These include the Mortgaged Properties securing the NW Arkansas Portfolio Mortgage Loan (6.6%), as to which approximately half of the units are located in duplex structures.

The ROAD Act permits certain types of purchases of Single-Family Homes, including certain acquisitions by a servicer or lender in connection with a foreclosure, deed-in-lieu or other enforcement of a security interest. If the issuing entity acquires the Single-Family Community Properties through a foreclosure, deed-in-lieu or other enforcement of a security interest, such acquisition would be permitted if undertaken pursuant to a legal right to the Single-Family Community Properties, for purposes of loss mitigation or compliance with servicing or investor obligations, and not as a long-term investment strategy. However, it is possible that the ROAD Act may restrict a subsequent purchase of such Mortgaged Properties following a foreclosure, deed-in-lieu or other enforcement action by a Large Institutional Investor because the prohibition on purchases by Large Institutional Investors applies at the purchaser level. The ROAD Act does not expressly provide a general exception for such a subsequent purchase, although other exceptions may apply depending on the purchaser, the seller and the timing of the sale. Accordingly, there can be no assurance that the ROAD Act will not restrict dispositions of the Single-Family Community Properties by the issuing entity.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure;
●	operating the property and providing building services;
●	managing operating expenses; and
●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

A property manager or borrower may also be subject to cyberattacks or other forms of security breaches, or similar events, as described under “—Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties” above.

We make no representation or warranty as to the skills of any present or future managers. In many cases, the property manager will be an affiliate of the borrower and may not manage properties for non-affiliates. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties. See “—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. In many cases, Flagstar does not meet the requirements for an eligible institution to act as a lockbox bank under the applicable mortgage loan documents. Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Such downgrades may trigger the obligation to transfer accounts held at certain institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time.

In addition, certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes. Furthermore, there is no guarantee that a springing lockbox will be able to be implemented in the future as may be required by the loan documents.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example:

●	New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

We cannot assure you that any retrofitting of the mortgaged properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. This pool consists exclusively of multifamily and manufactured housing properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. In particular, there have been predictions that climate change may lead to an increase in the frequency of natural disasters and extreme weather conditions, with certain states bearing a greater risk of the adverse effects of climate change, which could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in those states. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in Georgia, Florida, Ohio, California, Michigan, Arkansas, Illinois and Texas. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions.

Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or
●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 39 in Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex D-3, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—AXMF 2026-1 LLC”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. In addition, converting mortgaged properties with commercial space, such as parking structures, fitness centers, grocery stores, restaurants or entertainment centers, to alternative uses may require substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 39 in Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex D-3, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. In addition, a borrower may incur costs to comply with various existing and future federal, state or local laws and regulations enacted to address the potential impacts of climate change, including, for example, laws that require mortgaged properties to comply with certain green building certification programs (e.g., LEED and EnergyStar) and other laws which may impact commercial real estate as a result of efforts to mitigate the factors contributing to climate change. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance. In addition, the cost of insurance has increased in certain jurisdictions and, as a result, some borrowers may have difficulty in obtaining appropriate insurance or maintaining insurance coverage at the related mortgaged properties. The cost of force-placed insurance, correspondingly, may be prohibitively high to provide sufficient coverage for a mortgaged property. The additional cost of force-placed insurance or insurance required to be maintained on any REO properties may adversely impact the operation at the mortgaged property and/or reduce liquidation proceeds from any REO properties.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;
●	revolution;
●	terrorism;
●	nuclear, biological or chemical materials;

●	governmental actions;
●	floods and other water related causes;
●	earth movement, including earthquakes, landslides and mudflows;
●	wet or dry rot;
●	vermin; and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;
●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;
●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;
●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and
●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained. We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, we cannot assure you that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

As a result of the higher cost of hazard insurance policies, certain borrowers may have obtained insurance policies with relatively high deductibles. In the event a borrower makes a claim under its policies, the relatively high out of pocket cost associated with higher deductibles may adversely impact the cash flow at the related mortgaged property. See representation and warranty number 15 in Annex D-1 and the identified exceptions to those representations and warranties in Annex D-2 or Annex D-3, as applicable.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on December 11, 2026. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to be repaired or rebuilt after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 15 on Annex D-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2 and Annex D-3, respectively, for additional information.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain a “sunset clause” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

We cannot assure you that the conflicts arising where a borrower sponsor is affiliated with a tenant at the Mortgaged Property will not adversely impact the value of your Mortgage Loans.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property. In addition, some of the mortgaged properties have in the past or currently grant rental concessions. We cannot assure you that the underwritten net cash flows reflect rental concessions or that concessions may not be provided in the future.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes” and “—AXMF 2026-1 LLC—Axonic Originators’ Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans” and “—AXMF 2026-1 LLC—Review of the Axonic Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this prospectus. With respect to each of the top 15 Mortgage Loans, the existence of such upfront fees is disclosed in Annex A-3.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Such capital expenditures are not required and have not been reserved for under the mortgage loan documents, and we cannot assure you that they will be made. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value or other than “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and other than “as-is” values or similar hypothetical values, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” and “—AXMF 2026-1 LLC”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most legal entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect general partner or managing member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans may have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans may permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for substantive consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in the pooling of the assets and liabilities of an otherwise solvent company with those of one or more affiliates in a bankruptcy proceeding, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

See representation and warranty number 30 on Annex D-1 and any identified exceptions to those representations and warranties, if any, on Annex D-2 and Annex D-3, respectively, for additional information.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders. For example, property income may not be available to make debt service payments if borrowers must use property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans may have previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 30 in Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex D-3, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. If a tenant-in-common borrower has waived its right to partition, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date, as applicable, of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date or anticipated repayment date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans. In addition, with respect to any whole loan that is evidenced by notes with different interest rates, any allocation of principal to sequentially reduce the principal balance of the notes with lower interest rates before reducing down the principal balance of any notes with higher interest rates, may cause the per annum weighted average interest rate of the notes to increase over time, which would increase the debt service on the whole loan and may have an adverse effect on the borrower’s ability to make payments under the related whole loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

In the event a ground lessee is a debtor in a bankruptcy proceeding, a leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 33 in Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex D-3, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City

With respect to any of the underlying mortgage loans secured by mortgaged real properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. We cannot assure you that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low income housing tax credits pursuant to Section 42 of the Internal Revenue Code of 1986, as amended, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15 year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10 year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code of 1986, as amended, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties are covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

In addition, certain union employees working at a borrower’s premises may participate in multiemployer pension plans. In the event that the borrower or property manager, as applicable, were to withdraw from one or more of these pension plans with respect to the employees working at the borrower’s premises, the borrower could be subject to substantial withdrawal liability under ERISA, including without limitation for any unfunded or underfunded pension liability. Members of a borrower’s controlled group could also be liable for the borrower’s pension obligations.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors and an originator and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, AXMF 2026-1 LLC, a sponsor and mortgage loan seller, will be the retaining sponsor and is expected to satisfy its risk retention requirements through the purchase of an “eligible horizontal residual interest” (as defined in the Credit Risk Retention Rules) as described in “Credit Risk Retention”.

In addition, for so long as AXMF 2026-1 LLC (or its majority-owned affiliate) (as a holder of the “eligible horizontal residual interest”) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that AXMF 2026-1 LLC (or its majority-owned affiliate) (as a holder of the “eligible horizontal residual interest”) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, notwithstanding that any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, it is possible that the Underwriter Entities may take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) the depositor, and (ii) German American Capital Corporation, a sponsor and an originator.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded special servicer loans). While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded special servicer loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, we cannot assure you that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Axonic Alternative Income Fund (a “majority-owned affiliate” of AXMF 2026-1 LLC) is expected to (i) acquire the Class F-RR and Class G-RR certificates and (ii) appoint Axonic Capital LLC or its affiliate as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any applicable excluded loan and any servicing shift mortgage loan) and any related serviced companion loans. Axonic Alternative Income Fund (or its affiliate) is also expected to purchase the Class D and Class E Certificates on the closing date and may also purchase one or more other classes of additional certificates.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Axonic Capital LLC (or its affiliate) will be appointed as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any applicable excluded loan and any servicing shift mortgage loan). The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded special servicer loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing holder (other than with respect to any non-serviced mortgage loan, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any servicing shift mortgage loan or any applicable excluded loan) will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan or any servicing shift mortgage loan) or on behalf of the subordinate companion loan holders (in the case of any serviced AB whole loan, for so long as the related control appraisal period is not continuing) or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may direct the special servicer under such pooling and servicing agreement or trust and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

The special servicer, in connection with obtaining the consent of, or upon non-binding consultation with (or, in the case of any servicing shift whole loan, prior to the related servicing shift securitization date, at the direction or with the approval of), the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) (or, in the case of any servicing shift mortgage loan, prior to the related servicing shift securitization date, by the holder of the related controlling pari passu companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the related servicing shift securitization date, the securitization trust for the related controlling pari passu companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (by certificate balance) (any such mortgage loan referred to in this prospectus as an “excluded loan” as to such party), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, we cannot assure you that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F-RR and Class G-RR certificates (collectively, the “HRR Certificates”), which is referred to in this prospectus as the “Retaining Party” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors (which included mortgage loans to be contributed by the B-piece buyer or an affiliate thereof) was adjusted based on certain of these requests. In addition, the Retaining Party received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Retaining Party or that the final pool as influenced by the Retaining Party’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Retaining Party’s certificates. Because of the differing subordination levels, the Retaining Party has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Retaining Party but that does not benefit other investors.

In addition, the Retaining Party may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates, in each case to the extent permitted under the credit risk retention rules. The Retaining Party performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Retaining Party is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Retaining Party’s acceptance of a mortgage loan. The Retaining Party’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Retaining Party will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that Axonic Alternative Income Fund (a “majority-owned affiliate” of AXMF 2026-1 LLC) will be the Retaining Party and will appoint Axonic Capital LLC or its affiliate as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than any applicable excluded loan, any serviced AB whole loan and any servicing shift mortgage loan) and any related serviced companion loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders”, “Pooling and Servicing Agreement—The Directing Holder”.

Because the incentives and actions of the Retaining Party may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon the Retaining Party’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

The special servicer (or a successor special servicer) may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a companion loan holder, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing or renting of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

If a mortgage loan is in default or undergoing special servicing, such relationships could disrupt the management of the related mortgaged property, which may adversely affect cash flow.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the offered certificates and other CMBS generally. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and
●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity in distributions to certificateholders that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 5 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. The Securities and Exchange Commission may also take other types of enforcement actions against any or all of such rating agencies. As a recent example of an enforcement action, on February 16, 2021, the Securities and Exchange Commission filed a civil action against Morningstar Credit Ratings, LLC (“MCR”), a former credit rating agency. The complaint alleges that MCR’s “general description” of its ratings procedures and methodologies in its Form NRSRO registration filed with the Securities and Exchange Commission failed to include specific disclosure relating to adjustments permitted by certain modeling methodology, which adjustments were used by MCR in rating 30 CMBS transactions from 2015 to 2016. The complaint also alleged certain related failures of internal controls. The complaint did not make any allegations about the integrity of any MCR ratings, but it alleged that the adjustments benefited the issuers that paid for those ratings by lowering credit enhancement requirements for the relevant ratings in those transactions. The complaint, filed in federal district court in the Southern District of New York, sought injunctive relief, disgorgement with prejudgment interest, and civil penalties. The civil action was settled on June 7, 2022, without MCR admitting or denying the allegations of the complaint. MCR is not a rating agency. Moreover, no MCR credit ratings remain outstanding for any transactions or obligors. This complaint is an example of continuing regulatory scrutiny of the credit rating industry, which could affect any rating agency or the ratings that it assigns to any certificates.

To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan documents may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Under the terms of the pooling and servicing agreement, the certificate administrator and trustee are required to maintain certain minimum credit ratings, which may be satisfied in certain cases by the master servicer maintaining specified minimum credit ratings. Computershare Trust Company, National Association (“Computershare”) has entered into a backup advancing agreement with a national banking association that meets the rating requirements provided for in the pooling and servicing agreement which will apply to this securitization transaction. Subject to the terms and conditions of such backup advancing agreement, upon a failure by a master servicer to make any advance required to be made under the pooling and servicing agreement, such national banking association has agreed to fund such amount to or on behalf of Computershare if, pursuant to the pooling and servicing agreement, Computershare, in its capacity as backup advancing party, is required to but does not make such advance. Failure to maintain the ongoing rating requirements by the master servicer, certificate administrator or trustee may require the certificate administrator and trustee, as applicable, to resign and be replaced with an entity meeting those required ratings. See “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. If the certificate administrator and/or trustee were required to resign due to a credit rating downgrade or otherwise, we cannot assure you that an appropriate replacement could be identified or that a replacement would agree to the appointment or would be appointed within the time periods required in the pooling and servicing agreement. In addition, accounts established and maintained under the pooling and servicing agreement by the master servicer, the special servicer, the certificate administrator or any institution designated by those parties on behalf of the parties to the pooling and servicing agreement, including, in certain circumstances, borrower reserve accounts, are required to be held at institutions meeting certain eligibility criteria, including minimum long term and/or short term credit ratings depending on the time period funds will be held in those accounts. If an institution holding accounts established and maintained under the pooling and servicing agreement were downgraded below the applicable eligibility criteria and a rating agency confirmation was not delivered, those accounts may be required to be transferred to an institution satisfying the applicable eligibility criteria. Any downgrade or required replacement of the certificate administrator and/or trustee or required transfer of accounts may negatively impact the servicing and administration of the mortgage loans and may also adversely impact the performance, ratings, liquidity and/or value of your certificates.

Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates

As described in this prospectus, the rights of the holders of each class of subordinate certificates to receive payments of principal and interest otherwise payable on such class of subordinate certificates will be subordinated to the rights of the holders of more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-M, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the senior certificates. The Class A-M certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F-RR and Class G-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F-RR and Class G-RR certificates. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of credit for commercial real estate;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class(es)
Class X-A	Class A-2

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X certificates. Investors in the Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class G-RR certificates, then the Class F-RR certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-2 and Class A-3 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-2 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) is continuing, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

These actions and decisions with respect to which the directing holder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling pari passu companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and any servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction for so long as no control termination event is continuing and by the special servicer if a control termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement or trust and servicing agreement, as applicable, may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)                may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)             may act solely in its own interests or the interests of the holders of the controlling class (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)          does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)           may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

(v)              will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if (i) the aggregate certificate balances of the HRR Certificates (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial aggregate certificate balances of the HRR Certificates or (ii) a control termination event has occurred and is continuing (or a control termination event would occur and be continuing if not for the last proviso in the definition of control termination event), (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or a servicing shift mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of any subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor (if any) appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing holder will have the right to terminate and replace the special servicer (other than with respect to any servicing shift whole loan) with or without cause for so long as no control termination event is continuing as described in this prospectus.

After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed (other than with respect to any servicing shift whole loan) in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of the principal balance certificates) and (y) upon receipt of approval by (i) certificateholders holding at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of principal balance certificates then-outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of principal balance certificates representing a majority of the aggregate outstanding certificate balance of all principal balance certificates whose holders voted on the matter; provided that holders of principal balance certificates that so voted on the matter (i) hold principal balance certificates representing at least 20% of the outstanding certificate balance of all principal balance certificates on an aggregate basis (taking into account the application of any appraisal reduction amounts to notionally reduce the respective certificate balances), and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) other than during the continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;
●	do not have any duties to any other person, including the holders of any class of certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. Notwithstanding the foregoing, pursuant to the related mortgage loan purchase agreement, Axonic Alternative Income Fund will agree in the related mortgage loan purchase agreement to repurchase or replace defective Axonic Mortgage Loans to the same extent as AXMF 2026-1 LLC in connection with any repurchase by AXMF 2026-1 LLC. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors (or Axonic Alternative Income Fund, with respect to the repurchase and substitution obligations of AXMF 2026-1 LLC to the same extent as AXMF 2026-1 LLC) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” (and solely with respect to the master servicer and the special servicer, subject to a floor rate of 2.0%) as published in The Wall Street Journal, compounded annually. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or that the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of an originator, a sponsor or the depositor, it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

The Federal Deposit Insurance Corporation (the “FDIC”) has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6).

The transfers of the mortgage loans by the sponsors to the depositor in connection with this offering are not expected to qualify for the FDIC Safe Harbor. The transfers by German American Capital Corporation and AXMF 2026-1 LLC are not transfers by a bank, and in any event, even if the FDIC Safe Harbor were applicable to this transfer, the FDIC Safe Harbor is non-exclusive.

In the case of each sponsor and the depositor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor and by the depositor to the issuing entity would generally be respected as a sale in the event of a bankruptcy or insolvency of such sponsor or the depositor, as applicable. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy or bank insolvency cases. In this regard, legal opinions on bankruptcy and bank insolvency law matters unavoidably have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy or bank insolvency process. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. If such party’s challenge is successful, payments on the offered certificates would be reduced or delayed. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a New York common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be allowed to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Foreclosure property includes only the real property (ordinarily the land and the structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount. One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Code Section 166.

State and Local Taxes Could Adversely Impact Your Investment. In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates. Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if such mortgage loan is in default, the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply. The Internal Revenue Service (“IRS”) has issued guidance easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced.  Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing of payments and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property,” that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions of the Code. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing of payments and ultimate recovery on a Mortgage Loan, and likewise on one or more classes of certificates.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Changes in Tax Law; No Gross Up in Respect of the Certificates. Although no withholding tax is currently imposed on the payments of interest on or principal of the Certificates in respect of the Mortgage Loans to a holder of such Certificates that provides the appropriate forms and documentation to the certificate administrator and with respect to whom interest on the Mortgage Loans is “portfolio interest,” we cannot assure you that, as a result of any change in any applicable law, treaty, rule or regulation, or interpretation of any applicable law, treaty, rule or regulation, the payments on the Certificates in respect of the Mortgage Loans would not in the future become subject to withholding taxes. To the extent that any withholding tax is imposed on payments of interest or other payments on any Certificates, neither a borrower nor the issuing entity has an obligation to make any “gross up” payments to Certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected Certificateholders.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Furthermore, consumer and producer prices in the United States are experiencing steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

The United States has imposed tariffs on certain imports from certain foreign countries in the last few years and may in the future impose additional tariffs or increase tariffs on imports from foreign countries. The current administration has recently been announcing and implementing new tariffs, some of which have gone into effect and others have been on hold temporarily, and other countries have been implementing new tariffs in response. The imposition of these tariffs or any additional future tariffs could have the effect of, among other things, raising prices to consumers and potentially eliciting reciprocal tariffs, which could slow the global economy, and the removal of tariffs may or may not yield the intended results. In addition, impacts on tariffs may have a material adverse impact on industrial and distribution warehouse properties, as businesses work through the impact of tariffs and how to change, if at all, the sourcing of products and materials as a result of these and other potential tariffs.

The current presidential administration has instituted a broad review of federal spending, including freezing of previously promised funds. The federal government may be a tenant at one or more mortgaged properties, and we cannot assure you that they will remain in occupancy or pay scheduled rent. Additionally, certain tenants may receive income from the federal government, including in the form of grants or as reimbursement for services such as medical care under Medicare, and such funds may no longer be available. Furthermore, a widespread reduction in federal spending could have an adverse effect on the economy as a whole.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, pandemics (including the COVID-19 pandemic), energy supply or price disruptions, political crises (including, without limitation, the invasion of Ukraine by Russia and the economic sanctions triggered thereby), natural disasters, climate change, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates. For instance, the sanctions, bans and other measures on Russia, Russian banks and other entities and individuals resulting from the recent Russo-Ukrainian conflict may lead to further global supply issues, increased oil and gas prices and other inflationary pressures; and
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union (the “EU”), United States, the United Kingdom (the “UK”), Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations and private banks, and the Russian central bank, which aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased NATO involvement in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	In the European Economic Area (the “EEA”), certain restrictions and obligations with regard to securitizations are imposed pursuant to Regulation (EU) 2017/2402 and related technical standards (in each case, as amended, and collectively the “EU Securitization Rules”). These include certain requirements (the “EU Due Diligence Requirements”) imposed on institutional investors, as defined for purposes of the EU Securitization Rules. An institutional investor is a person holding a securitization position (i.e., an exposure to a securitization, as defined for purposes of the EU Securitization Rules) and which is one of the following: (a) an insurance undertaking or a reinsurance undertaking, each as defined in Directive 2009/138/EC; (b) an institution for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (unless not subject thereto), or an investment manager or an authorized entity appointed by such an institution; (c) an alternative investment fund manager, as defined in Directive 2011/61/EU, that manages and/or markets alternative investment funds in the EEA; (d) an internally-managed UCITS, which is an investment company authorized in accordance with Directive 2009/65/EC and which has not designated a management company authorized under that Directive for its management, or a management company, as defined in that Directive; or (e) a credit institution or an investment firm, each as defined in Regulation (EU) No 575/2013 (as amended, the “EU CRR”). In addition, the EU CRR makes provision as to the application of the EU Due Diligence Requirements to consolidated affiliates, wherever established or located, of institutional investors that are subject to the EU CRR. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.
●	Pursuant to the EU Due Diligence Requirements, an EU Institutional Investor is required (amongst other things), prior to holding a securitization position, to verify certain matters in accordance with the EU Securitization Rules, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitization of not less than 5%, in accordance with the EU Securitization Rules; and (c) the originator, sponsor or securitization special purpose entity has, where applicable, made information available in accordance with the EU Securitization Rules. Aspects of the EU Due Diligence Requirements, and what is or will be required for an EU Institutional Investor to be able to demonstrate compliance to its regulator, may be unclear.
●	The consequences of a failure to comply with the EU Due Diligence Requirements with respect to an investment in the certificates would depend on the characteristics of the relevant EU Institutional Investor. For example, an EU Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant certificates; and an EU Institutional Investor that is an alternative investment fund manager may be required to take corrective action in the best interest of investors in the relevant fund.
●	Certain reforms have been proposed to the EU Securitization Rules. It is expected that, if such reforms are implemented, they will result in (amongst other things) changes to the EU Due Diligence Requirements. Such changes may be substantive. However, it is not yet known whether, when, or in what terms the relevant reforms will be implemented (or what their implications may be for existing or future securitisations). Each prospective investor that is an EU Institutional Investor should make its own assessment as to the implications (if any) of such proposed reforms.
●	In the UK, certain restrictions and obligations with regard to securitizations are imposed pursuant to the Securitisation Regulations 2024 and related rules made by the Financial Conduct Authority and the Prudential Regulation Authority (in each case, as amended, and collectively the “UK Securitization Rules”). These include certain requirements (the “UK Due Diligence Requirements”) imposed on institutional investors, as defined for purposes of the UK Securitization Rules. An institutional investor is a person holding a securitization position (i.e., an exposure to a securitization, as defined for purposes of the UK Securitization Rules) and which is one of the following: (a) an insurance undertaking or a reinsurance undertaking, each as defined in the Financial Services and Markets Act 2000 (as amended, the “FSMA”); (b) the trustees or managers of an occupational pension scheme, as defined in the Pension Schemes Act 1993, that has its main administration in the UK, or a fund manager of such a scheme appointed under the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, is authorized for the purposes of the FSMA; (c) an AIFM, as defined in the Alternative Investment Fund Managers Regulations 2013 (as amended, the “AIFM Regulations”) that has permission under the FSMA for managing an AIF (as defined in the AIFM Regulations) and markets or manages an AIF in the UK, or a small registered UK AIFM, as defined in the AIFM Regulations; (d) a UCITS, as defined in the FSMA, which is an authorized open ended investment company, as defined in the FSMA, or a management company, as defined in the FSMA; or (e) a CRR firm or an FCA investment firm, each as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 and as amended (the “UK CRR”). In addition, the UK CRR makes provision as to the application of the UK Due Diligence Requirements to consolidated affiliates, wherever established or located, of institutional investors that are subject to the UK CRR. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.

●	Pursuant to the UK Due Diligence Requirements, a UK Institutional Investor is required (amongst other things), prior to holding a securitization position, to verify certain matters in accordance with the UK Securitization Rules to which it is subject, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitization of not less than 5%, in accordance with the UK Securitization Rules; and (c) the originator, sponsor or securitization special purpose entity has made information available (and committed to make further information available) in accordance with the UK Securitization Rules to which the UK Institutional Investor is subject. Aspects of the UK Due Diligence Requirements, and what is or will be required for a UK Institutional Investor to be able to demonstrate compliance to its regulator, may be unclear.
●	The consequences of a failure to comply with the UK Due Diligence Requirements with respect to an investment in the certificates would depend on the characteristics of the relevant UK Institutional Investor. For example, a UK Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant certificates; and a UK Institutional Investor that is an AIFM may be required to take corrective action in the best interest of investors in the relevant AIF.
●	Certain reforms have been proposed to the UK Securitization Rules. It is expected that, if such reforms are implemented, they will result in (amongst other things) changes to the UK Due Diligence Requirements. Such changes may be substantive. However, it is not yet known whether, when, or in what terms the relevant reforms will be implemented (or what their implications may be for existing or future securitisations). Each prospective investor that is a UK Institutional Investor should make its own assessment as to the implications (if any) of such proposed reforms.
●	Prospective investors should make themselves aware of the EU Due Diligence Requirements (and any corresponding implementing rules of their regulator), or the UK Due Diligence Requirements, where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.
●	None of the originators, the sponsors, the depositor, the issuing entity, the underwriters or any other party to the transaction (or any of their respective affiliates) intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules. In particular, no such person undertakes to take any action, or refrain from taking any action, for purposes of, or in connection with, compliance by any prospective investor or certificateholder with any EU Due Diligence Requirements or any UK Due Diligence Requirements. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring or facilitating compliance by any person with any applicable requirement of the EU Securitization Rules or the UK Securitization Rules. Consequently, the certificates may not be a suitable investment for any EU Institutional Investor or any UK Institutional Investor.

●	As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact any such non-compliance may have on it.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in July 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.
●	Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.
●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.
●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that any borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on the related mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the Retaining Party will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the Retaining Party to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, any special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement or any related sub-servicing agreement. Any economic downturn or recession may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates. Any economic downturn or recession may similarly adversely affect the ability of the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make monthly payment advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

The performance of such parties may also be affected by future events that occur with respect to each such party. For example, as described under “Description of the Transaction Parties—The Master Servicer”, Wells Fargo Bank, National Association, a national banking association (“WFBNA”) transferred the third-party servicing segment of its commercial mortgage servicing business to Trimont LLC (“Trimont”) on March 1, 2025. A business combination transaction of the size and nature of the transaction between WFBNA and Trimont may present risks related to the performance of such parties. Such risks might include potential delays or disruptions resulting from integration of operations, integration of information technology and accounting systems, loss of key personnel, failure to attract new employees, difficulties in maintaining continuity of management or other changes associated with the implementation of such transaction. We cannot assure you that the transfer by WFBNA of its master and primary servicing business to Trimont, will not cause disruptions in the performance by Trimont of its duties and obligations as master servicer under the pooling and servicing agreement.

Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

DESCRIPTION OF THE MORTGAGE POOL

General

The assets of the issuing entity will consist of a pool of 38 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $547,963,000 (the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in November 2026 (or, in the case of any Mortgage Loan that has its first due date after November 2026, the date that would have been its due date in November 2026 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

The Mortgage Loans were originated, co-originated or acquired (or, on or prior to the Closing Date, will be acquired) by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)
German American Capital Corporation (“GACC”)	13	$ 161,285,000	29.4%
AXMF 2026-1 LLC (“AXMF”)	25	386,678,000	70.6
Total	38	$ 547,963,000	100.0%

(1)	Each Mortgage Loan was originated by its respective Mortgage Loan Seller or its affiliate.
(2)	The sum of the numerical data in this column may not equal the indicated total due to rounding.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple interest in one or more multifamily and/or manufactured housing real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 17, 2026 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date.

The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

A Mortgage Loan’s Mortgage Rate may be less than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage Loan. See Annex A-1 for certain information regarding each Mortgage Loan that was considered in connection with its origination, as well as the descriptions of the underwriting standards for each mortgage loan seller under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and have not been updated. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See

“Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions.”

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity or anticipated repayment date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter and (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. Other than as described under “—Appraised Value”, the Appraised Value reflected in this prospectus for each Mortgaged Property reflects the “as-is” value. In certain cases, in addition to an “as-is” value, the appraisal states an appraised value based on hypothetical or other projected values for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has generally taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value”, the Cut-off Date LTV Ratio or the Maturity Date LTV Ratio or ARD for such Mortgage Loans has been calculated based on an Appraised Value of a related Mortgaged Property other than the “as-is” Appraised Value. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.
●	With respect to each Mortgaged Property identified in “—Appraised Value” below, the respective Cut-off Date LTV Ratio was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.
●	With respect to each Mortgaged Property identified in “—Appraised Value” below, the respective LTV Ratio at Maturity or ARD was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units that are rented as of the Occupancy Date; and (ii) in the case of commercial and mixed use properties (to the extent the related Mortgaged Property includes commercial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions). In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same borrower sponsor or with sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox”: means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox or a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, self storage, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten EGI” or “UW EGI”, with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

In addition, some of the Mortgaged Properties have in the past or currently grant rental concessions. We cannot assure you that the Underwritten NCF reflects rental concessions or that concessions may not be provided in the future.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

In addition, some of the Mortgaged Properties have in the past or currently grant rental concessions. We cannot assure you that the Underwritten NOI reflects rental concessions or that concessions may not be provided in the future.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Units” or “Pads” means in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, and (b) in the case of a Mortgaged Property operated as a manufactured housing property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 5 Mortgage Loans (14.5%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Multifamily	54	$543,563,000	99.2%
Garden	44	$371,010,000	67.7%
Mid Rise	7	$105,396,000	19.2%
Low Rise	2	$33,850,000	6.2%
High Rise	1	$33,307,000	6.1%
Manufactured Housing	1	$4,400,000	0.8%
Total	55	$547,963,000	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as set forth in Annex A-1.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart:

●	With respect to the Yorktowne Pointe Apartments Mortgage Loan (4.2%), four of the 144 units are leased by tenants which receive Section 8 assistance with their rents.
●	With respect to the Nissan Golden Gate Mortgage Loan (4.1%), 40% of the 280 units at the Mortgaged Property are restricted to households which earn not more than 60% of the area median income, with rents capped at 30% of 60% of the area median income, pursuant to the Low Income Housing Tax Credit Program (“LIHTC”). In connection with the foregoing, the Mortgaged Property is subject to a land use restriction agreement containing the foregoing restrictions, which expires in 2036. In addition, 46 of the units are leased to households which receive voucher assistance with their rents from programs administered by DeKalb County, and 3 of the units are leased to households which receive voucher assistance from the Georgia Housing Voucher Program.
●	With respect to each of the Nissan Golden Gate Mortgage Loan, the 501 West 7th Street Mortgage Loan, the Prestige District Mortgage Loan, the Rockefeller Square Apartments Mortgage Loan, the 693 Sutter St Mortgage Loan, the Colby Heights Mortgage Loan, and The Venue Mortgage loan (collectively, 17.1%), the related borrower sponsor owns one or more properties within a 5 mile radius of the Mortgaged Property which compete with the Mortgaged Property.
●	With respect to the Nissan Golden Gate Mortgage Loan (4.1%), on September 20, 2026, there was a shooting at the Mortgaged Property, in which two boys, who were brothers, were shot and killed, and two adult females were shot and experienced non-life-threatening physical injuries. It has been reported that this incident may have originated out of an earlier dispute. In addition, on August 3, 2026, there was a shooting at the Mortgaged Property, in which one person was shot and experienced non-life-threatening physical injuries, and various residents experienced damage to their apartments or vehicles as a result of the shooting. According to the borrower, with regard to the August incident, the assailants, who are unknown, entered the Mortgaged Property in a vehicle while the entrance gates were under repair and fired multiple gunshots from the vehicle. In addition, shooting incidents occurred at two nearby properties owned by the borrower sponsor; at one property, known as Adar Golden Gate, there was an incident which resulted in one adult male suffering from a minor gunshot wound, and at the other property, known as Golden Gate Townhomes, there was a domestic dispute that occurred inside a resident’s unit which culminated in the fatal shooting of two individuals.

●	With respect to the 501 West 7th Street Mortgage Loan (4.0%), three of the 84 units are leased to tenants which receive Section 8 assistance with their rents.
●	With respect to the 501 West 7th Street Mortgage Loan (4.0%), the borrower acquired the Mortgaged Property, which consists of two adjacent buildings, in January 2025 in distressed condition, and renovated the buildings. One of such buildings, 501 West 7th Street, was condemned in August 2023, and evacuated. The other such building, 515 West 7th Street, had a fire in December 2023.
●	With respect to the Virginia Portfolio Mortgage Loan (2.8%), at the Cove Harbor Mortgaged Property (1.7%), six of the 99 units are leased to tenants which receive Section 8 assistance with their rents, and at the Harbor Oak Mortgaged Property (1.1%), 16 of the 54 units are leased to tenants which receive Section 8 assistance with their rents. In addition, 11 units at the Harbor Oak Mortgaged Property are leased on a month-to-month basis.
●	With respect to the Virginia Portfolio Mortgage Loan (2.8%), in April 2022, when the Mortgaged Property was under prior ownership, a 19-year-old individual was fatally shot at the Harbor Oak Mortgaged Property (1.1%).
●	With respect to the Prestige District Mortgage Loan (2.6%), in connection with a tax increment financing tax abatement, the Mortgaged Property is subject to a redevelopment agreement which requires that eight of the 62 units at the Mortgaged Property be leased to households which earn no more than 80% of the area median income, in accordance with the Department of Housing and Urban Development income and rent limits for Miami Dade County, until the expiration date of the tax increment financing in 2044.
●	With respect to the Naviah 1738 Portfolio Mortgage Loan (2.5%), a material portion of the leases have converted to month-to-month tenancies following expiration of their original terms, and collections have varied from month to month due in part to the timing of rental-assistance payments. The appraisal also reflects that a portion of the rent for certain units is paid by housing assistance providers.
●	With respect to the Brookside Apartments Mortgage Loan (2.5%), 15 of the 104 units are leased to tenants who qualify for rental support and are on a subsidized rent program pursuant to which they receive individual vouchers. In addition, 36 of the units are leased to tenants on a month to month basis.
●	With respect to the Brookside Apartments Mortgage Loan (2.5%), according to information provided by the borrower, the Mortgaged Property previously experienced construction-related deficiencies involving water intrusion at certain roof areas and decks which resulted in water damage and required remedial repairs. In addition, certain windows at the Mortgaged Property were improperly installed in reverse orientation, causing them to open in the incorrect direction. From March 2024 through August 2026, remedial work was done, costing approximately $1,000,000. These defects resulted in a disruption to operations and required a number of units to be offline at different points in time as repairs were being made. The borrower pursued litigation against design professionals, the general contractor, developer, and subcontractors responsible for the defects and is in the process of resolving the matter. The total settlement for all claims was approximately $12.4 million.
●	With respect to the Pico Portfolio Mortgage Loan (2.5%), each of the four related Mortgaged Properties in the Pico Portfolio is subject to the City of Los Angeles Rent Stabilization Ordinance due to its date of construction. The Rent Stabilization Ordinance applies to residential rental units constructed prior to October 31, 1978, and limits annual rent increases for in-place tenants to a percentage published annually by the City. Under vacancy decontrol, rents may be reset to market upon a tenant's voluntary vacancy. The borrowers have renovated units upon turnover and paid tenant relocation fees in connection therewith. Rent increases at the Mortgaged Properties may be limited, and future amendments to the Rent Stabilization Ordinance or related state law could further restrict rents or the borrower's ability to recover possession of units.

●	With respect to the Rockefeller Square Apartments Mortgage Loan (2.0%), in connection with a real estate tax abatement, the borrower has agreed to maintain six units of the 60 units at the Mortgaged Property at rents that are affordable to families earning not more than 80% of area median income and an additional six units at rents that are affordable to families earning not more than 60% of area median income for the duration of the tax abatement.
●	With respect to the Rockefeller Square Apartments Mortgage Loan (2.0%), the borrower sponsor owns a parcel of land adjacent to the Mortgaged Property, and has informed the lender that it plans to build a 30 unit building identical to the buildings at the Mortgaged Property, on such land. The loan documents prohibit the borrower from, or permitting any affiliate to, (i) offer lower rents or greater concessions to an existing tenant at the Mortgaged Property in order to induce or facilitate the move of such tenant to any other property owned by an affiliate of the borrower that is located within a one mile radius of the Mortgaged Property (a “Rockefeller Competing Property”), provided that the foregoing does not prohibit leasing space at a Rockefeller Competing Property to any person that is not a tenant or any prospective tenant that is not then in active negotiations with the borrower to lease space at the Mortgaged Property, (ii) amend, modify, terminate, accept a surrender of, or grant a waiver of, any lease at the Mortgaged Property the effect of which is to permit the relocation of the tenant at the Rockefeller Competing Property, or (iii) in bad faith steer or direct any prospective tenant seeking to lease space at the Mortgaged Property to any space at the Rockefeller Competing Property.
●	With respect to each of the Rockefeller Square Apartments and Colby Heights Mortgage Loans (collectively, 3.5%), the related Mortgaged Property is subject to a State of Washington rent stabilization ordinance, which provides that a landlord may not increase rent for any type of tenancy, regardless of the term of the tenancy, over any 12 month period by more than the lesser of (x) 10% and (y) 7% plus the annual change in the consumer price index for all urban consumers, all items, for the Seattle area as published by the United States Bureau of Labor Statistics. The ordinance does not prohibit a landlord from adjusting rent after a tenant vacates the dwelling unit, but after such rent increase, would apply to any new tenant which leases the unit.
●	With respect to the Flats at 87Ten Mortgage Loan (1.7%), the Mortgaged Property is subject to a recorded Regulatory Agreement and Declaration of Restrictive Covenants between the borrower and a non-profit, whose subsidiary serves as managing member of the borrower, pursuant to which units must be rented to tenants earning less than 80% of the area median income, at rents no greater than 30% of 80% of the area median income.
●	With respect to the Colby Heights Mortgage Loan (1.5%), in connection with a real estate tax abatement, the borrower has agreed to maintain three units of the 29 units at the Mortgaged Property at rents that are affordable to families earning not more than 80% of area median income and an additional three units at rents that are affordable to families earning not more than 60% of area median income for the duration of the tax abatement. In addition, two units at the Mortgaged Property are leased to tenants which use Section 8 rental assistance to pay rent.
●	With respect to the Pompano Flats Mortgage Loan (0.9%), four of the 26 units are leased to tenants which receive Section 8 assistance with their rents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Community Properties

With respect to the manufactured housing properties set forth in the above chart:

●	With respect to the Shasta Glen MHP Mortgage Loan (0.8%), the Mortgaged Property is subject to an Oregon rent control ordinance which prohibits landlords from raising rent more than once in any 12 months, or above the applicable cap. The cap is 6.00% starting in 2026. In addition, substantially all tenants lease their pads on a month to month basis. Further, there are four affiliate owned mobile homes on the 93 sites on the Mortgaged Property. Rents from such homes were not underwritten. The Mortgage Loan documents permit a maximum of nine affiliated owned mobile homes on the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”.

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./Unit/Room	UW NCF DSCR	Cut-off Date LTV Ratio	U/W Cut-off Date NOI Debt Yield	Property Type
Midtown Towers	$47,500,000	8.7%	$74,803	1.73x	61.4%	10.7%	Multifamily
The Jax	$43,500,000	7.9%	$154,255	1.21x	65.5%	7.7%	Multifamily
NW Arkansas Portfolio	$36,061,000	6.6%	$140,863	1.34x	73.1%	8.6%	Multifamily
Marine Terrace	$33,307,000	6.1%	$175,300	1.36x	62.5%	8.9%	Multifamily
Chestnut Woods & Chestnut Crossing	$33,000,000	6.0%	$183,333	1.54x	67.1%	9.0%	Multifamily
Douglaston Villas & Townhomes	$29,289,000	5.3%	$125,167	1.35x	69.6%	9.0%	Multifamily
Yorktowne Pointe Apartments	$22,850,000	4.2%	$158,681	1.20x	73.0%	7.4%	Multifamily
Nissan Golden Gate	$22,600,000	4.1%	$80,714	1.30x	64.8%	9.4%	Multifamily
501 West 7th Street	$22,000,000	4.0%	$261,905	1.37x	64.7%	8.8%	Multifamily
Riverside Portfolio	$16,081,000	2.9%	$142,310	1.20x	69.0%	8.1%	Multifamily
Top 10 Total/Wtd. Avg.	$306,188,000	55.9%		1.39x	66.6%	8.9%

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.8% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include seven (7) Mortgage Loans (24.7%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property.

This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
NW Arkansas Portfolio	$ 36,061,000	6.6%
Chestnut Woods & Chestnut Crossing	33,000,000	6.0
Riverside Portfolio	16,081,000	2.9
Virginia Portfolio	15,265,000	2.8
Naviah 1738 Portfolio	13,768,000	2.5
Pico Portfolio	13,428,000	2.5
SMS Portfolio	7,909,000	1.4
Total	$ 135,512,000	24.7%

In addition, in some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

One group of Mortgage Loans (4.0%), set forth in the following table entitled “Related Borrower Loans”, is not cross-collateralized but has the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Naviah 1738 Portfolio	$ 13,768,000	2.5%
SMS Portfolio	7,909,000	1.4
Total for Group 1:	$ 21,677,000	4.0%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Georgia	4	$74,913,000	13.7%
Florida	5	$66,111,500	12.1%
Ohio	2	$58,670,000	10.7%
California	8	$47,582,000	8.7%
Michigan	3	$39,750,000	7.3%
Arkansas	7	$36,061,000	6.6%
Illinois	1	$33,307,000	6.1%
Texas	4	$31,770,000	5.8%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 11 other states, with no more than 4.7% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	10 Mortgaged Properties (27.4%) are located in Florida, Georgia and North Carolina and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.
●	13 Mortgaged Properties (16.7%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties and, based on those reports, no Mortgaged Property has a seismic expected loss greater than 18%.
●	11 Mortgaged Properties (13.4%) are located in California and Washington and are more susceptible to wildfires.

Mortgaged Properties With Limited Prior Operating History

13 Mortgaged Properties securing 10 Mortgage Loans (28.1%) have a limited operating history (i.e., less than 12 most recent months of recent historical financials), as follows:

●	Each of The Jax (7.9%), Marine Terrace (6.1%), Prestige District (2.6%), Pico Portfolio (2.5%), Prime at Laurel Springs (2.0%), 693 Sutter St (1.6%), Colby Heights (1.5%) and Aspen Apartments Mortgage Loans (1.2%) are secured, in whole or in part, by 1 or more Mortgaged Properties that were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, such Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.
●	Each of the Mulberry Estates (1.7%) and The Arthur (1.0%) Mortgage Loans is secured, in whole or in part, by one or more Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Each of the Pico Portfolio (2.5%) and 1810 Belcourt Ave (1.2%) Mortgage Loans has two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	55	$ 547,963,000	100.0%
Total	55	$ 547,963,000	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as set forth in Annex A-1.
(2)	With respect to certain Mortgaged Properties, the encumbered interest is characterized as a “Fee” if the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not material to the use or operation of the Mortgaged Property).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan. The environmental report prepared for the 501 West 7th Street Mortgaged Property (4.0%) is approximately 8 months old as of the Cut-off Date, and no other environmental report is more than 7 months old as of the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”) to identify any recognized environmental conditions (each a “REC”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate the RECs identified during the Phase I investigations. A Phase II investigation generally consists of sampling and/or testing of the soil and groundwater at the property.

●	With respect to the Yorktowne Pointe Apartments Mortgage Loan (4.2%), the ESA determined that four units required radon remediation, at an estimated cost of $2,750 per unit, for which $3,437.50 per unit was reserved at origination.

●	With respect to The Venue Mortgage Loan (1.2%), the ESA identified a REC at the related Mortgaged Property because arsenic was detected at concentrations exceeding residential drinking water protection and groundwater surface water interface protection cleanup criteria. Therefore the ESA concluded that the Mortgaged Property meets the definition of a “facility”, as defined by Section 20101 of the Michigan Natural Resources and Environmental Protection Act 451, Part 201, as amended. The environmental consultant determined that sufficient information has been collected to assess the identified REC, and therefore additional site investigation or further action was not necessary for purposes of its report. Additionally, the ESA concluded that the completion of a new Baseline Environmental Assessment (“BEA”) for the Mortgaged Property was not recommended as a BEA was previously submitted in 2016.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the Midtown Towers Mortgage Loan (8.7%), since acquiring the Mortgaged Property in 2024, the borrower sponsor has renovated units on an as-needed basis as units turned over, refreshed common-area amenities and completed general building improvements, at an approximate cost to date of $1,935,000 according to the appraisal, and the borrower sponsor intends to continue renovations on remaining units on an as-needed basis upon turnover. The borrower is not required to complete any such renovations, and no reserve was established for such planned improvements, but a one-time repair upfront capital reserve deposit of $99,888 for identified priority repairs was established. There can be no assurance that the planned improvements will be completed on the anticipated schedule or budget, or at all.
●	With respect to the Marine Terrace Mortgage Loan (6.1%), the borrower reported an approximate cost of $3,155,000 of capital work was completed in the 12 months before the assessment, which included elevator modernization, common area upgrades, unit renovations, a laundry room renovation and façade repair and painting. The borrower has also identified an optional rooftop deck/terrace addition, budgeted at an approximate cost of $650,000. The borrower is not required to complete the rooftop deck/terrace addition, and no reserve was established for it but, a one-time upfront deferred maintenance reserve deposit of $5,000 for identified repairs was established. We cannot assure you that the rooftop deck/terrace will be built, or built on the anticipated timeline or budget.
●	With respect to the Douglaston Villas & Townhomes Mortgage Loan (5.3%), seven (7) unoccupied units at the Mortgaged Property are slated for planned renovation and repair, including three (3) units undergoing repairs for water damage, at an estimated cost of approximately $70,000. A one-time upfront deferred maintenance reserve deposit of $732,125 was established for identified repairs. The borrower is not otherwise required to complete any planned renovations.
●	With respect to the Nissan Golden Gate Mortgage Loan (4.1%), Building 14, which contains ten two bedroom /one bathroom units, was damaged by an oven fire and, as of origination of the Nissan Golden Gate Mortgage Loan, was vacant pending renovation. No income from Building 14 was included in the lender’s underwriting. At origination of the Nissan Golden Gate Mortgage Loan, $382,250 was reserved for renovation of Building 14, which is 125% of the borrower sponsor’s estimated cost.
●	With respect to the Mulberry Estates Mortgage Loan (1.7%), the borrower plans to repair the remaining stucco on one of the buildings at an approximate cost of $45,362 and install new waterproofing and some new shingles at an approximate cost of $189,000. The borrower is not required to complete the waterproofing and roofing work, and no reserve was established for it, but a one-time upfront repair reserve deposit of $118,765 for identified priority repairs was established, which includes the stucco repairs.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”. In addition, we cannot assure you that the redevelopments, renovations and/or expansions described above will be completed as expected or at all.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. The engineering reports prepared for the Pompano Flats Mortgage Property (0.9%), the Delphene Manor Mortgage Property (0.7%), the 1142 West 17th Street Mortgage Property (0.6%), the 4144 West Adams Boulevard Mortgage Property (0.6%) and the 2849 San Marino Street Mortgage Property (0.5%) are approximately 7 months old as of the Cut-off Date, and no other engineering report is more than 6 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

In addition, in connection with the origination of each Mortgage Loan included in the issuing entity, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes” and “AXMF 2026-1 LLC— Axonic Originators’ Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 23 on Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex D-3, as applicable, for additional information.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation or condemnation proceedings. For example:

With respect to the Pico Portfolio Mortgage Loan (2.5%), the borrower, Pico Portfolio LP, is a named defendant in an action commenced in May 2024 in the Superior Court of the State of California, County of Los Angeles, by certain tenants of the 1142 W 17th Street Mortgaged Property (0.6%). The plaintiffs allege breach of the warranty of habitability, breach of the covenant of quiet enjoyment, negligence and breach of contract, based on alleged pest infestation, defective flooring, inoperable windows and doors and other conditions at the property. They seek general and special damages, rent abatement, statutory penalties and attorneys' fees. In addition, the property manager, TDI Properties, Inc., is a named defendant in an action commenced in the same court by a tenant of the 4144 West Adams Boulevard Mortgaged Property (0.6%), alleging breach of the warranty of habitability, constructive eviction and premises liability. The borrower has advised that each action is covered by insurance with a policy limit of $1,000,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

●	29 of the Mortgage Loans (78.9%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the related Mortgaged Property.
●	8 of the Mortgage Loans (15.7%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.
●	1 of the Mortgage Loans (5.3%) was, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

With respect to certain of the Mortgage Loans, (a) related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure, short sale, loan restructuring, forbearance agreement, or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring or provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming an REO property.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the Chestnut Woods Mortgage Loan (6.0%). the non-recourse carveout guarantor, Jason K. Wisotsky, is a named defendant in the following foreclosure proceedings involving properties unrelated to the Mortgaged Property:
●	Flagstar Bank, N.A. commenced a foreclosure action in the New York Supreme Court against FC 2117 LLC and Jason K. Wisotsky, as guarantor, as a result of FC 2117 LLC's failure to make monthly payments under a commercial mortgage loan secured by a multifamily property in the original principal amount of $1,399,000 secured by the property located at 2117 Foster Avenue, Brooklyn, New York, commencing in October 2024. The loan was sold to an investor, who subsequently acquired both the loan and the property's deed ownership interest
●	Delaware Trust Company commenced a foreclosure action in the U.S. District Court, Eastern District of New York against FC 2501 LLC and Jason K. Wisotsky, among others, on the consolidated mortgage secured by the multifamily property located at 2501-2511 Newkirk Avenue, Brooklyn, New York as a result of the default by FC 2501 LLC, MIZ3 LLC, and FC 1191 LLC, as borrowers, and Jason K. Wisotsky, as guarantor. The defendants are currently in discussions to modify the related loan.

Neither of the foregoing proceedings involves the Chestnut Woods Mortgaged Property or the borrower under the Chestnut Woods Mortgage Loan.

●	With respect to the Nissan Golden Gate Mortgage Loan (4.1%), the Mortgaged Property was transferred as part of a distressed portfolio of three LIHTC properties from a bank to another buyer in June 2023, for an allocated purchase price of $11,560,700. The buyer sold the Mortgaged Property to the borrower in November 2023 for $19,600,000. In addition, the borrower sponsor of the Nissan Golden Gate Mortgage Loan was subject to a deed-in-lieu of foreclosure on a commercial mortgage loan on a property which he acquired in 2024.
●	With respect to the Prestige District Mortgage Loan (2.6%) foreclosure proceedings were instituted in 2021 on a commercial mortgage loan as to which the related borrower sponsor served as a guarantor, however, such proceedings were dismissed without prejudice.

Two (2) of the Mortgage Loans (6.5%) (i) were a refinancing in whole or in part of prior loans (or refinancings of bridge loans that in turn refinanced prior loans) that were secured by, or mezzanine loans that were secured by interests in the owner of the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming an REO property, as described below:

●	With respect to the 501 West 7th Street Mortgage Loan (4.0%), the Mortgage Loan refinanced two prior loans secured by the Mortgaged Property which previously matured in December 2025, had a maturity extension to July 2, 2026, were thereafter in maturity default and following that were extended again to October 2026. The prior loans were repaid in full, together with a $27,000 extension fee, upon the origination of the current Mortgage Loan on August 26, 2026.
●	With respect to the Brookside Apartments mortgage loan (2.5%), the Mortgage Loan refinanced a prior loan which matured on September 1, 2024 and was in maturity default and extension prior to the origination of the current Mortgage Loan. The prior loan was repaid, upon the origination of the current Mortgage Loan.

With respect to certain of the Mortgage Loans, related borrowers, borrower sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a tenant, guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are, in part, owner-occupied or leased to a commercial tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if the owner’s or that tenant’s business operations are negatively impacted, if the owner or that tenant defaults or if the owner or that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

With respect to certain of these Mortgaged Properties as to which a portion of the Mortgaged Property is leased to a significant commercial tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if the significant tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Lease Expirations and Terminations

Expirations.

The terms of the residential leases at any particular Mortgaged Property generally do not exceed a year and may be for periods less than a year or even month-to-month. Consequently, there is an inherent rollover risk associated with multifamily component of any particular Mortgaged Property.

There may also be a rollover risk associated with any commercial tenant at a particular Mortgaged Property. In certain cases, the lease of a commercial tenant at a Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

For example, with respect to the Town Centre Village Apartments Mortgage Loan (1.2%), the Mortgaged Property has six commercial tenants, collectively representing approximately 17.8% of the underwritten base rent, all of which have lease expiration dates prior to the maturity date of such Mortgage Loan. With respect to The Venue Mortgage Loan (1.2%), the Mortgaged Property has seven commercial tenants, collectively representing approximately 29.9% of the underwritten base rent, all of which have lease expiration dates prior to (or in one case, within approximately a year after) the maturity date of such Mortgage Loan.

The table below identifies each commercial tenant that represents at least 5.0% of the underwritten base rent at any Mortgaged Property, the square footage that it leases at such Mortgaged Property, the percentage of underwritten base rent for such Mortgaged Property that it represents and its lease expiration date.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Square Footage Leased	Approx. % of UW Base Rent	Date of Lease Expiration
Town Centre Village Apartments	1.2%	Fun Times Day Care	4,769	10.0%	Various(1)
The Venue	1.2%	Pablo Maldonado	3,005	6.2%	2/28/2029
The Venue	1.2%	Anytime Fitness	3,969	5.1%	8/31/2032

(1)	Earliest lease expiration date is 7/31/2027.

Furthermore, commercial tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain or corporate group that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores, offices or locations in the chain or corporate group, reduce exposure, relocate stores, offices or locations or otherwise reorganize its business to cut costs.

Terminations. Certain significant commercial leases at the Mortgaged Properties may permit the related tenant, effective prior to (or within one year of) the maturity date of the related Mortgage Loan, to unilaterally terminate its lease (with respect to all or a portion of its leased property).

Certain of the commercial leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if such tenant fails to meet certain sales targets, or if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

In addition, certain of the commercial leases for the Mortgaged Properties may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate their space during the term of its lease.

Other. Tenants under certain commercial leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to commercial tenants in the aggregate representing 10% or more of the net rentable square footage or effective gross income at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying full rent or have outstanding rent as set forth below:

●	With respect to The Venue Mortgage Loan (1.2%), the largest commercial tenant by net rentable area, Anytime Fitness, which leases approximately 27.5% of the commercial net rentable area and represents approximately 5.1% of the total underwritten base rent, is not yet in occupancy. The tenant is building out its space and expected to take occupancy in November 2026. In addition, the tenant has free rent through February 2027. We cannot assure you that such tenant will take occupancy or commence paying rent as expected, or at all.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

●	Other tenants at the Mortgaged Properties may sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Affiliated Leases

Certain of the Mortgaged Properties may be leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances, under an operating lease between a borrower and an affiliate of the related borrower.

We cannot assure you that any borrower affiliated tenants did not receive more favorable leasing terms than a tenant who is not a borrower affiliate.

Certain of the Mortgaged Properties may be leased in whole or in part by relevant transaction parties or their affiliates.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to the Flats at 87Ten Mortgage Loan (1.7%), the borrower's operating agreement gives the borrower's manager a right of first refusal. The right of first refusal applies before the borrower sells the Mortgaged Property to a third party, or before a member sells all of its interest in the borrower to a third party. The right of first refusal does not apply to transfers to affiliates or family trusts permitted under the operating agreement.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 6 in Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex D-3, as applicable.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California and Washington) do not require earthquake insurance. Thirteen (13) of the Mortgaged Properties (16.7%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Washington and Oregon.

With respect to twenty-one (21) of the Mortgaged Properties, which secure in whole or in part to thirteen (13) Mortgage Loans (46.6%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by the property manager, as described below:

●	With respect to the Pompano Flats Mortgage Loan (0.9%), the Mortgaged Property is insured through a larger Florida-focused master program with approximately $257,000,000 of total insured value. The program includes approximately 250 covered properties (both affiliated and non-affiliated) located throughout Florida (currently primarily in Southeast Florida). The program includes a $2.5 million aggregate sinkhole sublimit across the entire portfolio, rather than dedicated sinkhole coverage for the Mortgaged Property. In the event that a sinkhole claim occurred at one or more other covered properties there is a risk that no coverage would be available in the event of a loss due to a sinkhole at the Mortgaged Property. The loan is structured with a payment guaranty from the guarantor for any insurance proceeds that would be payable under a standalone sinkhole policy and not paid to the lender upon the occurrence of a casualty related to a sinkhole. We cannot assure you that the guarantor would have the resources to perform such recourse obligations.

Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and see representation and warranty number 15 on Annex D-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2 and Annex D-3, respectively, for additional information.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the SMS Portfolio Mortgage Loan (1.4%), one of the Mortgaged Properties is located in a historic district. Under the district's regulations, a structure damaged or destroyed by fire, storm or other disaster may be rebuilt without further historic district review only if the replacement is substantially similar in exterior design and reconstruction begins within one year of the loss. Exterior alterations to the Mortgaged Property may require historic commission approval.

In addition, certain Mortgaged Properties are subject to use restrictions relating to environmental considerations. See “—Environmental Considerations”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses or have legal non-conforming improvements that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

With respect to the Pompano Flats Mortgage Loan (0.9%), the related Mortgaged Property is legal non-conforming as to pervious coverage, units per acre and minimum dwelling size. In the event of a casualty where the cost to restore is greater than 50% of the fair market value, the Mortgaged Property must be restored in conformance with the zoning code (unless a variance were to be approved by the city). If the Mortgaged Property were to be required to be brought into conformance with the zoning code, in order to comply with the maximum units per acre requirement only 5 units could be restored. The Mortgaged Property currently has 26 units. If the Mortgaged Property was not able to be re-built and insurance proceeds were applied to the outstanding principal amount of the Mortgage Loan in accordance with the loan documents it is estimated that the insurance proceeds would be substantially lower than the amount needed to repay the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty numbers 23 and 24 on Annex D-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2 and Annex D-3, respectively, for additional information.

Appraised Value

The appraised values presented in this prospectus and used in the calculation of financial metrics presented in this prospectus are based on appraisals obtained on the dates specified on Annex A-1, and do not reflect any changes in economic circumstances after the respective dates of the appraisals.

In certain cases, in addition to an “as-is” value, the appraisal states a value other than the “as-is” value for a Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects the “as-is” value.

In addition, the “as-is” Appraised Value may be based on certain assumptions or “extraordinary assumptions”, including that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy, the payment of tenant improvement or leasing commissions allowances, free or abated rent periods, increased tenant occupancies, or that certain renovations or property improvement plans have been completed.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” and “—AXMF 2026-1 LLC”. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2 and Annex D-3 for additional information.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.
●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).
●	With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental insurance policy prior to any claim being made under such environmental indemnity.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantors.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Prestige District Mortgage Loan (2.6%), the Mortgaged Property benefits from a tax increment financing arrangement pursuant to a redevelopment agreement (the “TIF Agreement”) with the North Miami Community Redevelopment Authority (the “NMCRA”)”) under which the property owner pays property taxes in full, but subsequently receives an annual reimbursement (the “TIF Reimbursement”) of 50% of the projected incremental ad valorem tax revenues over a 2024 base year after a 5% statutory exemption, until the tax increment financing arrangement terminates in 2044. According to a tax estimate provided by the Miami-Dade County Taxing Authorities, estimated net taxes for 2026 are approximately $195,952 (assuming receipt of a 4.00% early payment discount), and the estimated TIF Reimbursement is approximately $16,789, resulting in estimated abated taxes of $180,035.37. The Mortgage Loan was underwritten based on such estimated abated tax amount.

The TIF Reimbursement with respect to the Prestige District Mortgage Loan (2.6%) is payable solely to the extent the related incremental tax revenues are received. In addition, such incremental tax revenues may be used by the NMCRA to pay bonds issued by the NMCRA, and such bonds are payable from such revenues, and the right of the borrower to receive TIF Reimbursements is subordinate to the rights of the bonds to receive payments from such revenues. According to financial statements provided by the NMCRA, as of September 30, 2025, the NMCRA has issued $48,385,000 of bonds. According to such financial statements, an estimated total of approximately $4.1 million in principal and interest is payable annually on such bonds in each year from 2025 through 2030, and an estimated aggregate total of $20,381,250 is payable on such bonds during the five years from 2031 through 2035, $20,378,000 during the five years from 2036 through 2040 and $12,230,750 during the period from 2041 through 2043. According to the September 30, 2025 financial statements of the NMCRA, the NMCRA had cash and cash equivalents of $54,315,977 as of such date, prior to taking into account liabilities, including but not limited to payment of the bonds. The NMCRA has the right to issue additional bonds. The TIF Agreement provides that if there is a shortfall in incremental tax revenues as a result of the bond obligations, the TIF Reimbursements will be reduced to the amount of incremental tax revenues available, if any, and the shortfall will be deferred to subsequent years;

provided, that if not paid by the expiration date of the NMCRA, the right to receive such shortfall will terminate.

In addition, with respect to the Prestige District Mortgage Loan (2.6%), the NMCRA board approved and paid a $2.4 million multifamily improvement grant (the “Grant”) as an upfront reimbursement to the borrower, separate from the annual tax reimbursements. The Grant can be required to be paid back in the event of a default under the TIF Agreement.

The TIF Agreement sets forth certain obligations of the borrower, including the obligation to provide eight affordable units as set forth under “Property Types—Multifamily Properties” above, after completion of redevelopment, to give preferences for all rental units to prior tenants who were displaced by redevelopment of the Mortgaged Property, to maintain the Mortgaged Property, to comply with certain Miami Dade County regulations applicable to entities or contractors receiving financial assistance from the NMCRA, and maintain complete and accurate books and records. The NMCRA may terminate the TIF Agreement, and the TIF Reimbursements, and seek the return of the Grant and the TIF Reimbursements, if the borrower breaches the TIF Agreement and fails to cure within specified cure periods.

The NMCRA has delivered an estoppel certificate in favor of the lender providing that a transfer of the Prestige District Mortgaged Property to the lender, its designee or any purchaser pursuant to such action (a “Prestige Successor Owner”), pursuant to a foreclosure, deed in lieu thereof, or other exercise of remedies pursuant to the Mortgage Loan documents (collectively, a “Foreclosure Action”), will not require the consent of the NMCRA, and any such party will be entitled to the rights and benefits of the borrower under the TIF Agreement; provided that no such Foreclosure Action will alter, amend or diminish the rights of the NMCRA or the obligations of the borrower set forth in the TIF Agreement, which will apply to a Prestige Successor Owner from and after the date of such transfer. Such estoppel also requires the NMCRA to provide the lender copies of notices of default under the TIF Agreement sent to the borrower by the NMCRA, and allows the lender 30 days after receipt of a default notice to cure any monetary default, and 60 days after receipt of a default notice to cure any non-monetary default, provided that if the non-monetary default reasonably cannot be cured within such 60 day-period, the same will be deemed to have been timely cured if the lender commences reasonably appropriate curative action within such 60 day-period and diligently prosecutes the same to completion thereafter within 180 days from the notice of default. If any such non-monetary default reasonably cannot be cured by the lender without obtaining ownership of the Mortgaged Property, such 60 day cure period will not commence until the lender obtains ownership of the Mortgaged Property, as long as all real estate tax payments are made and all other defaults which reasonably can be cured by the lender without obtaining possession of the Mortgaged Property are so cured, and provided that the lender commences to exercise any Foreclosure Action and diligently pursues the exercise of such rights thereafter and provided further, if the non-monetary default relates to a breach of the affordable housing covenants in the TIF Agreement, the foregoing 60 and 180 day periods will be extended for such additional time as is reasonably necessary for the lender or a Prestige Successor Owner to cure such breach.

●	With respect to the Rockefeller Square Apartments Mortgage Loan (2.0%), the Mortgaged Property participates in the Everett, Washington Multi Family Tax Exemption program (the “MFTE Program”), pursuant to which it receives a property tax exemption on the related improvements for a twelve year period. According to the appraisal, the exemption for Phase I of the Mortgaged Property (30 units) began in 2023 and will expire at the end of 2034 and the exemption for Phase II of the Mortgaged Property (30 units) began in 2024 and will expire at the end of 2035. According to the appraisal, for the 2026 tax year, unabated taxes for Phase I of the Mortgaged Property are estimated to be $57,911 and abated taxes are estimated to be $3,167 and unabated taxes for Phase II of the Mortgaged Property are estimated to be $58,170 and abated taxes are estimated to be $3,619. Accordingly total estimated unabated taxes for 2026 for both phases are $116,081 and total estimated abated taxes for 2026 for both phases are $6,786. The appraisal estimates the total net present value of the tax abatement for both phases to be $869,318, which amount was included in the appraised value of the Mortgaged Property. Real estate taxes were underwritten at $6,786, which reflects the abated taxes as shown in the related tax bills. The City of Everett provided a Certificate of Tax Exemption with respect to each phase of the Mortgaged Property. Such certificate is silent as to whether the tax exemption runs with the land. The lender received verbal confirmation from an official from the City of Everett that the benefits run with the Mortgaged Property. However, given the lack of written confirmation, we cannot assure you that such benefits would remain in place if the issuing entity were to take title to the Mortgaged Property.

●	With respect to the Flats at 87Ten Mortgage Loan (1.7%), as a result of a Regulatory Agreement and Declaration of Restrictive Covenants pursuant to which units must be rented to tenants earning less than 80% of the area median income, at rents no greater than 30% of 80% of the area median income, the borrower receives an exemption from real property taxes under North Carolina's Affordable Housing Exemption Program. According to the borrower, 90% of the units are currently rented to qualifying tenants. Property taxes must be paid on any part of the property that is not in compliance, plus an additional 20% of the tax savings.
●	With respect to the Colby Heights Mortgage Loan (1.5%), the Mortgaged Property participates in the MFTE Program, pursuant to which it receives a property tax exemption on the related improvements for a twelve year period. According to the appraisal, the exemption began in 2026 and will expire at the end of 2037. According to the appraisal, for the 2026 tax year, unabated taxes for the Mortgaged Property are estimated to be $89,762 and abated taxes are estimated to be $8,760. The appraisal estimates the total net present value of the tax abatement to be approximately $800,000, which amount was included in the appraised value of the Mortgaged Property. Real estate taxes were underwritten at $5,454, which reflects the budgeted abated real estate taxes. The City of Everett provided a Certificate of Tax Exemption for the Mortgaged Property. Such certificate is silent as to whether the tax exemption runs with the land. The lender received verbal confirmation from an official from the City of Everett that the benefits run with the Mortgaged Property. However, given the lack of written confirmation, we cannot assure you that such benefits would remain in place if the issuing entity were to take title to the Mortgaged Property.
●	With respect to The Venue Mortgage Loan (1.2%), the Mortgaged Property benefits from a Brownfield Reimbursement Agreement (the “Venue TIF Agreement”) with the Lansing Brownfield Redevelopment Authority (the “Lansing Authority”) in connection with the redevelopment of the Mortgaged Property. Under the approved Brownfield Plan, the borrower is entitled to reimbursement of eligible redevelopment costs, including demolition, site preparation, environmental remediation activities, infrastructure improvements and related approved costs. According to an estoppel provided by the Lansing Authority, the maximum amount of eligible costs for which the borrower is entitled to reimbursement by the Lansing Authority is $660,116.08, exclusive of applicable interest, of which $400,699.01 has been reimbursed to the borrower as of tax year 2025-26, and $259,417.07, exclusive of applicable interest up to a maximum $305,781, has not yet been paid to the borrower. Reimbursement is funded from tax increment revenues generated by the increase in the Mortgaged Property's taxable value resulting from the redevelopment, net of an administrative fee of 5.00% of such revenues and a deposit into a local site remediation fund of 5.00% of such revenues. The reimbursement obligation is non-recourse to the Lansing Authority and City of Lansing, with payments made solely from available tax increment revenues as they are collected. The Brownfield Plan remains in effect through December 31, 2035, or until all approved reimbursement amounts have been paid, whichever occurs first. The Lansing TIF Agreement allows the developer to assign its rights and obligations under such agreement to any affiliate or successor in interest. In addition, the Lansing Authority signed a Collateral Assignment of TIF Agreement and TIF Payment Rights in which it consented to the assignment of the Lansing TIF Agreement and payment rights thereunder to the lender, agreed that following a foreclosure, deed in lieu of foreclosure or other enforcement proceedings brought by the lender, the lender or any third-party transferee or purchaser of the Mortgaged Property would be entitled to all the rights and privileges of the borrower under the Lansing TIF

Agreement, agreed to provide the lender a copy of any documents and notices which are required to be provided to either party to the Lansing TIF Agreement and agreed that the lender has the right, but not the obligation, to remedy any default under the Lansing TIF Agreement. The Mortgage Loan was underwritten based on an estimated annual reimbursement of $59,586.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds” and see representation and warranty number 16 on Annex D-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2 and Annex D-3, respectively, for additional information.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

All of the Mortgage Loans are interest-only until the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	0	25	$ 386,678,000	70.6%
6	0	12	152,785,000	27.9
11	0	1	8,500,000	1.6
Total		38	$ 547,963,000	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

An “ARD Loan” provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). As of the Closing Date, there are no ARD Loans included in the Trust.

Single Purpose Entity Covenants

Certain borrowers are not required to have an independent director. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately four to seven payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessment of Property Value and Condition”.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable, of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

With respect to the 501 West 7th Street Mortgage Loan (4.0%), the Mortgage Loan documents provide that if (1) the value of the Mortgaged Property as finally determined by the City of Plainfield, the Union County Board of Taxation or the New Jersey Tax Court, as applicable, following the resolution of any contest permitted under the Mortgage Loan documents, for the purposes of determining real estate taxes gets reassessed by an amount in excess of 15% of the prior year’s valuation for tax purposes and (2) the net cash flow debt yield, after giving effect to the increased real estate taxes, is less than 8.5%, then, the borrower must, within 30 business days of the receipt of written notice from the lender of the same, prepay the outstanding principal balance of the Mortgage Loan by the amount necessary to achieve a net cash flow debt yield of 8.5%. No prepayment premium, yield maintenance or other prepayment compensation is required to be paid in connection with such prepayment.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments

Twenty-six (26) Mortgage Loans (74.7%) permit the related borrower to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount if such prepayment occurs prior to the related open prepayment period, and thereafter each such Mortgage Loan is freely prepayable.

Two (2) Mortgage Loans (7.0%) permit the related borrower, after a lockout period of 8 to 11 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount if such prepayment occurs prior to the related open prepayment period, and thereafter each such Mortgage Loan is freely prepayable.

The Mortgage Loans described above that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut- off Date)
Yorktowne Pointe Apartments	$22,850,000	4.2%	8
Virginia Portfolio	$15,265,000	2.8%	11

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	31	89.5%
7	6	8.5
5	1	2.0
Total	38	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.
●	Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of ten (10) Mortgage Loans (18.4%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at any related anticipated repayment date or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements.

●	With respect to the Rockefeller Square Apartments Mortgage Loan (2.0%), the borrower is in the process of completing a boundary lot line adjustment at one of the buildings located on the Mortgaged Property. In connection with such lot line adjustment, the Mortgage Loan documents permit the borrower to obtain the free release of an approximately 16 foot strip of land to the north of such building, provided that, among other conditions, the borrower provides evidence that the release parcel constitutes a legally subdivided parcel and a separate tax lot and complies with REMIC related conditions. The appraisal valued the land expected to be released at $115,000, which amount was deducted from the appraised value used in this prospectus.

Furthermore, certain loans may permit the release or substitution of specified parcels of real estate, improvements and/or development rights that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

●	37 Mortgage Loans (98.3%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.
●	36 Mortgage Loans (97.9%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.
●	22 Mortgage Loans (56.0%) provide for monthly or upfront escrows for ongoing replacements or capital repairs.
●	14 Mortgage Loans (51.8%) provide for upfront reserves for immediate repairs.
●	2 Mortgage Loans (2.5%), provide for monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Springing	14	62.1%
None	23	35.2
Soft	1	2.6
Total	38	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

Except with respect to each of the Yorktowne Pointe Apartments, Rockefeller Square Apartments, 693 Sutter St, Colby Heights, Town Centre Village Apartments and Pompano Flats Mortgage Loans (collectively, 11.3%), the Mortgage Loans to be contributed by GACC were originated in accordance with GACC’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by AXMF were originated in accordance with Axonic Originators’ underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers— AXMF 2026-1 LLC—Axonic Originators’ Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Preferred equity structures would permit one or more special limited partners or members to receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak and/or result in potential changes in the management of the related Mortgaged Property in the event the preferred return is not satisfied.

Other Secured Indebtedness

Certain Mortgage Loans may also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Unsecured Indebtedness

Certain Mortgage Loans may also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

In connection with any Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted. For the avoidance of doubt there are no Whole Loans related to the issuing entity.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans.

“Control Appraisal Period” means, with respect to any Serviced AB Whole Loan, a “control appraisal period” (or analogous term) under the related Intercreditor Agreement.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note.

“Non-Serviced AB Whole Loan” means any AB Whole Loan that is not serviced pursuant to the PSA.

“Non-Serviced Certificate Administrator” means with respect to (i) any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the certificate administrator under the Servicing Shift PSA.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Custodian” means with respect to (i) any Non-Serviced Whole Loan, the custodian relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the custodian under the Servicing Shift PSA.

“Non-Serviced Directing Holder” means with respect to (i) any Non-Serviced Whole Loan, the directing holder (or equivalent) under the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the directing holder (or equivalent) under the Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the master servicer under the Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means any Mortgage Loan included in the Issuing Entity that is not serviced under the PSA.

“Non-Serviced Pari Passu Companion Loan” means a loan not included in the Issuing Entity that is generally payable on a pari passu basis with the related Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means any Whole Loan that is not serviced pursuant to the PSA that is comprised of a Non Serviced Mortgage Loan and one or more Non Serviced Pari Passu Companion Loans.

“Non-Serviced PSA” means with respect to any Non-Serviced Whole Loan, the pooling and servicing agreement or trust and servicing agreement pursuant to which the related Non-Serviced Whole Loan is serviced.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means with respect to (i) any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the special servicer under the Servicing Shift PSA.

“Non-Serviced Trustee” means with respect to (i) any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the trustee under the Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans, the Non-Serviced AB Whole Loans and, after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loans.

“Pari Passu Companion Loan” means with respect to any Whole Loan, any Companion Loan that is pari passu in right of payment to the related Mortgage Loan.

“Serviced AB Mortgage Loan” means any Serviced Mortgage Loan that is part of a Serviced AB Whole Loan.

“Serviced AB Whole Loan” means any Serviced Whole Loan comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Serviced Pari Passu Companion Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans and Serviced Subordinate Companion Loans (if any).

“Serviced Mortgage Loan” means each Mortgage Loan that is part of a Serviced Whole Loan.

“Serviced Pari Passu Companion Loan” means, with respect to any Serviced Whole Loan, any related Pari Passu Companion Loan that is serviced under the PSA.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan related to a Serviced Pari Passu Whole Loan.

“Serviced Pari Passu Whole Loan” means any Serviced Whole Loan that is comprised of a Serviced Mortgage Loan and one or more Serviced Pari Passu Companion Loans.

“Serviced Subordinate Companion Loan” means, with respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“Serviced Whole Loan” means any Whole Loan serviced under the PSA, which includes a mortgage note that is included in the issuing entity and one or more Serviced Companion Loans not included in the issuing entity.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date.

“Servicing Shift PSA” means, with respect to each Servicing Shift Whole Loan, the pooling and servicing agreement or trust and servicing agreement governing the servicing of each Servicing Shift Whole Loan following the related Servicing Shift Securitization Date.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the date on which the related Controlling Companion Loan is included in a securitization trust.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“Whole Loan” means, collectively, each of the Non-Serviced Whole Loans, the Serviced Whole Loans and the Servicing Shift Whole Loans, as the context may require and as applicable. There are no Whole Loan related to the issuing entity.

TRANSACTION PARTIES

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation and AXMF 2026-1 LLC are sponsors of, and mortgage loan sellers in, this securitization transaction (in such capacity, the “Sponsors” or “Mortgage Loan Sellers”, as applicable).

For a description of certain affiliations, relationships and related transactions between the sponsors and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor, a mortgage loan seller and an originator in this securitization transaction. GACC originated or co-originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) Deutsche Bank Securities Inc., an underwriter and (ii) the depositor. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program. GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through September 30, 2026 is approximately $134.8 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or its affiliates purchase loans for securitization, GACC or such affiliate will either re-underwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originator during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by the DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originator’s Underwriting Guidelines and Processes.

General. GACC is an originator and is affiliated with Deutsche Bank Securities Inc., one of the underwriters, and the depositor. GACC is referred to as the “DB Originator” in this prospectus. The DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by GACC generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history;

therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, the DB Originator may in some instances have reduced the term interest rate that the DB Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied the DB Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and re-underwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged

Property. The DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the DB Originator’s acquisition and re-underwriting of a mortgage loan, the DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if the DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. The DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the DB Originator either (i) obtains or updates (or, in connection with the DB Originator’s acquisition and re-underwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the DB Originator’s acquisition and re-underwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and re-underwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the DB

Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and the DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the DB Originator. The typical required escrows for mortgage loans originated by the DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the DB Originator with sufficient funds to satisfy all taxes and assessments. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the DB Originator with sufficient funds to pay all insurance premiums. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the DB Originator has structured springing escrows that arise for identified risks, (v) the DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originator’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, the DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above, except with respect to each of the Yorktowne Pointe Apartments, Rockefeller Square Apartments, 693 Sutter St, Colby Heights, Town Centre Village Apartments and Pompano Flats Mortgage Loans (collectively, 11.3%). Such Mortgage Loans were originated with an exception to GACC’s underwriting criteria in that each of such Mortgage Loans is a full term interest only loan with a loan-to-value ratio over 65%. GACC determined to include such Mortgage Loans in the Mortgage Pool based on the following factors:

●	With respect to the Yorktowne Pointe Apartments Mortgage Loan (4.2%), (i) The Mortgaged Property has an occupancy rate of 97.9% as of June 24, 2026, (ii) the submarket has a current low vacancy rate of 5.1% with a five year average of 3.6% and 10 year average of 3.8%; and (iii) experienced sponsorship which is a vertically integrated multifamily owner-operator across New Jersey and Pennsylvania;
●	With respect to the Rockefeller Square Apartments Mortgage Loan (2.0%), (i) The Mortgaged Property is a newly developed Class A multifamily property, (ii) the Mortgaged Property has as occupancy rate of 98.3% as of May 14, 2026, and (iii) experienced sponsorship which is an owner / developer across the Pacific Northwest;
●	With respect to the 693 Sutter St Mortgage Loan (1.6%), (i) The Mortgaged Property is a newly converted multifamily property with multiple amenities and modern finishes; (ii) the Mortgaged Property is 100% occupied as of August 3, 2026, (iii) experienced sponsorship and long standing San Francisco real estate investor;
●	With respect to the Colby Heights Mortgage Loan (1.5%), (i) The Mortgaged Property is a newly developed multifamily property featuring contemporary in-unit features, (iii) the property has as occupancy rate of 96.6% as of May 31, 2026, and (iii) the submarket has a 5.8% vacancy rate;
●	With respect to the Town Centre Village Apartments Mortgage Loan (1.2%), (i) The Mortgaged Property is 97.3% occupied as of August 6, 2026, and (ii) experienced sponsorship which is an active local real estate investor;
●	With respect to the Pompano Flats Mortgage Loan (0.9%), The Mortgaged Property is 100.0% occupied as of August 10, 2026, (ii) approximately $2,000,000 has been invested to renovate the kitchens, bathrooms, plumbing and HVAC, and (iii) the submarket has a vacancy rate of 6.2%.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2026. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including July 1, 2023 to and including June 30, 2026, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may acquire or own in the future certain additional classes of certificates issued by the issuing entity. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

AXMF 2026-1 LLC

General

AXMF 2026-1 LLC, a Delaware limited liability company (“AXMF”) is a sponsor, an affiliate of the originators and a mortgage loan seller in this securitization transaction. Axonic Alternative Income Fund, a Delaware statutory trust (“AAIDX”) is a majority-owned affiliate of AXMF and intends to retain on the Closing Date the HRR Certificates, as described under “Credit Risk Retention”.

AXMF was formed on September 8, 2026 in the State of Delaware to perform any lawful purpose. AXMF’s office is located at 520 Madison Avenue, 42nd Floor, New York, NY 10022. AXMF is the wholly owned subsidiary of AXLender (DX) Subsidiary LLC (“AXLS”), a Delaware limited liability company, which in turn is a wholly owned subsidiary of AXLender (DX) LLC (“AXL”, and, together with AXLS, the “Axonic Originators”), a Delaware limited liability company, a wholly owned subsidiary of AAIDX. The manager to AXMF and the Axonic Originators is Axonic Capital LLC, a Delaware limited liability company (“Axonic”). Axonic oversees the management of AXMF’s activities and is responsible for making all investment decisions for AXMF’s portfolios. AXMF and the Axonic Originators have no employees or officers and all their activities are performed by the Axonic Deal Team (defined below) or other Axonic employees.

Axonic was founded on November 8, 2010. Axonic is an alternative credit investment manager based in New York City with $11.2 billion of total firm assets and 76 employees as of August 31, 2026. The firm is a New York State Certified Service-Disabled Veteran-Owned (SDVO) Business. Axonic employs a fundamentally driven approach to investing, with extensive experience across structured credit, private credit and private real estate debt and equity. The firm offers a range of investment products, including private limited partnerships and publicly listed mutual and interval fund structures. Axonic is responsible for the management of AXMF and the Axonic Originators as its manager, and is the investment adviser to AAIDX, and responsible for managing the investment portfolio of AAIDX. As of the Closing Date, Axonic is not subject to any material legal proceedings to its knowledge.

The Axonic Mortgage Loans (as defined herein) will be originated by the Axonic Originators through their manager Axonic, which established the underwriting guidelines and acquisition criteria applicable to each Axonic Mortgage Loan and conducts due diligence on each such loan. See “Axonic Alternative Income Fund – Sponsor Information - AXMF’s Securitization Program” below for details. The Axonic Originators transferred, or caused to be transferred, directly or indirectly, the Axonic Mortgage Loans to AXMF.

AXMF’s Securitization Program

AXMF has not had any prior mortgage loan securitizations. AAIDX has been involved in private mortgage loan securitizations since October 31, 2023. This securitization is AXMF’s inaugural public deal.

AAIDX is a member of GSF 2026 AXMF2 EFX, LLC (“AXMF2 EFX”), in its capacity as the risk retention sponsor to the 2026-AXMF2 private securitization program. AXMF2 EFX is the sole owner of GSF 2026-AXMF2 REIT LLC, the REIT sponsor, which in turn is the sole owner of GSF 2026-AXMF2 Issuer LLC, the issuer to the 2026-AXMF2 private securitization program. AAIDX is a member of GSF 2025-AXMF1 EFX, LLC (“AXMF1 EFX”), in its capacity as risk retention sponsor to the 2025-AXMF1 private securitization program. AXMF1 EFX is the sole owner of GSF 2025-AXMF1 REIT LLC, the REIT sponsor which in turn is the sole owner of GSF 2025-AXMF1 Issuer LLC, the issuer to the 2025-AXMF1 private securitization program.

AXMF or its affiliates, directly or indirectly, acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans and mezzanine loans backed by a range of real estate properties.

Axonic Originators originate mortgage loans (“Axonic Mortgage Loans”) directly and through table funding arrangements. Axonic Originators, through their manager, Axonic, underwrite each Axonic Mortgage Loan in accordance with Axonic’s underwriting guidelines. Axonic’s underwriting includes, among other things, review of the borrower sponsor’s creditworthiness, the loan-to-value ratio, the property type and appraisal, and the applicable loan documentation. Axonic performs underwriting through its own personnel and Axonic’s third-party underwriters it engages, which apply Axonic’s underwriting guidelines under AXMF's direction and oversight. Axonic retains final credit approval of each Axonic Mortgage Loan.

Pursuant to an MLPA, AXMF will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-3), to the depositor and will covenant to provide certain documents regarding the Axonic Mortgage Loans it is selling to the depositor and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject Axonic Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, AXMF has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Material Roles and Responsibilities

The Axonic Originators originate the Axonic Mortgage Loans. Axonic conducts due diligence on the Axonic Mortgage Loans to determine that the Axonic Mortgage Loans adhere to Axonic’s underwriting policy, as discussed above.

Financial Condition

Based on its current financial condition, AXMF does not believe there is a material risk that its financial condition could have a material impact on pool performance or performance of the certificates.

Review of the Axonic Mortgage Loans

Overview. AXMF, in its capacity as the Sponsor of the Axonic Mortgage Loans, has conducted a review of the Axonic Mortgage Loans in connection with the securitization described in this prospectus. AXMF determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Axonic Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of AXMF’s affiliates (the “Axonic Deal Team”). The review procedures described below were employed with respect to all of the Axonic Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the Axonic Deal Team created a data tape (the “AXMF Data Tape”) containing detailed loan-level and property-level information regarding each Axonic Mortgage Loan. The AXMF Data Tape was compiled from, among other sources, the related Mortgage Loan documents, and may, but is not required to include, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Axonic Originators during the underwriting process. After origination of each Axonic Mortgage Loan, the Axonic Deal Team updated the information in the AXMF Data Tape with respect to the Axonic Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows. The AXMF Data Tape was used by the Axonic Deal Team to provide the numerical information regarding the Axonic Mortgage Loans in this prospectus.

Data Comparison and Recalculation. AXMF, on behalf of itself and Axonic Originators, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by AXMF relating to information in this prospectus regarding the Axonic Mortgage Loans. These procedures included:

●	comparing the information in the AXMF Data Tape against various source documents provided by AXMF that are described above under “—Data Tape”;
●	comparing numerical information regarding the Axonic Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the AXMF Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Axonic Mortgage Loans disclosed in this prospectus.

Legal Review by AXMF. Axonic, on behalf of AXMF and Axonic Originators, engaged various law firms to conduct certain legal reviews of the Axonic Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each Axonic Mortgage Loan originated by the Axonic Originators, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Axonic’s standard form loan documents. In addition, origination counsel for each Axonic Mortgage Loan reviewed the substance of the legally related representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-3.

Securitization counsel was also engaged to assist in the review of the Axonic Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the Axonic Mortgage Loans that deviate materially from AXMF’s standard form document, (ii) a review of the loan summaries referred to above relating to the Axonic Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each Axonic Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each Axonic Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

Axonic Deal Team prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the Axonic Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the Axonic Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any Axonic Mortgage Loan, origination counsel requested known updates from the related borrower and/or borrower’s counsel. In connection with the origination of each Axonic Mortgage Loan, AXMF, together with origination counsel, conducted a search with respect to each borrower under the related Axonic Mortgage Loan to determine whether it filed for bankruptcy. If AXMF became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing an Axonic Mortgage Loan, AXMF obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the Axonic Mortgage Loans originated by the Axonic Originators, the Axonic Deal Team confirmed that the Axonic Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Axonic Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions

Based on the foregoing review procedures, AXMF determined that the disclosure regarding the Axonic Mortgage Loans in this prospectus is accurate in all material respects. AXMF also determined that the Axonic Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the Axonic Originators’ origination procedures and underwriting criteria, except as described below under “—Exceptions”. AXMF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Axonic Originators’ Underwriting Guidelines and Processes

General. Axonic Originators are the originators of Axonic Mortgage Loans. The following discussion applies only to the Axonic Mortgage Loans and Mortgaged Properties related to the Axonic Mortgaged Loans. In general, Axonic Originators use correspondent lenders to originate loans on their behalf, and table fund to the applicable correspondent lender (ie, provide funding to the title company for the applicable correspondent lender to apply to close the loan and then take title to the loan, or, in certain cases, directly lend to the borrower). To date, the Axonic Originators originate loans located in the United States that are secured by multifamily properties. All of the Axonic Mortgage Loans originated by an Axonic Originator are generally originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criterion is general, and we cannot assure you that every Axonic Mortgage Loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of the Axonic Mortgage Loans, the Axonic Originators conduct a review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls and related information or statements of occupancy rates provided by the borrower. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals and/or loan guarantors are examined prior to approval of the mortgage loan through a review of available financial statements, schedules of real estate, and public records searches. A member of the Axonic Deal Team, or a consultant or other designee, visits the mortgaged property for a site inspection to assess the accuracy of the borrower’s represented occupancy rates for the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information was, at the time delivered, or remains, accurate.

Cash Flow Analysis. The Axonic Originators review, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each Axonic Mortgage Loans.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable Axonic Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, the applicable Axonic Originator (or the correspondent lender under a mortgage loan) may in some instances have reduced the term interest rate that it would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied the applicable Axonic Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable Axonic Originator obtains (or, in connection with the applicable Axonic Originator’s acquisition and re-underwriting of a mortgage loan, the applicable Axonic Originator obtains and the applicable Axonic Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable Axonic Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable Axonic Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable Axonic Originator’s acquisition and re-underwriting of a mortgage loan, the applicable Axonic Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable Axonic Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not have been different if the applicable Axonic Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. The applicable Axonic Originator evaluates the borrower’s key principals and/or loan guarantor with respect to prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s key principals financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. While the applicable Axonic Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities, there can be no assurances with respect thereto.

Environmental Site Assessment. Prior to origination, the applicable Axonic Originator either (i) obtains or updates (or, in connection with the applicable Axonic Originator’s acquisition and re-underwriting of a mortgage loan, the related originator obtains or updates and the applicable Axonic Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable Axonic Originator’s acquisition and re-underwriting of a mortgage loan, the related originator obtains or updates and the applicable Axonic Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable Axonic Originator and or its environmental consultant reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable Axonic Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable Axonic Originator obtains (or, in connection with the applicable Axonic Originator’s acquisition and re-underwriting of a mortgage loan, the related originator obtains and the applicable Axonic Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified engineering firm. The applicable Axonic Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable Axonic Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable Axonic Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable Axonic Originator and/or its origination counsel reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable Axonic Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable Axonic Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily mortgage loan, the applicable Axonic Originator and/or origination, counsel or consultants will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable Axonic Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable Axonic Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, insurance proceeds, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks. Escrows are evaluated on a case-by-case basis and are not required for all Axonic Mortgage Loans. The typical required escrows for Axonic Mortgage Loans are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable Axonic Originator with sufficient funds to satisfy all taxes and assessments. The applicable Axonic Originator may waive this escrow requirement in certain circumstances such as any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable Axonic Originator with sufficient funds to pay all insurance premiums. The applicable Axonic Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable Axonic Originator may waive this escrow requirement in certain circumstances, including, but not limited to any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable Axonic Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged

Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable Axonic Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; or (iv) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable Axonic Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable Axonic Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable Axonic Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable Axonic Originator has structured springing escrows that arise for identified risks, (v) the applicable Axonic Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable Axonic Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—Axonic Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by AXMF may vary from, or may not comply with, the Axonic Originators’ underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by AXMF, the applicable Axonic Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are the Axonic Originators’ general underwriting guidelines with respect to the Axonic Mortgage Loans. One or more Axonic Mortgage Loans may vary from the specific Axonic Originators’ underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more Axonic Mortgage Loans, an Axonic Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the applicable Axonic Originator made exceptions and the underwriting of a particular Axonic Mortgage Loan did not comply with all aspects of the disclosed criteria.

The Axonic Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

AXMF’s “Central Index Key” number is 0002159526. AXMF has no history as a securitizer with respect to any offerings prior to this securitization. Therefore, AXMF has not yet filed, nor is it yet required to file, a Form ABS-15G, and AXMF has no history of repurchases or repurchase requests required to be reported by AXMF under Rule 15Ga-1 under the Exchange Act with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization.

AAIDX (as an MOA of AXMF) will retain on the Closing Date the HRR Certificates, as described under “Credit Risk Retention”. AAIDX and/or its affiliates are also expected to purchase on the Closing Date the Class D and Class E Certificates, and may acquire or own in the future certain additional classes of certificates issued by the issuing entity. Any such party will have the right to dispose of any such certificates (other than the HRR Certificates) at any time. AAIDX or an affiliate will be required to retain the HRR Certificates as further described under “Credit Risk Retention”.

The information set forth under “—AXMF 2026-1 LLC” has been provided by AXMF.

Compensation of the Sponsors

In connection with the offering and sale of the certificates contemplated by this prospectus, the sponsors (including affiliates of the sponsors) will be compensated for the sale of their respective percentage interest in the Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Trimont LLC for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

The depositor is Deutsche Mortgage & Asset Receiving Corporation. The depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the depositor are located at 1 Columbus Circle, New York, New York 10019. The telephone number is (212) 250-2500. The depositor’s capitalization is nominal. All of the shares of capital stock of the depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 10 year-period ending December 31, 2025, the depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $78.200 billion.

The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, AXDB 2026-MULT1 Mortgage Trust (the “Trust” ), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee and Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Computershare Trust Company, National Association (“Computershare Trust Company”) will act as trustee, certificate administrator and custodian under the PSA.

Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $4.9 billion (USD) in assets as of June 30, 2026. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old

Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On November 1, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (together with Wells Fargo Bank, collectively “Wells Fargo”) sold substantially all of its Corporate Trust Services (“CTS”) business to Computershare Limited, Computershare Trust Company, and Computershare Delaware Trust Company (collectively, “Computershare”). Virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On and after November 1, 2021, Wells Fargo has been transferring its roles, duties, rights, and liabilities under the relevant transaction agreements to Computershare. For any transaction where the roles of Wells Fargo have not yet transferred to Computershare, Computershare as of November 1, 2021, performs all or virtually all of the obligations of Wells Fargo as its agent as of such date.

Trustee

Computershare Trust Company will act as trustee pursuant to the PSA. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of June 30, 2026, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 655 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $400 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Certificate Administrator

Under the terms of the PSA, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Trust. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of June 30, 2026, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1,266 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $701 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any cash credited to the accounts that the certificate administrator is required to maintain pursuant to the PSA will be held by one or more institutions in a manner satisfying the requirements of the PSA, including any applicable eligibility criteria for account banks set forth in the PSA.

Custodian

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the PSA. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of June 30, 2026, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 475,747 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by one or more sponsors or their affiliates and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For three CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2025 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2025 Computershare CMBS Annual Statement of Compliance”).

For five CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2025 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2025 Computershare CMBS Annual Statement of Compliance”).

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to an internal update that set certain payments to be manually processed that resulted in three classes of certificates not receiving their distribution on the related distribution date. Computershare Trust Company revised the distribution to correct the error within seven days of the related distribution date.

For two CMBS transactions, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to certain settings within the applicable payment model that resulted in an overpayment to one class of certificates and a corresponding aggregate underpayment to five classes of certificates for one such transaction, and an overpayment to one class of certificates and a corresponding aggregate underpayment to two classes of certificates for such other transaction, in each case, on the related distribution date. Computershare Trust Company revised the distribution for each transaction to correct the error within five days and six days, respectively, of the applicable distribution date.

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to processing a pool level adjustment in the servicer’s report that resulted in an underpayment to six classes of certificates on the related distribution date. Computershare Trust Company revised the distribution to correct the payment error the following month.

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to an off-cycle adjustment that resulted in one class of certificates not receiving its principal distribution on the related distribution date. Computershare Trust Company revised the distribution to correct the payment error prior to the next distribution date.

For each of the five CMBS transactions, the related Subject 2025 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has reinforced its policies or implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

Neither Computershare Trust Company nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However,

Computershare Trust Company or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Other than the above paragraphs, Computershare Trust Company has not participated in the preparation of, and is not responsible for, any other information contained in this Prospectus.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Computershare Trust Company, National Association.

The PSA provides that no provision of such agreement will be construed to relieve the trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided that if no Servicer Termination Event has occurred and is continuing, the trustee will be required to perform, and will be liable for, only those duties specifically required under the PSA. Upon receipt of any of the various certificates, reports or other instruments required to be furnished to it pursuant to the PSA, the trustee will be required to examine those documents and to determine whether they conform to the requirements of that agreement. Within 30 days after the occurrence of any Servicer Termination Event of which the responsible officer of the trustee has actual knowledge, the trustee is required to promptly transmit by mail to the depositor, the certificate administrator (who then is required to notify all Certificateholders) and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website) notice of such occurrence, unless such Servicer Termination Event has been cured.

For a description of any material affiliations, relationships and related transactions between the trustee and certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of its obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

General

Trimont LLC, a Georgia limited liability company (“Trimont”), will act as the master servicer and primary servicer for all of the Mortgage Loans, subject to any primary servicing agreements with other servicers (in such capacity, the “Master Servicer”).

Trimont is a provider of loan servicing, asset management, due diligence, and customized advisory solutions. The principal servicing offices of Trimont are located at 101 South Tryon Street, Suite 1400, Charlotte, North Carolina 28280 and Two Alliance Center, 3560 Lenox Road NE, Suite 2200, Atlanta, Georgia 30326. Trimont also has offices in the United States located in Overland Park, Kansas, New York, New York, and Dallas, Texas.

Trimont is rated (ranked) by Fitch, S&P and Morningstar DBRS as a master servicer, a primary servicer and a special servicer of commercial mortgage loans in the US. Trimont’s servicer ratings (rankings) by each of these agencies are outlined below:

US Servicer Ratings	Fitch[1]	S&P2	Morningstar DBRS[3]
Primary Servicer:	CPS2	Strong	MOR CS2
Master Servicer:	CMS3+	Strong	MOR CS2
Special Servicer:	CSS2	Strong	MOR CS2

1 Fitch has assigned to Trimont a Negative Rating Outlook as a Commercial Primary Servicer and a Commercial Special Servicer and a Stable Rating Outlook as a Commercial Master Servicer.

2 S&P has stated the ranking outlook is stable for each ranking.

3 Morningstar DBRS has designated the trend for the primary servicer ranking as ‘Positive’, the trend for the special servicer ranking as “Stable”, and the trend for the master servicer ranking as “Stable”.

Trimont is also rated ‘Strong’ as a Construction Loan Servicer by S&P in the US.

Trimont has been primary servicing and special servicing securitized and non-securitized commercial and multifamily loans in excess of 15 years and has been master servicing securitized commercial and multifamily loans since March 1, 2025.

The following table sets forth information about Trimont’s portfolio of primary serviced commercial and multifamily loans (securitized and non-securitized) as of the dates indicated.

Commercial and Multifamily Mortgage Loans	As of 12/31/2023	As of 12/31/2024	As of 12/31/2025
By Approximate Number:	2,529	2,301	19,773
By Approximate Aggregate Unpaid Principal Balance (in billions):	$110.1	$114.6	$628.1

The following table sets forth information as of September 30, 2026 showing the portfolio of Trimont master or primary serviced commercial and multifamily loans (securitized and non-securitized).

Commercial and Multifamily Mortgage Loans	As of 9/30/2026
By Approximate Number:	19,510
By Approximate Aggregate UPB* (in billions):	$654.96

(*)       “UPB” means unpaid principal balance

The properties securing the loans in Trimont’s servicing portfolio include multifamily, office, retail, hospitality, industrial and other income producing properties.

Within this servicing portfolio, as of September 30, 2026, approximately 14,605 commercial and multifamily loans with an unpaid principal balance of approximately $430.38 billion were loans that back commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities.

Trimont has operating procedures across the various servicing functions to maintain compliance with its servicing obligations and servicing standards under Trimont’s servicing agreements. The only significant changes in Trimont’s policies and procedures over the past three years have come in response to changes in federal or state law, investor requirements, or the CMS Transaction (see below—"CMS Transaction”.)

Trimont’s servicing platform allows Trimont to process loan servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information as of September 30, 2026 showing the approximate principal and interest advances and protective property advances held by Trimont, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations.

As of*	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB*
9/30/2026	$384,299,228,218.80	$932,156,338.76	0.24%

(*) “UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Trimont may perform some of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries, including the engagement of third-party vendors to provide technology or process efficiencies. Trimont monitors its third-party vendors in compliance with its internal procedures and applicable law. Trimont has entered into contracts with third-party vendors for some or all of the following functions: provision of Strategy and Strategy CS software;

•	audit services;
•	tracking and reporting of flood zone changes;
•	abstracting of leasing consent requirements contained in loan documents;
•	legal representation;
•	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Trimont;
•	performance of property inspections;
•	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;
•	Uniform Commercial Code searches and filings;
•	insurance tracking and compliance;
•	onboarding-new loan setup;
•	lien release-filing and tracking;
•	credit investigation and background checks; and
•	defeasance calculations.

Trimont may also enter into agreements with certain firms to act as a primary servicer (or subservicer) and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Trimont will monitor and review the performance of sub-servicers appointed by it. Generally, all amounts received by Trimont on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Trimont and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Trimont, that amount may be transferred to a common disbursement account prior to disbursement.

Trimont will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Trimont may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Trimont performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

There are, to the actual current knowledge of Trimont, no special or unique factors of a material nature involved in servicing the Mortgage Loans, as compared to the types of assets serviced by Trimont in other commercial real estate securitization pools generally.

Trimont does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, Trimont believes that its financial condition will not have any material impact on the performance of the Mortgage Loans or the Certificates.

No securitization involving commercial or multifamily real estate loans in which Trimont was acting as a servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Trimont in such capacity, including as a result of Trimont’s failure to comply with the applicable servicing criteria in connection with any securitization.

From time to time, Trimont is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Trimont does not believe that any such lawsuits or legal proceedings, individually or in the aggregate, would be material to the Certificateholders. There are no legal proceedings pending against Trimont, or to which any property of Trimont is subject, that are material to the Certificateholders, nor does Trimont have actual knowledge of any proceedings of this type contemplated by governmental authorities.

A Trimont website (cmsview.trimont.com) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Trimont is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Trimont will enter into one or more agreements with the Mortgage Loan Sellers (1) to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans and/or (2) to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Pursuant to certain interim servicing arrangements between GACC (and/or certain of its affiliates) and Trimont, Trimont acts as an interim servicer with respect to certain mortgage loans owned by GACC (and/or certain of its affiliates) from time to time, which may include certain of the Mortgage Loans for which GACC is acting as Mortgage Loan Seller.

Pursuant to certain interim servicing arrangements between AXMF (and/or certain of its affiliates) and Trimont, Trimont acts as an interim servicer with respect to certain mortgage loans owned by AXMF (and/or certain of its affiliates) from time to time, which may include certain of the Mortgage Loans for which AXMF is acting as Mortgage Loan Seller.

Neither Trimont nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Trimont or its affiliates may, from time to time after the initial sale of certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

CMS Transaction

On March 1, 2025 (“CMS Acquisition Closing Date” ), Trimont purchased the third-party servicing segment (“CMS”) of Wells Fargo Bank’s commercial mortgage servicing business. The CMS Transaction did not include Wells Fargo Bank’s rights and obligations related to the servicing of loans that Wells Fargo Bank originated for Fannie Mae, Freddie Mac, and FHA/Ginnie Mae.

Senior leadership of Trimont and CMS and certain Trimont and former Wells Fargo Bank corporate functions that supported CMS have generally been integrated within Trimont, and most of the CMS employees, along with relevant CMS systems, technologies and operating procedures and guidelines (“CMS Platform”) supporting CMS were transferred to Trimont as part of the CMS Transaction. Further, as of the CMS Acquisition Closing Date, Wells Fargo Bank’s duties, obligations, and rights as servicer, under the related servicing agreements were transferred to Trimont, subject to the terms and conditions of such servicing agreements.

Currently, Trimont operates two loan servicing platforms, the platform that Trimont was using prior to the CMS Acquisition Closing Date (“Pre-Closing Platform” ) and the CMS Platform. Each platform uses a separate instance of McCracken Financial Solutions software, Strategy CS. Trimont expects to integrate these platforms into one instance of Strategy CS, in the future. Until such integration occurs, Trimont expects to service most loans serviced under CMBS servicing agreements on the CMS Platform, but may continue to service the loans it was servicing prior to the CMS Acquisition Closing Date and may service some loans serviced under CMBS servicing agreements entered into by Trimont after the CMS Acquisition Closing Date, on the Pre-Closing Platform.

Prior to the CMS Acquisition Closing Date, Trimont was not the designated primary advancing agent for any of the mortgage loans it serviced. In connection with the CMS Transaction, Trimont acquired the outstanding CMS servicer advances using funding from a Wells Fargo Bank credit facility and other capital sources and expects to use such credit facility and other capital sources to fund the future advancing obligations of Trimont as servicer under the CMBS servicing agreements that transferred to Trimont on, or certain servicing agreements that Trimont enters into following, the CMS Acquisition Closing Date.

The foregoing information set forth under this sub-heading regarding Trimont has been provided by Trimont.

For a description of any material affiliations, relationships and related transactions between Trimont, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Trimont will have various duties under the PSA. Certain duties and obligations of Trimont are described under “Pooling and Servicing Agreement—General” and “—Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. Each applicable master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of each applicable master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Trimont, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding each applicable master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause”, “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. Each applicable master servicer’s rights and obligations with respect to indemnification, and certain limitations on each applicable master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Non-Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Special Servicer Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

•	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,
•	investing in high-yielding real estate-related debt and equity, and
•	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the pooling and servicing agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 28 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 181 as of September 30, 2026. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

•	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;
•	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;
•	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;
•	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;
•	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;
•	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;
•	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;
•	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;
•	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;
•	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;
•	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;
•	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;
•	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;
•	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;
•	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;
•	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;
•	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion;
•	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $78.6 billion; and
•	185 domestic commercial mortgage backed securitization pools as of December 31, 2019 with a then current face value in excess of $93.9 billion.
•	162 domestic commercial mortgage backed securitization pools as of December 31, 2020 with a then current face value in excess of $82.2 billion.
•	172 domestic commercial mortgage backed securitization pools as of December 31, 2021 with a then current face value in excess of $97.4 billion.
•	182 domestic commercial mortgage backed securitization pools as of December 31, 2022 with a then current face value in excess of $112.3 billion.

•	178 domestic commercial mortgage backed securitization pools as of December 31, 2023 with a then current face value in excess of $101.9 billion.
•	196 domestic commercial mortgage backed securitization pools as of December 31, 2024 with a then current face value in excess of $111.8 billion.
•	188 domestic commercial mortgage backed securitization pools as of December 31, 2025 with a then current face value in excess of $99.1 billion.
•	181 domestic commercial mortgage backed securitization pools as of September 30, 2026 with a then current face value in excess of $91.9 billion.

As of September 30, 2026, LNR Partners has resolved approximately $95.7 billion of U.S. commercial and multifamily loans over the past 28 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2018, approximately $2.6 billion of U.S. commercial and multifamily mortgage loans during 2019, approximately $2.9 billion of U.S. commercial and multifamily mortgage loans during 2020, approximately $4.8 billion of U.S. commercial and multifamily mortgage loans during 2021, approximately $3 billion of U.S. commercial and multifamily mortgage loans during 2022, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2023, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2024, approximately $2.6 billion of U.S. commercial and multifamily mortgage loans during 2025, and approximately $3.8 billion of U.S. commercial and multifamily mortgage loans through September 30, 2026.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, California, New York and North Carolina. As of September 30, 2026, LNR Partners and its affiliates specially service a portfolio, which included approximately 4,713 assets across the United States with a then current face value of approximately $95.7 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P, Fitch, and DBRS/Morningstar.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the pooling and servicing agreement for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the pooling and servicing agreement and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor, any originator or any significant obligor.

Except for LNR Partners acting as special servicer for this securitization transaction, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage-backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Neither LNR Partners nor any of its affiliates currently hold any certificates issued by the Trust or any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation as provided in the pooling and servicing agreement). However, LNR Partners or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding LNR Partners under the heading “—The Special Servicer” has been provided by LNR Partners.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer may be terminated, with respect to the Mortgage Loans serviced under the PSA (a) with or without cause by the Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”, upon satisfaction of certain conditions specified in the PSA. The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer”. The special servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Cashiering Sub-Servicers

Walker & Dunlop, LLC

Walker & Dunlop, LLC, a Delaware limited liability company (“W&D”) is expected to be a cashiering sub-servicer of five (5) Mortgage Loans (27.2%) pursuant to a sub-servicing agreement between W&D and Trimont (the “W&D Sub-Servicing Agreement). W&D, its predecessors and affiliates have been engaged in the servicing of commercial mortgage loans since 1978 and commercial mortgage loans originated for securitization since 1996. The following table sets forth information about W&D’s portfolio of commercial mortgage loans as of the dates indicated:

Loans	12/31/2023	12/31/2024	12/31/2025	6/30/2026
By Approximate Number	8,031	8,200	8,322	8,330
By Approximate Aggregate Outstanding Principal Balance (in billions)	$131.8	$136.7	$145.7	$147.6

Within the total June 30, 2026 W&D servicing portfolio, approximately 1,760 loans with an aggregate outstanding principal balance of approximately $13.3 billion are for CMBS, life insurance companies, and commercial banks. Additionally, there are approximately 5,445 loans with an aggregate outstanding principal balance of approximately $119.7 billion originated through the government-sponsored entities, exclusive of originations through Freddie Mac which have been securitized.

W&D’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States. W&D services all of the company’s newly-originated commercial mortgage loans (with the exception of certain brokered loans) and mortgage loans for a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2025, the Mortgage Bankers Association of America ranked W&D the tenth largest commercial mortgage loan servicer in terms of total U.S. primary and master servicing volume.

W&D is approved as a primary servicer for CMBS rated by Fitch. Fitch has assigned to W&D the rating of “CPS1-” as a primary servicer. Fitch’s servicer ratings are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure and operating history.

W&D’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows W&D to process mortgage servicing activities including: (i) performing account maintenance, (ii) tracking borrower communications, (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows, operating statement data and rent rolls, (iv) entering and updating transaction data, and (v) generating various reports. W&D uses the CREFC® format to report to master servicers on CMBS transactions.

W&D has developed policies, procedures and controls for the performance of its servicing obligations in compliance with applicable servicing agreements and servicing standards. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) handling delinquent loans and loans subject to the bankruptcy of the borrower.

W&D’s servicing policies and procedures for the servicing functions it will perform under the W&D Sub-Servicing Agreement for assets of the same type included in the securitization transaction are updated periodically to keep pace with the changes in the CMBS industry.

In this transaction, as a sub-servicer, W&D will generally be responsible for only limited servicing functions with respect to the underlying mortgage loans.. In addition, W&D may from time to time perform some of its servicing obligations under the W&D Sub-Servicing Agreement through one or more third-party vendors that provide servicing functions such as financial statement spreading, property inspections, UCC filings, tax service and release processing. W&D will, in accordance with its internal procedures and applicable law, monitor and review the performance of all third-party vendors retained by it to perform servicing functions.

W&D will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. W&D may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that W&D has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard under the W&D Sub-Servicing Agreement.

No securitization transaction involving commercial or multifamily mortgage loans in which W&D was acting as a servicer has experienced a servicer event of default as a result of any action or inaction of W&D as servicer including as a result of W&D’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. W&D generally does not have advancing obligations under any of its sub-servicing agreements on securitized loans, however from time to time W&D has made advances to ensure the timely payment of taxes and/or insurance and sought recovery from either the borrower under the mortgage loan or the master servicer, as appropriate.

From time to time W&D is a party to lawsuits and other legal proceeding as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. There are currently no legal proceedings pending and no legal proceedings known to be contemplated by government authorities against W&D or of which any of its property is the subject that is material to the certificateholders.

The information set forth above in this section “—Walker and Dunlop, LLC” has been provided by W&D.

CBRE Loan Services, Inc.

CBRE Loan Services, Inc., a Delaware corporation (“CBRELS”) is expected to be a cashiering sub-servicer of fourteen (14) Mortgage Loans (27.4%) pursuant to a sub-servicing agreement between CBRELS and Trimont (the “CBRELS Sub-Servicing Agreement.. The principal offices of CBRELS are located at 15377 Memorial Drive, Suite 400, Houston, Texas 77079. CBRELS and its predecessors have been engaged in the servicing of commercial mortgage loans since 1978 and commercial mortgage loans originated for securitization since 1996. The following table sets forth information about CBRELS’s servicing portfolio of commercial mortgage loans as of the dates indicated:

Loans	12/31/2024	12/31/2025	9/30/2026
By Approximate Number By Approximate Aggregate Outstanding Principal Balance (in billions)	15,662 $337.6	16,314 $345.3	16,739 $376.3

Within the foregoing CBRELS servicing portfolio as of September 30, 2026, there are approximately 6,051 loans with an aggregate outstanding principal balance of $117.8 billion originated through government-sponsored entities. Additionally, this servicing portfolio includes approximately 561 loans with an aggregate outstanding principal balance of $19.7 billion that are securitized in non-agency CMBS and collateralized loan obligations transactions.

CBRELS’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States. CBRELS also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of CMBS, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2023, the Mortgage Bankers Association of America ranked CBRELS as the fourth largest commercial mortgage loan servicer in terms of total master and primary servicing volume. CBRELS is approved as a primary servicer for CMBS rated by Moody’s, S&P and Fitch. Moody’s does not assign specific ratings to servicers. Fitch reissued CBRELS’s rating as primary servicer of “CPS1” in May 2025. S&P reissued a “Strong” rating for CBRELS in May 2024.

CBRELS’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows CBRELS to process mortgage servicing activities including: (i) performing account maintenance, (ii) tracking borrower communications, (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows, operating statement data and rent rolls, (iv) entering and updating transaction data, and (v) generating various reports. CBRELS uses the CREFC® format to report to trustees of CMBS transactions and maintains a website (www.cbreloanservices.com) that provides access to reports and other information to investors in CMBS transactions for which CBRELS is a servicer.

CBRELS has developed policies, procedures and controls for the performance of its primary servicing obligations in compliance with applicable servicing agreements and servicing standards, including USAP audit standards. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) handling delinquent loans and loans subject to the bankruptcy of the borrower.

CBRELS’s servicing policies and procedures for the servicing functions it will perform under the CBRELS Sub-Servicing Agreement for assets of the same type included in the issuing entity are updated periodically to keep pace with the changes in the CMBS industry. For example, CBRELS has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans.

In this transaction, as a sub-servicer, CBRELS will generally be responsible for only limited servicing functions with respect to the underlying mortgage loans. CBRELS may from time to time perform some of its servicing obligations under the CBRELS Sub-Servicing Agreement through one or more third-party vendors that provide servicing functions such as property condition assessments and other services necessary in the routine course of providing the servicing functions required under the CBRELS Sub-Servicing Agreement. CBRELS will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions. CBRELS will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. CBRELS may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that CBRELS has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard. No securitization transaction involving commercial or multifamily mortgage loans in which CBRELS was acting as a servicer has experienced a servicer event of default as a result of any action or inaction of CBRELS as servicer, including as a result of CBRELS’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. CBRELS has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time CBRELS is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. There are currently no legal proceedings pending and no legal proceedings known to be contemplated by government authorities against CBRELS or of which any of its property is the subject that is material to the certificateholders.

The information set forth above in this section “—CBRE Loan Services, Inc.” has been provided by CBRELS.

Greystone Servicing Company LLC will be a cashiering sub-servicer with respect to four (4) Mortgage Loans (12.7%).

Summary of the Significant Sub-Servicing Agreements

Trimont LLC, as master servicer, and W&D, as sub-servicer, are expected enter into the W&D Sub-Servicing Agreement and Trimont LLC, as master servicer, and CBRELS (together with W&D, the “Significant Sub-Servicers” ), as sub-servicer, are expected enter into the CBRELS Sub-Servicing Agreement, each such agreement to be dated as of November 1, 2026. The following summary describes certain provisions of the W&D Sub-Servicing Agreement and CBRELS Sub-Servicing Agreement (together, the “Significant Sub-Servicing Agreements” ) relating to the primary servicing and administration of the Mortgage Loans sub-serviced under each such agreement. Any reference to Mortgage Loans (or related defined terms) in this section is intended to only apply to Mortgage Loans sub-serviced under the Significant Sub-Servicing Agreements.

Pursuant to each Significant Sub-Servicing Agreement, the related Significant Sub-Servicer, on behalf of the master servicer, will be responsible for certain of the obligations of the master servicer with respect to the related Mortgage Loans described in “Pooling and Servicing Agreement”, including, but not limited to: collecting monthly payments and escrow and reserve payments and maintaining a primary servicer collection account and applicable escrow and reserve accounts (consistent with the requirements of the PSA) to hold such collections; remitting to the master servicer on a timely basis monthly payments less any primary servicing fees, escrow and reserve payments, and payments in the nature of additional servicing compensation due to the related Significant Sub-Servicer, as primary servicer; collecting borrower reports, budgets, operating statements, income statements, and rent rolls; preparing reports (including, but not limited to, collection reports, monthly remittance reports, and various CREFC® reports) and performing annual inspections of the related Mortgaged Property; promptly notifying the master servicer of any defaults under the related Mortgage Loans, collection issues or customer issues; provided that no Significant Sub-Servicer will be permitted to take any action with respect to enforcing such loans without the prior written approval of the master servicer; monitoring borrower insurance obligations on such loans and obtaining such property level insurance when the borrower fails to maintain such insurance; maintaining an appropriate fidelity bond and errors and omissions insurance (or self-insurance). Each Significant Sub-Servicer will be responsible for performing the primary servicing of the related Mortgage Loans in a manner consistent with the Servicing Standard under the PSA.

Each Significant Sub-Servicer may hold certain original letters of credit on behalf of the master servicer and trustee for the benefit of the Certificateholders, but will not hold any other portion of a Mortgage File; provided that from time to time, a Significant Sub-Servicer may temporarily have possession of certain other documents in the Mortgage File in connection with certain servicing duties. Additionally, each Significant Sub-Servicer will be responsible for maintaining the servicing file (or any portion thereof) and releasing files in accordance with the PSA and the related Significant Sub-Servicing Agreement. Any portion of the servicing file or the Mortgage File in a Significant Sub-Servicer’s possession will be required to be held by such Significant Sub-Servicer, on behalf of the master servicer for the benefit of the Certificateholders.

No Significant Sub-Servicer will have any obligation to make, or be permitted to make, any principal and interest advance or any servicing advances.

No Significant Sub-Servicer will be permitted to communicate directly with any Rating Agency regarding the related Mortgage Loans or the related Significant Sub-Servicing Agreement except in limited circumstances set forth in the related Significant Sub-Servicing Agreement.

No Significant Sub-Servicer may take any action with respect to any Major Decision or certain other actions as set forth in the related Significant Sub-Servicing Agreement unless such Significant Sub-Servicer has confirmed with the master servicer that the master servicer is either obligated to process or that the master servicer and the special servicer have mutually agreed that the master servicer will process such request pursuant to the PSA. Following such confirmation, the related Significant Sub-Servicer may not permit or consent to any Major Decision or take any other action requiring the approval of the master servicer under the related Significant Sub-Servicing Agreement without the prior written approval of the master servicer. Such consent will be subject to the consent of the special servicer to the extent set forth in the PSA.

The master servicer (and not any Significant Sub-Servicer) will process and close any defeasances. With respect to any assumption, transfer, or certain other actions as set forth in the related Significant Sub-Servicing Agreement for which the PSA does not require the master servicer to obtain the consent or approval of the special servicer, no Significant Sub-Servicer will be permitted to consent to any such action without the prior written consent of the master servicer. With respect to any such proposed action requiring the consent of the master servicer (and not the consent of the applicable special servicer), the related Significant Sub-Servicer will be required to perform and forward to the master servicer any analysis, recommendation or other information required to be prepared and/or delivered by the master servicer and, if the master servicer consents to any such modification, extension, waiver, consent or other action, the related Significant Sub-Servicer will close such transaction or grant such consent. No Significant Sub-Servicer will be permitted to permit any principal prepayment with respect to any Mortgage Loan without the written consent of the master servicer.

The master servicer (not the related subject to the written consent of the master servicer) will deal with the 17g-5 Information Provider and the related Rating Agencies to the extent required by the PSA with respect to such matters (including requesting any approvals or any Rating Agency Confirmation, if applicable).

Each Significant Sub-Servicer will also be required to timely provide such certifications, reports and registered public accountant attestations required by the related Significant Sub-Servicing Agreement or by the master servicer to permit it to comply with the PSA and the depositor to comply with its Exchange Act reporting obligations.

With respect to all servicing responsibilities of the master servicer under the PSA which are not being performed by the related Significant Sub-Servicer under the related Significant Sub-Servicing Agreement, the related Significant Sub-Servicer will be required to reasonably cooperate with the master servicer to facilitate the timely performance of such servicing responsibilities.

As compensation for its activities under a Significant Sub-Servicing Agreement, each Significant Sub-Servicer will be paid a primary servicing fee with respect to the related Mortgage Loans only to the extent that the master servicer receives the servicing fee with respect to such Mortgage Loans under the PSA. Each Significant Sub-Servicer will be entitled to certain additional servicing compensation as further set forth in the related Significant Sub-Servicing Agreement with respect to the related Mortgage Loans from amounts to which the master servicer is entitled to under the PSA, which may include, among other items, a portion of Modification Fees, assumption fees, and late payment fees.

No Significant Sub-Servicer nor any partner, shareholder, member, manager, director, officer, employee or agent of any of such Significant Sub-Servicer (the “Significant Sub-Servicer Parties”) will be under any liability to the master servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Significant Sub-Servicing Agreement, or for errors in judgment. However, this will not protect the Significant Sub-Servicer Parties against any breach of warranties or representations made in the a Significant Sub-Servicing Agreement, or against any liability that would otherwise be imposed on such Significant Sub-Servicer by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the related Significant Sub-Servicing Agreement for a breach of the Servicing Standard) in the performance of its duties under the related Significant Sub-Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the related Significant Sub-Servicing Agreement. The Significant Sub-Servicer Parties will be indemnified by the master servicer against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (including fees and costs related to enforcing this indemnity) (collectively, the “Losses”) incurred by such Significant Sub-Servicer in connection with any legal action or claim relating to the related Significant Sub-Servicing Agreement, the related Mortgage Loans or the certificates resulting from the master servicer’s willful misconduct, bad faith, fraud, or negligence in the performance of duties under the related Significant Sub-Servicing Agreement or negligent disregard of its obligations under the related Significant Sub-Servicing Agreement. The Significant Sub-Servicer Parties will be indemnified by the Trust, to the extent provided in the PSA, against any Losses incurred by the Significant Sub-Servicers in connection with any legal action or claim relating to the related Significant Sub-Servicing Agreement, the related Mortgage Loans or the certificates, other than any Losses (i) that are specifically required to be borne by the related Significant Sub-Servicer without right of reimbursement pursuant to the terms of the related Significant Sub-Servicing Agreement, (ii) that are incurred in connection with any breach of representation or warranty made by the related Significant Sub-Servicer in the related Significant Sub-Servicing Agreement, (iii) that are incurred by reason of by reason of willful misconduct, bad faith, or negligence of such Significant Sub-Servicer in the performance of its obligations or duties under the related Significant Sub-Servicing Agreement or negligent disregard of obligations and duties under the related Significant Sub-Servicing Agreement; provided, however, that the indemnification described in this sentence will be strictly limited to any actual amount of indemnification received by the master servicer under the PSA as a result of pursuing the Trust on behalf of such Significant Sub-Servicer for such indemnification.

Each Significant Sub-Servicer will indemnify and hold harmless the master servicer and its partners, directors, officers, shareholders, members, managers, employees or agents against any Losses incurred by the master servicer in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to the related Significant Sub-Servicing Agreement, the PSA, or the certificates by reason of (1) any breach by such Significant Sub-Servicer of a representation or warranty made by such Significant Sub-Servicer in the related Significant Sub-Servicing Agreement or (2) any willful misconduct, bad faith, or negligence by such Significant Sub-Servicer in the performance of its obligations or duties under the related Significant Sub-Servicing Agreement or under the PSA or by reason of negligent disregard of such obligations and duties.

Each Significant Sub-Servicing Agreement may be terminated with respect to a particular related Loan or in certain cases the entire related Significant Sub-Servicing Agreement only if any of the following occurs:

●	the master servicer (or the depositor to the extent the depositor has the right to terminate the related Significant Sub-Servicer under the PSA) elects to terminate the related Significant Sub-Servicer following an event of default under the related Significant Sub-Servicing Agreement (which will generally be similar in nature and scope to the Servicer Termination Events described under “Pooling and Servicing Agreement—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”);
●	upon resignation by the related Significant Sub-Servicer in accordance with the terms of the related Significant Sub-Servicing Agreement;
●	the applicable Significant Sub-Servicer becomes an “affiliate of” a Successor Third Party Purchaser, as defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules, and the applicable Significant Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB;
●	at the option of the purchaser of any of the related Mortgage Loans pursuant to the terms of the PSA; provided that any such termination pursuant to this clause will only be effective with respect to the purchased Mortgage Loans and not with respect to the entire agreement;
●	upon the later of the final payment or other liquidation of the last Mortgage Loan being serviced under such agreement and disposition of all REO Property and remittance of all funds thereunder;
●	upon termination of the PSA; or
●	by mutual consent of the related Significant Sub-Servicer and the master servicer in writing.

Notwithstanding the foregoing, upon any termination of a Significant Sub-Servicer, such Significant Sub-Servicer will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will remain entitled to all surviving indemnification rights. In such event, the applicable Significant Sub-Servicer will be required to cooperate fully with the master servicer to transition primary servicing of the related Mortgage Loans to the master servicer or its designee.

The foregoing information set forth above in this section “—Summary of the Significant Sub-Servicing Agreements” has been provided by Trimont.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA. Park Bridge Lender Services will also act as asset representations reviewer under the PSA. Park Bridge Lender Services has an address at 600 Third Avenue, 33rd Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of June 30, 2026, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate cut-off principal balance of $415.6 billion issued in 494 transactions.

As of June 30, 2026, Park Bridge Lender Services is acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $196.5 billion issued in 225 transactions.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other commercial mortgage-backed securities transactions rated by any of the Rating Agencies and none of those Rating Agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) can and will make the representations and warranties as operating advisor set forth in the PSA; (c) is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, any Successor Third-Party Purchaser, the Directing Holder, or a depositor, trustee, certificate administrator, master servicer or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates or Risk Retention Affiliates; (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor and asset representations reviewer.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

CREDIT RISK RETENTION

This securitization transaction is required to comply with the credit risk retention regulations promulgated pursuant to Section 15G of the Exchange Act as such regulations relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). AXMF (in such capacity, the “Retaining Sponsor”) has been designated by the sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules and AXMF will elect to satisfy its risk retention requirements initially through the purchase of an “eligible horizontal residual interest” (as defined in the Credit Risk Retention Rules) by AXMF or its MOA.

While the Retaining Sponsor will initially satisfy its risk retention requirements through the purchase by the Retaining Party of the HRR Certificates, the Retaining Sponsor is permitted under the Credit Risk Retention Rules under certain circumstances to transfer the HRR Certificates to a “third party purchaser” (as defined in the Credit Risk Retention Rules) at any time on and after the fifth anniversary of the Closing Date (or such earlier or later date such transfer is permitted in accordance with the Credit Risk Retention Rules). Any such transfer will be subject to the satisfaction of all applicable provisions under the Credit Risk Retention Rules. See “—Hedging, Transfer and Financing Restrictions” below.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

The Retaining Sponsor and its MOA are collectively referred to herein as the “Retaining Parties”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Party or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

HRR Certificates

General

The approximate fair value of the HRR Certificates that will be retained by the Retaining Party is set forth below.

Class of HRR Certificates	Initial Certificate Balance	Fair Value of the HRR Certificates (in $ and %)(1)	Purchase Price(2)
Class F-RR	$9,315,000	$7,104,839 / 1.31%	76.273100%
Class G-RR	$27,399,000	$20,898,067 / 3.84%	76.273100%

(1)	The approximate fair value (expressed as a dollar amount) and approximate fair value (expressed as a percentage of the aggregate fair value of all of the certificates (other than the Class R certificates)) of the HRR Certificates.
(2)	Expressed as a percentage of the initial Certificate Balance of each class of the HRR Certificates, excluding accrued interest.

The fair value of the HRR Certificates is equal to approximately $28,002,906, representing approximately 5.15% of the aggregate fair value of all the certificates (other than the Class R certificates). The aggregate fair value of all certificates (other than the Class R certificates) is approximately $543,572,834. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for all certificates (other than the Class R certificates) issued by the Trust.

Class of Certificates	Fair Value
Class A-2	$164,999,951
Class A-3	$223,044,232
Class X-A	$3,280,860
Class A-M	$47,879,457
Class B	$30,219,062
Class C	$22,249,138
Class D	$16,882,873
Class E	$7,014,355
Class F-RR	$7,104,839
Class G-RR	$20,898,067

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $27,178,642, representing 5% of the aggregate fair value, as of the Closing Date, of all classes of certificates (other than the Class R certificates).

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus dated October 16, 2026, as supplemented by supplement No. 1 to preliminary prospectus, dated October 21, 2026 under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Party based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “U.S. Risk Retention Special Notices” tab.

Material Terms of the HRR Certificates

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”. You are strongly urged to review this prospectus in its entirety.

Hedging, Transfer and Financing Restrictions

The Retaining Sponsor and the Retaining Party will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Sponsor and the Retaining Party not to transfer the HRR Certificates until the date that is 5 years after the Closing Date (other than to an MOA of the Retaining Sponsor as permitted under the Credit Risk Retention Rules). On and after that date, the Retaining Sponsor and/or the Retaining Party, as applicable, will be permitted to transfer the eligible horizontal residual interest to a qualifying successor third-party purchaser (a “Successor Third-Party Purchaser”) as long as the Retaining Party satisfies, among other conditions, all applicable provisions of the Credit Risk Retention Rules, including providing complete identifying information for the Successor Third-Party Purchaser and the Successor Third-Party Purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the HRR Certificates (collectively, the “HRR Transfer Restriction End Date”).

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of GACC and AXMF will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2 and Annex D-3, respectively.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the Axonic Mortgage Loans in this transaction, AXMF determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-3 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by AXMF that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by AXMF that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which AXMF based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Axonic Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

DESCRIPTION OF THE CERTIFICATES

General

The AXDB 2026-MULT1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-MULT1 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-2, Class A-3, Class X-A, Class A-M, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class R certificates.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-2, Class A-3, Class X-A, Class A-M, Class B and Class C
“Principal Balance Certificates”	Class A-2, Class A-3, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR
“Class X Certificates”	Class X-A
“Residual Certificates”	Class R
“Senior Certificates”	Senior Principal Balance Certificates and the Class X Certificates
“Senior Principal Balance Certificates”	Class A-2 and Class A-3
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR
“Regular Certificates”	Senior Certificates and the Subordinate Certificates

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans and received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” (or portions thereof, as applicable) in the Lower-Tier REMIC.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-2	$165,000,000
A-3	$218,574,000
X-A	$165,000,000
A-M	$47,261,000
B	$30,138,000
C	$22,604,000

Non-Offered Certificates
D	$18,494,000
E	$9,178,000
F-RR	$9,315,000
G-RR	$27,399,000
R	N/A

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the Certificate Balance of the Class A-2 certificates. The initial Notional Amount of the Class X-A certificates will be approximately $165,000,000.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th day of that calendar month is not a business day, then the next business day) commencing in December 2026.

All distributions to Certificateholders (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the

Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Computershare Trust Company, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided that if Computershare Trust Company, National Association is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA and/or related Intercreditor Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in or credited to any portion of the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding interest relating to periods prior to, but due after, the Cut-off Date;
●	all unscheduled payments of principal (including prepayments (together with any related payments of interest allocable to the period following the Due Date for the related Mortgage Loan during the related Collection Period)), unscheduled interest, liquidation proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;
●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
●	all yield maintenance charges and prepayment premiums;
●	all amounts deposited in or transferred to the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred on or before the applicable Determination Date from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-2, Class A-3 and Class X-A certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-2 and Class A-3 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.             to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

2.             then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-2 certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

Third, to the Class A-2 and Class A-3 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-fifth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to each class of Senior Principal Balance Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each Class of Subordinate Certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (ii) the Interest Shortfall with respect to each affected class of certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to 5.78260%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate for the Class F-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate for the Class G-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately 0.42010% per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the Class A-2 certificates.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is a per annum rate equal to the related Mortgage Rate then in effect for the related Interest Accrual Period, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer or the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates (and for the purposes of calculating the Base Interest Fraction), the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of such Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts from that month and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and, if applicable, January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of certificates (other than the Class R certificates) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of certificates (other than the Class R certificates) will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of certificates (other than the Class R certificates) will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of principal of the related Mortgage Loan for which no Advance was previously made; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate) (if any), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the related Servicing Fee Rate (other than in the case of any Non-Serviced Mortgage Loan, at the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the Certificateholders other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of the Class A-2 through Class D certificates, in an amount equal to the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each class of the Principal Balance Certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the aggregate amount of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph will be allocated to the Class X-A certificates.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for:

(A)       any of the Class A-2 through Class D certificates with a Pass-Through Rate equal to either the WAC Rate or the WAC Rate less a specified rate, will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one; and

(B)       any of the Class A-2 through Class D certificates with a Pass-Through Rate equal to a fixed per annum rate, will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan (net of the Administrative Cost Rate) during the related interest accrual period multiplied by 365/360 exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans”.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-2	September 2031
Class A-3	October 2031
Class X-A	September 2031
Class A-M	October 2031
Class B	October 2031
Class C	October 2031

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s).

The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2059. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees, applicable servicing fees on any Serviced Companion Loan) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees, applicable servicing fees on any Serviced Companion Loan) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, equal to the lesser of:

(i)            the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)        the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.000625% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced

Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer, (B) all Prepayment Interest Excess received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as no Control Termination Event is continuing (other than with respect to any applicable Excluded Loan), the Directing Holder, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among each class of certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to each class of Senior Principal Balance Certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Senior Principal Balance Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Senior Principal Balance Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Senior Principal Balance Certificates, the percentage interest in the issuing entity evidenced by the Senior Principal Balance Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Senior Principal Balance Certificates by the Subordinate Certificates.

Following retirement of the Senior Principal Balance Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class G-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator will be required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class G-RR certificates;

second, to the Class F-RR certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Principal Balance Certificates, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loan permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)	a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;
(2)	a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;
(3)	a CREFC® historical loan modification and corrected loan report;
(4)	a CREFC® advance recovery report;
(5)	a CREFC® total loan report;
(6)	a CREFC® operating statement analysis report;
(7)	a CREFC® comparative financial status report;
(8)	a CREFC® net operating income adjustment worksheet;
(9)	a CREFC® real estate owned status report;
(10)	a CREFC® servicer watch list;
(11)	a CREFC® loan level reserve and letter of credit report;
(12)	a CREFC® property file;
(13)	a CREFC® financial file;
(14)	a CREFC® loan setup file; and
(15)	a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;
●	a CREFC® financial file;
●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);
●	a CREFC® loan periodic update file; and
●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

No later than two (2) business days following each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) is required to prepare, or the special servicer (with respect to Specially Serviced Loans and REO Properties) is required to prepare and deliver to the master servicer, the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2027, a CREFC® operating statement analysis report (i) for Mortgage Loans secured by a single Mortgaged Property, prepared with respect to such Mortgaged Property and (ii) for Mortgage Loans secured by more than one Mortgaged Property, in the aggregate but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List.
●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2027, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Holder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means with respect to the Directing Holder, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or (solely in the case of the Trust Directing Holder) the holder of the majority of the Controlling Class (by Certificate Balance) is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Holder (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder, a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder, a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Recursion Co., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, LSEG, CRED iQ and KBRA Analytics, LLC, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:
●	this prospectus;
●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
●	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and
●	any Operating Advisor Annual Reports;
●	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the special servicer;
●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and
●	any documents provided to the certificate administrator by the master servicer, the special servicer or the depositor directing the certificate administrator to post to the “additional documents” tab;
●	the following documents, which will be made available under a tab or heading designated “special notices”:
●	notice of any release based on an environmental release under the PSA;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the certificates;
●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;
●	any notice of resignation or termination of the master servicer or special servicer;
●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;
●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;
●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the issuing entity;
●	any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;
●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any Proposed Course of Action Notice;
●	any assessment of compliance delivered to the certificate administrator;
●	any accountants’ attestation reports delivered to the certificate administrator;
●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;
●	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;
●	the “Investor Q&A Forum”;
●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
●	the “U.S. Risk Retention Special Notices” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence of a Control Termination Event or the notice of the occurrence of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged

Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates, are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)   2% in the case of the Class X-A certificates, and

(2)   in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System, in Europe (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Until the HRR Transfer Restriction End Date, the HRR Certificates may only be issued as Definitive Certificates and held by the custodian on behalf of the related investor pursuant to the PSA. Any request for release of an HRR Certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – AXDB 2026-MULT1
with a copy to:
trustadministrationgroup@computershare.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, AXDB 2026-MULT1 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document reasonably acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)                       (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)                    the original or a copy of the Mortgage, together with an original or copy of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)                 an original or copy of an assignment of mortgage, with evidence of recording thereon, executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)                  (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)                     (A) copies (bearing evidence of filing) or evidence of filing of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC financing statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)                  the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)               the original or a copy of the lender’s title insurance policy (which may be in electronic form) issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)            (A) the original or a copy of the related assignment of leases, rents and profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy of an assignment of any related assignment of leases, rents and profits (if such item is a document separate from the Mortgage), with evidence of recording thereon, executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)                the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of environmental reports;

(x)                   copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)                if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)             if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)          if any related lockbox agreement or cash collateral account agreement is separate from the Mortgage or loan agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lockbox accounts, if any, a copy (bearing evidence of filing) of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the reserve accounts, cash collateral accounts and lockbox accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)           originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)              the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)           the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)        with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)     the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xix)         the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xx)            with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the related Servicing Shift Securitization Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

Each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)  A copy of each of the following documents:

(i)                       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)                    the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)                 assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)                  any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)                     an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)                  the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)               all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)            the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)                any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)                   an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)                any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)             any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)          any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)           any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)              any lockbox or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvi)           any related mezzanine intercreditor agreement;

(xvii)        all related environmental reports;

(xviii)     all related environmental insurance policies;

(b)  a copy of any engineering reports or property condition reports;

(c)  copies of a rent roll;

(d)  copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(e)  copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(f)   a copy of the appraisal for the related Mortgaged Property(ies);

(g)  for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(h)  a copy of the applicable mortgage loan seller’s asset summary;

(i)   copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(j)   copies of any zoning reports;

(k)   copies of financial statements of the related mortgagor;

(l)   copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(m) copies of all UCC searches;

(n)  copies of all litigation searches;

(o)  copies of all bankruptcy searches;

(p)  a copy of the origination settlement statement;

(q)  a copy of the insurance consultant report;

(r)   copies of the organizational documents of the related mortgagor and any guarantor;

(s)  copies of the escrow statements;

(t)   a copy of any closure letter (environmental);

(u)  a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(v)  a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the mortgage loan seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC and AXMF are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex D-3, respectively.

If any of the documents required to be delivered by the related mortgage loan seller and included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the trustee or any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller (or AAIDX, with respect to the repurchase and substitution obligations of AXMF to the same extent as AXMF) will be required to, no later than 90 days following:

(x)             such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)             in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)           cure such Material Defect in all material respects, at its own expense,

(2)           repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)           substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller (or AAIDX, with respect to the repurchase and substitution obligations of AXMF to the same extent as AXMF) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or AAIDX, with respect to the repurchase and substitution obligations of AXMF to the same extent as AXMF) of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each mortgage loan seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller (or AAIDX, with respect to the repurchase and substitution obligations of AXMF to the same extent as AXMF) will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause either Trust REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon either Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller (or AAIDX, with respect to the repurchase and substitution obligations of AXMF to the same extent as AXMF) repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller (or in the case of AXMF, AAIDX) and the special servicer (for so long as no Control Termination Event is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan or any Servicing Shift Mortgage Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller (or in the case of AXMF, AAIDX) to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller (or in the case of AXMF, AAIDX) may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller (or, in the case of AXMF, AAIDX) will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller (or AAIDX, with respect to the repurchase and substitution obligations of AXMF to the same extent as AXMF), any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote Election or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved (i), for so long as no Control Termination Event is continuing, by the Directing Holder, and (ii) during any such time that the master servicer is the Enforcing Servicer, by the special servicer;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or AAIDX, with respect to the repurchase and substitution obligations of AXMF to the same extent as AXMF) will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or AAIDX, with respect to the repurchase and substitution obligations of AXMF to the same extent as AXMF) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or AAIDX, with respect to the repurchase and substitution obligations of AXMF to the same extent as AXMF) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller (or AAIDX, with respect to the repurchase and substitution obligations of AXMF to the same extent as AXMF) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

POOLING AND SERVICING AGREEMENT

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to any Servicing Shift Whole Loans only while the PSA governs the servicing of the related Servicing Shift Whole Loan. On and after the related Servicing Shift Securitization Date, a Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of the related Servicing Shift PSA may be different than the terms of the PSA, although the related Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will review, evaluate and/or provide or withhold consent or process Major Decisions for all Mortgage Loans (other than with respect to the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (for so long as no Consultation Termination Event is continuing) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)   the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)   the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity, the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Serviced Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender, taking into account the subordinate nature of any Subordinate Companion Loan), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan so long as no Control Termination Event is continuing, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period)

if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)   all Periodic Payments (other than any balloon payments) (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)   in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to any other Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment (in excess of the Assumed Scheduled Payment), default interest, late payment charges, yield maintenance charges or prepayment premiums on any Mortgage Loan. In addition, neither the master servicer nor the trustee will be required to make any P&I Advance for any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

For the avoidance of doubt, the master servicer or the trustee, as the case may be, will make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (a) the terms of the Mortgage Loan have been permanently modified to reduce or forgive a monetary obligation or (b) such P&I Advance has been determined to be a Nonrecoverable Advance.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances, but may make a Servicing Advance on an urgent or emergency basis in its discretion. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party to the PSA will be obligated to make any Advance that it determines in its reasonable judgment would, if made, be non-recoverable (including recovery of interest at the Reimbursement Rate on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, the Directing Holder (for so long as no Consultation Termination Event is continuing) (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance, and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its non-recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances that are P&I Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer or the trustee, as applicable, will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, other than during the continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate, compounded annually (the “Reimbursement Rate”), accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” (and solely with respect to the master servicer and special servicer, subject to a floor rate of 2.0%) will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified and available funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account or ledger account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related

Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Available Funds for the related Distribution Date for allocation between the Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the amount of the applicable insufficiency. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Custodial Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account, and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA. Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which (a) banking institutions in New York, Georgia, North Carolina, Pennsylvania, Florida or any of the jurisdictions in which any of the respective primary servicing or corporate offices of the master servicer or any special servicer, corporate trust offices of either the certificate administrator or the trustee or primary corporate office of any financial institution holding the collection account, any other account required to be established under the PSA or other trust administration accounts are located, or (b) the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)                         to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, or (B) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)                      to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)                   to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)                    to pay itself any Net Prepayment Interest Excess;

(v)                       to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)                    to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)                 to reimburse the trustee, the special servicer and the master servicer, as applicable, for any Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)              to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)                  to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)                     to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)                  to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)               to recoup any amounts deposited in or transferred to the Collection Account in error;

(xiii)            to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)             to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)                to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)             to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)          to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)       to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)           to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees
Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds on accounts maintained by the master servicer.	From time to time	The related fees.
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.
Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan, subject to a floor as described under “—Special Servicing Compensation”.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent, release and earnout fees, defeasance fees, review fees, processing fees, loan service transaction fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Additional Special Servicing Compensation/special servicer	100% of any amounts collected for checks returned for insufficient funds on the REO Account.	From time to time	The related fees.
Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.
CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate, compounded annually.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan or Serviced Companion Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account, subject to certain limitations.
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate, compounded annually.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account from the Mortgage Loan but not any Serviced Companion Loan, subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum equal to 0.00125% (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan, Serviced Companion Loan and any REO Loan or REO Property, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the

Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) (a) 100% of any Modification Fees, waiver, earnout and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, extensions, releases or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans and that do not involve a Major Decision or otherwise require the consent or approval or deemed consent or approval of the special servicer, (b) 50% of any Modification Fees, waiver, earnout and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, extensions, releases or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Major Decision or otherwise require the consent or deemed consent of the special servicer (whether or not processed by the special servicer), (c) 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), (d) 100% of assumption fees or processing fees (or similar fees) with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Major Decision or otherwise require the consent or deemed consent of the special servicer, (e) 50% of assumption fees or processing fees (or similar fees) with respect to non-Specially Serviced Loans (and the related Serviced Companion Loans) which involve a Major Decision or otherwise require the consent or deemed consent of the special servicer (whether or not processed by the special servicer), (f) 100% of beneficiary statement charges actually received from the borrowers to the extent such beneficiary statements are prepared by the master servicer (but not including prepayment premiums or yield maintenance charges) on all Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, (g) 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and (h) 0% of any such fee with respect to Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan on accounts maintained by the master servicer); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loan (and the related Serviced Companion Loans, if applicable) that is a non-Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

For the avoidance of doubt, the master servicer may not charge a fee in lieu of any fee that is otherwise to be split between the master servicer and special servicer.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. If the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination. For the avoidance of doubt, the special servicer may, in connection with a workout or other modification of a Mortgage Loan and without the consent of the master servicer, waive any or all related penalty charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in respect of such penalty charges allocated to additional servicing compensation will be shared pro rata by the master servicer and special servicer based on the respective portions of such penalty charges to which each would otherwise have been entitled.

In connection with the Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

The “Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Loan that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Loan will be the higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan or REO Loan.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges and default interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further, that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain appropriate fees in connection with such workout (which fees must (i) be reasonable in the context of the commercial mortgage industry, (ii) correspond to the actual work, if any, performed by the special servicer in connection with such refinancing or pay-off, and (iii) be consistent with fees customarily charged by the special servicer for similar work); provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at 1.0% is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or other applicable party or that is subject to a Loss of Value Payment or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate Liquidation Fee of less than $25,000, then such higher rate as would result in an aggregate Liquidation Fee equal to $25,000) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any Defaulted Loan by the special servicer, the Directing Holder or any of their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),
●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,
●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,
●	with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,
●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,
●	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,
●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and
●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 120 days following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain appropriate fees in connection with such liquidation (which fees must (i) be reasonable in the context of the commercial mortgage industry, (ii) correspond to the actual work, if any, performed by the special servicer in connection with such refinancing or pay-off, and (iii) be consistent with fees customarily charged by the special servicer for similar work)).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees, including release fees) related to Specially Serviced Loans whether or not such fees become due while the applicable Mortgage Loan is a Specially Serviced Loan or a Corrected Loan,
●	50% of any Modification Fees and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, extensions, releases or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Major Decision or otherwise require the consent or approval or deemed consent or approval of the special servicer (whether or not processed by the special servicer),
●	100% of any waiver, consent, earnout or processing fees (or similar fees) or certain other similar fees paid by the related borrower on Specially Serviced Loans,
●	100% of assumption fees on Specially Serviced Loans,
●	50% of waiver, consent, earnout, assumption or processing fees (or similar fees) with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Major Decision or otherwise require the consent or deemed consent of the special servicer (whether or not processed by the special servicer),
●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction and 100% of such fees for Specially Serviced Loans,
●	100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the special servicer (but not including prepayment premiums or yield maintenance charges),

●	any interest or other income earned on deposits in the REO Accounts and 100% of charges for checks returned for insufficient funds on the REO Account, and
●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

For the avoidance of doubt, the special servicer may not charge a fee in lieu of any fee that is otherwise to be split between the master servicer and special servicer.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees, release fees, loan service transaction fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided that they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or Appraisal Reduction Amounts, but excluding the Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A certificates and the Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted

Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, property condition report fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer. No such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.01802% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and REO Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to 0.00309% with respect to each such Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans but excluding any Companion Loans).

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower pays) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or the special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $22,500 multiplied by the number of Subject Loans, plus (ii) $2,250 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $3,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,750 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review. Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer following its completion of the applicable Asset Review, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any other Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)                the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)             the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)          (x) the 30th day following the date on which the related borrower has filed a bankruptcy petition, (y) the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or (z) the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)           the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)              a payment default has occurred with respect to the related balloon payment; provided, however, that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Companion Loan), including any reduction in the Periodic Payment; (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of:

(i)                the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;
●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and
●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)             the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);
●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;
●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and
●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan (other than a Serviced AB Whole Loan) with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related

Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event is continuing), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, then solely for purposes of determining the amount of P&I Advances, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 9 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, for so long as no Consultation Termination Event is continuing, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event is continuing with respect thereto, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause

(i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The master servicer, upon reasonable prior written request, will provide the special servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount relating to a Serviced Mortgage Loan. None of the master servicer (other than with respect to a Non-Serviced Mortgage Loan), the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination as to any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The master servicer and certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to a Serviced Mortgage Loan. The special servicer and certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and whether a Control Termination Event is continuing, any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and whether a Control Termination Event is continuing, the Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, and third, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and whether a Control Termination Event is continuing, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or whether a Control Termination Event is continuing, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the certificate administrator and the master servicer of any Collateral Deficiency Amount with respect to any Serviced Mortgage Loan. The master servicer will be required to promptly notify the certificate administrator and the special servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount with respect to any Non-Serviced Mortgage Loan and (iii) any Cumulative Appraisal Reduction Amount. The certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal the special servicer will send the appraisal to the master servicer and the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan or the special servicer will recalculate such Collateral Deficiency Amount with respect to a Serviced Mortgage Loan, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer or special servicer from the other, to the extent such information is in the possession of such party, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan or the special servicer’s Collateral Deficiency Amount with respect to a Serviced Mortgage Loan determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)                the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)             if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)          the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)           except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the special servicer subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below);

(v)              to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)           any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the special servicer with the consent of, if no Control Termination Event is continuing, the Directing Holder, and after consultation with the operating advisor in accordance with the PSA, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the special servicer will be required to promptly notify the master servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the non-recoverability determination and Servicing Advance procedures described above under “—Advances”)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at commercially reasonable rates and consistent with the Servicing Standard, and in no case will any such insurance be an expense of the special servicer.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meeting the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would be non-recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders (and in the case of a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the special servicer has determined, in accordance with the Servicing Standard (and unless a Control Termination Event is continuing, with the consent of the Directing Holder (or, if a Control Termination Event is continuing, but no Consultation Termination Event is continuing, after consulting with the Directing Holder) (but other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)            such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)            such insurance is not available at any rate;

provided that the Directing Holder will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer or the special servicer, as applicable, to consult with the Directing Holder, the master servicer or the special servicer, as applicable, will not be required to do so.

In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (which will be a trust fund expense) in determining whether any insurance is available at commercially reasonable rates.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans (excluding any Non-Serviced Mortgage Loan) and actions that do not involve Major Decisions, the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Major Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Holder and, after consultation with the operating advisor to the extent described under “—The Operating Advisor”, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (x) is consistent with the Servicing Standard and (y) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer permit an extension of, forbearance, amendment, waiver or modification that would extend (or have the effect of extending) the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) (or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate

Companion Loan) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Major Decisions. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including obtaining the special servicer's consent, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

If the master servicer and the special servicer have mutually agreed that the master servicer will process a Major Decision, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Major Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 60 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Major Decision together with such other information reasonably requested by the special servicer and reasonably available to the master servicer.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event is continuing), the operating advisor, the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan processed by such servicer and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

Any modification, extension, waiver or amendment of the payment terms of a Mortgage Loan or Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement. Neither the master servicer nor the special servicer may enter into any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan or Whole Loan, restructure any Mortgage Loan or Whole Loan, or restructure any borrower equity (in each case, including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise) in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the master servicer or special servicer in a higher priority than that which is provided in the allocation and payment priorities described under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement (if any).

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent or non-binding consultation of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, upon consultation with the Directing Holder) and, during the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from the Rating Agencies (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance or (b) to waive its right to exercise such rights, provided, however, that (i) with respect to such waiver of rights that is a Major Decision, for so long as no Control Termination Event is continuing and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, has consulted with the Directing Holder) and, for so long as an Operating Advisor Consultation Event is continuing, upon consultation with the operating advisor and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from the Rating Agencies (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer or the master servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D) and (E), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2027) and (B) less than $2,000,000 at least once every 24 months (commencing in 2027), in each case, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review quarterly and annual operating statements beginning with the calendar quarter ending on March 31, 2027 and the calendar year ending on December 31, 2027 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)                       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or before the related maturity date or extended maturity date, a statement to that effect, and delivers, on or before the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement;

(ii)                    any Periodic Payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)                 the master servicer or the special servicer (and, in the case of a determination by the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (which consent may not be unreasonably withheld, delayed or conditioned (including, without limitation, conditioned upon the payment of any compensation, fee or any other remuneration to the Directing Holder, any affiliate thereof or any third party))) determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Holder;

(iv)                   the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)                      the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)                   the related borrower (a) admits in writing its inability to pay its debts generally as they become due, or (b) files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)               a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or the special servicer (and, in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (which consent may not be unreasonably withheld, delayed or conditioned (including, without limitation, conditioned upon the payment of any compensation, fee or any other remuneration to the Directing Holder, any affiliate thereof or any third party))), and with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan noteholders (to the extent provided for in the related Intercreditor Agreement) materially and adversely affects the interests of the Certificateholders any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)             the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) and any related REO Property at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided that, in each case, at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Serviced Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event is continuing, and (ii) not with respect to any applicable Excluded Loan);
●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;
●	the operating advisor (but, other than with respect to an Excluded Loan applicable to the Directing Holder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);
●	the master servicer; and
●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;
●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;
●	the most current rent roll and income or operating statement available for the related Mortgaged Property;
●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;
●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;
●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;
●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;
●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and
●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders (as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. For so long as no Control Termination Event is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders (taken as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process.

While an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset

Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). The special servicer will be obligated (on a non-binding basis) to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). If the special servicer determines to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to promptly deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder.

During the continuance of a Control Termination Event but so long as no Consultation Termination Event is continuing, the Directing Holder (except with respect to any applicable Excluded Loan) will be entitled to consult with the special servicer (on a non-binding basis) (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. In addition, after the occurrence and during the continuance of an Operating Advisor Consultation Event (or with respect to an Excluded Loan applicable to the Directing Holder), the operating advisor, will consult with the special servicer (on a non-binding basis) (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to any draft Asset Status Report and no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

In addition, in the case of any Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event or a Consultation Termination Event is continuing) may exercise the rights of the Trust Directing Holder described in this “—Asset Status Report” section, and neither the Trust Directing Holder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Intercreditor Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the holder of the related Subordinate Companion Loan, as Directing Holder, with regard to the Serviced AB Whole Loan, rather than the Trust Directing Holder, will have certain approval rights over any related Asset Status Report.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the special servicer.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for the purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged

Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event is continuing in accordance with the PSA, with respect to any Non-Serviced Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). Subject to the qualifications described in this section, the special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any (in the case of a balloon payment, taking into account any extensions of such delinquency period up to 120 days in the same manner as provided in the proviso to clause (i) of the definition of “Specially Serviced Loan”), in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage Loan documents and without regard to any acceleration of payments under the related Mortgage Loan or Serviced Companion Loan or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be an offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loans together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Holder will be entitled to exercise such consent right for so long as no Control Termination Event is continuing, and if a Control Termination Event is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans” below.

In addition, with respect to any Servicing Shift Mortgage Loan, if the related Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the related Servicing Shift Securitization Date, the related special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder) as to all Major Decisions, and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause, and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), during the continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and during the continuance of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Trust Directing Holder” will be, with respect to each Serviced Mortgage Loan (other than any Serviced AB Whole Loan and any Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that:

(i)                       absent that selection, or

(ii)                    until a Trust Directing Holder is so selected, or

(iii)                 upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Trust Directing Holder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Trust Directing Holder; provided, however, that in the case of this clause (iii), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Trust Directing Holder until appointed in accordance with the terms of the PSA.

The initial Trust Directing Holder is expected to be Axonic (or its affiliate).

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Trust Directing Holder has not changed until such parties receive written notice of a replacement of the Trust Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Trust Directing Holder.

The “Directing Holder” will be:

(i)                        with respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan and any Serviced AB Mortgage Loan), the Trust Directing Holder;

(ii)                     with respect to any Serviced AB Whole Loan, (1) for so long as no Control Appraisal Period has occurred and is continuing, the holder of the related (and, if applicable, designated) Subordinate Companion Loan, and (2) for so long as a Control Appraisal Period has occurred and is continuing, the Trust Directing Holder; and

(iii)                   with respect to any Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder prior to the related Servicing Shift Securitization Date.

The “Loan-Specific Directing Holder” means, with respect to any Servicing Shift Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, the “Loan-Specific Directing Holder” with respect to the related Servicing Shift Whole Loan will initially be the holder of the related Controlling Companion Loan. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E, Class F-RR or Class G-RR certificates.

The Controlling Class as of the Closing Date will be the Class G-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Trust Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Trust Directing Holder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Trust Directing Holder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Trust Directing Holder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Trust Directing Holder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Trust Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the Trust Directing Holder, and (ii) the requesting party has not been notified of the identity of the Trust Directing Holder or reasonably believes that the identity of the Trust Directing Holder has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Trust Directing Holder or the list of Certificateholders (or Certificate Owner(s), if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Holder has objected in writing within 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written recommendation and analysis together with such other information reasonably requested by the Directing Holder, and reasonably available to the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, in the sole discretion of the special servicer or the master servicer, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

With respect to each Serviced Mortgage Loan and Serviced Whole Loan:

(a)   (i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan or (iii) any modification, waiver, consent or amendment of a Serviced Mortgage Loan and any related Service Companion Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)   any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $10,000,000;

(c)   any determination of an Acceptable Insurance Default;

(d)   any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan (which, for the avoidance of doubt, will not include any amendments to split or re-size notes consistent with the terms of any co-lender agreement as to which the consent of the issuing entity is not required), or any action to enforce rights with respect to the Mortgage Loan; provided, however, any such modification or amendment to any such agreement that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(e)   any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)    any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)   requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) releases of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender of the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing and would affect a non-material portion of the Mortgaged property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such;

(h)   any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)    releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves) with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(j)    any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than pursuant to the specific terms of such Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(k)   any exercise of a material remedy with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)    any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(m)  any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents;

(n)   determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease; and

(o)   approving waivers regarding the receipt of financial statements (other than immaterial timing waivers) following three consecutive late deliveries of financial statements;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder or the operating advisor, as applicable, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response or the Operating Advisor’s response, as applicable.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a non-Specially Serviced Loan, and (b) the master servicer will process all requests for any matter that is not a Major Decision with respect to any non-Specially Serviced Loans (other than a Non-Serviced Mortgage Loan) without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Major Decision.

Prior to taking a Major Decision, (i) the special servicer (with respect to any Major Decision processed by the special servicer) will be required to obtain the written consent of the Directing Holder, which consent will be deemed given 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt (unless earlier objected to) by the Directing Holder of the special servicer’s written analysis and recommendation with respect to such Major Decision together with such other information reasonably requested by the Directing Holder and (ii) the master servicer (with respect to any Major Decision processed by the master servicer) will be required to obtain the written consent of the special servicer, which consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 60 days) after receipt (unless earlier objected to) by the special servicer of the master servicer’s written analysis and recommendation with respect to such Major Decision together with such other information reasonably requested by the special servicer, provided that the special servicer will not be permitted to consent to the master servicer’s taking any actions that constitute Major Decisions as to which the Directing Holder has objected to in writing within 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt from the special servicer of the master servicer’s written analysis and recommendation with respect to such Major Decision.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide (solely with respect to each Specially Serviced Loan) each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder, as applicable.

Asset Status Report

For so long as no Control Termination Event is continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. For so long as no Consultation Termination Event is continuing, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

With respect to a Serviced Subordinate Companion Loan, the special servicer will prepare an Asset Status Report for the related Serviced AB Whole Loan within 60 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Intercreditor Agreement and, prior to the occurrence and continuance of a Control Appraisal Period, the Trust Directing Holder will have no approval rights over any such Asset Status Report.

Replacement of the Special Servicer

For so long as no Control Termination Event is continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event is continuing, but for so long as no Consultation Termination Event is continuing, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 Business Days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (for so long as no Control Termination Event is continuing) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. During the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder, the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event is continuing, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur (a) with respect to any Mortgage Loan (other than any Serviced AB Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than any Serviced AB Whole Loan or Servicing Shift Whole Loan), when one or more of the following is true: (i) when there is no class of Control Eligible certificates that has a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) equal to at least 25% of the initial Certificate Balance of that class, (ii) the holder of the Controlling Class certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA, or (iii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; provided that no Control Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Controlling Class certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and provided, further, that no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to a Servicing Shift Whole Loan; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur and be continuing (a) with respect to any Mortgage Loan (other than with respect to any Serviced AB Mortgage Loan and any Servicing Shift Mortgage Loan)

or Serviced Whole Loan (other than with respect to any Serviced AB Whole Loan and any Servicing Shift Whole Loan), when one or more of the following is true: (i) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that class, (ii) the holder of the Controlling Class certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA, or (iii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Controlling Class certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder, provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and provided, further, that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to a Servicing Shift Whole Loan; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Controlling Class certificates, it may waive its right (a) to appoint the Directing Holder and (b) to exercise any of the Directing Holder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Controlling Class certificates, the successor Certificateholder of the Controlling Class that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor certificateholder of the Controlling Class that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Holder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Controlling Class certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Controlling Class certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of the Controlling Class certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

If the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, for so long as no Control Termination Event in the PSA is continuing (or any matter requiring consultation with the Directing Holder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan(s)), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan(s)), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities, or materially reduce the rights, of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan, the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the directing holder (or equivalent entity) under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan). The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or any Servicing Shift Whole Loans, as applicable, and, for so long as no Control Termination Event is continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so for long as no Control Termination Event is continuing, the Directing Holder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or a Servicing Shift Whole Loan, as applicable, that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

With respect to any Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period, with respect to the related Serviced Subordinate Companion Loan, the Trust Directing Holder will not be entitled to exercise any consent or consultation rights, and those consent and consultation rights of the Directing Holder will be held by such Serviced Subordinate Companion Loan Holder, as the Directing Holder, in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period, with respect to the related Serviced AB Whole Loan, the Trust Directing Holder will have the same rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity.

See “Description of the Mortgage Pool—The Whole Loans”.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that each Loan-Specific Directing Holder and the holders of the Non-Serviced Companion Loan(s) or a Companion Loan that is part of a Servicing Shift Whole Loan or their respective designees (e.g. the related directing holder (or equivalent party) under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the

Directing Holder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to any Serviced AB Whole Loan, for so long as no Control Appraisal Period is continuing, the Trust Directing Holder will not be entitled to exercise the above described rights. For so long as no Control Appraisal Period is continuing, those rights will be held by the Loan-Specific Directing Holder in accordance with the PSA and the related Intercreditor Agreement. Prior to a Control Appraisal Period, the consent of the Loan-Specific Directing Holder is required to be obtained by the special servicer for any Major Decision. However, during a Control Appraisal Period with respect to any serviced AB Whole Loan, the Trust Directing Holder will have the same rights (including the rights described above) with respect to any Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than (in the case of the Trust Directing Holder) the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever to any Certificateholder (other than to a Controlling Class Certificateholder in the case of the Trust Directing Holder), the issuing entity, any Companion Loan Holder, any party to the PSA or any other person (including a borrower under a Mortgage Loan) for having so acted as set forth in (a) – (d) above, and no Certificateholder (other than a Controlling Class Certificateholder in the case of the Trust Directing Holder) or Companion Loan Holder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer with the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. Meanwhile, the operating advisors or equivalent parties (if any) under the applicable Non-Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any annual report.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of the Operating Advisor at All Times

With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, the operating advisor’s obligations will generally consist of the following:

(1)   reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(2)   reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(3)   promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (i) any Appraisal Reduction Amount, (ii) Collateral Deficiency Amount or (iii) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(4)   preparing an annual report (if, at any time during the prior calendar year, (i) a Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) generally in the form attached to this prospectus as Annex C to be provided to the depositor, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (3) above:

(1)   after the calculation has been finalized but prior to the utilization by the special servicer, the master servicer or special servicer, as applicable, will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(2)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)   if the operating advisor and the master servicer or special servicer, as applicable, are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the master servicer, the special servicer or the operating advisor, as applicable, and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of the master servicer’s or special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any borrower sponsor or guarantor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Certificateholder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report and other information (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the special servicer, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package (after the occurrence and during the continuance of an Operating Advisor Consultation Event or with respect to Specially Serviced Loans), Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information. Furthermore, each Operating Advisor Annual Report will be required to comply with the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of the Credit Risk Retention Rules.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

(1)   to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

(2)   to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

An “Operating Advisor Consultation Event” will occur upon the earlier of when (i) the aggregate Certificate Balances of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate Certificate Balances of such classes of certificates or (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the second to last proviso in the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)                       that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)                     that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)                  that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, any Successor Third-Party Purchaser, the Directing Holder, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)                   that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)                       that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)                   that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as or which appears on its face to be “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged

Information by the special servicer, (iii) information subject to attorney-client privilege (and which the special servicer has labeled or otherwise communicated as being subject to privilege) and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information or information which appears on its face to be Privileged Information confidential and may not, without the prior written consent of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing), disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard or the special servicer’s obligations under the PSA (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on the advice of legal counsel) is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the

PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either the trustee (i) may, or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event is continuing), any Companion Loan Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Holder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 211 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 55 of such 211 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between October 1, 2021 and September 30, 2026 was approximately 81.849%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 19.749%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 20.000% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 3.981%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three largest Mortgage Loans in the Mortgage Pool represent approximately 23.2% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Trust Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)                       a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)                    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)                 a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)                  a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)                     a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)                  a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)                any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (vi) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in its good faith and sole discretion to be relevant to the Asset Review (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Trust Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller (or AAIDX, with respect to the repurchase and substitution obligations of AXMF to the same extent as AXMF), which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Trust Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“Morningstar DBRS”), Fitch, KBRA, Moody’s or S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, Morningstar DBRS, KBRA or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, any Successor Third-Party Purchaser, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Trust Directing Holder or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Trust Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loan, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)                     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)                 any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)                  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)                      the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)                  the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, for so long as no Control Termination Event is continuing, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Trust Directing Holder will be paid by the Controlling Class Certificateholders, and in the case of any Loan-Specific Directing Holder, by such Loan-Specific Directing Holder.

Notwithstanding anything to the contrary described in this section, prior to the related Servicing Shift Securitization Date, no one except for the Loan-Specific Directing Holder will be permitted to replace the special servicer with respect to any Servicing Shift Whole Loan.

If at any time a Control Termination Event is continuing, the holders of the Principal Balance Certificates may generally replace the special servicer without cause, as described in this paragraph.

Upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer (other than with respect to a Non-Serviced Whole Loan and any Servicing Shift Whole Loan) with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly notify the special servicer by e-mail and post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all Voting Rights in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer (other than with respect to a Non-Serviced Whole Loan and any Servicing Shift Whole Loan) under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances, except in the case of the termination of the asset representations reviewer, of the certificates) of all Principal Balance Certificates on an aggregate basis.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates as of such date of determination, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses, previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates as of such date of determination.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer and (viii) has a then-current ranking by Morningstar DBRS higher than or equal to “MOR CS3” as a special servicer.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, a “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party other than during the continuance of a Control Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, the Trust Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then upon written notice to the resigning special servicer, the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Control Termination Event is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then upon written notice to the resigning special servicer, the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace a special servicer will not apply to any Serviced AB Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement. The related Serviced Subordinate Companion Loan holder will have the right, prior to the occurrence and continuance of a Control Appraisal Period to replace the special servicer solely with respect to such Serviced AB Whole Loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interests of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Principal Balance Certificates representing a majority of the aggregate outstanding Certificate Balance of all Principal Balance Certificates whose holders voted on the matter; provided that holders of Principal Balance Certificates that so voted on the matter (i) hold Principal Balance Certificates representing at least 20% of the outstanding Certificate Balance of all Principal Balance Certificates on an aggregate basis (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances), and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other.

In the event the holders of the Principal Balance Certificates elect to remove and replace the special servicer as described above (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans” below.

Termination of the Master Servicer and the Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within one business day, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would be non-recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for one business day;

(b)   with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any Certificateholders or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(g)   the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(h)   (i) the master servicer or the special servicer, as applicable, has failed to maintain a ranking by Morningstar DBRS equal to or higher than “MOR CS3” as a master servicer or a special servicer, as applicable, and such ranking is not reinstated within 60 days of such event or (ii) if the master servicer or the special servicer, as applicable, has not been ranked by Morningstar DBRS on or after the Closing Date, and Morningstar DBRS has qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of certificates in this securitization or placed one or more classes of certificates in this securitization on “watch status” in contemplation of a rating downgrade or withdrawal, publicly citing servicing concerns with the master servicer or the special servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar DBRS within 60 days of such event); or

(i)    so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA after any applicable grace period or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (i)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights in the case of the master servicer, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder, and (3) the depositor (with respect to clause (i) of the definition of “Servicer Termination Event”), the trustee will be required to, terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f), (g) or (h) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to rights in respect of indemnification and to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If it is unwilling to so act, the trustee may appoint, or if it is unable to so act, or if neither the trustee nor (if appointed pursuant to the PSA) the advancing agent has the applicable ratings required under the PSA, or holders of certificates evidencing at least (i) 25% of the aggregate Voting Rights in the case of the master servicer, and (ii) 25% of the aggregate Voting Rights in the case of the special servicer (or, for so long as no Control Termination Event is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise of rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless (except in the case of a default by the trustee) the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f), (g) or (h) of the definition of “Servicer Termination Event”, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its Exchange Act reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates (and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event), except (a) a Servicer Termination Event under clause (i) of the definition of “Servicer Termination Events” may be waived only with the consent of the depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event is continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or delayed or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, any Successor Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of any Successor Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, any Successor Third-Party Purchaser, the sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of any Successor Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Retaining Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of any Successor Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA (including any such fees and costs relating to enforcing this indemnity), the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-

serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, the operating advisor or the asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, the operating advisor or the asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, the operating advisor or the asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially

Serviced Loans) determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer (provided that the consent of the special servicer will be required with respect to any Qualified Substitute Mortgage Loan), and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA. In the event a Repurchase Request is Resolved in a manner contemplated by clause (v) of the definition thereof, in the event the Enforcing Servicer determines in its reasonable judgment that such a contractually binding agreement to be entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller could reasonably be expected to result in losses or other shortfalls on or in respect of the related Mortgage Loan directly attributable to the contractually binding agreement, then the Enforcing Servicer will be required to, prior to the occurrence of a Control Termination Event, obtain the consent of the Directing Holder before entering into such contractually binding agreement; provided, however, no such consent will be required (i) if the related Mortgage Loan is an Excluded Loan with regard to the Directing Holder, or (ii) if no such determination is made by the Enforcing Servicer.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Trust Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a

Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Trust Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the

Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Trust Directing Holder for so long as no Consultation Termination Event is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase

Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Trust Directing Holder, provided that a Consultation Termination Event is not continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of the Trust Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency or (iii) the applicable replacement master servicer or special servicer has a then-current ranking by Morningstar DBRS higher than or equal to “MOR CS3” as a master servicer or special servicer, as applicable, if Morningstar DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or the special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“Morningstar DBRS”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA, the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, the Directing Holder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1% of the Initial Pool Balance of all of the Mortgage Loans as of the Cut-off

Date. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding Principal Balance Certificates were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding Principal Balance Certificates as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, any Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Tax Person;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as no Control Termination Event is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)    to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)    to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)   to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, and (vi) (A) in the case of the certificate administrator, an institution whose long-term senior unsecured debt or issuer credit rating is at least “BBB(low)” by Morningstar DBRS (or if not rated by Morningstar DBRS, then at least an equivalent rating by two other NRSROs, which may include S&P and Fitch), and (B) in the case of the trustee, an institution whose long-term senior unsecured debt or an issuer credit rating is at least (x) “BBB” by S&P, (y) “A” by Fitch (or short-term rating of “F1” by Fitch) (provided, however, that the trustee may maintain a rating of at least “BBB-” by Fitch as long as the master servicer or, if appointed as described in the immediately succeeding paragraph, the advancing agent maintains a short-term rating of at least “F1” by Fitch or a long-term senior unsecured debt rating of at least “A” by Fitch); and (z) “A” by Morningstar DBRS (provided, however, that the trustee may maintain a long term senior unsecured debt rating or an issuer credit rating of at least “BBB(low)” by Morningstar DBRS as long as the master servicer or, if appointed as described in the immediately succeeding paragraph, the advancing agent, maintains a long-term senior unsecured debt rating of at least “A” by Morningstar DBRS (or if not rated by Morningstar DBRS (and solely with respect to satisfying the requirements of this clause (z)), then at least an equivalent rating by two other NRSROs, which may include S&P and Fitch)), or in the case of each of the certificate administrator and the trustee, such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee may, its own expense, appoint an advancing agent or similar entity to make Advances on behalf of the trustee. Such advancing agent will be required to be an institution that at all times (i) has (A) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch, (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB” by S&P and (C) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Morningstar DBRS (or, if not rated by Morningstar DBRS, then at least an equivalent rating by two other NRSROs which may include Fitch and S&P) (or, in the case of any Rating Agency’s rating requirement set forth in this clause (i), such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation), and (ii) is otherwise acceptable to the Rating Agencies as confirmed by receipt of a Rating Agency Confirmation from each Rating Agency. The trustee will be required provide prompt written notice of the appointment of any advancing agent to the depositor, the underwriters, the initial purchasers, the master servicer, the special servicer, the operating advisor, the certificate administrator and the 17g-5 Information Provider, who will be required to post such notice on the 17g-5 Information Provider’s Website. No appointment of an advancing agent will be effective until the advancing agent has executed and delivered to the trustee for the benefit of the Trust and the Certificate Owners a written assumption of all obligations of the trustee to make Advances as and when required of the trustee under the PSA, with a copy of such written assumption delivered to the 17g-5 Information Provider, who will be required to post such written assumption on the 17g-5 Information Provider’s Website. The appointment of an advancing agent will not relieve the trustee from any of its obligations under the PSA (including, without limitation, its obligations to make Advances under the PSA), and the trustee will remain responsible for all acts and omissions of the advancing agent.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, for so long as no Control Termination Event is continuing, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

Georgia

Four (4) Mortgaged Properties (13.7%) are located in Georgia. Real property loans in Georgia are customarily secured by deeds to secure debt and are generally foreclosed pursuant to a private, non-judicial sale under the power of sale remedy, which must be contained in the deed to secure debt. Judicial foreclosure is also an available, but rarely exercised, remedy. In the power of sale foreclosure, the lender must provide notice of the sale by advertisement in a newspaper in which sheriff’s notices of sale are published in the county in which the property is located once a week for four (4) consecutive weeks immediately preceding the date of sale. The advertisement must contain certain information, including a description of the property and the instrument pursuant to which the sale is being conducted, and the name, address, and telephone number of the individual or entity who will have full authority to negotiate, amend, and modify all terms of the mortgage with the debtor (provided that the lender is under no obligation to negotiate, amend or modify the terms of the deed to secure debt). A copy of the notice of sale to the public must be given to the debtor not less than (30) days prior to the date of the proposed foreclosure sale. If the loan has been assigned, the assignment vesting title to the deed to secure debt must be filed for record prior to the time of the sale. The foreclosure sale is conducted by the lender or its representatives, must occur between the hours of 10:00 a.m. and 4:00 p.m. on the first Tuesday of a month (except, if the first Tuesday of a month falls on New Year’s Day or Independence Day, then the sale must be conducted on the immediately following Wednesday) and is held on the courthouse steps of the court in the county in which the property is located. At the sale the property is sold to the highest bidder, and the lender may “credit bid” the amount of its debt at the sale, so long as the loan documents permit the lender to bid at the sale. The debtor’s right of redemption is extinguished by the power of the sale foreclosure. In order to obtain a deficiency judgment for a recourse loan, the lender must first report the foreclosure sale to a judge of the Superior Court of the county in which the property is located within thirty (30) days after the date of sale. The judge will then conduct a “confirmation hearing,” notice of which must be served at least five (5) days prior to the hearing on all obligors. The purpose of the confirmation hearing is to prove that (a) the real property sold for its “true market value” (which has been interpreted to mean “fair market value”) and (b) the foreclosure sale was conducted in accordance with law. The judge may (a) confirm the sale (in which case the creditor may pursue the deficiency claim in a separate action against the obligors), (b) set the sale aside (in which case the parties are returned to their respective positions immediately prior to the sale and a new foreclosure sale must be conducted) or (c) deny confirmation of the sale and refuse to permit a resale (in which case the sale stands as completed but the creditor may not pursue a deficiency claim against the obligors). Georgia has no “one action” rule or statute.

Florida

Five (5) Mortgaged Properties (12.1%) are located in Florida. Mortgage loans involving real property in Florida are secured by mortgages, and foreclosures are accomplished by judicial foreclosure. There is no power of sale in Florida. After an action for foreclosure is commenced and the lender secures a final judgment, such judgment will provide that the property be sold at a public sale at the courthouse (or on-line depending on the county) if the full amount of the judgment is not paid prior to the scheduled sale. Fla Statute 45.031 requires that foreclosure sale be held no earlier than 20 (but not more than 35) days after the judgment is entered. However, given the backlog of foreclosure cases in many counties, it is not unusual for foreclosure sales to be held later than the 35 day period specified in the statute. After the foreclosure judgment is entered and prior to the foreclosure sale, a notice of sale must be published once a week for two (2) consecutive weeks in the county in which the property is located. There is no right of redemption after the filing of the clerk’s certificate at the conclusion of the foreclosure sale. However, a certificate of title transferring title to the foreclosed property is not issued until 10 days after the foreclosure sale, and challenges to the foreclosure sale are permitted within that 10-day period. Florida does not have a “one action rule” or “anti-deficiency legislation,” and deficiency judgments are permitted to the extent not prohibited by the applicable loan documents. Subsequent to a foreclosure sale, however, a lender is generally required to prove the value of the property as of the date of foreclosure sale in order to recover a deficiency. Further, Florida law limits any deficiency judgment (if otherwise permitted) against a borrower following a judicial sale to the excess of the final judgment amount (which generally equals the amount of outstanding debt plus attorneys’ fees and other collection costs) over the fair market value of the property at the time of the judicial sale. In limited circumstances, the lender may have a receiver appointed during the pendency of the foreclosure action

Ohio

Two (2) Mortgaged Properties (10.7%) are located in Ohio. Commercial mortgage loans in Ohio are generally secured by mortgages on the related real estate, and such mortgages are foreclosed judicially. A suit to foreclose a mortgage is initiated with the filing, in the county in which the real estate is located, of a complaint against, and the service of a summons and complaint upon, the owner of the real estate and all parties with a recorded interest in the real estate. Along with the complaint, the filing plaintiff must include a preliminary judicial lien report or a commitment of an owner’s fee policy of title insurance (practice varies from county to county) that is prepared by a title company and includes, among other things, a complete legal description of each parcel of real estate to be sold at the judicial sale as well as the home addresses of all record owners and lienholders. In many counties, the plaintiff must also file proof of ownership of the original note. If no answers to the complaint are filed, a judgment by default foreclosing the mortgage may be filed. If an answer is filed, any disputes raised by the answer must be determined judicially by summary disposition, if appropriate, or by trial. Once a judgment foreclosing the mortgage has been filed, the plaintiff files a praecipe with the clerk of courts requesting that an order and notice of sale of the real estate be issued by the clerk of the courts to the sheriff of the county in which the foreclosure judgment was entered. An advertisement of the foreclosure sale is published once a week for three to five consecutive weeks (practice varies from county to county) beginning at least 30 days prior to the sale in a newspaper of general circulation in the county in which the judgment was entered and in which the real estate is located. The notice of the sale, with a copy of the advertisement of sale that is to be published, is normally sent by restricted and regular mail to the owner of the real estate and all parties claiming an interest in the real estate. The sheriff appoints three disinterested feeholders who must agree on the value of the related property. The sale is conducted by the sheriff’s office at the courthouse in the county in which the judgment was rendered, on the property or elsewhere as ordered by the court. The property must sell for at least two-thirds of the appraised value; and if the minimum bid is not received, the property must be reappraised and auctioned again. A party may petition the court for relief from the minimum bid requirement after an unsuccessful sale. Any delinquent real estate taxes on the real estate must be paid out of the proceeds of the sheriff’s sale. If the mortgagee bids its debt, the mortgagee is not required to pay the purchase price, but is required to pay off prior liens, taxes and sheriff’s costs. After the sale, a return is filed by the sheriff conducting the sale. A motion to confirm the sale must be filed with the court issuing the order of sale. If the court finds that the sale was performed in conformity with law and equity, the court will issue an order confirming the sale, which cuts off the equity of redemption. Upon the entry of an order confirming the sale, the sheriff conducting the sale will issue a sheriff’s deed to the real estate to the successful purchaser at the sale.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a signiﬁcant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must ﬁle UCC ﬁnancing statements in order to perfect its security interest in that personal property, and must ﬁle continuation statements, generally every ﬁve years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the speciﬁc terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary ﬁnancial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reﬂecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufﬁcient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneﬁciary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a speciﬁed period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deﬁciency judgment against the borrower following foreclosure or sale under a deed of trust.

A deﬁciency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without ﬁrst exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed ﬁrst against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deﬁciency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deﬁciency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most signiﬁcant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied ﬁrst to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deﬁciency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deﬁciency judgment proceedings) are automatically stayed upon the ﬁling of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be signiﬁcant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition (provided that no sale of the property had yet occurred). This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is ﬁled will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order ﬁnding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may ﬁnd that the lender has no security interest in either pre-petition or post-petition revenues if the court ﬁnds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modiﬁed at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the ﬁling of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the ﬁling of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested by a creditor and granted by a bankruptcy court in certain circumstances, it can be denied for a number of reasons, including where “cause” has not been shown or the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property under which the debtor is a lessee, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, there is risk associated with a borrower ground lessee or a ground lessor becoming a debtor in a proceeding under the Bankruptcy Code. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease, provided that the bankruptcy court may defer the time for a debtor lessee to perform under the lease until 60 days following the petition date for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may wait until the confirmation of its plan of reorganization to determine whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the lessee/borrower debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include nondebtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts speciﬁc to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under most fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, believed or reasonably should have believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction, a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or intended to, believed or reasonably should have believed that it would incur debts that would render it unable to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009) filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a speciﬁed time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnership triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-

common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

A debtor in possession or trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to a secured mortgage lender. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed-of-trust. Under the Bankruptcy Code, if the court finds that actions of mortgagees have been inequitable, the claims of the mortgagees may be subordinated to the claims of other creditors and the liens securing the mortgagees’ claims may be transferred to the debtor’s estate.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s deﬁnition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by deﬁning the activities in which a lender can engage and still have the beneﬁt of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to inﬂuence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the beneﬁt of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certiﬁcateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of “due-on-sale” clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate ﬁnancing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a speciﬁed period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be speciﬁc limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) ﬁrst mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a speciﬁed penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the ﬁnancial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible ﬁnancial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the ﬁnancial condition of the owner or landlord, a foreclosing lender who is ﬁnancially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notiﬁcation by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certiﬁcates, and would not be covered by advances or, any other form of credit support provided in connection with the certiﬁcates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”), the Anti-Money

Laundering Act of 2020, including the Corporate Transparency Act, and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance. It is currently unclear as to the long-term implications of the Anti-Money Laundering Act of 2020 or the Corporate Transparency Act.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, we cannot assure you that such a defense will be successful.

CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING
TRANSACTION PARTIES

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor and GACC, a mortgage loan seller, a sponsor and an originator.

AXMF and its affiliates are playing several roles in this transaction. AXMF is a mortgage loan seller, a sponsor and the Retaining Sponsor, and is an affiliate of the Axonic Originators, which originated the Axonic Mortgage Loans. Axonic or its affiliate is expected to be appointed as the initial Trust Directing Holder and, therefore, the initial Directing Holder with respect to each Serviced Mortgage Loan (other than any applicable Excluded Loan, any Serviced AB Whole Loan and any Servicing Shift Mortgage Loan), and AAIDX is expected to acquire the Class F-RR and Class G-RR certificates. AXMF or AAIDX (or its affiliate) is also expected to acquire the Class D and Class E Certificates on the Closing Date, and may also purchase one or more other classes of additional certificates. Axonic is the manager of AXMF and each of the Axonic Originators and is the investment adviser to AAIDX.

CTCNA acts as interim custodian with respect to all the GACC Mortgage Loans and the Axonic Mortgage Loans, except for the related Mortgage File with respect to any GACC Mortgage Loan or Axonic Mortgage Loan that is currently (or becomes prior to the Closing Date) a Non-Serviced Mortgage Loan.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Trimont on the other hand, Trimont acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between AXMF and certain of its affiliates, on the one hand, and W&D, on the other hand, W&D acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Axonic Mortgage Loans.

Pursuant to certain interim servicing agreements between AXMF and certain of its affiliates, on the one hand, and CBRELS, on the other hand, CBRELS acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Axonic Mortgage Loans.

Pursuant to certain interim servicing agreements between AXMF and certain of its affiliates, on the one hand, and Greystone Servicing Company LLC, on the other hand, Greystone Servicing Company LLC acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Axonic Mortgage Loans.

Pursuant to certain interim servicing agreements between AXMF and certain of its affiliates, on the one hand, and Northmarq Capital, LLC, on the other hand, Northmarq Capital, LLC acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Axonic Mortgage Loans.

Trimont is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

Computershare Trust Company is National Association, the trustee, certificate administrator and custodian.

Park Bridge Lender Services LLC is the operating advisor and the asset representations reviewer.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES

The sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including, in certain circumstances, actions relating to repurchase claims. However, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

USE OF PROCEEDS

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

YIELD AND MATURITY CONSIDERATIONS

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with

Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$165,000,000	Class A-2

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, “due-on-sale” clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$165,000,000	Class A-2

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan during such Mortgage Loan’s lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPR, and we make no representation that the Mortgage Loans will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates (other than the Class X-A Certificates) that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates (other than the Class X-A Certificates). The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	Scheduled Periodic Payments, including payments due at maturity, of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in December 2026;

●	the Mortgage Rate in effect for each Mortgage and AB Whole Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate;
●	the Mortgage Loan Sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;
●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (and as applicable, without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);
●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;
●	the Closing Date occurs on November 17, 2026;
●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;
●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;
●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;
●	no additional trust fund expenses are incurred;
●	no property releases (or related re-amortizations) occur;
●	the optional termination is not exercised; and
●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	100%	100%	100%	100%
November 2030	100%	100%	100%	100%	100%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.71	4.67	4.64	4.59	4.40

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	100%	100%	100%	100%
November 2030	100%	100%	100%	100%	100%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.85	4.84	4.83	4.80	4.59

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	100%	100%	100%	100%
November 2030	100%	100%	100%	100%	100%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.91	4.91	4.91	4.90	4.66

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	100%	100%	100%	100%
November 2030	100%	100%	100%	100%	100%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.91	4.91	4.91	4.91	4.66

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	100%	100%	100%	100%
November 2030	100%	100%	100%	100%	100%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.91	4.91	4.91	4.91	4.66

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from November 1, 2026 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the

Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.50000%	5.9213%	5.9218%	5.9222%	5.9229%	5.9254%
99.75000%	5.8589%	5.8590%	5.8590%	5.8591%	5.8593%
100.00000%	5.7968%	5.7964%	5.7960%	5.7955%	5.7934%
100.25000%	5.7348%	5.7340%	5.7332%	5.7321%	5.7277%
100.50000%	5.6730%	5.6718%	5.6706%	5.6689%	5.6622%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
101.50000%	5.9517%	5.9511%	5.9493%	5.9466%	5.9271%
101.75000%	5.8915%	5.8909%	5.8889%	5.8859%	5.8640%
102.00000%	5.8315%	5.8308%	5.8286%	5.8253%	5.8010%
102.25000%	5.7717%	5.7710%	5.7686%	5.7650%	5.7383%
102.50000%	5.7121%	5.7113%	5.7087%	5.7048%	5.6757%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
1.962500%	8.2505%	7.8931%	7.5698%	7.1096%	5.4042%
1.975000%	7.9608%	7.6021%	7.2778%	6.8161%	5.1053%
1.987500%	7.6738%	7.3141%	6.9887%	6.5255%	4.8094%
2.000000%	7.3897%	7.0288%	6.7024%	6.2377%	4.5163%
2.012500%	7.1084%	6.7463%	6.4189%	5.9527%	4.2260%

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.75000%	6.1363%	6.1363%	6.1362%	6.1353%	6.1214%
101.00000%	6.0763%	6.0762%	6.0761%	6.0751%	6.0586%
101.25000%	6.0164%	6.0163%	6.0162%	6.0150%	5.9960%
101.50000%	5.9567%	5.9566%	5.9565%	5.9552%	5.9335%
101.75000%	5.8972%	5.8971%	5.8970%	5.8955%	5.8713%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.75000%	6.3784%	6.3783%	6.3782%	6.3781%	6.3745%
100.00000%	6.3176%	6.3175%	6.3174%	6.3173%	6.3110%
100.25000%	6.2570%	6.2569%	6.2568%	6.2567%	6.2476%
100.50000%	6.1966%	6.1965%	6.1964%	6.1963%	6.1844%
100.75000%	6.1363%	6.1363%	6.1362%	6.1360%	6.1214%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000%	6.8091%	6.8091%	6.8090%	6.8088%	6.8250%
98.25000%	6.7470%	6.7470%	6.7469%	6.7467%	6.7600%
98.50000%	6.6851%	6.6850%	6.6849%	6.6848%	6.6953%
98.75000%	6.6234%	6.6233%	6.6232%	6.6231%	6.6307%
99.00000%	6.5619%	6.5618%	6.5617%	6.5615%	6.5664%

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, foreign government investors, investors whose functional currency is not the U.S. dollar, investors subject to the alternative minimum tax, investors that might be treated as engaged in a U.S. trade or business by virtue of investing in the certificates and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation can apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-2, Class A-3, Class X-A, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates, each representing a regular interest in the Upper-Tier REMIC (collectively, the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the

Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the Startup Day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each class of Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will evidence the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, All of the Mortgaged Properties are multifamily properties or manufactured housing properties. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. We cannot assure you that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interest Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a

Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class C certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to the Class X Certificates. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the

Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. If made, such selection will apply to all market discount instruments acquired by such Regular Interest Holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. If made, such election will apply to all premium debt instruments (other than those paying tax-exempt interest) held by the Holder of the Regular Interest on the first day of the taxable year to which the election applies and to all taxable, premium debt instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-2, Class A-3, Class A-M and Class B certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election and thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be allocated to the holders of certain of the certificates in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the applicable certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the applicable certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, as applicable, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Code Section 6223) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R certificates, rather than the Trust REMICs, liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10-percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a “controlled foreign corporation” described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). A “Non-U.S. Tax Person” is a person other than a U.S. Tax Person. Partnerships are urged to consult their tax advisors concerning the application of the rules described herein, which may be applied differently to partners that are U.S. Tax Persons and to partners that are not.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including payments of U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder (i) is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number, or (ii) other than a holder of a Class R certificate, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is calculated in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interest Holders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

CERTAIN STATE AND LOCAL TAX CONSIDERATIONS

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	Drexel Hamilton, LLC
Class A-2	$165,000,000	$0
Class A-3	$218,574,000	$0
Class X-A	$165,000,000	$0
Class A-M	$47,261,000	$0
Class B	$30,138,000	$0
Class C	$22,604,000	$0
Class	Mischler Financial Group, Inc.
Class A-2	$0
Class A-3	$0
Class X-A	$0
Class A-M	$0
Class B	$0
Class C	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 101.7% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2026, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at approximately $4,500,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. The ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the Offered Certificates or CMBS generally. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 1 business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, and GACC, one of the sponsors and one of the originators.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc., which is an underwriter for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of the final prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into the final prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1 Columbus Circle, New York, New York 10019, Attention: President, or by telephone at (212) 250-2500.

WHERE YOU CAN FIND MORE INFORMATION

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-283864) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

FINANCIAL INFORMATION

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

CERTAIN ERISA CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest” under ERISA and “Disqualified Persons” under Code Section 4975) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest and Disqualified Persons that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975 or a penalty imposed under Section 502(i) of ERISA, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to acquire an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or gives, investment advice within the meaning of Section 3(21) of ERISA with respect to those Plan assets within the meaning of Section 3(21) of ERISA; or (c) is an employer maintaining or contributing to the Plan.

Before acquiring any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that acquisition under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (including the administrative exemption described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee or other compensation, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the acquisition, holding and disposition of mortgage pass-through certificates, such as the Offered Certificates, underwritten by

Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the acquisition, holding and disposition of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating acquiring an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating acquiring an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a Party in Interest or a Disqualified Person, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

Each acquiror of Offered Certificates that is an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the issuing entity, the trustee, any underwriter, the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and regulations thereunder) to the ERISA Plan, or to any fiduciary or other person making the decision to invest the assets of the ERISA Plan (“Fiduciary”), in connection with its acquisition of Certificates, and (ii) the Fiduciary is exercising its own independent judgment in evaluating the transaction.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”) to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

LEGAL INVESTMENT

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

LEGAL MATTERS

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Sidley Austin LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

RATINGS

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in November 2059. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

INDEX OF DEFINED TERMS

17g-5 Information Provider	230
1986 Act	377
1996 Act	361
401(c) Regulations	394
AAIDX	172
AB Modified Loan	276
AB Whole Loan	161
Acceptable Insurance Default	280
Accrued AB Loan Interest	215
Acting General Counsel’s Letter	115
actual/360 basis	29
Actual/360 Basis	152
Actual/360 Loans	254
ADA	364
Administrative Cost Rate	210
Advances	250
Affiliate	13
Affirmative Asset Review Vote	315
Aggregate Principal Distribution Amount	211
AIFM Regulations	121
Allocated Loan Amount	126
Annual Debt Service	126
Anticipated Repayment Date	153
Appraisal Reduction Amount	272
Appraisal Reduction Event	272
Appraised Value	126
Appraised-Out Class	277
Approved Exchange	19
ARD Loan	153
ASR Consultation Process	290
Assessment of Compliance	341
Asset Representations Reviewer Asset Review Fee	270
Asset Representations Reviewer Fee Cap	270
Asset Representations Reviewer Termination Event	320
Asset Review	317
Asset Review Notice	316
Asset Review Quorum	316
Asset Review Report	318
Asset Review Report Summary	318
Asset Review Standard	317
Asset Review Trigger	314
Asset Review Vote Election	315
Asset Status Report	288
Assumed Final Distribution Date	217
Assumed Scheduled Payment	212
Attestation Report	341
Available Funds	206
AXFM1 EFX	173

AXFM2 EFX	173
AXMF	124, 172
AXMF Data Tape	174
Axonic	172
Axonic Deal Team	173
Balloon Balance	126
Balloon LTV	127
Base Interest Fraction	216
BEA	140
benefit plan investors	391
Borrower Party	224
Borrower Party Affiliate	224
Breach Notice	241
Bridge Bank	64
Business Day	255
CBRELS	194
CBRELS Sub-Servicing Agreement	194
CERCLA	361
Certificate Administrator/Trustee Fee	269
Certificate Administrator/Trustee Fee Rate	269
Certificate Balance	205
Certificate Owners	232
Certificateholder	225
Certificateholder Quorum	323
Certificateholder Repurchase Request	334
certificates	3
certificates	28
Certifying Certificateholder	234
CityFHEPS	57
Class X certificates	3
Class X Certificates	204
Clearstream	231
Clearstream Participants	233
Closing Date	125
CMBS	118
CMS	187
CMS Acquisition Closing Date	187
CMS Platform	187
Code	116, 375
Collateral Deficiency Amount	276
Collection Account	253
Collection Period	207
Communication Request	235
Companion Loan Holder	161
Compensating Interest Payment	218
Computershare	103, 182
Computershare Limited	181
Computershare Trust Company	181
Constant Prepayment Rate	370
Consultation Termination Event	302

Control Appraisal Period	161
Control Eligible Certificates	297
Control Note	161
Control Termination Event	302
Controlling Class	297
Controlling Class Certificateholder	297
Controlling Holder	161
Controlling Note	161
Corrected Loan	287
CPR	370
Credit Risk Retention Rules	200
CREFC®	222
CREFC® Intellectual Property Royalty License Fee	271
CREFC® Intellectual Property Royalty License Fee Rate	271
CREFC® Reports	222
Crossed Mortgage Loan	3
Crossover Date	209
CTS	182
Cumulative Appraisal Reduction Amount	276
Cure/Contest Period	318
Current LTV	127
Cut-off Date	124
Cut-off Date Balance	126
Cut-off Date LTV Ratio	127
Cut-off Date UW NCF Debt Yield	129
DB Originator	166
Defaulted Loan	294
Defeasance	10
Defeasance Deposit	157
Defeasance Loans	156
Defeasance Lock-Out Period	156
Defeasance Option	156
Definitive Certificate	231
Delegated Directive	14
Delinquent Loan	315
Depositaries	232
Determination Date	205
Deutsche Bank	164
Diligence File	238
Directing Holder	296
Directing Holder Asset Status Report Review Process	289
DISC	14
Disclosable Special Servicer Fees	269
Discount Rate	153
Dispute Resolution Consultation	336
Dispute Resolution Cut-off Date	336
Disqualified Persons	391
Distribution Accounts	254
Distribution Date	205
Distributor	14
DISTRIBUTOR	15
DMARC	164
Dodd-Frank Act	122

DOJ	164
DOL	391
DTC	231
DTC Participants	232
DTC Rules	233
Due Date	152, 207
EDGAR	390
EEA	14
EEA RETAIL INVESTOR	14, 16
Eligible Asset Representations Reviewer	319
Eligible Operating Advisor	310
Enforcing Party	334
Enforcing Servicer	334
Environmental Condition	13
ESA	139, 168, 177, 13
Escrow/Reserve Mitigating Circumstances	170, 179
EU	119
EU CRR	120
EU Due Diligence Requirements	120
EU Institutional Investor	120
EU PRIIPS Regulation	14
EU Prospectus Regulation	14
EU Securitization Rules	120
Euroclear	231
Euroclear Operator	234
Euroclear Participants	233
Excess Prepayment Interest Shortfall	219
Exchange Act	172
Excluded Controlling Class Holder	224
Excluded Controlling Class Loan	224
Excluded Information	224
Excluded Loan	225
Excluded Plan	393
Excluded Special Servicer	324
Excluded Special Servicer Mortgage Loan	324
Exemption	391
Exemption Rating Agency	392
FATCA	386
FCA HANDBOOK	14
FDIA	113
FDIC	64, 114
FDIC Safe Harbor	114
FETL	19
Fiduciary	393
FIEL	20
Final Asset Status Report	291
Final Dispute Resolution Election Notice	337
Financial Promotion Order	15
FIRREA	115, 167, 176
Fitch	340
Flagstar	64
Foreclosure Action	150
FPO Persons	15

FSCMA	19
FSMA	121
GACC	124, 163
GACC Data Tape	165
GACC Deal Team	165
GACC Mortgage Loans	165
Gain-on-Sale Reserve Account	254
Garn Act	363
grace period	152
Grant	150
Ground Lease	11
Hard Lockbox	126
HFC	59
House Bill 21	59
HRR certificates	28
HRR Certificates	99
HRR Transfer Restriction End Date	202
HSTP Act	57
Impermissible Asset Representations Reviewer Affiliate	331
Impermissible Operating Advisor Affiliate	331
Impermissible Risk Retention Affiliate	331
Impermissible TPP Affiliate	330
Indirect Participants	232
Initial Delivery Date	288
Initial Pool Balance	124
Initial Rate	153
Initial Requesting Certificateholder	334
In-Place Cash Management	127
Institutional Investor	19
Insurance and Condemnation Proceeds	253
Insurance Ratings Requirements	5
Intercreditor Agreement	161
Interest Accrual Amount	211
Interest Accrual Period	211
Interest Distribution Amount	211
Interest Payment Differential	154
Interest Reserve Account	254
Interest Shortfall	211
Interested Person	295
intermediary	385
Investment Company Act	1
Investor Certification	225
Investor Q&A Forum	229
Investor Registry	230
IRS	117
Japanese Retention Requirement	20
JFSA	20
JRR Rule	20
Lansing Authority	151
Largest Tenant	127
Lease Expiration	127
LIHTC	133
Liquidation Fee	265
Liquidation Proceeds	265

LNR Partners	188
Loan Per Net Rentable Area	127
Loan-Specific Directing Holder	297
Loan-to-Value Ratio	127
Loan-to-Value Ratio at Maturity or ARD	127
Local Law 97	89
Loss of Value Payment	242
Losses	197
Lower-Tier Regular Interests	375
Lower-Tier REMIC	44, 375
Lower-Tier REMIC Distribution Account	254
LTV Ratio	127
LTV Ratio at Maturity or ARD	127
MAI	243, 14
Major Decision	298
Major Decision Reporting Package	298
market discount	380
MAS	18
Master Servicer	184
Master Servicer Proposed Course of Action Notice	335
Master Servicer Remittance Date	249
Master Servicing Fee	262
Master Servicing Fee Rate	262
Material Defect	241
Maturity Date LTV Ratio	127
MCR	103
MFTE Program	150
MIFID II	14, 16
MLPA	236
MOA	200
Modeling Assumptions	370
Modification Fees	268
Modified Mortgage Loan	272
Morningstar DBRS	319, 340
Mortgage	124
Mortgage File	236
Mortgage Loan Seller	1
Mortgage Loan Sellers	163
Mortgage Loans	124
Mortgage Note	124
Mortgage Pool	124
Mortgage Rate	211
Mortgaged Property	124
Most Recent NOI	127
MSA	127
Net Default Interest	262
Net Mortgage Rate	210
Net Operating Income	128
Net Prepayment Interest Excess	218
NFIP	72
NI 33-105	21
NMCRA	149
NOI	128
Non-Control Note	161
Non-Controlling Holder	161

non-offered certificates	28
non-qualified intermediary	385
Nonrecoverable Advance	251
Non-Reduced Certificates	323
Non-Serviced AB Whole Loan	161
Non-Serviced Certificate Administrator	161
Non-Serviced Companion Loan	161
Non-Serviced Custodian	161
Non-Serviced Directing Holder	161
Non-Serviced Master Servicer	162
Non-Serviced Mortgage Loan	162
Non-Serviced Pari Passu Companion Loan	162
Non-Serviced Pari Passu Whole Loan	162
Non-Serviced PSA	162
Non-Serviced Securitization Trust	162
Non-Serviced Special Servicer	162
Non-Serviced Trustee	162
Non-Serviced Whole Loan	162
Non-U.S. Tax Person	386
Notional Amount	205
NRA	128
NRSRO	224, 328, 394
NRSRO Certification	226
Occupancy	128
Occupancy Date	128
OFFER	16
offered certificates	27
Offered Certificates	204
Offsetting Modification Fees	268
OID Regulations	378
OLA	115
Operating Advisor Annual Report	308
Operating Advisor Consultation Event	309
Operating Advisor Consulting Fee	270
Operating Advisor Expenses	270
Operating Advisor Fee	270
Operating Advisor Fee Rate	270
Operating Advisor Standard	307
Operating Advisor Termination Event	311
Original Balance	128
P&I Advance	249
Pads	132
PAR	168, 177
Pari Passu Companion Loan	162
Park Bridge Financial	199
Park Bridge Lender Services	199
Participants	231
Parties in Interest	391
Pass-Through Rate	209
Patriot Act	364
PCO	147
Periodic Payments	206
Permitted Encumbrances	3
Permitted Investments	206
Permitted Special Servicer/Affiliate Fees	269

Plans	390
PML	5
POATRS	14
PRC	17
Pre-Closing Platform	187
Preliminary Dispute Resolution Election Notice	336
Prepayment Assumption	379
Prepayment Interest Excess	218
Prepayment Interest Shortfall	218
Prepayment Provision	128
Prestige Successor Owner	150
Prime Rate	253
Principal Balance Certificates	204
Principal Distribution Amount	212
Principal Shortfall	212
Privileged Information	310
Privileged Information Exception	311
Privileged Person	223
Prohibited Prepayment	219
Promotion of Collective Investment Schemes Exemptions Order	15
Proposed Course of Action	335
Proposed Course of Action Notice	335
PSA	204
PSA Party Repurchase Request	334
PTCE	393
Purchase Price	242
Purchaser	1
qualified intermediary	385
Qualified Replacement Special Servicer	323
Qualified Substitute Mortgage Loan	243
Qualifying CRE Loan Percentage	200
RAC No-Response Scenario	339
Rated Final Distribution Date	218
Rating Agencies	340
Rating Agency Confirmation	340
Realized Loss	220
REC	139
Record Date	205
Registration Statement	390
Regular Certificates	204
Regular Interest Holder	378
Regular Interests	375
Regulation AB	342
Reimbursement Rate	253
Reinvestment Yield	154
Related Group	128
Related Proceeds	252
Release Date	157
Relevant Persons	15
Relief Act	364
REMIC	375
REMIC Regulations	375
REO Account	254
REO Loan	213

REO Property	287
Repurchase Request	334
Requesting Certificateholder	336
Requesting Holders	277
Requesting Investor	235
Requesting Party	339
Required Risk Retention Percentage	201
Requirements	364
Residual Certificates	204
Resolution Failure	335
Resolved	335
Restricted Group	392
Restricted Mezzanine Holder	224
Restricted Party	311
Retaining Parties	200
Retaining Party	99
Retaining Sponsor	200
Review Materials	316
Revised Rate	153
Risk Retention Affiliate	310
Risk Retention Affiliated	310
ROAD Act	62
Rockefeller Competing Property	135
Rule 17g-5	226
S&P	340
Scheduled Principal Distribution Amount	212
SEC	172
Securities Act	341
Securitization Accounts	255
SEL	5
Senior Certificates	204
Senior Principal Balance Certificates	204
Serviced AB Mortgage Loan	162
Serviced AB Whole Loan	162
Serviced Companion Loan	162
Serviced Mortgage Loan	162
Serviced Pari Passu Companion Loan	162
Serviced Pari Passu Mortgage Loan	162
Serviced Pari Passu Whole Loan	162
Serviced Subordinate Companion Loan	163
Serviced Whole Loan	163
Serviced Whole Loan Custodial Account	253
Servicer Termination Event	326, 328
Servicing Advances	250
Servicing Compensation	263
Servicing Fee	262
Servicing Fee Rate	262
Servicing Shift Mortgage Loan	163
Servicing Shift PSA	163
Servicing Shift Securitization Date	163
Servicing Shift Whole Loan	163
Servicing Standard	248
Servicing Transfer Event	287
SF	129
SFA	18
SFO	18

Significant	196
Significant Sub-Servicer Parties	197
Significant Sub-Servicers	195
Similar Law	390
Single-Family Community Properties	62
Single-Purpose Entity	10
Small Loan Appraisal Estimate	274
SMMEA	394
Soft Lockbox	128
Soft Springing Hard Lockbox	128
Sole Certificateholder	268
Special Servicing Fee	264
Special Servicing Fee Rate	264
Specially Serviced Loans	285
Sponsors	163
Springing Cash Management	128
Springing Lockbox	129
Sq. Ft.	129
Square Feet	129
Standard Qualifications	2
Startup Day	376
Stated Principal Balance	213
static pool data	77
STWD	188
Subject 2024 Computershare CMBS Annual Statement of Compliance	183
Subject 2025 Computershare CMBS Annual Statement of Compliance	183
Subject Loans	270
Subordinate Certificates	204
Subordinate Companion Loan	163
Subsequent Asset Status Report	288
Sub-Servicing Agreement	248
Sub-Servicing Entity	327
Successor Third-Party Purchaser	202
SVB	64
Syndicate Insurance Ratings Requirements	5
T-12	129
TCO	147
Term to Maturity	129
Terms and Conditions	234
Tests	317
TIF Agreement	149
TIF Reimbursement	149
Title Exception	2
Title Policy	3
Title V	363
Trailing 12 NOI	127
Transfer	10
Traveling HFCs	59
Treasury Regulations	7
TRIA	9
Trimont	123, 184
TRIPRA	73
trust directing holder	25

Trust Directing Holder	296
Trust REMICs	44, 375
TTM	129
U.S. Obligations	154
U.S. Tax Person	385
UCC	350, 2
UK	14, 16, 119
UK CRR	121
UK Due Diligence Requirements	120
UK Institutional Investor	121
UK MIFIR Product Governance Rules	15
UK Retail Investor	14, 16
UK Securitization Rules	120
Underwriter Entities	93
Underwriting Agreement	388
Underwritten EGI	129, 132
Underwritten Expenses	129
Underwritten NCF	129
Underwritten NCF Debt Yield	129
Underwritten NCF DSCR	130
Underwritten Net Cash Flow	129
Underwritten Net Cash Flow DSCR	130
Underwritten Net Operating Income	130
Underwritten Net Operating Income DSCR	131
Underwritten NOI	130
Underwritten NOI Debt Yield	132
Underwritten NOI DSCR	131
Underwritten Revenues	132
Units	132

Unscheduled Principal Distribution Amount	212
Unsolicited Information	317
Updated Appraisal	274
Upper-Tier REMIC	44, 375
Upper-Tier REMIC Distribution Account	254
UW EGI	129, 132
UW Expenses	129
UW NCF	129
UW NCF Debt Yield	129
UW NCF DSCR	130
UW NOI	130
UW NOI Debt Yield	132
UW NOI DSCR	131
Venue TIF Agreement	151
Volcker Rule	122
Voting Rights	231
W&D	192
W&D Sub-Servicing Agreement	192
WAC rate	3
WAC Rate	210
Weighted Average Mortgage Rate	132
Wells Fargo Bank	182
WFBNA	123
Whole Loan	163
Withheld Amounts	254
Workout Fee	264
Workout-Delayed Reimbursement Amount	253
Zoning Regulations	7

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County

1	Loan	22	1	Midtown Towers	8.7%	100.0%	Axonic	Axonic	NAP	NAP	5676 Broadview Road	Parma	Cuyahoga
2	Loan	16, 22, 23	1	The Jax	7.9%	100.0%	Axonic	Axonic	NAP	NAP	200 Aycock Avenue	Monroe	Walton
3	Loan	10	7	NW Arkansas Portfolio	6.6%		Axonic	Axonic	NAP	NAP	Various	Various	Various
3.01	Property		1	Meadowlands	1.6%	24.5%					804 Meadowlands Drive	Centerton	Benton
3.02	Property		1	Ecology	1.5%	22.1%					344 North Double Springs Road	Farmington	Washington
3.03	Property		1	Honeysuckle	1.1%	16.8%					4179 North Sunflower Circle	Fayetteville	Washington
3.04	Property		1	Windwood	0.8%	12.8%					1905 South 40th Street	Springdale	Washington
3.05	Property		1	Brooks Duplexes	0.7%	11.4%					993 North Brook Drive	Fayetteville	Washington
3.06	Property		1	Clevenger	0.5%	8.3%					764 North 54th Avenue	Fayetteville	Washington
3.07	Property		1	Fountains	0.3%	4.1%					4119 North Sunflower Circle	Fayetteville	Washington
4	Loan	22, 23	1	Marine Terrace	6.1%	100.0%	Axonic	Axonic	NAP	NAP	4180 North Marine Drive	Chicago	Cook
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	6.0%		Axonic	Axonic	NAP	NAP	Various	Howell	Livingston
5.01	Property		1	Chestnut Woods	3.3%	54.9%					1565 Elijah Lane	Howell	Livingston
5.02	Property		1	Chestnut Crossing	2.7%	45.1%					4018 Chestnut Crossing Drive	Howell	Livingston
6	Loan	22	1	Douglaston Villas & Townhomes	5.3%	100.0%	Axonic	Axonic	NAP	NAP	1030 Douglas Avenue	Altamonte Springs	Seminole
7	Loan	17	1	Yorktowne Pointe Apartments	4.2%	100.0%	GACC	GACC	NAP	NAP	1700 Yorktowne Drive	York	York
8	Loan	23, 24	1	Nissan Golden Gate	4.1%	100.0%	GACC	GACC	NAP	NAP	1075 North Hairston Road	Stone Mountain	DeKalb
9	Loan	16, 23	1	501 West 7th Street	4.0%	100.0%	GACC	GACC	NAP	NAP	501-515 West 7th Street	Plainfield	Union
10	Loan	10, 14	2	Riverside Portfolio	2.9%		Axonic	Axonic	NAP	NAP	Various	Riverside	Riverside
10.01	Property		1	University Gardens	2.2%	76.0%					3681 and 3725 Cranford Avenue	Riverside	Riverside
10.02	Property		1	Normandy Apartments	0.7%	24.0%					1480 7th Street	Riverside	Riverside
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	2.8%		GACC	GACC	NAP	NAP	Various	Hampton	Hampton City
11.01	Property		1	Cove Harbor	1.7%	60.9%					25 1/2 Bainbridge Avenue	Hampton	Hampton City
11.02	Property		1	Harbor Oak	1.1%	39.1%					3750 Kecoughtan Road	Hampton	Hampton City
12	Loan	14, 16	1	Westwood Townhomes	2.8%	100.0%	Axonic	Axonic	NAP	NAP	603 West Center Street	Duncanville	Dallas
13	Loan	16, 23	1	Prestige District	2.6%	100.0%	GACC	GACC	NAP	NAP	13200 Northeast 7th Avenue	North Miami	Miami-Dade
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	2.5%		Axonic	Axonic	Group 1	NAP	Various	Various	Hampden
14.01	Property		1	Olympia Manor	1.3%	50.4%					97-119 Ashley Avenue	West Springfield	Hampden
14.02	Property		1	Carriage House	0.5%	19.2%					1023-1029 Elm Street	West Springfield	Hampden
14.03	Property		1	Town West Apartments	0.4%	17.6%					249 Westfield Street	West Springfield	Hampden
14.04	Property		1	Briarwood Place	0.3%	12.8%					139-145 Meeting House Road	Chicopee	Hampden
15	Loan	14, 16, 23	1	Brookside Apartments	2.5%	100.0%	GACC	GACC	NAP	NAP	20711 Southeast Stark Street	Gresham	Multnomah
16	Loan	10, 14, 16, 21	4	Pico Portfolio	2.5%		Axonic	Axonic	NAP	NAP	Various	Los Angeles	Los Angeles
16.01	Property		1	Delphene Manor	0.7%	28.7%					1240 4th Avenue	Los Angeles	Los Angeles
16.02	Property		1	1142 West 17th Street	0.6%	26.2%					1142 West 17th Street	Los Angeles	Los Angeles
16.03	Property		1	4144 West Adams Boulevard	0.6%	24.4%					4144 West Adams Boulevard	Los Angeles	Los Angeles
16.04	Property		1	2849 San Marino Street	0.5%	20.6%					2849 San Marino Street	Los Angeles	Los Angeles
17	Loan	14, 22	1	Sovereignty at Winter Park	2.3%	100.0%	Axonic	Axonic	NAP	NAP	7745 Brandywood Circle	Winter Park	Orange
18	Loan	23	1	Prime at Laurel Springs	2.0%	100.0%	Axonic	Axonic	NAP	NAP	20 Old Yellow Springs Road	Fairborn	Greene
19	Loan	16, 23	1	Rockefeller Square Apartments	2.0%	100.0%	GACC	GACC	NAP	NAP	2611-2619 Rockefeller Avenue	Everett	Snohomish
20	Loan	14, 23	1	Mulberry Estates	1.7%	100.0%	Axonic	Axonic	NAP	NAP	3903 49th Avenue	Sacramento	Sacramento
21	Loan	14, 22, 23	1	Flats at 87Ten	1.7%	100.0%	Axonic	Axonic	NAP	NAP	8710 Research Drive	Charlotte	Mecklenburg
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	1.6%	100.0%	GACC	GACC	NAP	NAP	693 Sutter Street	San Francisco	San Francisco
23	Loan	16, 23	1	Colby Heights	1.5%	100.0%	GACC	GACC	NAP	NAP	3402 Colby Avenue	Everett	Snohomish
24	Loan	10, 14, 22	3	SMS Portfolio	1.4%		Axonic	Axonic	Group 1	NAP	Various	Various	Hampden
24.01	Property		1	Little River	0.6%	40.3%					93 South Maple Street	Westfield	Hampden
24.02	Property		1	Tekoa Apartments	0.5%	32.5%					690 Russell Road	Westfield	Hampden
24.03	Property		1	DeVille Apartments	0.4%	27.3%					98-104 Mill Street	Springfield	Hampden
25	Loan	11, 14, 23	1	Town Centre Village Apartments	1.2%	100.0%	GACC	GACC	NAP	NAP	10240 Bridgeport Way Southwest	Lakewood	Pierce
26	Loan	14, 21	1	1810 Belcourt Ave	1.2%	100.0%	Axonic	Axonic	NAP	NAP	1810 Belcourt Avenue	Nashville	Davidson
27	Loan	11, 14, 16, 17, 24	1	The Venue	1.2%	100.0%	GACC	GACC	NAP	NAP	2010 East Michigan Avenue	Lansing	Ingham
28	Loan	14, 16, 22, 23	1	Aspen Apartments	1.2%	100.0%	Axonic	Axonic	NAP	NAP	1411-1425 North Liberty Street	Boise	Ada
29	Loan	14	1	Aria at Wilcrest	1.2%	100.0%	Axonic	Axonic	NAP	NAP	10111 South Wilcrest Drive	Houston	Harris
30	Loan	14, 22	1	Bellagio Living II	1.1%	100.0%	Axonic	Axonic	NAP	NAP	8953 Brigadier Drive	Indianapolis	Marion
31	Loan	14, 22	1	The 501 Apartments	1.1%	100.0%	Axonic	Axonic	NAP	NAP	501 South Campbell Street	El Paso	El Paso
32	Loan	14, 22, 23	1	The Arthur	1.0%	100.0%	Axonic	Axonic	NAP	NAP	525 and 545 Greenup Street	Covington	Kenton
33	Loan	14	1	Almeda Apartments	0.9%	100.0%	Axonic	Axonic	NAP	NAP	3801 Almeda Street	Jacksonville	Duval
34	Loan	17	1	Pompano Flats	0.9%	100.0%	GACC	GACC	NAP	NAP	329 Northwest 7th Street	Pompano Beach	Broward
35	Loan	14, 22, 23	1	Northwood Apartments	0.8%	100.0%	Axonic	Axonic	NAP	NAP	5000 Armour Road	Columbus	Muscogee
36	Loan	14, 22	1	The Virginian	0.8%	100.0%	Axonic	Axonic	NAP	NAP	1132-1136 Virginia Avenue Northeast	Atlanta	Fulton
37	Loan	14, 23	1	Shasta Glen MHP	0.8%	100.0%	GACC	GACC	NAP	NAP	4647 Winter Avenue	Klamath Falls	Klamath
38	Loan	14	1	Springdale Apartments	0.8%	100.0%	Axonic	Axonic	NAP	NAP	1901 Higgins Lane	Haltom City	Tarrant

A-1-1

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure
											11	11
1	Loan	22	1	Midtown Towers	OH	44134	Multifamily	Mid Rise	1968	2024-2026	635	Units
2	Loan	16, 22, 23	1	The Jax	GA	30655	Multifamily	Garden	2025	NAP	282	Units
3	Loan	10	7	NW Arkansas Portfolio	AR	Various	Multifamily	Garden	Various	Various	256	Units
3.01	Property		1	Meadowlands	AR	72719	Multifamily	Garden	2006	2019	64	Units
3.02	Property		1	Ecology	AR	72730	Multifamily	Garden	1973	NAP	53	Units
3.03	Property		1	Honeysuckle	AR	72703	Multifamily	Garden	1984	NAP	44	Units
3.04	Property		1	Windwood	AR	72762	Multifamily	Garden	1987	NAP	34	Units
3.05	Property		1	Brooks Duplexes	AR	72704	Multifamily	Garden	1975	NAP	30	Units
3.06	Property		1	Clevenger	AR	72704	Multifamily	Garden	1972	2022	20	Units
3.07	Property		1	Fountains	AR	72703	Multifamily	Garden	1984	NAP	11	Units
4	Loan	22, 23	1	Marine Terrace	IL	60613	Multifamily	High Rise	1950	2025	190	Units
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	MI	48843	Multifamily	Garden	Various	NAP	180	Units
5.01	Property		1	Chestnut Woods	MI	48843	Multifamily	Garden	2021, 2024	NAP	96	Units
5.02	Property		1	Chestnut Crossing	MI	48843	Multifamily	Garden	2019	NAP	84	Units
6	Loan	22	1	Douglaston Villas & Townhomes	FL	32714	Multifamily	Garden	1980, 1982	NAP	234	Units
7	Loan	17	1	Yorktowne Pointe Apartments	PA	17408	Multifamily	Low Rise	1982	NAP	144	Units
8	Loan	23, 24	1	Nissan Golden Gate	GA	30083	Multifamily	Garden	1970	2025	280	Units
9	Loan	16, 23	1	501 West 7th Street	NJ	07060	Multifamily	Mid Rise	1925	2025	84	Units
10	Loan	10, 14	2	Riverside Portfolio	CA	92507	Multifamily	Garden	Various	NAP	113	Units
10.01	Property		1	University Gardens	CA	92507	Multifamily	Garden	1966	NAP	88	Units
10.02	Property		1	Normandy Apartments	CA	92507	Multifamily	Garden	1971	NAP	25	Units
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	VA	Various	Multifamily	Garden	Various	2025-2026	153	Units
11.01	Property		1	Cove Harbor	VA	23663	Multifamily	Garden	1972	2025-2026	99	Units
11.02	Property		1	Harbor Oak	VA	23669	Multifamily	Garden	1971	2025-2026	54	Units
12	Loan	14, 16	1	Westwood Townhomes	TX	75116	Multifamily	Garden	1970	NAP	121	Units
13	Loan	16, 23	1	Prestige District	FL	33161	Multifamily	Garden	1968	2025	62	Units
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	MA	Various	Multifamily	Garden	Various	NAP	125	Units
14.01	Property		1	Olympia Manor	MA	01089	Multifamily	Garden	1971	NAP	63	Units
14.02	Property		1	Carriage House	MA	01089	Multifamily	Garden	1964	NAP	24	Units
14.03	Property		1	Town West Apartments	MA	01089	Multifamily	Garden	1968	NAP	22	Units
14.04	Property		1	Briarwood Place	MA	01013	Multifamily	Garden	1968	NAP	16	Units
15	Loan	14, 16, 23	1	Brookside Apartments	OR	97030	Multifamily	Garden	2021	NAP	104	Units
16	Loan	10, 14, 16, 21	4	Pico Portfolio	CA	Various	Multifamily	Garden	Various	NAP	103	Units
16.01	Property		1	Delphene Manor	CA	90019	Multifamily	Garden	1928	NAP	30	Units
16.02	Property		1	1142 West 17th Street	CA	90015	Multifamily	Garden	1928	NAP	28	Units
16.03	Property		1	4144 West Adams Boulevard	CA	90018	Multifamily	Garden	1927	NAP	24	Units
16.04	Property		1	2849 San Marino Street	CA	90006	Multifamily	Garden	1923	NAP	21	Units
17	Loan	14, 22	1	Sovereignty at Winter Park	FL	32792	Multifamily	Garden	1986	NAP	168	Units
18	Loan	23	1	Prime at Laurel Springs	OH	45324	Multifamily	Garden	1971	2025	128	Units
19	Loan	16, 23	1	Rockefeller Square Apartments	WA	98201	Multifamily	Low Rise	2022-2023	NAP	60	Units
20	Loan	14, 23	1	Mulberry Estates	CA	95823	Multifamily	Garden	1973	NAP	138	Units
21	Loan	14, 22, 23	1	Flats at 87Ten	NC	28262	Multifamily	Garden	2000	2023	96	Units
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	CA	94102	Multifamily	Mid Rise	1922	2025	17	Units
23	Loan	16, 23	1	Colby Heights	WA	98201	Multifamily	Mid Rise	2025	NAP	29	Units
24	Loan	10, 14, 22	3	SMS Portfolio	MA	Various	Multifamily	Garden	Various	NAP	77	Units
24.01	Property		1	Little River	MA	01085	Multifamily	Garden	1958, 1987	NAP	31	Units
24.02	Property		1	Tekoa Apartments	MA	01085	Multifamily	Garden	1850, 1965	NAP	25	Units
24.03	Property		1	DeVille Apartments	MA	01108	Multifamily	Garden	1963	NAP	21	Units
25	Loan	11, 14, 23	1	Town Centre Village Apartments	WA	98499	Multifamily	Garden	2005	2017	37	Units
26	Loan	14, 21	1	1810 Belcourt Ave	TN	37212	Multifamily	Mid Rise	2015	NAP	36	Units
27	Loan	11, 14, 16, 17, 24	1	The Venue	MI	48912	Multifamily	Mid Rise	1922	2017	42	Units
28	Loan	14, 16, 22, 23	1	Aspen Apartments	ID	83704	Multifamily	Garden	1964	2021-2026	45	Units
29	Loan	14	1	Aria at Wilcrest	TX	77099	Multifamily	Garden	2018	NAP	81	Units
30	Loan	14, 22	1	Bellagio Living II	IN	46226	Multifamily	Garden	1970	2022	72	Units
31	Loan	14, 22	1	The 501 Apartments	TX	79901	Multifamily	Mid Rise	2017	NAP	87	Units
32	Loan	14, 22, 23	1	The Arthur	KY	41011	Multifamily	Garden	1904-1907	2011	58	Units
33	Loan	14	1	Almeda Apartments	FL	32209	Multifamily	Garden	1969	2017-2018	76	Units
34	Loan	17	1	Pompano Flats	FL	33060	Multifamily	Garden	1959	2021, 2025	26	Units
35	Loan	14, 22, 23	1	Northwood Apartments	GA	31904	Multifamily	Garden	1975	NAP	80	Units
36	Loan	14, 22	1	The Virginian	GA	30306	Multifamily	Garden	1928	NAP	28	Units
37	Loan	14, 23	1	Shasta Glen MHP	OR	97603	Manufactured Housing	Manufactured Housing	1995	NAP	93	Pads
38	Loan	14	1	Springdale Apartments	TX	76111	Multifamily	Garden	1970	2019	100	Units

A-1-2

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)
						10	10			1, 12		2, 13
1	Loan	22	1	Midtown Towers	74,803.15	47,500,000	47,500,000	47,500,000	5.91000%	0.09286%	5.81714%	NAP
2	Loan	16, 22, 23	1	The Jax	154,255.32	43,500,000	43,500,000	43,500,000	6.17000%	0.14286%	6.02714%	NAP
3	Loan	10	7	NW Arkansas Portfolio	140,863.28	36,061,000	36,061,000	36,061,000	6.22000%	0.14286%	6.07714%	NAP
3.01	Property		1	Meadowlands		8,850,671	8,850,671	8,850,671
3.02	Property		1	Ecology		7,972,919	7,972,919	7,972,919
3.03	Property		1	Honeysuckle		6,071,122	6,071,122	6,071,122
3.04	Property		1	Windwood		4,608,201	4,608,201	4,608,201
3.05	Property		1	Brooks Duplexes		4,096,178	4,096,178	4,096,178
3.06	Property		1	Clevenger		2,998,988	2,998,988	2,998,988
3.07	Property		1	Fountains		1,462,921	1,462,921	1,462,921
4	Loan	22, 23	1	Marine Terrace	175,300.00	33,307,000	33,307,000	33,307,000	6.36000%	0.14286%	6.21714%	NAP
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	183,333.33	33,000,000	33,000,000	33,000,000	5.66000%	0.11286%	5.54714%	NAP
5.01	Property		1	Chestnut Woods		18,109,756	18,109,756	18,109,756
5.02	Property		1	Chestnut Crossing		14,890,244	14,890,244	14,890,244
6	Loan	22	1	Douglaston Villas & Townhomes	125,166.67	29,289,000	29,289,000	29,289,000	6.42000%	0.14286%	6.27714%	NAP
7	Loan	17	1	Yorktowne Pointe Apartments	158,680.56	22,850,000	22,850,000	22,850,000	5.96900%	0.02411%	5.94489%	NAP
8	Loan	23, 24	1	Nissan Golden Gate	80,714.29	22,600,000	22,600,000	22,600,000	6.89100%	0.02411%	6.86689%	NAP
9	Loan	16, 23	1	501 West 7th Street	261,904.76	22,000,000	22,000,000	22,000,000	6.28200%	0.02411%	6.25789%	NAP
10	Loan	10, 14	2	Riverside Portfolio	142,309.73	16,081,000	16,081,000	16,081,000	6.54000%	0.17286%	6.36714%	NAP
10.01	Property		1	University Gardens		12,216,039	12,216,039	12,216,039
10.02	Property		1	Normandy Apartments		3,864,961	3,864,961	3,864,961
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	99,771.24	15,265,000	15,265,000	15,265,000	6.46000%	0.02411%	6.43589%	NAP
11.01	Property		1	Cove Harbor		9,294,848	9,294,848	9,294,848
11.02	Property		1	Harbor Oak		5,970,152	5,970,152	5,970,152
12	Loan	14, 16	1	Westwood Townhomes	126,090.91	15,257,000	15,257,000	15,257,000	6.38000%	0.14286%	6.23714%	NAP
13	Loan	16, 23	1	Prestige District	233,870.97	14,500,000	14,500,000	14,500,000	6.33400%	0.02411%	6.30989%	NAP
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	110,144.00	13,768,000	13,768,000	13,768,000	6.51000%	0.14286%	6.36714%	NAP
14.01	Property		1	Olympia Manor		6,939,072	6,939,072	6,939,072
14.02	Property		1	Carriage House		2,643,456	2,643,456	2,643,456
14.03	Property		1	Town West Apartments		2,423,168	2,423,168	2,423,168
14.04	Property		1	Briarwood Place		1,762,304	1,762,304	1,762,304
15	Loan	14, 16, 23	1	Brookside Apartments	132,211.54	13,750,000	13,750,000	13,750,000	6.81227%	0.02411%	6.78816%	NAP
16	Loan	10, 14, 16, 21	4	Pico Portfolio	130,368.93	13,428,000	13,428,000	13,428,000	5.95000%	0.12286%	5.82714%	NAP
16.01	Property		1	Delphene Manor		3,858,964	3,858,964	3,858,964
16.02	Property		1	1142 West 17th Street		3,523,077	3,523,077	3,523,077
16.03	Property		1	4144 West Adams Boulevard		3,276,760	3,276,760	3,276,760
16.04	Property		1	2849 San Marino Street		2,769,198	2,769,198	2,769,198
17	Loan	14, 22	1	Sovereignty at Winter Park	75,571.43	12,696,000	12,696,000	12,696,000	6.00000%	0.14286%	5.85714%	NAP
18	Loan	23	1	Prime at Laurel Springs	87,265.63	11,170,000	11,170,000	11,170,000	6.64000%	0.12286%	6.51714%	NAP
19	Loan	16, 23	1	Rockefeller Square Apartments	183,333.33	11,000,000	11,000,000	11,000,000	6.50100%	0.02411%	6.47689%	NAP
20	Loan	14, 23	1	Mulberry Estates	69,369.57	9,573,000	9,573,000	9,573,000	6.68000%	0.17286%	6.50714%	NAP
21	Loan	14, 22, 23	1	Flats at 87Ten	96,354.17	9,250,000	9,250,000	9,250,000	6.59000%	0.17286%	6.41714%	NAP
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	500,000.00	8,500,000	8,500,000	8,500,000	6.47500%	0.07286%	6.40214%	NAP
23	Loan	16, 23	1	Colby Heights	280,000.00	8,120,000	8,120,000	8,120,000	6.17700%	0.02411%	6.15289%	NAP
24	Loan	10, 14, 22	3	SMS Portfolio	102,714.29	7,909,000	7,909,000	7,909,000	6.43000%	0.17286%	6.25714%	NAP
24.01	Property		1	Little River		3,184,143	3,184,143	3,184,143
24.02	Property		1	Tekoa Apartments		2,567,857	2,567,857	2,567,857
24.03	Property		1	DeVille Apartments		2,157,000	2,157,000	2,157,000
25	Loan	11, 14, 23	1	Town Centre Village Apartments	183,445.95	6,787,500	6,787,500	6,787,500	6.38900%	0.02411%	6.36489%	NAP
26	Loan	14, 21	1	1810 Belcourt Ave	187,777.78	6,760,000	6,760,000	6,760,000	6.67000%	0.17286%	6.49714%	NAP
27	Loan	11, 14, 16, 17, 24	1	The Venue	160,714.29	6,750,000	6,750,000	6,750,000	6.62250%	0.02411%	6.59839%	NAP
28	Loan	14, 16, 22, 23	1	Aspen Apartments	145,222.22	6,535,000	6,535,000	6,535,000	6.24000%	0.17286%	6.06714%	NAP
29	Loan	14	1	Aria at Wilcrest	80,246.91	6,500,000	6,500,000	6,500,000	6.45000%	0.14286%	6.30714%	NAP
30	Loan	14, 22	1	Bellagio Living II	83,388.89	6,004,000	6,004,000	6,004,000	6.58000%	0.14286%	6.43714%	NAP
31	Loan	14, 22	1	The 501 Apartments	66,275.86	5,766,000	5,766,000	5,766,000	6.70000%	0.17286%	6.52714%	NAP
32	Loan	14, 22, 23	1	The Arthur	93,103.45	5,400,000	5,400,000	5,400,000	6.55000%	0.17286%	6.37714%	NAP
33	Loan	14	1	Almeda Apartments	64,000.00	4,864,000	4,864,000	4,864,000	6.51000%	0.17286%	6.33714%	NAP
34	Loan	17	1	Pompano Flats	183,173.08	4,762,500	4,762,500	4,762,500	6.04600%	0.02411%	6.02189%	NAP
35	Loan	14, 22, 23	1	Northwood Apartments	55,125.00	4,410,000	4,410,000	4,410,000	6.85000%	0.17286%	6.67714%	NAP
36	Loan	14, 22	1	The Virginian	157,250.00	4,403,000	4,403,000	4,403,000	7.09000%	0.17286%	6.91714%	NAP
37	Loan	14, 23	1	Shasta Glen MHP	47,311.83	4,400,000	4,400,000	4,400,000	6.51200%	0.02411%	6.48789%	NAP
38	Loan	14	1	Springdale Apartments	42,470.00	4,247,000	4,247,000	4,247,000	6.52000%	0.14286%	6.37714%	NAP

A-1-3

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)
					13	2, 13	13
1	Loan	22	1	Midtown Towers	237,186.63	NAP	2,846,239.56	Interest Only	No	Actual/360	60	58
2	Loan	16, 22, 23	1	The Jax	226,768.92	NAP	2,721,227.04	Interest Only	No	Actual/360	60	58
3	Loan	10	7	NW Arkansas Portfolio	189,512.24	NAP	2,274,146.88	Interest Only	No	Actual/360	60	60
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	178,978.87	NAP	2,147,746.44	Interest Only	No	Actual/360	60	59
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	157,811.81	NAP	1,893,741.72	Interest Only	No	Actual/360	60	57
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	158,872.49	NAP	1,906,469.88	Interest Only	No	Actual/360	60	59
7	Loan	17	1	Yorktowne Pointe Apartments	115,238.32	NAP	1,382,859.84	Interest Only	No	Actual/360	60	56
8	Loan	23, 24	1	Nissan Golden Gate	131,583.01	NAP	1,578,996.12	Interest Only	No	Actual/360	60	59
9	Loan	16, 23	1	501 West 7th Street	116,769.58	NAP	1,401,234.96	Interest Only	No	Actual/360	60	58
10	Loan	10, 14	2	Riverside Portfolio	88,858.69	NAP	1,066,304.28	Interest Only	No	Actual/360	60	58
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	83,317.92	NAP	999,815.04	Interest Only	No	Actual/360	60	59
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	82,243.00	NAP	986,916.00	Interest Only	No	Actual/360	60	57
13	Loan	16, 23	1	Prestige District	77,598.83	NAP	931,185.96	Interest Only	No	Actual/360	60	59
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	75,728.78	NAP	908,745.36	Interest Only	No	Actual/360	60	56
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	79,141.39	NAP	949,696.68	Interest Only	No	Actual/360	60	59
16	Loan	10, 14, 16, 21	4	Pico Portfolio	67,505.23	NAP	810,062.76	Interest Only	No	Actual/360	60	59
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park	64,361.67	NAP	772,340.04	Interest Only	No	Actual/360	60	55
18	Loan	23	1	Prime at Laurel Springs	62,665.77	NAP	751,989.24	Interest Only	No	Actual/360	60	59
19	Loan	16, 23	1	Rockefeller Square Apartments	60,420.17	NAP	725,042.04	Interest Only	No	Actual/360	60	55
20	Loan	14, 23	1	Mulberry Estates	54,029.83	NAP	648,357.96	Interest Only	No	Actual/360	60	58
21	Loan	14, 22, 23	1	Flats at 87Ten	51,503.44	NAP	618,041.28	Interest Only	No	Actual/360	60	58
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	46,501.59	NAP	558,019.08	Interest Only	No	Actual/360	60	58
23	Loan	16, 23	1	Colby Heights	42,378.22	NAP	508,538.64	Interest Only	No	Actual/360	60	56
24	Loan	10, 14, 22	3	SMS Portfolio	42,967.66	NAP	515,611.92	Interest Only	No	Actual/360	60	59
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments	36,639.69	NAP	439,676.28	Interest Only	No	Actual/360	60	58
26	Loan	14, 21	1	1810 Belcourt Ave	38,096.20	NAP	457,154.40	Interest Only	No	Actual/360	60	59
27	Loan	11, 14, 16, 17, 24	1	The Venue	37,768.95	NAP	453,227.40	Interest Only	No	Actual/360	60	59
28	Loan	14, 16, 22, 23	1	Aspen Apartments	34,453.97	NAP	413,447.64	Interest Only	No	Actual/360	60	58
29	Loan	14	1	Aria at Wilcrest	35,422.74	NAP	425,072.88	Interest Only	No	Actual/360	60	57
30	Loan	14, 22	1	Bellagio Living II	33,379.18	NAP	400,550.16	Interest Only	No	Actual/360	60	58
31	Loan	14, 22	1	The 501 Apartments	32,640.63	NAP	391,687.56	Interest Only	No	Actual/360	60	57
32	Loan	14, 22, 23	1	The Arthur	29,884.38	NAP	358,612.56	Interest Only	No	Actual/360	60	56
33	Loan	14	1	Almeda Apartments	26,753.69	NAP	321,044.28	Interest Only	No	Actual/360	60	60
34	Loan	17	1	Pompano Flats	24,328.33	NAP	291,939.96	Interest Only	No	Actual/360	60	58
35	Loan	14, 22, 23	1	Northwood Apartments	25,523.39	NAP	306,280.68	Interest Only	No	Actual/360	60	58
36	Loan	14, 22	1	The Virginian	26,375.70	NAP	316,508.40	Interest Only	No	Actual/360	60	58
37	Loan	14, 23	1	Shasta Glen MHP	24,208.96	NAP	290,507.52	Interest Only	No	Actual/360	60	59
38	Loan	14	1	Springdale Apartments	23,395.86	NAP	280,750.32	Interest Only	No	Actual/360	60	59

A-1-4

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date

1	Loan	22	1	Midtown Towers	60	58	0	0	8/17/2026	2	1	10/1/2026
2	Loan	16, 22, 23	1	The Jax	60	58	0	0	8/19/2026	2	1	10/1/2026
3	Loan	10	7	NW Arkansas Portfolio	60	60	0	0	10/14/2026	0	1	12/1/2026
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	60	59	0	0	9/9/2026	1	1	11/1/2026
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	60	57	0	0	7/13/2026	3	1	9/1/2026
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	60	59	0	0	9/30/2026	1	1	11/1/2026
7	Loan	17	1	Yorktowne Pointe Apartments	60	56	0	0	7/1/2026	4	6	8/6/2026
8	Loan	23, 24	1	Nissan Golden Gate	60	59	0	0	9/8/2026	1	6	11/6/2026
9	Loan	16, 23	1	501 West 7th Street	60	58	0	0	8/26/2026	2	6	10/6/2026
10	Loan	10, 14	2	Riverside Portfolio	60	58	0	0	8/11/2026	2	1	10/1/2026
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	60	59	0	0	9/25/2026	1	6	11/6/2026
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	60	57	0	0	7/9/2026	3	1	9/1/2026
13	Loan	16, 23	1	Prestige District	60	59	0	0	9/25/2026	1	6	11/6/2026
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	60	56	0	0	6/25/2026	4	1	8/1/2026
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	60	59	0	0	10/2/2026	1	6	11/6/2026
16	Loan	10, 14, 16, 21	4	Pico Portfolio	60	59	0	0	9/11/2026	1	1	11/1/2026
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park	60	55	0	0	5/29/2026	5	1	7/1/2026
18	Loan	23	1	Prime at Laurel Springs	60	59	0	0	9/18/2026	1	1	11/1/2026
19	Loan	16, 23	1	Rockefeller Square Apartments	60	55	0	0	5/22/2026	5	6	7/6/2026
20	Loan	14, 23	1	Mulberry Estates	60	58	0	0	9/1/2026	2	1	10/1/2026
21	Loan	14, 22, 23	1	Flats at 87Ten	60	58	0	0	8/3/2026	2	1	10/1/2026
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	60	58	0	0	8/19/2026	2	11	10/11/2026
23	Loan	16, 23	1	Colby Heights	60	56	0	0	6/26/2026	4	6	8/6/2026
24	Loan	10, 14, 22	3	SMS Portfolio	60	59	0	0	9/8/2026	1	1	11/1/2026
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments	60	58	0	0	8/13/2026	2	6	10/6/2026
26	Loan	14, 21	1	1810 Belcourt Ave	60	59	0	0	9/30/2026	1	1	11/1/2026
27	Loan	11, 14, 16, 17, 24	1	The Venue	60	59	0	0	10/5/2026	1	6	11/6/2026
28	Loan	14, 16, 22, 23	1	Aspen Apartments	60	58	0	0	8/28/2026	2	1	10/1/2026
29	Loan	14	1	Aria at Wilcrest	60	57	0	0	7/31/2026	3	1	9/1/2026
30	Loan	14, 22	1	Bellagio Living II	60	58	0	0	8/28/2026	2	1	10/1/2026
31	Loan	14, 22	1	The 501 Apartments	60	57	0	0	7/31/2026	3	1	9/1/2026
32	Loan	14, 22, 23	1	The Arthur	60	56	0	0	6/17/2026	4	1	8/1/2026
33	Loan	14	1	Almeda Apartments	60	60	0	0	10/6/2026	0	1	12/1/2026
34	Loan	17	1	Pompano Flats	60	58	0	0	8/21/2026	2	6	10/6/2026
35	Loan	14, 22, 23	1	Northwood Apartments	60	58	0	0	8/14/2026	2	1	10/1/2026
36	Loan	14, 22	1	The Virginian	60	58	0	0	9/1/2026	2	1	10/1/2026
37	Loan	14, 23	1	Shasta Glen MHP	60	59	0	0	9/8/2026	1	6	11/6/2026
38	Loan	14	1	Springdale Apartments	60	59	0	0	9/25/2026	1	1	11/1/2026

A-1-5

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
								17	17	3, 18
1	Loan	22	1	Midtown Towers	NAP	9/1/2031	NAP	10	0	YM1(56),O(4)	8,761,546
2	Loan	16, 22, 23	1	The Jax	NAP	9/1/2031	NAP	10	0	YM1(56),O(4)	4,778,455
3	Loan	10	7	NW Arkansas Portfolio	NAP	11/1/2031	NAP	10	0	YM1(56),O(4)	4,208,519
3.01	Property		1	Meadowlands							NAV
3.02	Property		1	Ecology							NAV
3.03	Property		1	Honeysuckle							NAV
3.04	Property		1	Windwood							NAV
3.05	Property		1	Brooks Duplexes							NAV
3.06	Property		1	Clevenger							NAV
3.07	Property		1	Fountains							NAV
4	Loan	22, 23	1	Marine Terrace	NAP	10/1/2031	NAP	10	0	YM1(56),O(4)	4,058,327
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	NAP	8/1/2031	NAP	10	0	YM1(56),O(4)	4,539,306
5.01	Property		1	Chestnut Woods							NAV
5.02	Property		1	Chestnut Crossing							NAV
6	Loan	22	1	Douglaston Villas & Townhomes	NAP	10/1/2031	NAP	10	0	YM1(56),O(4)	4,276,267
7	Loan	17	1	Yorktowne Pointe Apartments	NAP	7/6/2031	NAP	5 (Once per loan term)	0	L(12),YM1(44),O(4)	2,608,605
8	Loan	23, 24	1	Nissan Golden Gate	NAP	10/6/2031	NAP	0	0	YM1(56),O(4)	4,111,610
9	Loan	16, 23	1	501 West 7th Street	NAP	9/6/2031	NAP	0	0	L(26),D(30),O(4)	1,970,432
10	Loan	10, 14	2	Riverside Portfolio	NAP	9/1/2031	NAP	10	0	YM1(56),O(4)	2,249,275
10.01	Property		1	University Gardens							NAV
10.02	Property		1	Normandy Apartments							NAV
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	NAP	10/6/2031	NAP	10 (Twice per loan term)	0	L(12),YM1(44),O(4)	2,290,930
11.01	Property		1	Cove Harbor							NAV
11.02	Property		1	Harbor Oak							NAV
12	Loan	14, 16	1	Westwood Townhomes	NAP	8/1/2031	NAP	10	0	YM1(56),O(4)	2,182,082
13	Loan	16, 23	1	Prestige District	NAP	10/6/2031	NAP	0	0	L(25),D(31),O(4)	1,150,757
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	NAP	7/1/2031	NAP	10	0	YM1(56),O(4)	2,053,243
14.01	Property		1	Olympia Manor							NAV
14.02	Property		1	Carriage House							NAV
14.03	Property		1	Town West Apartments							NAV
14.04	Property		1	Briarwood Place							NAV
15	Loan	14, 16, 23	1	Brookside Apartments	NAP	10/6/2031	NAP	0	0	L(25),D(28),O(7)	2,036,965
16	Loan	10, 14, 16, 21	4	Pico Portfolio	NAP	10/1/2031	NAP	10	0	YM1(56),O(4)	1,715,546
16.01	Property		1	Delphene Manor							NAV
16.02	Property		1	1142 West 17th Street							NAV
16.03	Property		1	4144 West Adams Boulevard							NAV
16.04	Property		1	2849 San Marino Street							NAV
17	Loan	14, 22	1	Sovereignty at Winter Park	NAP	6/1/2031	NAP	10	0	YM1(56),O(4)	2,471,560
18	Loan	23	1	Prime at Laurel Springs	NAP	10/1/2031	NAP	10	0	YM1(56),O(4)	1,633,884
19	Loan	16, 23	1	Rockefeller Square Apartments	NAP	6/6/2031	NAP	0	0	L(29),D(26),O(5)	1,050,882
20	Loan	14, 23	1	Mulberry Estates	NAP	9/1/2031	NAP	10	0	YM1(56),O(4)	1,787,461
21	Loan	14, 22, 23	1	Flats at 87Ten	NAP	9/1/2031	NAP	15	0	YM1(56),O(4)	1,235,351
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	NAP	9/11/2031	NAP	5 (Once per loan term)	0	L(26),D(30),O(4)	595,528
23	Loan	16, 23	1	Colby Heights	NAP	7/6/2031	NAP	0	0	L(28),D(25),O(7)	527,501
24	Loan	10, 14, 22	3	SMS Portfolio	NAP	10/1/2031	NAP	10	0	YM1(56),O(4)	1,129,559
24.01	Property		1	Little River							NAV
24.02	Property		1	Tekoa Apartments							NAV
24.03	Property		1	DeVille Apartments							NAV
25	Loan	11, 14, 23	1	Town Centre Village Apartments	NAP	9/6/2031	NAP	0	0	L(26),D(27),O(7)	987,411
26	Loan	14, 21	1	1810 Belcourt Ave	NAP	10/1/2031	NAP	10	0	YM1(53),O(7)	1,008,208
27	Loan	11, 14, 16, 17, 24	1	The Venue	NAP	10/6/2031	NAP	5 (Once per loan term)	0	L(25),D(28),O(7)	954,104
28	Loan	14, 16, 22, 23	1	Aspen Apartments	NAP	9/1/2031	NAP	10	0	YM1(56),O(4)	777,446
29	Loan	14	1	Aria at Wilcrest	NAP	8/1/2031	NAP	10	0	YM1(56),O(4)	1,167,772
30	Loan	14, 22	1	Bellagio Living II	NAP	9/1/2031	NAP	10	0	YM1(56),O(4)	785,197
31	Loan	14, 22	1	The 501 Apartments	NAP	8/1/2031	NAP	10	0	YM1(56),O(4)	1,050,829
32	Loan	14, 22, 23	1	The Arthur	NAP	7/1/2031	NAP	10	0	YM1(56),O(4)	889,819
33	Loan	14	1	Almeda Apartments	NAP	11/1/2031	NAP	10	0	YM1(56),O(4)	801,980
34	Loan	17	1	Pompano Flats	NAP	9/6/2031	NAP	5 (Once per loan term)	0	L(26),D(30),O(4)	658,432
35	Loan	14, 22, 23	1	Northwood Apartments	NAP	9/1/2031	NAP	10	0	YM1(56),O(4)	828,537
36	Loan	14, 22	1	The Virginian	NAP	9/1/2031	NAP	10	0	YM1(56),O(4)	625,645
37	Loan	14, 23	1	Shasta Glen MHP	NAP	10/6/2031	NAP	0	0	L(25),D(28),O(7)	545,326
38	Loan	14	1	Springdale Apartments	NAP	10/1/2031	NAP	10	0	YM1(56),O(4)	1,417,505
A-1-6

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date
						16, 23					23
1	Loan	22	1	Midtown Towers	3,625,321	5,136,225	5/31/2026	T-12	8,736,718	3,570,846	5,165,873	12/31/2025
2	Loan	16, 22, 23	1	The Jax	2,078,311	2,700,144	6/30/2026	T-12	2,401,250	1,558,206	843,044	12/31/2025
3	Loan	10	7	NW Arkansas Portfolio	815,388	3,393,131	7/31/2026	T-12	4,153,732	816,276	3,337,456	12/31/2025
3.01	Property		1	Meadowlands	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.02	Property		1	Ecology	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.03	Property		1	Honeysuckle	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.04	Property		1	Windwood	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.05	Property		1	Brooks Duplexes	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.06	Property		1	Clevenger	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.07	Property		1	Fountains	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	22, 23	1	Marine Terrace	1,337,742	2,720,585	7/31/2026	T-12	3,859,950	1,361,243	2,498,707	12/31/2025
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	1,915,661	2,623,645	5/31/2026	T-12	4,381,343	1,878,892	2,502,451	12/31/2025
5.01	Property		1	Chestnut Woods	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.02	Property		1	Chestnut Crossing	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6	Loan	22	1	Douglaston Villas & Townhomes	1,729,006	2,547,261	6/30/2026	T-12	4,185,239	1,676,569	2,508,671	12/31/2025
7	Loan	17	1	Yorktowne Pointe Apartments	927,459	1,681,146	4/30/2026	T-12	2,539,917	930,603	1,609,314	12/31/2025
8	Loan	23, 24	1	Nissan Golden Gate	1,677,725	2,433,885	7/31/2026	T-12	4,072,657	1,636,959	2,435,698	12/31/2025
9	Loan	16, 23	1	501 West 7th Street	364,502	1,605,930	7/31/2026	T-12	NAV	NAV	NAV	NAV
10	Loan	10, 14	2	Riverside Portfolio	998,668	1,250,606	6/30/2026	T-12	2,123,433	1,136,345	987,087	12/31/2025
10.01	Property		1	University Gardens	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.02	Property		1	Normandy Apartments	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	1,165,357	1,125,573	8/31/2026	T-12	NAV	NAV	NAV	NAV
11.01	Property		1	Cove Harbor	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.02	Property		1	Harbor Oak	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12	Loan	14, 16	1	Westwood Townhomes	1,057,876	1,124,206	4/30/2026	T-12	2,075,422	1,149,804	925,618	12/31/2025
13	Loan	16, 23	1	Prestige District	212,096	938,661	7/31/2026	T-10	NAV	NAV	NAV	NAV
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	752,867	1,300,377	12/31/2025	T-12	1,920,794	573,068	1,347,725	12/31/2024
14.01	Property		1	Olympia Manor	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.02	Property		1	Carriage House	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.03	Property		1	Town West Apartments	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.04	Property		1	Briarwood Place	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15	Loan	14, 16, 23	1	Brookside Apartments	1,119,010	917,954	8/31/2026	T-12	2,018,382	1,075,203	943,179	12/31/2025
16	Loan	10, 14, 16, 21	4	Pico Portfolio	473,782	1,241,764	5/31/2026	T-12	1,654,676	463,315	1,191,362	12/31/2025
16.01	Property		1	Delphene Manor	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.02	Property		1	1142 West 17th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.03	Property		1	4144 West Adams Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.04	Property		1	2849 San Marino Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17	Loan	14, 22	1	Sovereignty at Winter Park	1,547,245	924,315	3/31/2026	T-12	2,423,777	1,549,976	873,801	12/31/2025
18	Loan	23	1	Prime at Laurel Springs	640,147	993,736	7/31/2026	T-12	1,454,876	439,917	1,014,959	12/31/2025
19	Loan	16, 23	1	Rockefeller Square Apartments	218,891	831,992	3/31/2026	T-12	1,015,519	221,531	793,988	12/31/2025
20	Loan	14, 23	1	Mulberry Estates	1,078,534	708,926	3/31/2026	T-12	NAV	NAV	NAV	NAV
21	Loan	14, 22, 23	1	Flats at 87Ten	558,255	677,096	4/30/2026	T-9 Ann.	954,236	620,052	334,184	12/31/2024
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	234,992	360,535	5/31/2026	T-12	NAV	NAV	NAV	NAV
23	Loan	16, 23	1	Colby Heights	114,863	412,639	5/31/2026	T-5 Ann.	NAV	NAV	NAV	NAV
24	Loan	10, 14, 22	3	SMS Portfolio	443,777	685,783	5/31/2026	T-12	1,108,863	413,492	695,371	12/31/2025
24.01	Property		1	Little River	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24.02	Property		1	Tekoa Apartments	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24.03	Property		1	DeVille Apartments	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan	11, 14, 23	1	Town Centre Village Apartments	378,669	608,742	6/30/2026	T-12	961,276	362,556	598,720	12/31/2025
26	Loan	14, 21	1	1810 Belcourt Ave	453,638	554,570	7/31/2026	T-12	957,469	436,606	520,863	12/31/2025
27	Loan	11, 14, 16, 17, 24	1	The Venue	411,178	542,926	8/31/2026	T-12	833,660	420,228	413,432	12/31/2025
28	Loan	14, 16, 22, 23	1	Aspen Apartments	293,481	483,965	6/30/2026	T-12	NAV	NAV	NAV	NAV
29	Loan	14	1	Aria at Wilcrest	696,037	471,735	6/30/2026	T-12	NAV	NAV	NAV	NAV
30	Loan	14, 22	1	Bellagio Living II	249,033	536,164	4/30/2026	T-12	797,826	259,060	538,765	12/31/2025
31	Loan	14, 22	1	The 501 Apartments	414,256	636,573	2/28/2026	T-12	NAV	NAV	NAV	NAV
32	Loan	14, 22, 23	1	The Arthur	371,732	518,087	4/30/2026	T-12	859,644	372,593	487,050	12/31/2025
33	Loan	14	1	Almeda Apartments	221,330	580,650	6/30/2026	T-12	NAV	NAV	NAV	NAV
34	Loan	17	1	Pompano Flats	156,917	501,515	7/31/2026	T-12	584,919	158,973	425,947	12/31/2025
35	Loan	14, 22, 23	1	Northwood Apartments	229,990	598,547	6/30/2026	T-12	783,157	233,090	550,067	12/31/2025
36	Loan	14, 22	1	The Virginian	228,554	397,091	7/31/2026	T-12	625,484	387,363	238,120	12/31/2025
37	Loan	14, 23	1	Shasta Glen MHP	176,217	369,108	6/30/2026	T-12	494,786	183,052	311,734	12/31/2025
38	Loan	14	1	Springdale Apartments	991,319	426,186	6/30/2026	T-12	NAV	NAV	NAV	NAV

A-1-7

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)
								23
1	Loan	22	1	Midtown Towers	T-12	6,562,149	2,661,148	3,901,001	12/31/2024	T-12	91.8%
2	Loan	16, 22, 23	1	The Jax	T-12	NAV	NAV	NAV	NAV	NAV	86.3%
3	Loan	10	7	NW Arkansas Portfolio	T-12	3,894,163	744,105	3,150,058	12/31/2024	T-12	95.0%
3.01	Property		1	Meadowlands	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.02	Property		1	Ecology	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.03	Property		1	Honeysuckle	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.04	Property		1	Windwood	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.05	Property		1	Brooks Duplexes	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.06	Property		1	Clevenger	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.07	Property		1	Fountains	NAV	NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	22, 23	1	Marine Terrace	T-12	3,658,310	1,327,305	2,331,005	12/31/2024	T-12	90.5%
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	T-12	4,125,485	1,621,875	2,503,610	12/31/2024	T-12	94.0%
5.01	Property		1	Chestnut Woods	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.02	Property		1	Chestnut Crossing	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6	Loan	22	1	Douglaston Villas & Townhomes	T-12	4,609,263	1,854,888	2,754,375	12/31/2024	T-12	86.8%
7	Loan	17	1	Yorktowne Pointe Apartments	T-12	2,389,026	917,303	1,471,723	12/31/2024	T-12	95.0%
8	Loan	23, 24	1	Nissan Golden Gate	T-12	3,000,527	1,709,783	1,290,744	12/31/2024	T-12	89.6%
9	Loan	16, 23	1	501 West 7th Street	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10	Loan	10, 14	2	Riverside Portfolio	T-12	2,096,714	1,051,733	1,044,982	12/31/2024	T-12	94.0%
10.01	Property		1	University Gardens	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.02	Property		1	Normandy Apartments	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	91.5%
11.01	Property		1	Cove Harbor	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.02	Property		1	Harbor Oak	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12	Loan	14, 16	1	Westwood Townhomes	T-12	2,167,363	1,021,151	1,146,212	12/31/2024	T-12	94.3%
13	Loan	16, 23	1	Prestige District	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	T-12	NAV	NAV	NAV	NAV	NAV	94.0%
14.01	Property		1	Olympia Manor	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.02	Property		1	Carriage House	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.03	Property		1	Town West Apartments	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.04	Property		1	Briarwood Place	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15	Loan	14, 16, 23	1	Brookside Apartments	T-12	NAV	NAV	NAV	NAV	NAV	94.5%
16	Loan	10, 14, 16, 21	4	Pico Portfolio	T-12	1,564,109	479,978	1,084,131	12/31/2024	T-12	95.0%
16.01	Property		1	Delphene Manor	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.02	Property		1	1142 West 17th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.03	Property		1	4144 West Adams Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.04	Property		1	2849 San Marino Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17	Loan	14, 22	1	Sovereignty at Winter Park	T-12	2,502,699	1,398,502	1,104,197	12/31/2024	T-12	87.5%
18	Loan	23	1	Prime at Laurel Springs	T-12	1,211,159	564,907	646,253	10/31/2024	T-12	95.0%
19	Loan	16, 23	1	Rockefeller Square Apartments	T-12	1,097,072	201,055	896,017	12/31/2024	T-12	95.0%
20	Loan	14, 23	1	Mulberry Estates	NAV	NAV	NAV	NAV	NAV	NAV	91.7%
21	Loan	14, 22, 23	1	Flats at 87Ten	T-12	NAV	NAV	NAV	NAV	NAV	91.5%
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
23	Loan	16, 23	1	Colby Heights	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
24	Loan	10, 14, 22	3	SMS Portfolio	T-12	660,880	289,438	371,441	12/31/2024	T-12	95.0%
24.01	Property		1	Little River	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24.02	Property		1	Tekoa Apartments	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24.03	Property		1	DeVille Apartments	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan	11, 14, 23	1	Town Centre Village Apartments	T-12	870,049	365,490	504,559	12/31/2024	T-12	95.0%
26	Loan	14, 21	1	1810 Belcourt Ave	T-12	933,346	270,542	662,803	12/31/2024	T-12	94.4%
27	Loan	11, 14, 16, 17, 24	1	The Venue	T-12	702,860	386,917	315,942	12/31/2024	T-12	94.0%
28	Loan	14, 16, 22, 23	1	Aspen Apartments	NAV	NAV	NAV	NAV	NAV	NAV	94.9%
29	Loan	14	1	Aria at Wilcrest	NAV	NAV	NAV	NAV	NAV	NAV	91.0%
30	Loan	14, 22	1	Bellagio Living II	T-12	767,006	264,195	502,811	12/31/2024	T-12	93.8%
31	Loan	14, 22	1	The 501 Apartments	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
32	Loan	14, 22, 23	1	The Arthur	T-12	834,300	348,885	485,415	12/31/2024	T-12	95.0%
33	Loan	14	1	Almeda Apartments	NAV	NAV	NAV	NAV	NAV	NAV	94.0%
34	Loan	17	1	Pompano Flats	T-12	469,814	158,791	311,023	12/31/2024	T-12	95.0%
35	Loan	14, 22, 23	1	Northwood Apartments	T-12	NAV	NAV	NAV	NAV	NAV	89.6%
36	Loan	14, 22	1	The Virginian	T-12	642,814	417,803	225,011	12/31/2024	T-12	94.1%
37	Loan	14, 23	1	Shasta Glen MHP	T-12	445,974	131,334	314,640	12/31/2024	T-12	85.3%
38	Loan	14	1	Springdale Apartments	NAV	NAV	NAV	NAV	NAV	NAV	94.6%

A-1-8

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)
							16				4, 13
1	Loan	22	1	Midtown Towers	8,861,553	3,762,375	5,099,178	175,895	0	4,923,283	1.79
2	Loan	16, 22, 23	1	The Jax	5,650,809	2,313,419	3,337,390	56,399	0	3,280,991	1.23
3	Loan	10	7	NW Arkansas Portfolio	4,185,307	1,066,247	3,119,060	64,000	0	3,055,060	1.37
3.01	Property		1	Meadowlands	NAV	NAV	NAV	NAV	NAV	NAV
3.02	Property		1	Ecology	NAV	NAV	NAV	NAV	NAV	NAV
3.03	Property		1	Honeysuckle	NAV	NAV	NAV	NAV	NAV	NAV
3.04	Property		1	Windwood	NAV	NAV	NAV	NAV	NAV	NAV
3.05	Property		1	Brooks Duplexes	NAV	NAV	NAV	NAV	NAV	NAV
3.06	Property		1	Clevenger	NAV	NAV	NAV	NAV	NAV	NAV
3.07	Property		1	Fountains	NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	22, 23	1	Marine Terrace	4,439,754	1,472,898	2,966,856	47,500	0	2,919,356	1.38
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	4,514,008	1,559,077	2,954,931	45,000	0	2,909,931	1.56
5.01	Property		1	Chestnut Woods	NAV	NAV	NAV	NAV	NAV	NAV
5.02	Property		1	Chestnut Crossing	NAV	NAV	NAV	NAV	NAV	NAV
6	Loan	22	1	Douglaston Villas & Townhomes	4,443,529	1,806,354	2,637,175	58,500	0	2,578,675	1.38
7	Loan	17	1	Yorktowne Pointe Apartments	2,632,948	944,377	1,688,571	36,000	0	1,652,571	1.22
8	Loan	23, 24	1	Nissan Golden Gate	4,133,936	2,008,849	2,125,086	70,000	0	2,055,086	1.35
9	Loan	16, 23	1	501 West 7th Street	2,397,710	451,854	1,945,856	21,000	0	1,924,856	1.39
10	Loan	10, 14	2	Riverside Portfolio	2,296,270	991,265	1,305,005	28,250	0	1,276,755	1.22
10.01	Property		1	University Gardens	NAV	NAV	NAV	NAV	NAV	NAV
10.02	Property		1	Normandy Apartments	NAV	NAV	NAV	NAV	NAV	NAV
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	2,432,607	1,061,206	1,371,401	45,813	0	1,325,588	1.37
11.01	Property		1	Cove Harbor	NAV	NAV	NAV	NAV	NAV	NAV
11.02	Property		1	Harbor Oak	NAV	NAV	NAV	NAV	NAV	NAV
12	Loan	14, 16	1	Westwood Townhomes	2,297,472	1,001,239	1,296,233	30,250	0	1,265,983	1.31
13	Loan	16, 23	1	Prestige District	1,710,292	422,782	1,287,510	15,500	0	1,272,010	1.38
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	2,048,366	798,558	1,249,808	31,250	0	1,218,558	1.38
14.01	Property		1	Olympia Manor	NAV	NAV	NAV	NAV	NAV	NAV
14.02	Property		1	Carriage House	NAV	NAV	NAV	NAV	NAV	NAV
14.03	Property		1	Town West Apartments	NAV	NAV	NAV	NAV	NAV	NAV
14.04	Property		1	Briarwood Place	NAV	NAV	NAV	NAV	NAV	NAV
15	Loan	14, 16, 23	1	Brookside Apartments	2,124,163	859,047	1,265,117	10,400	0	1,254,717	1.33
16	Loan	10, 14, 16, 21	4	Pico Portfolio	1,702,390	588,009	1,114,380	26,059	0	1,088,321	1.38
16.01	Property		1	Delphene Manor	NAV	NAV	NAV	NAV	NAV	NAV
16.02	Property		1	1142 West 17th Street	NAV	NAV	NAV	NAV	NAV	NAV
16.03	Property		1	4144 West Adams Boulevard	NAV	NAV	NAV	NAV	NAV	NAV
16.04	Property		1	2849 San Marino Street	NAV	NAV	NAV	NAV	NAV	NAV
17	Loan	14, 22	1	Sovereignty at Winter Park	2,622,486	1,517,839	1,104,647	42,000	0	1,062,647	1.43
18	Loan	23	1	Prime at Laurel Springs	1,731,900	701,356	1,030,544	32,000	0	998,544	1.37
19	Loan	16, 23	1	Rockefeller Square Apartments	1,127,472	187,725	939,746	6,000	0	933,746	1.30
20	Loan	14, 23	1	Mulberry Estates	1,787,461	809,288	978,173	34,500	0	943,673	1.51
21	Loan	14, 22, 23	1	Flats at 87Ten	1,347,259	497,367	849,891	24,000	0	825,891	1.38
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	1,064,475	331,815	732,660	4,250	0	728,410	1.31
23	Loan	16, 23	1	Colby Heights	770,343	109,151	661,192	2,900	0	658,292	1.30
24	Loan	10, 14, 22	3	SMS Portfolio	1,145,543	416,933	728,610	19,250	0	709,360	1.41
24.01	Property		1	Little River	NAV	NAV	NAV	NAV	NAV	NAV
24.02	Property		1	Tekoa Apartments	NAV	NAV	NAV	NAV	NAV	NAV
24.03	Property		1	DeVille Apartments	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan	11, 14, 23	1	Town Centre Village Apartments	1,040,973	378,365	662,608	11,322	13,769	637,517	1.51
26	Loan	14, 21	1	1810 Belcourt Ave	1,004,908	414,709	590,199	9,000	0	581,199	1.29
27	Loan	11, 14, 16, 17, 24	1	The Venue	1,050,421	400,071	650,350	24,923	0	625,427	1.43
28	Loan	14, 16, 22, 23	1	Aspen Apartments	809,541	249,028	560,514	11,250	0	549,264	1.36
29	Loan	14	1	Aria at Wilcrest	1,266,487	678,316	588,171	20,250	0	567,921	1.38
30	Loan	14, 22	1	Bellagio Living II	819,326	273,944	545,382	18,000	0	527,382	1.36
31	Loan	14, 22	1	The 501 Apartments	1,094,099	552,160	541,939	21,750	0	520,189	1.38
32	Loan	14, 22, 23	1	The Arthur	901,956	394,303	507,653	14,500	0	493,153	1.42
33	Loan	14	1	Almeda Apartments	829,231	342,756	486,475	19,000	0	467,475	1.52
34	Loan	17	1	Pompano Flats	659,353	197,746	461,607	6,500	0	455,107	1.58
35	Loan	14, 22, 23	1	Northwood Apartments	827,691	343,906	483,784	20,000	0	463,784	1.58
36	Loan	14, 22	1	The Virginian	625,645	197,607	428,038	7,000	0	421,038	1.35
37	Loan	14, 23	1	Shasta Glen MHP	580,970	205,201	375,768	2,790	0	372,978	1.29
38	Loan	14	1	Springdale Apartments	1,399,454	974,946	424,508	35,900	0	388,608	1.51

A-1-9

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)
					4, 13
1	Loan	22	1	Midtown Towers	1.73	10.7%	10.4%	77,400,000	As Is	6/9/2026	61.4%
2	Loan	16, 22, 23	1	The Jax	1.21	7.7%	7.5%	66,400,000	As Is	6/24/2026	65.5%
3	Loan	10	7	NW Arkansas Portfolio	1.34	8.6%	8.5%	49,300,000	As Is	Various	73.1%
3.01	Property		1	Meadowlands				12,100,000	As Is	6/30/2026
3.02	Property		1	Ecology				10,900,000	As Is	7/1/2026
3.03	Property		1	Honeysuckle				8,300,000	As Is	6/30/2026
3.04	Property		1	Windwood				6,300,000	As Is	6/30/2026
3.05	Property		1	Brooks Duplexes				5,600,000	As Is	7/1/2026
3.06	Property		1	Clevenger				4,100,000	As Is	7/1/2026
3.07	Property		1	Fountains				2,000,000	As Is	6/30/2026
4	Loan	22, 23	1	Marine Terrace	1.36	8.9%	8.8%	53,300,000	As Is	7/31/2026	62.5%
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	1.54	9.0%	8.8%	49,200,000	As Is	4/8/2026	67.1%
5.01	Property		1	Chestnut Woods				27,000,000	As Is	4/8/2026
5.02	Property		1	Chestnut Crossing				22,200,000	As Is	4/8/2026
6	Loan	22	1	Douglaston Villas & Townhomes	1.35	9.0%	8.8%	42,100,000	As Is	8/31/2026	69.6%
7	Loan	17	1	Yorktowne Pointe Apartments	1.20	7.4%	7.2%	31,300,000	As Is	6/2/2026	73.0%
8	Loan	23, 24	1	Nissan Golden Gate	1.30	9.4%	9.1%	34,900,000	As Is	4/29/2026	64.8%
9	Loan	16, 23	1	501 West 7th Street	1.37	8.8%	8.7%	34,000,000	As Is	7/6/2026	64.7%
10	Loan	10, 14	2	Riverside Portfolio	1.20	8.1%	7.9%	23,300,000	As Is	7/2/2026	69.0%
10.01	Property		1	University Gardens				17,700,000	As Is	7/2/2026
10.02	Property		1	Normandy Apartments				5,600,000	As Is	7/2/2026
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	1.33	9.0%	8.7%	21,350,000	As Is	8/12/2026	71.5%
11.01	Property		1	Cove Harbor				13,000,000	As Is	8/12/2026
11.02	Property		1	Harbor Oak				8,350,000	As Is	8/12/2026
12	Loan	14, 16	1	Westwood Townhomes	1.28	8.5%	8.3%	20,500,000	As Is	5/28/2026	74.4%
13	Loan	16, 23	1	Prestige District	1.37	8.9%	8.8%	20,100,000	As Is	7/14/2026	72.1%
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	1.34	9.1%	8.9%	19,200,000	As Is	4/27/2026	71.7%
14.01	Property		1	Olympia Manor				NAV	NAV	NAV
14.02	Property		1	Carriage House				NAV	NAV	NAV
14.03	Property		1	Town West Apartments				NAV	NAV	NAV
14.04	Property		1	Briarwood Place				NAV	NAV	NAV
15	Loan	14, 16, 23	1	Brookside Apartments	1.32	9.2%	9.1%	23,730,000	As Is	8/7/2026	57.9%
16	Loan	10, 14, 16, 21	4	Pico Portfolio	1.34	8.3%	8.1%	17,990,000	As Is	6/8/2026	74.6%
16.01	Property		1	Delphene Manor				5,170,000	As Is	6/8/2026
16.02	Property		1	1142 West 17th Street				4,720,000	As Is	6/8/2026
16.03	Property		1	4144 West Adams Boulevard				4,390,000	As Is	6/8/2026
16.04	Property		1	2849 San Marino Street				3,710,000	As Is	6/8/2026
17	Loan	14, 22	1	Sovereignty at Winter Park	1.38	8.7%	8.4%	21,200,000	As Is	4/16/2026	59.9%
18	Loan	23	1	Prime at Laurel Springs	1.33	9.2%	8.9%	15,900,000	As Is	8/4/2026	70.3%
19	Loan	16, 23	1	Rockefeller Square Apartments	1.29	8.5%	8.5%	16,185,000	As Is	3/30/2026	68.0%
20	Loan	14, 23	1	Mulberry Estates	1.46	10.2%	9.9%	13,400,000	As Is	7/8/2026	71.4%
21	Loan	14, 22, 23	1	Flats at 87Ten	1.34	9.2%	8.9%	12,500,000	As Is	6/9/2026	74.0%
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	1.31	8.6%	8.6%	12,750,000	As Is	6/8/2026	66.7%
23	Loan	16, 23	1	Colby Heights	1.29	8.1%	8.1%	11,600,000	As Is	2/12/2026	70.0%
24	Loan	10, 14, 22	3	SMS Portfolio	1.38	9.2%	9.0%	10,670,000	As Is	7/13/2026	74.1%
24.01	Property		1	Little River				NAV	NAV	NAV
24.02	Property		1	Tekoa Apartments				NAV	NAV	NAV
24.03	Property		1	DeVille Apartments				NAV	NAV	NAV
25	Loan	11, 14, 23	1	Town Centre Village Apartments	1.45	9.8%	9.4%	9,360,000	As Is	7/8/2026	72.5%
26	Loan	14, 21	1	1810 Belcourt Ave	1.27	8.7%	8.6%	11,100,000	As Is	8/12/2026	60.9%
27	Loan	11, 14, 16, 17, 24	1	The Venue	1.38	9.6%	9.3%	10,000,000	As Is	7/18/2026	67.5%
28	Loan	14, 16, 22, 23	1	Aspen Apartments	1.33	8.6%	8.4%	8,870,000	As Is	7/24/2026	73.7%
29	Loan	14	1	Aria at Wilcrest	1.34	9.0%	8.7%	10,400,000	As Is	6/15/2026	62.5%
30	Loan	14, 22	1	Bellagio Living II	1.32	9.1%	8.8%	8,200,000	As Is	6/17/2026	73.2%
31	Loan	14, 22	1	The 501 Apartments	1.33	9.4%	9.0%	9,900,000	As Is	6/22/2026	58.2%
32	Loan	14, 22, 23	1	The Arthur	1.38	9.4%	9.1%	7,400,000	As Is	4/29/2026	73.0%
33	Loan	14	1	Almeda Apartments	1.46	10.0%	9.6%	7,000,000	As Is	7/8/2026	69.5%
34	Loan	17	1	Pompano Flats	1.56	9.7%	9.6%	6,350,000	As Is	6/15/2026	75.0%
35	Loan	14, 22, 23	1	Northwood Apartments	1.51	11.0%	10.5%	6,700,000	As Is	7/7/2026	65.8%
36	Loan	14, 22	1	The Virginian	1.33	9.7%	9.6%	6,250,000	As Is	7/7/2026	70.4%
37	Loan	14, 23	1	Shasta Glen MHP	1.28	8.5%	8.5%	6,750,000	As Is	7/27/2026	65.2%
38	Loan	14	1	Springdale Apartments	1.38	10.0%	9.2%	8,050,000	As Is	7/14/2026	52.8%

A-1-10

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA
						5, 20, 24
1	Loan	22	1	Midtown Towers	61.4%	94.2%	6/30/2026	NAP	NAP	NAP	NAP
2	Loan	16, 22, 23	1	The Jax	65.5%	94.3%	7/15/2026	NAP	NAP	NAP	NAP
3	Loan	10	7	NW Arkansas Portfolio	73.1%	98.8%
3.01	Property		1	Meadowlands		98.4%	9/9/2026	NAP	NAP	NAP	NAP
3.02	Property		1	Ecology		100.0%	9/9/2026	NAP	NAP	NAP	NAP
3.03	Property		1	Honeysuckle		97.7%	9/9/2026	NAP	NAP	NAP	NAP
3.04	Property		1	Windwood		97.1%	9/9/2026	NAP	NAP	NAP	NAP
3.05	Property		1	Brooks Duplexes		100.0%	9/9/2026	NAP	NAP	NAP	NAP
3.06	Property		1	Clevenger		100.0%	9/9/2026	NAP	NAP	NAP	NAP
3.07	Property		1	Fountains		100.0%	9/9/2026	NAP	NAP	NAP	NAP
4	Loan	22, 23	1	Marine Terrace	62.5%	91.6%	8/14/2026	NAP	NAP	NAP	NAP
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	67.1%	98.3%
5.01	Property		1	Chestnut Woods		96.9%	6/22/2026	NAP	NAP	NAP	NAP
5.02	Property		1	Chestnut Crossing		100.0%	6/22/2026	NAP	NAP	NAP	NAP
6	Loan	22	1	Douglaston Villas & Townhomes	69.6%	89.3%	9/10/2026	NAP	NAP	NAP	NAP
7	Loan	17	1	Yorktowne Pointe Apartments	73.0%	97.9%	6/24/2026	NAP	NAP	NAP	NAP
8	Loan	23, 24	1	Nissan Golden Gate	64.8%	89.3%	8/3/2026	NAP	NAP	NAP	NAP
9	Loan	16, 23	1	501 West 7th Street	64.7%	100.0%	7/30/2026	NAP	NAP	NAP	NAP
10	Loan	10, 14	2	Riverside Portfolio	69.0%	97.3%
10.01	Property		1	University Gardens		97.7%	8/3/2026	NAP	NAP	NAP	NAP
10.02	Property		1	Normandy Apartments		96.0%	8/3/2026	NAP	NAP	NAP	NAP
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	71.5%	91.5%
11.01	Property		1	Cove Harbor		94.9%	9/10/2026	NAP	NAP	NAP	NAP
11.02	Property		1	Harbor Oak		85.2%	9/10/2026	NAP	NAP	NAP	NAP
12	Loan	14, 16	1	Westwood Townhomes	74.4%	95.9%	6/4/2026	NAP	NAP	NAP	NAP
13	Loan	16, 23	1	Prestige District	72.1%	100.0%	9/1/2026	NAP	NAP	NAP	NAP
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	71.7%	96.8%
14.01	Property		1	Olympia Manor		96.8%	6/5/2026	NAP	NAP	NAP	NAP
14.02	Property		1	Carriage House		100.0%	6/5/2026	NAP	NAP	NAP	NAP
14.03	Property		1	Town West Apartments		95.5%	6/5/2026	NAP	NAP	NAP	NAP
14.04	Property		1	Briarwood Place		93.8%	6/5/2026	NAP	NAP	NAP	NAP
15	Loan	14, 16, 23	1	Brookside Apartments	57.9%	97.1%	9/22/2026	NAP	NAP	NAP	NAP
16	Loan	10, 14, 16, 21	4	Pico Portfolio	74.6%	96.1%
16.01	Property		1	Delphene Manor		96.7%	6/24/2026	NAP	NAP	NAP	NAP
16.02	Property		1	1142 West 17th Street		92.9%	6/24/2026	NAP	NAP	NAP	NAP
16.03	Property		1	4144 West Adams Boulevard		95.8%	6/24/2026	NAP	NAP	NAP	NAP
16.04	Property		1	2849 San Marino Street		100.0%	6/24/2026	NAP	NAP	NAP	NAP
17	Loan	14, 22	1	Sovereignty at Winter Park	59.9%	91.7%	5/1/2026	NAP	NAP	NAP	NAP
18	Loan	23	1	Prime at Laurel Springs	70.3%	96.9%	8/17/2026	NAP	NAP	NAP	NAP
19	Loan	16, 23	1	Rockefeller Square Apartments	68.0%	98.3%	5/14/2026	NAP	NAP	NAP	NAP
20	Loan	14, 23	1	Mulberry Estates	71.4%	94.2%	8/1/2026	NAP	NAP	NAP	NAP
21	Loan	14, 22, 23	1	Flats at 87Ten	74.0%	96.9%	5/11/2026	NAP	NAP	NAP	NAP
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	66.7%	100.0%	8/3/2026	NAP	NAP	NAP	NAP
23	Loan	16, 23	1	Colby Heights	70.0%	96.6%	5/31/2026	NAP	NAP	NAP	NAP
24	Loan	10, 14, 22	3	SMS Portfolio	74.1%	98.7%
24.01	Property		1	Little River		100.0%	8/6/2026	NAP	NAP	NAP	NAP
24.02	Property		1	Tekoa Apartments		96.0%	8/6/2026	NAP	NAP	NAP	NAP
24.03	Property		1	DeVille Apartments		100.0%	8/6/2026	NAP	NAP	NAP	NAP
25	Loan	11, 14, 23	1	Town Centre Village Apartments	72.5%	97.3%	8/6/2026	NAP	NAP	NAP	NAP
26	Loan	14, 21	1	1810 Belcourt Ave	60.9%	94.4%	9/14/2026	NAP	NAP	NAP	NAP
27	Loan	11, 14, 16, 17, 24	1	The Venue	67.5%	95.2%	8/31/2026	NAP	NAP	NAP	NAP
28	Loan	14, 16, 22, 23	1	Aspen Apartments	73.7%	100.0%	8/7/2026	NAP	NAP	NAP	NAP
29	Loan	14	1	Aria at Wilcrest	62.5%	92.6%	6/10/2026	NAP	NAP	NAP	NAP
30	Loan	14, 22	1	Bellagio Living II	73.2%	94.4%	7/7/2026	NAP	NAP	NAP	NAP
31	Loan	14, 22	1	The 501 Apartments	58.2%	100.0%	7/20/2026	NAP	NAP	NAP	NAP
32	Loan	14, 22, 23	1	The Arthur	73.0%	98.3%	5/26/2026	NAP	NAP	NAP	NAP
33	Loan	14	1	Almeda Apartments	69.5%	96.1%	9/1/2026	NAP	NAP	NAP	NAP
34	Loan	17	1	Pompano Flats	75.0%	100.0%	8/10/2026	NAP	NAP	NAP	NAP
35	Loan	14, 22, 23	1	Northwood Apartments	65.8%	95.0%	7/7/2026	NAP	NAP	NAP	NAP
36	Loan	14, 22	1	The Virginian	70.4%	100.0%	8/3/2026	NAP	NAP	NAP	NAP
37	Loan	14, 23	1	Shasta Glen MHP	65.2%	86.0%	8/31/2026	NAP	NAP	NAP	NAP
38	Loan	14	1	Springdale Apartments	52.8%	97.0%	8/3/2026	NAP	NAP	NAP	NAP

A-1-11

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA

1	Loan	22	1	Midtown Towers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	16, 22, 23	1	The Jax	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	10	7	NW Arkansas Portfolio
3.01	Property		1	Meadowlands	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Ecology	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Honeysuckle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Windwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Brooks Duplexes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Clevenger	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Fountains	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	22, 23	1	Marine Terrace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing
5.01	Property		1	Chestnut Woods	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Chestnut Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	22	1	Douglaston Villas & Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	17	1	Yorktowne Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	23, 24	1	Nissan Golden Gate	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	16, 23	1	501 West 7th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	10, 14	2	Riverside Portfolio
10.01	Property		1	University Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Normandy Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 16, 17, 23	2	Virginia Portfolio
11.01	Property		1	Cove Harbor	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Harbor Oak	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	14, 16	1	Westwood Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	16, 23	1	Prestige District	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio
14.01	Property		1	Olympia Manor	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	Carriage House	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	Town West Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	Briarwood Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	14, 16, 23	1	Brookside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	10, 14, 16, 21	4	Pico Portfolio
16.01	Property		1	Delphene Manor	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	1142 West 17th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	4144 West Adams Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.04	Property		1	2849 San Marino Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	14, 22	1	Sovereignty at Winter Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	23	1	Prime at Laurel Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	16, 23	1	Rockefeller Square Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	14, 23	1	Mulberry Estates	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	14, 22, 23	1	Flats at 87Ten	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	16, 23	1	Colby Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	10, 14, 22	3	SMS Portfolio
24.01	Property		1	Little River	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	Tekoa Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.03	Property		1	DeVille Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	11, 14, 23	1	Town Centre Village Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	14, 21	1	1810 Belcourt Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	11, 14, 16, 17, 24	1	The Venue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	14, 16, 22, 23	1	Aspen Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	14	1	Aria at Wilcrest	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	14, 22	1	Bellagio Living II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	14, 22	1	The 501 Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	14, 22, 23	1	The Arthur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	14	1	Almeda Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	17	1	Pompano Flats	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	14, 22, 23	1	Northwood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	14, 22	1	The Virginian	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	14, 23	1	Shasta Glen MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	14	1	Springdale Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-1-12

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF

1	Loan	22	1	Midtown Towers	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	16, 22, 23	1	The Jax	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	10	7	NW Arkansas Portfolio
3.01	Property		1	Meadowlands	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Ecology	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Honeysuckle	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Windwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Brooks Duplexes	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Clevenger	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Fountains	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	22, 23	1	Marine Terrace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing
5.01	Property		1	Chestnut Woods	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Chestnut Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	22	1	Douglaston Villas & Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	17	1	Yorktowne Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	23, 24	1	Nissan Golden Gate	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	16, 23	1	501 West 7th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	10, 14	2	Riverside Portfolio
10.01	Property		1	University Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Normandy Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 16, 17, 23	2	Virginia Portfolio
11.01	Property		1	Cove Harbor	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Harbor Oak	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	14, 16	1	Westwood Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	16, 23	1	Prestige District	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio
14.01	Property		1	Olympia Manor	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	Carriage House	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	Town West Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	Briarwood Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	14, 16, 23	1	Brookside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	10, 14, 16, 21	4	Pico Portfolio
16.01	Property		1	Delphene Manor	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	1142 West 17th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	4144 West Adams Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.04	Property		1	2849 San Marino Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	14, 22	1	Sovereignty at Winter Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	23	1	Prime at Laurel Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	16, 23	1	Rockefeller Square Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	14, 23	1	Mulberry Estates	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	14, 22, 23	1	Flats at 87Ten	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	16, 23	1	Colby Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	10, 14, 22	3	SMS Portfolio
24.01	Property		1	Little River	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	Tekoa Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.03	Property		1	DeVille Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	11, 14, 23	1	Town Centre Village Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	14, 21	1	1810 Belcourt Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	11, 14, 16, 17, 24	1	The Venue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	14, 16, 22, 23	1	Aspen Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	14	1	Aria at Wilcrest	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	14, 22	1	Bellagio Living II	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	14, 22	1	The 501 Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	14, 22, 23	1	The Arthur	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	14	1	Almeda Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	17	1	Pompano Flats	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	14, 22, 23	1	Northwood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	14, 22	1	The Virginian	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	14, 23	1	Shasta Glen MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	14	1	Springdale Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-13

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)

1	Loan	22	1	Midtown Towers	NAP	NAP	6/23/2026	NAP	6/22/2026	NAP	NAP
2	Loan	16, 22, 23	1	The Jax	NAP	NAP	6/29/2026	NAP	6/29/2026	NAP	NAP
3	Loan	10	7	NW Arkansas Portfolio
3.01	Property		1	Meadowlands	NAP	NAP	7/9/2026	NAP	7/9/2026	NAP	NAP
3.02	Property		1	Ecology	NAP	NAP	7/13/2026	NAP	7/13/2026	NAP	NAP
3.03	Property		1	Honeysuckle	NAP	NAP	7/10/2026	NAP	7/10/2026	NAP	NAP
3.04	Property		1	Windwood	NAP	NAP	7/10/2026	NAP	7/10/2026	NAP	NAP
3.05	Property		1	Brooks Duplexes	NAP	NAP	7/10/2026	NAP	7/9/2026	NAP	NAP
3.06	Property		1	Clevenger	NAP	NAP	7/10/2026	NAP	7/10/2026	NAP	NAP
3.07	Property		1	Fountains	NAP	NAP	7/13/2026	NAP	7/14/2026	NAP	NAP
4	Loan	22, 23	1	Marine Terrace	NAP	NAP	7/31/2026	NAP	7/31/2026	NAP	NAP
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing
5.01	Property		1	Chestnut Woods	NAP	NAP	4/17/2026	NAP	4/16/2026	NAP	NAP
5.02	Property		1	Chestnut Crossing	NAP	NAP	4/16/2026	NAP	4/16/2026	NAP	NAP
6	Loan	22	1	Douglaston Villas & Townhomes	NAP	NAP	9/10/2026	NAP	9/10/2026	NAP	NAP
7	Loan	17	1	Yorktowne Pointe Apartments	NAP	NAP	5/20/2026	NAP	5/26/2026	NAP	NAP
8	Loan	23, 24	1	Nissan Golden Gate	NAP	NAP	5/21/2026	NAP	5/22/2026	NAP	NAP
9	Loan	16, 23	1	501 West 7th Street	NAP	NAP	2/12/2026	NAP	7/17/2026	NAP	NAP
10	Loan	10, 14	2	Riverside Portfolio
10.01	Property		1	University Gardens	NAP	NAP	7/6/2026	NAP	7/6/2026	7/6/2026	15%
10.02	Property		1	Normandy Apartments	NAP	NAP	7/6/2026	NAP	7/6/2026	7/6/2026	15%
11	Loan	10, 16, 17, 23	2	Virginia Portfolio
11.01	Property		1	Cove Harbor	NAP	NAP	8/20/2026	NAP	8/20/2026	NAP	NAP
11.02	Property		1	Harbor Oak	NAP	NAP	8/20/2026	NAP	8/20/2026	NAP	NAP
12	Loan	14, 16	1	Westwood Townhomes	NAP	NAP	6/11/2026	NAP	6/11/2026	NAP	NAP
13	Loan	16, 23	1	Prestige District	NAP	NAP	5/21/2026	NAP	6/17/2026	NAP	NAP
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio
14.01	Property		1	Olympia Manor	NAP	NAP	5/7/2026	NAP	5/7/2026	NAP	NAP
14.02	Property		1	Carriage House	NAP	NAP	5/7/2026	NAP	5/7/2026	NAP	NAP
14.03	Property		1	Town West Apartments	NAP	NAP	5/7/2026	NAP	5/7/2026	NAP	NAP
14.04	Property		1	Briarwood Place	NAP	NAP	5/7/2026	NAP	5/7/2026	NAP	NAP
15	Loan	14, 16, 23	1	Brookside Apartments	NAP	NAP	8/21/2026	NAP	8/18/2026	8/21/2026	5%
16	Loan	10, 14, 16, 21	4	Pico Portfolio
16.01	Property		1	Delphene Manor	NAP	NAP	3/11/2026	NAP	3/2/2026	3/11/2026	17%
16.02	Property		1	1142 West 17th Street	NAP	NAP	3/11/2026	NAP	3/2/2026	3/11/2026	17%
16.03	Property		1	4144 West Adams Boulevard	NAP	NAP	3/10/2026	NAP	3/2/2026	3/12/2026	18%
16.04	Property		1	2849 San Marino Street	NAP	NAP	3/11/2026	NAP	3/2/2026	3/11/2026	16%
17	Loan	14, 22	1	Sovereignty at Winter Park	NAP	NAP	4/23/2026	NAP	4/23/2026	NAP	NAP
18	Loan	23	1	Prime at Laurel Springs	NAP	NAP	8/12/2026	NAP	8/12/2026	NAP	NAP
19	Loan	16, 23	1	Rockefeller Square Apartments	NAP	NAP	4/13/2026	NAP	4/13/2026	4/13/2026	7%
20	Loan	14, 23	1	Mulberry Estates	NAP	NAP	7/21/2026	NAP	7/21/2026	10/1/2026	8%
21	Loan	14, 22, 23	1	Flats at 87Ten	NAP	NAP	6/17/2026	NAP	6/17/2026	NAP	NAP
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	NAP	NAP	6/17/2026	NAP	6/17/2026	6/17/2026	15%
23	Loan	16, 23	1	Colby Heights	NAP	NAP	5/27/2026	NAP	5/27/2026	5/27/2026	5%
24	Loan	10, 14, 22	3	SMS Portfolio
24.01	Property		1	Little River	NAP	NAP	7/24/2026	NAP	7/24/2026	NAP	NAP
24.02	Property		1	Tekoa Apartments	NAP	NAP	7/24/2026	NAP	7/24/2026	NAP	NAP
24.03	Property		1	DeVille Apartments	NAP	NAP	7/24/2026	NAP	7/24/2026	NAP	NAP
25	Loan	11, 14, 23	1	Town Centre Village Apartments	NAP	NAP	7/21/2026	NAP	7/21/2026	7/21/2026	7%
26	Loan	14, 21	1	1810 Belcourt Ave	NAP	NAP	8/23/2026	NAP	8/23/2026	NAP	NAP
27	Loan	11, 14, 16, 17, 24	1	The Venue	NAP	NAP	8/14/2026	NAP	8/6/2026	NAP	NAP
28	Loan	14, 16, 22, 23	1	Aspen Apartments	NAP	NAP	8/3/2026	NAP	8/3/2026	NAP	NAP
29	Loan	14	1	Aria at Wilcrest	NAP	NAP	6/24/2026	NAP	6/24/2026	NAP	NAP
30	Loan	14, 22	1	Bellagio Living II	NAP	NAP	6/17/2026	NAP	6/17/2026	NAP	NAP
31	Loan	14, 22	1	The 501 Apartments	NAP	NAP	6/24/2026	NAP	6/24/2026	NAP	NAP
32	Loan	14, 22, 23	1	The Arthur	NAP	NAP	5/6/2026	NAP	5/6/2026	NAP	NAP
33	Loan	14	1	Almeda Apartments	NAP	NAP	7/19/2026	NAP	7/19/2026	NAP	NAP
34	Loan	17	1	Pompano Flats	NAP	NAP	3/17/2026	NAP	3/17/2026	NAP	NAP
35	Loan	14, 22, 23	1	Northwood Apartments	NAP	NAP	7/15/2026	NAP	7/15/2026	NAP	NAP
36	Loan	14, 22	1	The Virginian	NAP	NAP	7/19/2026	NAP	7/19/2026	NAP	NAP
37	Loan	14, 23	1	Shasta Glen MHP	NAP	NAP	7/28/2026	NAP	7/28/2026	7/28/2026	5%
38	Loan	14	1	Springdale Apartments	NAP	NAP	7/22/2026	NAP	7/22/2026	NAP	NAP

A-1-14

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)

1	Loan	22	1	Midtown Towers	No	Fee	NAP	NAP	NAP	NAP
2	Loan	16, 22, 23	1	The Jax	No	Fee	NAP	NAP	NAP	NAP
3	Loan	10	7	NW Arkansas Portfolio
3.01	Property		1	Meadowlands	No	Fee	NAP	NAP	NAP	NAP
3.02	Property		1	Ecology	No	Fee	NAP	NAP	NAP	NAP
3.03	Property		1	Honeysuckle	No	Fee	NAP	NAP	NAP	NAP
3.04	Property		1	Windwood	No	Fee	NAP	NAP	NAP	NAP
3.05	Property		1	Brooks Duplexes	No	Fee	NAP	NAP	NAP	NAP
3.06	Property		1	Clevenger	Yes - AE	Fee	NAP	NAP	NAP	NAP
3.07	Property		1	Fountains	No	Fee	NAP	NAP	NAP	NAP
4	Loan	22, 23	1	Marine Terrace	No	Fee	NAP	NAP	NAP	NAP
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing
5.01	Property		1	Chestnut Woods	No	Fee	NAP	NAP	NAP	NAP
5.02	Property		1	Chestnut Crossing	No	Fee	NAP	NAP	NAP	NAP
6	Loan	22	1	Douglaston Villas & Townhomes	No	Fee	NAP	NAP	NAP	NAP
7	Loan	17	1	Yorktowne Pointe Apartments	No	Fee	NAP	NAP	NAP	NAP
8	Loan	23, 24	1	Nissan Golden Gate	Yes - AE	Fee	NAP	NAP	NAP	NAP
9	Loan	16, 23	1	501 West 7th Street	No	Fee	NAP	NAP	NAP	NAP
10	Loan	10, 14	2	Riverside Portfolio
10.01	Property		1	University Gardens	No	Fee	NAP	NAP	NAP	NAP
10.02	Property		1	Normandy Apartments	No	Fee	NAP	NAP	NAP	NAP
11	Loan	10, 16, 17, 23	2	Virginia Portfolio
11.01	Property		1	Cove Harbor	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.02	Property		1	Harbor Oak	Yes - AE	Fee	NAP	NAP	NAP	NAP
12	Loan	14, 16	1	Westwood Townhomes	No	Fee	NAP	NAP	NAP	NAP
13	Loan	16, 23	1	Prestige District	No	Fee	NAP	NAP	NAP	NAP
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio
14.01	Property		1	Olympia Manor	No	Fee	NAP	NAP	NAP	NAP
14.02	Property		1	Carriage House	No	Fee	NAP	NAP	NAP	NAP
14.03	Property		1	Town West Apartments	No	Fee	NAP	NAP	NAP	NAP
14.04	Property		1	Briarwood Place	No	Fee	NAP	NAP	NAP	NAP
15	Loan	14, 16, 23	1	Brookside Apartments	Yes - AE	Fee	NAP	NAP	NAP	NAP
16	Loan	10, 14, 16, 21	4	Pico Portfolio
16.01	Property		1	Delphene Manor	No	Fee	NAP	NAP	NAP	NAP
16.02	Property		1	1142 West 17th Street	No	Fee	NAP	NAP	NAP	NAP
16.03	Property		1	4144 West Adams Boulevard	No	Fee	NAP	NAP	NAP	NAP
16.04	Property		1	2849 San Marino Street	No	Fee	NAP	NAP	NAP	NAP
17	Loan	14, 22	1	Sovereignty at Winter Park	No	Fee	NAP	NAP	NAP	NAP
18	Loan	23	1	Prime at Laurel Springs	No	Fee	NAP	NAP	NAP	NAP
19	Loan	16, 23	1	Rockefeller Square Apartments	No	Fee	NAP	NAP	NAP	NAP
20	Loan	14, 23	1	Mulberry Estates	No	Fee	NAP	NAP	NAP	NAP
21	Loan	14, 22, 23	1	Flats at 87Ten	No	Fee	NAP	NAP	NAP	NAP
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	No	Fee	NAP	NAP	NAP	NAP
23	Loan	16, 23	1	Colby Heights	No	Fee	NAP	NAP	NAP	NAP
24	Loan	10, 14, 22	3	SMS Portfolio
24.01	Property		1	Little River	No	Fee	NAP	NAP	NAP	NAP
24.02	Property		1	Tekoa Apartments	No	Fee	NAP	NAP	NAP	NAP
24.03	Property		1	DeVille Apartments	No	Fee	NAP	NAP	NAP	NAP
25	Loan	11, 14, 23	1	Town Centre Village Apartments	No	Fee	NAP	NAP	NAP	NAP
26	Loan	14, 21	1	1810 Belcourt Ave	No	Fee	NAP	NAP	NAP	NAP
27	Loan	11, 14, 16, 17, 24	1	The Venue	No	Fee	NAP	NAP	NAP	NAP
28	Loan	14, 16, 22, 23	1	Aspen Apartments	No	Fee	NAP	NAP	NAP	NAP
29	Loan	14	1	Aria at Wilcrest	No	Fee	NAP	NAP	NAP	NAP
30	Loan	14, 22	1	Bellagio Living II	No	Fee	NAP	NAP	NAP	NAP
31	Loan	14, 22	1	The 501 Apartments	No	Fee	NAP	NAP	NAP	NAP
32	Loan	14, 22, 23	1	The Arthur	No	Fee	NAP	NAP	NAP	NAP
33	Loan	14	1	Almeda Apartments	No	Fee	NAP	NAP	NAP	NAP
34	Loan	17	1	Pompano Flats	No	Fee	NAP	NAP	NAP	NAP
35	Loan	14, 22, 23	1	Northwood Apartments	No	Fee	NAP	NAP	NAP	NAP
36	Loan	14, 22	1	The Virginian	No	Fee	NAP	NAP	NAP	NAP
37	Loan	14, 23	1	Shasta Glen MHP	No	Fee	NAP	NAP	NAP	NAP
38	Loan	14	1	Springdale Apartments	No	Fee	NAP	NAP	NAP	NAP

A-1-15

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)
										22
1	Loan	22	1	Midtown Towers	112,180	55,145	113,628	22,726	0	Springing	0
2	Loan	16, 22, 23	1	The Jax	476,142	55,363	119,012	13,838	0	Springing	0
3	Loan	10	7	NW Arkansas Portfolio	208,940	20,693	131,801	14,199	0	5,461	0
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	44,962	44,962	89,126	9,903	0	Springing	0
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	43,084	43,084	20,844	6,948	200,000	Springing	0
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	588,303	51,477	162,029	27,005	0	Springing	0
7	Loan	17	1	Yorktowne Pointe Apartments	169,627	23,839	0	10,667	0	3,000	0
8	Loan	23, 24	1	Nissan Golden Gate	42,731	28,112	57,808	19,269	0	5,833	0
9	Loan	16, 23	1	501 West 7th Street	18,110	9,055	35,167	4,912	0	1,750	0
10	Loan	10, 14	2	Riverside Portfolio	117,258	16,751	21,476	7,159	0	2,354	0
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	0	15,286	31,724	7,931	0	3,818	0
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	162,087	27,322	33,738	5,687	0	2,521	0
13	Loan	16, 23	1	Prestige District	146,799	18,350	42,418	7,151	0	1,292	0
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	23,646	17,745	9,662	7,372	0	Springing	0
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	306,330	25,528	13,334	3,333	0	2,167	52,000
16	Loan	10, 14, 16, 21	4	Pico Portfolio	122,424	15,303	26,923	3,846	0	2,172	0
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park	72,531	24,072	51,575	17,117	0	Springing	0
18	Loan	23	1	Prime at Laurel Springs	23,519	5,880	28,321	4,046	0	2,667	0
19	Loan	16, 23	1	Rockefeller Square Apartments	1,471	463	12,962	1,620	0	1,250	30,000
20	Loan	14, 23	1	Mulberry Estates	59,855	17,212	19,765	5,684	0	2,875	0
21	Loan	14, 22, 23	1	Flats at 87Ten	0	0	34,871	2,906	0	Springing	0
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	65,460	10,910	8,943	3,163	0	354	0
23	Loan	16, 23	1	Colby Heights	2,844	711	11,862	1,186	0	604	14,500
24	Loan	10, 14, 22	3	SMS Portfolio	15,961	5,212	16,099	5,257	0	Springing	0
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments	0	14,355	0	Springing	0	944	22,644
26	Loan	14, 21	1	1810 Belcourt Ave	100,402	11,156	24,502	2,722	0	Springing	0
27	Loan	11, 14, 16, 17, 24	1	The Venue	36,422	15,176	6,394	3,197	0	875	21,000
28	Loan	14, 16, 22, 23	1	Aspen Apartments	17,234	5,732	3,420	1,138	0	Springing	0
29	Loan	14	1	Aria at Wilcrest	10,619	1,327	18,331	4,583	0	1,996	0
30	Loan	14, 22	1	Bellagio Living II	3,635	3,635	35,741	3,657	0	Springing	0
31	Loan	14, 22	1	The 501 Apartments	70,078	12,558	17,698	3,171	0	Springing	0
32	Loan	14, 22, 23	1	The Arthur	58,545	10,134	21,840	3,780	0	Springing	0
33	Loan	14	1	Almeda Apartments	54,844	6,424	41,676	4,881	0	Springing	0
34	Loan	17	1	Pompano Flats	67,239	6,392	0	Springing	0	542	0
35	Loan	14, 22, 23	1	Northwood Apartments	9,530	6,211	6,648	4,332	0	Springing	0
36	Loan	14, 22	1	The Virginian	610	6,772	200	2,223	0	Springing	0
37	Loan	14, 23	1	Shasta Glen MHP	15,229	1,269	879	440	0	233	0
38	Loan	14	1	Springdale Apartments	140,447	12,768	124,527	8,895	0	3,258	0

A-1-16

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)

1	Loan	22	1	Midtown Towers	0	0	0	0	0	0	99,888
2	Loan	16, 22, 23	1	The Jax	0	0	0	0	0	0	0
3	Loan	10	7	NW Arkansas Portfolio	0	0	0	0	0	0	121,080
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	0	0	0	0	0	0	5,000
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	0	0	0	0	0	0	0
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	0	0	0	0	0	0	732,125
7	Loan	17	1	Yorktowne Pointe Apartments	0	0	0	0	0	0	34,188
8	Loan	23, 24	1	Nissan Golden Gate	0	0	0	0	0	0	75,500
9	Loan	16, 23	1	501 West 7th Street	0	0	0	0	0	0	0
10	Loan	10, 14	2	Riverside Portfolio	0	0	0	0	0	0	30,931
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	0	0	0	0	0	0	31,750
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	0	0	0	0	0	0	0
13	Loan	16, 23	1	Prestige District	0	0	0	0	0	0	27,500
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	0	0	0	0	0	0	0
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	0	0	0	0	0	0	0
16	Loan	10, 14, 16, 21	4	Pico Portfolio	0	0	0	0	0	0	47,063
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park	0	0	0	0	0	0	0
18	Loan	23	1	Prime at Laurel Springs	0	0	0	0	0	0	122,375
19	Loan	16, 23	1	Rockefeller Square Apartments	0	0	0	0	0	0	0
20	Loan	14, 23	1	Mulberry Estates	0	0	0	0	0	0	118,765
21	Loan	14, 22, 23	1	Flats at 87Ten	0	0	0	0	0	0	0
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	0	0	0	0	0	0	0
23	Loan	16, 23	1	Colby Heights	0	0	0	0	0	0	5,500
24	Loan	10, 14, 22	3	SMS Portfolio	0	0	0	0	0	0	0
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments	0	1,147	27,538	0	0	0	0
26	Loan	14, 21	1	1810 Belcourt Ave	0	0	0	0	0	0	0
27	Loan	11, 14, 16, 17, 24	1	The Venue	0	1,202	28,846	0	0	0	0
28	Loan	14, 16, 22, 23	1	Aspen Apartments	0	0	0	0	0	0	0
29	Loan	14	1	Aria at Wilcrest	0	0	0	0	0	0	0
30	Loan	14, 22	1	Bellagio Living II	0	0	0	0	0	0	0
31	Loan	14, 22	1	The 501 Apartments	0	0	0	0	0	0	0
32	Loan	14, 22, 23	1	The Arthur	0	0	0	0	0	0	0
33	Loan	14	1	Almeda Apartments	0	0	0	0	0	0	0
34	Loan	17	1	Pompano Flats	0	0	0	0	0	0	0
35	Loan	14, 22, 23	1	Northwood Apartments	0	0	0	0	0	0	0
36	Loan	14, 22	1	The Virginian	0	0	0	0	0	0	0
37	Loan	14, 23	1	Shasta Glen MHP	0	0	0	0	0	0	0
38	Loan	14	1	Springdale Apartments	0	0	0	0	0	0	14,063

A-1-17

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description	Other Reserve Cap ($)
					26	26
1	Loan	22	1	Midtown Towers	0	0	NAP	0
2	Loan	16, 22, 23	1	The Jax	0	0	NAP	0
3	Loan	10	7	NW Arkansas Portfolio	0	0	NAP	0
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	0	0	NAP	0
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	0	0	NAP	0
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	0	0	NAP	0
7	Loan	17	1	Yorktowne Pointe Apartments	0	0	NAP	0
8	Loan	23, 24	1	Nissan Golden Gate	644,750	0	Down Unit Renovation Reserve ($382,250), Roof Repair Reserve ($262,500)	0
9	Loan	16, 23	1	501 West 7th Street	0	0	NAP	0
10	Loan	10, 14	2	Riverside Portfolio	0	0	NAP	0
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	0	0	NAP	0
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	0	0	NAP	0
13	Loan	16, 23	1	Prestige District	19,000	0	TIF Reimbursement Reserve	0
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	0	0	NAP	0
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	0	0	NAP	0
16	Loan	10, 14, 16, 21	4	Pico Portfolio	0	0	NAP	0
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park	0	0	NAP	0
18	Loan	23	1	Prime at Laurel Springs	0	0	NAP	0
19	Loan	16, 23	1	Rockefeller Square Apartments	0	0	NAP	0
20	Loan	14, 23	1	Mulberry Estates	0	0	NAP	0
21	Loan	14, 22, 23	1	Flats at 87Ten	0	0	NAP	0
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	0	0	NAP	0
23	Loan	16, 23	1	Colby Heights	0	0	NAP	0
24	Loan	10, 14, 22	3	SMS Portfolio	0	0	NAP	0
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments	0	0	NAP	0
26	Loan	14, 21	1	1810 Belcourt Ave	0	0	NAP	0
27	Loan	11, 14, 16, 17, 24	1	The Venue	17,199	0	Rent Replication Reserve	0
28	Loan	14, 16, 22, 23	1	Aspen Apartments	0	0	NAP	0
29	Loan	14	1	Aria at Wilcrest	0	0	NAP	0
30	Loan	14, 22	1	Bellagio Living II	0	0	NAP	0
31	Loan	14, 22	1	The 501 Apartments	0	0	NAP	0
32	Loan	14, 22, 23	1	The Arthur	0	0	NAP	0
33	Loan	14	1	Almeda Apartments	0	0	NAP	0
34	Loan	17	1	Pompano Flats	0	0	NAP	0
35	Loan	14, 22, 23	1	Northwood Apartments	0	0	NAP	0
36	Loan	14, 22	1	The Virginian	0	0	NAP	0
37	Loan	14, 23	1	Shasta Glen MHP	0	0	NAP	0
38	Loan	14	1	Springdale Apartments	0	0	NAP	0

A-1-18

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)
							14	15
1	Loan	22	1	Midtown Towers	0	NAP	Springing	Springing	Yes	No	No
2	Loan	16, 22, 23	1	The Jax	0	NAP	Springing	Springing	Yes	No	No
3	Loan	10	7	NW Arkansas Portfolio	0	NAP	Springing	Springing	Yes	No	No
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	0	NAP	Springing	Springing	Yes	No	No
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	0	NAP	Springing	Springing	Yes	No	No
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	0	NAP	Springing	Springing	Yes	No	No
7	Loan	17	1	Yorktowne Pointe Apartments	0	NAP	Springing	Springing	Yes	No	No
8	Loan	23, 24	1	Nissan Golden Gate	0	NAP	Springing	Springing	Yes	No	No
9	Loan	16, 23	1	501 West 7th Street	0	NAP	Springing	Springing	Yes	No	No
10	Loan	10, 14	2	Riverside Portfolio	0	NAP	None	None	No	No	No
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	0	NAP	Springing	Springing	Yes	No	No
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	0	NAP	None	None	No	No	No
13	Loan	16, 23	1	Prestige District	0	NAP	Soft	Springing	Yes	No	No
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	0	NAP	None	None	No	No	No
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	0	NAP	None	None	No	No	No
16	Loan	10, 14, 16, 21	4	Pico Portfolio	0	NAP	None	None	No	No	No
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park	0	NAP	None	None	No	No	No
18	Loan	23	1	Prime at Laurel Springs	0	NAP	Springing	Springing	Yes	No	No
19	Loan	16, 23	1	Rockefeller Square Apartments	0	NAP	Springing	Springing	Yes	No	No
20	Loan	14, 23	1	Mulberry Estates	0	NAP	None	None	No	No	No
21	Loan	14, 22, 23	1	Flats at 87Ten	0	NAP	None	None	No	No	No
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	0	NAP	None	None	No	No	No
23	Loan	16, 23	1	Colby Heights	0	NAP	Springing	Springing	Yes	No	No
24	Loan	10, 14, 22	3	SMS Portfolio	0	NAP	None	None	No	No	No
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments	0	NAP	None	None	No	No	No
26	Loan	14, 21	1	1810 Belcourt Ave	0	NAP	None	None	No	No	No
27	Loan	11, 14, 16, 17, 24	1	The Venue	0	NAP	None	None	No	No	No
28	Loan	14, 16, 22, 23	1	Aspen Apartments	0	NAP	None	None	No	No	No
29	Loan	14	1	Aria at Wilcrest	0	NAP	None	None	No	No	No
30	Loan	14, 22	1	Bellagio Living II	0	NAP	None	None	No	No	No
31	Loan	14, 22	1	The 501 Apartments	0	NAP	None	None	No	No	No
32	Loan	14, 22, 23	1	The Arthur	0	NAP	None	None	No	No	No
33	Loan	14	1	Almeda Apartments	0	NAP	None	None	No	No	No
34	Loan	17	1	Pompano Flats	0	NAP	Springing	Springing	Yes	No	No
35	Loan	14, 22, 23	1	Northwood Apartments	0	NAP	None	None	No	No	No
36	Loan	14, 22	1	The Virginian	0	NAP	None	None	No	No	No
37	Loan	14, 23	1	Shasta Glen MHP	0	NAP	None	None	No	No	No
38	Loan	14	1	Springdale Apartments	0	NAP	None	None	No	No	No
A-1-19

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)

1	Loan	22	1	Midtown Towers	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	16, 22, 23	1	The Jax	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	10	7	NW Arkansas Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	17	1	Yorktowne Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	23, 24	1	Nissan Golden Gate	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	16, 23	1	501 West 7th Street	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	10, 14	2	Riverside Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	16, 23	1	Prestige District	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	10, 14, 16, 21	4	Pico Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	23	1	Prime at Laurel Springs	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	16, 23	1	Rockefeller Square Apartments	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	14, 23	1	Mulberry Estates	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	14, 22, 23	1	Flats at 87Ten	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	16, 23	1	Colby Heights	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	10, 14, 22	3	SMS Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	14, 21	1	1810 Belcourt Ave	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	11, 14, 16, 17, 24	1	The Venue	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	14, 16, 22, 23	1	Aspen Apartments	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	14	1	Aria at Wilcrest	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	14, 22	1	Bellagio Living II	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	14, 22	1	The 501 Apartments	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	14, 22, 23	1	The Arthur	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	14	1	Almeda Apartments	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	17	1	Pompano Flats	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	14, 22, 23	1	Northwood Apartments	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	14, 22	1	The Virginian	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	14, 23	1	Shasta Glen MHP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	14	1	Springdale Apartments	NAP	NAP	NAP	NAP	NAP	NAP

A-1-20

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)

1	Loan	22	1	Midtown Towers	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	16, 22, 23	1	The Jax	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	10	7	NW Arkansas Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	17	1	Yorktowne Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	23, 24	1	Nissan Golden Gate	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	16, 23	1	501 West 7th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	10, 14	2	Riverside Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	16, 23	1	Prestige District	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	10, 14, 16, 21	4	Pico Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	23	1	Prime at Laurel Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	16, 23	1	Rockefeller Square Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	14, 23	1	Mulberry Estates	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	14, 22, 23	1	Flats at 87Ten	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	16, 23	1	Colby Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	10, 14, 22	3	SMS Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	14, 21	1	1810 Belcourt Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	11, 14, 16, 17, 24	1	The Venue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	14, 16, 22, 23	1	Aspen Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	14	1	Aria at Wilcrest	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	14, 22	1	Bellagio Living II	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	14, 22	1	The 501 Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	14, 22, 23	1	The Arthur	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	14	1	Almeda Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	17	1	Pompano Flats	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	14, 22, 23	1	Northwood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	14, 22	1	The Virginian	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	14, 23	1	Shasta Glen MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	14	1	Springdale Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-21

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)

1	Loan	22	1	Midtown Towers	NAP	NAP	NAP	NAP	NAP	NAP	No
2	Loan	16, 22, 23	1	The Jax	NAP	NAP	NAP	NAP	NAP	NAP	No
3	Loan	10	7	NW Arkansas Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	NAP	NAP	NAP	NAP	NAP	NAP	No
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	NAP	NAP	NAP	NAP	NAP	NAP	No
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	No
7	Loan	17	1	Yorktowne Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	No
8	Loan	23, 24	1	Nissan Golden Gate	NAP	NAP	NAP	NAP	NAP	NAP	No
9	Loan	16, 23	1	501 West 7th Street	NAP	NAP	NAP	NAP	NAP	NAP	No
10	Loan	10, 14	2	Riverside Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	No
13	Loan	16, 23	1	Prestige District	NAP	NAP	NAP	NAP	NAP	NAP	No
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	No
16	Loan	10, 14, 16, 21	4	Pico Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park	NAP	NAP	NAP	NAP	NAP	NAP	No
18	Loan	23	1	Prime at Laurel Springs	NAP	NAP	NAP	NAP	NAP	NAP	No
19	Loan	16, 23	1	Rockefeller Square Apartments	NAP	NAP	NAP	NAP	NAP	NAP	No
20	Loan	14, 23	1	Mulberry Estates	NAP	NAP	NAP	NAP	NAP	NAP	No
21	Loan	14, 22, 23	1	Flats at 87Ten	NAP	NAP	NAP	NAP	NAP	NAP	No
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	NAP	NAP	NAP	NAP	NAP	NAP	No
23	Loan	16, 23	1	Colby Heights	NAP	NAP	NAP	NAP	NAP	NAP	No
24	Loan	10, 14, 22	3	SMS Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments	NAP	NAP	NAP	NAP	NAP	NAP	No
26	Loan	14, 21	1	1810 Belcourt Ave	NAP	NAP	NAP	NAP	NAP	NAP	No
27	Loan	11, 14, 16, 17, 24	1	The Venue	NAP	NAP	NAP	NAP	NAP	NAP	No
28	Loan	14, 16, 22, 23	1	Aspen Apartments	NAP	NAP	NAP	NAP	NAP	NAP	No
29	Loan	14	1	Aria at Wilcrest	NAP	NAP	NAP	NAP	NAP	NAP	No
30	Loan	14, 22	1	Bellagio Living II	NAP	NAP	NAP	NAP	NAP	NAP	No
31	Loan	14, 22	1	The 501 Apartments	NAP	NAP	NAP	NAP	NAP	NAP	No
32	Loan	14, 22, 23	1	The Arthur	NAP	NAP	NAP	NAP	NAP	NAP	No
33	Loan	14	1	Almeda Apartments	NAP	NAP	NAP	NAP	NAP	NAP	No
34	Loan	17	1	Pompano Flats	NAP	NAP	NAP	NAP	NAP	NAP	No
35	Loan	14, 22, 23	1	Northwood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	No
36	Loan	14, 22	1	The Virginian	NAP	NAP	NAP	NAP	NAP	NAP	No
37	Loan	14, 23	1	Shasta Glen MHP	NAP	NAP	NAP	NAP	NAP	NAP	No
38	Loan	14	1	Springdale Apartments	NAP	NAP	NAP	NAP	NAP	NAP	No

A-1-22

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type	Sponsor

1	Loan	22	1	Midtown Towers	NAP	Binyomin Weinberger, Mordechai Gottlieb, as Trustee of the Gottlieb Family Trust U/A/D December 4, 2018, Izzy Gottlieb and Noemi Brandys
2	Loan	16, 22, 23	1	The Jax	NAP	Robert Pereira, Urvish Patel, Sharran Srivatsaa and Brian Hurley
3	Loan	10	7	NW Arkansas Portfolio	NAP	Paul A. Schmidt, Jr. and Bridget D. Schmidt
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	NAP	Nicholas Yassan and Nicholas Yassan, as Trustee of Nicholas Yassan Trust
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	NAP	Jason K. Wisotsky
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	NAP	Roderick R. Hubbard and Roderick J. Hubbard
7	Loan	17	1	Yorktowne Pointe Apartments	NAP	Hillel Hertz and Moishe Hirsch
8	Loan	23, 24	1	Nissan Golden Gate	NAP	Eran Israel
9	Loan	16, 23	1	501 West 7th Street	NAP	Louis Lefkowitz and Joseph Kohn
10	Loan	10, 14	2	Riverside Portfolio	NAP	Yong Yuan and Yong Yuan, as Trustee of The Good Fortune Trust dated February 25, 2016
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	NAP	Rafael Guttman and Menachem Oelbaum
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	NAP	David Scammel, Clifford Scott Merkle and Joseph Santoro
13	Loan	16, 23	1	Prestige District	NAP	Elvis Dumervil
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	NAP	Irshad M. Sideeka and Khadija Khan
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	NAP	Anil Shah and Dhansukhlal Ratanjee
16	Loan	10, 14, 16, 21	4	Pico Portfolio	NAP	Tzvi Ferszt, Daniel Levin, Joseph Savitsky
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park	NAP	Enoch Chao
18	Loan	23	1	Prime at Laurel Springs	NAP	Frederick Bruce Harlamert, Laurie Harlamert Juergens and Henry A. Harlamert
19	Loan	16, 23	1	Rockefeller Square Apartments	NAP	Joseph E. Zlab and Jeremy Morgan
20	Loan	14, 23	1	Mulberry Estates	NAP	Zeeshan Khan
21	Loan	14, 22, 23	1	Flats at 87Ten	NAP	Dan Rhyne Carter II, John W. Funderburk, Sandy M. Bondurant, Gregory E. Joerg
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	NAP	Felix Wai and Mark S. Unger
23	Loan	16, 23	1	Colby Heights	NAP	Surya Rao Kalla Venkata
24	Loan	10, 14, 22	3	SMS Portfolio	NAP	Irshad Sideeka and Khadija Khan
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments	NAP	Paul A. Elfers and Jeremey C. Martinson
26	Loan	14, 21	1	1810 Belcourt Ave	NAP	David L. Nelson and David C. Nelson
27	Loan	11, 14, 16, 17, 24	1	The Venue	NAP	Scott P. Gillespie
28	Loan	14, 16, 22, 23	1	Aspen Apartments	NAP	Brent Neely
29	Loan	14	1	Aria at Wilcrest	NAP	Aria Developers
30	Loan	14, 22	1	Bellagio Living II	NAP	Shehzad M. Sharif
31	Loan	14, 22	1	The 501 Apartments	NAP	Josefina Soto
32	Loan	14, 22, 23	1	The Arthur	NAP	Joshua Warren, Zach Fugman and Victoria Warren
33	Loan	14	1	Almeda Apartments	NAP	Dominique Delcourt and Jack Delcourt
34	Loan	17	1	Pompano Flats	NAP	George Maniatopoulos
35	Loan	14, 22, 23	1	Northwood Apartments	NAP	Todd Robinson
36	Loan	14, 22	1	The Virginian	NAP	Mitchell Greenberg
37	Loan	14, 23	1	Shasta Glen MHP	NAP	Patrick McDonald and Nicholas Cebula
38	Loan	14	1	Springdale Apartments	NAP	Ruel M. Hamilton and Jefferson T. Ratliff

A-1-23

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)
							21
1	Loan	22	1	Midtown Towers	Binyomin Weinberger, Mordechai Gottlieb, as Trustee of the Gottlieb Family Trust U/A/D December 4, 2018, Izzy Gottlieb and Noemi Brandys	No	No
2	Loan	16, 22, 23	1	The Jax	Robert Pereira, Urvish Patel, Sharran Srivatsaa and Brian Hurley	No	No
3	Loan	10	7	NW Arkansas Portfolio	Paul A. Schmidt, Jr. and Bridget D. Schmidt	No	No
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	Nicholas Yassan and Nicholas Yassan, as Trustee of Nicholas Yassan Trust	No	No
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	Jason K. Wisotsky	No	No
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	Roderick R. Hubbard and Roderick J. Hubbard	No	No
7	Loan	17	1	Yorktowne Pointe Apartments	Hillel Hertz and Moishe Hirsch	No	No
8	Loan	23, 24	1	Nissan Golden Gate	Eran Israel	No	No
9	Loan	16, 23	1	501 West 7th Street	Louis Lefkowitz and Joseph Kohn	No	No
10	Loan	10, 14	2	Riverside Portfolio	Yong Yuan and Yong Yuan, as Trustee of The Good Fortune Trust dated February 25, 2016	No	No
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	Rafael Guttman and Menachem Oelbaum	No	No
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	David Scammel, Clifford Scott Merkle and Joseph Santoro	No	No
13	Loan	16, 23	1	Prestige District	Elvis Dumervil	No	No
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	Irshad M. Sideeka and Khadija Khan	No	No
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	Anil Shah and Dhansukhlal Ratanjee	No	No
16	Loan	10, 14, 16, 21	4	Pico Portfolio	Tzvi Ferszt, Daniel Levin, Joseph Savitsky	No	Yes
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park	Enoch Chao, Stella Chao, Caleb Chao, Chloe Chao, Chao Family Trust I Dated August 7, 2012 and Chao Family Trust II Dated August 7, 2012	No	No
18	Loan	23	1	Prime at Laurel Springs	Frederick Bruce Harlamert, Laurie Harlamert Juergens and Henry A. Harlamert	No	No
19	Loan	16, 23	1	Rockefeller Square Apartments	Joseph E. Zlab and Jeremy Morgan	No	No
20	Loan	14, 23	1	Mulberry Estates	Zeeshan Khan	No	No
21	Loan	14, 22, 23	1	Flats at 87Ten	Dan Rhyne Carter II, John W. Funderburk, Sandy M. Bondurant, Gregory E. Joerg	No	No
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	Trustee of the John E. Wai 1981 Living Trust Dated November 12, 1981	No	No
23	Loan	16, 23	1	Colby Heights	Surya Rao Kalla Venkata	No	No
24	Loan	10, 14, 22	3	SMS Portfolio	Irshad Sideeka and Khadija Khan	No	No
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments	Paul A. Elfers and Jeremey C. Martinson	No	No
26	Loan	14, 21	1	1810 Belcourt Ave	David L. Nelson and David C. Nelson	No	Yes
27	Loan	11, 14, 16, 17, 24	1	The Venue	Scott P. Gillespie	No	No
28	Loan	14, 16, 22, 23	1	Aspen Apartments	Brent Neely	No	No
29	Loan	14	1	Aria at Wilcrest	Zohra Abassi and Aaslam A. Nazarali	No	No
30	Loan	14, 22	1	Bellagio Living II	Shehzad M. Sharif	No	No
31	Loan	14, 22	1	The 501 Apartments	Josefina Soto	No	No
32	Loan	14, 22, 23	1	The Arthur	Joshua Warren, Zach Fugman and Victoria Warren	No	No
33	Loan	14	1	Almeda Apartments	Dominique Delcourt and Jack Delcourt	No	No
34	Loan	17	1	Pompano Flats	George Maniatopoulos	No	No
35	Loan	14, 22, 23	1	Northwood Apartments	Todd Robinson	No	No
36	Loan	14, 22	1	The Virginian	Mitchell Greenberg	No	No
37	Loan	14, 23	1	Shasta Glen MHP	Patrick McDonald and Nicholas Cebula	No	No
38	Loan	14	1	Springdale Apartments	Ruel M. Hamilton and Jefferson T. Ratliff	No	No

A-1-24

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)
						7		8
1	Loan	22	1	Midtown Towers	Refinance	No	47,500,000	0	0	0
2	Loan	16, 22, 23	1	The Jax	Refinance	No	43,500,000	0	0	0
3	Loan	10	7	NW Arkansas Portfolio	Refinance		36,061,000	0	0	0
3.01	Property		1	Meadowlands		No
3.02	Property		1	Ecology		No
3.03	Property		1	Honeysuckle		No
3.04	Property		1	Windwood		No
3.05	Property		1	Brooks Duplexes		No
3.06	Property		1	Clevenger		No
3.07	Property		1	Fountains		No
4	Loan	22, 23	1	Marine Terrace	Refinance	No	33,307,000	0	0	0
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	Acquisition		33,000,000	14,267,793	0	0
5.01	Property		1	Chestnut Woods		No
5.02	Property		1	Chestnut Crossing		No
6	Loan	22	1	Douglaston Villas & Townhomes	Recapitalization	No	29,289,000	0	0	0
7	Loan	17	1	Yorktowne Pointe Apartments	Refinance	No	22,850,000	61,088	0	0
8	Loan	23, 24	1	Nissan Golden Gate	Refinance	Yes	22,600,000	0	0	0
9	Loan	16, 23	1	501 West 7th Street	Refinance	No	22,000,000	474,848	0	0
10	Loan	10, 14	2	Riverside Portfolio	Acquisition		16,081,000	6,308,251	0	0
10.01	Property		1	University Gardens		No
10.02	Property		1	Normandy Apartments		No
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	Refinance		15,265,000	0	0	0
11.01	Property		1	Cove Harbor		No
11.02	Property		1	Harbor Oak		No
12	Loan	14, 16	1	Westwood Townhomes	Refinance	No	15,257,000	103,748	0	0
13	Loan	16, 23	1	Prestige District	Refinance	No	14,500,000	0	0	0
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	Refinance		13,768,000	0	0	0
14.01	Property		1	Olympia Manor		No
14.02	Property		1	Carriage House		No
14.03	Property		1	Town West Apartments		No
14.04	Property		1	Briarwood Place		No
15	Loan	14, 16, 23	1	Brookside Apartments	Refinance	No	13,750,000	1,470,302	0	0
16	Loan	10, 14, 16, 21	4	Pico Portfolio	Refinance
16.01	Property		1	Delphene Manor		No
16.02	Property		1	1142 West 17th Street		No
16.03	Property		1	4144 West Adams Boulevard		No
16.04	Property		1	2849 San Marino Street		No
17	Loan	14, 22	1	Sovereignty at Winter Park	Refinance	No
18	Loan	23	1	Prime at Laurel Springs	Refinance	No
19	Loan	16, 23	1	Rockefeller Square Apartments	Refinance	No
20	Loan	14, 23	1	Mulberry Estates	Acquisition	No
21	Loan	14, 22, 23	1	Flats at 87Ten	Refinance	No
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	Refinance	No
23	Loan	16, 23	1	Colby Heights	Refinance	No
24	Loan	10, 14, 22	3	SMS Portfolio	Refinance
24.01	Property		1	Little River		No
24.02	Property		1	Tekoa Apartments		No
24.03	Property		1	DeVille Apartments		No
25	Loan	11, 14, 23	1	Town Centre Village Apartments	Acquisition	No
26	Loan	14, 21	1	1810 Belcourt Ave	Refinance	No
27	Loan	11, 14, 16, 17, 24	1	The Venue	Refinance	No
28	Loan	14, 16, 22, 23	1	Aspen Apartments	Acquisition	No
29	Loan	14	1	Aria at Wilcrest	Refinance	No
30	Loan	14, 22	1	Bellagio Living II	Refinance	No
31	Loan	14, 22	1	The 501 Apartments	Refinance	No
32	Loan	14, 22, 23	1	The Arthur	Acquisition	No
33	Loan	14	1	Almeda Apartments	Refinance	No
34	Loan	17	1	Pompano Flats	Refinance	No
35	Loan	14, 22, 23	1	Northwood Apartments	Acquisition	No
36	Loan	14, 22	1	The Virginian	Refinance	No
37	Loan	14, 23	1	Shasta Glen MHP	Acquisition	No
38	Loan	14	1	Springdale Apartments	Refinance	No

A-1-25

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)

1	Loan	22	1	Midtown Towers	47,500,000	36,532,792	0	1,992,388	325,696	8,649,124	0
2	Loan	16, 22, 23	1	The Jax	43,500,000	41,523,713	0	1,000,449	595,154	380,685	0
3	Loan	10	7	NW Arkansas Portfolio	36,061,000	22,590,374	0	1,872,106	461,821	11,136,700	0
3.01	Property		1	Meadowlands
3.02	Property		1	Ecology
3.03	Property		1	Honeysuckle
3.04	Property		1	Windwood
3.05	Property		1	Brooks Duplexes
3.06	Property		1	Clevenger
3.07	Property		1	Fountains
4	Loan	22, 23	1	Marine Terrace	33,307,000	29,528,667	0	1,144,246	139,088	2,494,999	0
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	47,267,793	0	44,000,000	3,003,865	263,928	0	0
5.01	Property		1	Chestnut Woods
5.02	Property		1	Chestnut Crossing
6	Loan	22	1	Douglaston Villas & Townhomes	29,289,000	0	0	1,085,632	1,482,457	26,720,911	0
7	Loan	17	1	Yorktowne Pointe Apartments	22,911,088	21,917,730	0	789,543	203,815	0	0
8	Loan	23, 24	1	Nissan Golden Gate	22,600,000	15,913,929	0	1,532,499	820,789	4,332,783	0
9	Loan	16, 23	1	501 West 7th Street	22,474,848	21,721,830	0	699,741	53,277	0	0
10	Loan	10, 14	2	Riverside Portfolio	22,389,251	0	21,800,000	419,585	169,666	0	0
10.01	Property		1	University Gardens
10.02	Property		1	Normandy Apartments
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	15,265,000	11,116,469	0	952,614	63,474	3,132,444	0
11.01	Property		1	Cove Harbor
11.02	Property		1	Harbor Oak
12	Loan	14, 16	1	Westwood Townhomes	15,360,748	14,482,721	0	682,202	195,825	0	0
13	Loan	16, 23	1	Prestige District	14,500,000	7,976,245	0	779,991	235,717	5,508,047	0
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	13,768,000	11,902,546	0	571,720	33,308	1,260,426	0
14.01	Property		1	Olympia Manor
14.02	Property		1	Carriage House
14.03	Property		1	Town West Apartments
14.04	Property		1	Briarwood Place
15	Loan	14, 16, 23	1	Brookside Apartments	15,220,302	14,518,268	0	382,370	319,664	0	0
16	Loan	10, 14, 16, 21	4	Pico Portfolio
16.01	Property		1	Delphene Manor
16.02	Property		1	1142 West 17th Street
16.03	Property		1	4144 West Adams Boulevard
16.04	Property		1	2849 San Marino Street
17	Loan	14, 22	1	Sovereignty at Winter Park
18	Loan	23	1	Prime at Laurel Springs
19	Loan	16, 23	1	Rockefeller Square Apartments
20	Loan	14, 23	1	Mulberry Estates
21	Loan	14, 22, 23	1	Flats at 87Ten
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St
23	Loan	16, 23	1	Colby Heights
24	Loan	10, 14, 22	3	SMS Portfolio
24.01	Property		1	Little River
24.02	Property		1	Tekoa Apartments
24.03	Property		1	DeVille Apartments
25	Loan	11, 14, 23	1	Town Centre Village Apartments
26	Loan	14, 21	1	1810 Belcourt Ave
27	Loan	11, 14, 16, 17, 24	1	The Venue
28	Loan	14, 16, 22, 23	1	Aspen Apartments
29	Loan	14	1	Aria at Wilcrest
30	Loan	14, 22	1	Bellagio Living II
31	Loan	14, 22	1	The 501 Apartments
32	Loan	14, 22, 23	1	The Arthur
33	Loan	14	1	Almeda Apartments
34	Loan	17	1	Pompano Flats
35	Loan	14, 22, 23	1	Northwood Apartments
36	Loan	14, 22	1	The Virginian
37	Loan	14, 23	1	Shasta Glen MHP
38	Loan	14	1	Springdale Apartments
A-1-26

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)

1	Loan	22	1	Midtown Towers	47,500,000	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	16, 22, 23	1	The Jax	43,500,000	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	10	7	NW Arkansas Portfolio	36,061,000	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Meadowlands		NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Ecology		NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Honeysuckle		NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Windwood		NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Brooks Duplexes		NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Clevenger		NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Fountains		NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	22, 23	1	Marine Terrace	33,307,000	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	47,267,793	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Chestnut Woods		NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Chestnut Crossing		NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	22	1	Douglaston Villas & Townhomes	29,289,000	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	17	1	Yorktowne Pointe Apartments	22,911,088	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	23, 24	1	Nissan Golden Gate	22,600,000	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	16, 23	1	501 West 7th Street	22,474,848	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	10, 14	2	Riverside Portfolio	22,389,251	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	University Gardens		NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Normandy Apartments		NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	15,265,000	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Cove Harbor		NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Harbor Oak		NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	14, 16	1	Westwood Townhomes	15,360,748	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	16, 23	1	Prestige District	14,500,000	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	13,768,000	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	Olympia Manor		NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	Carriage House		NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	Town West Apartments		NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	Briarwood Place		NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	14, 16, 23	1	Brookside Apartments	15,220,302	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	10, 14, 16, 21	4	Pico Portfolio		NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	Delphene Manor		NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	1142 West 17th Street		NAP	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	4144 West Adams Boulevard		NAP	NAP	NAP	NAP	NAP	NAP
16.04	Property		1	2849 San Marino Street		NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	14, 22	1	Sovereignty at Winter Park		NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	23	1	Prime at Laurel Springs		NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	16, 23	1	Rockefeller Square Apartments		NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	14, 23	1	Mulberry Estates		NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	14, 22, 23	1	Flats at 87Ten		NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St		NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	16, 23	1	Colby Heights		NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	10, 14, 22	3	SMS Portfolio		NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	Little River		NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	Tekoa Apartments		NAP	NAP	NAP	NAP	NAP	NAP
24.03	Property		1	DeVille Apartments		NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	11, 14, 23	1	Town Centre Village Apartments		NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	14, 21	1	1810 Belcourt Ave		NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	11, 14, 16, 17, 24	1	The Venue		NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	14, 16, 22, 23	1	Aspen Apartments		NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	14	1	Aria at Wilcrest		NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	14, 22	1	Bellagio Living II		NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	14, 22	1	The 501 Apartments		NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	14, 22, 23	1	The Arthur		NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	14	1	Almeda Apartments		NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	17	1	Pompano Flats		NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	14, 22, 23	1	Northwood Apartments		NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	14, 22	1	The Virginian		NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	14, 23	1	Shasta Glen MHP		NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	14	1	Springdale Apartments		NAP	NAP	NAP	NAP	NAP	NAP

A-1-27

AXDB 2026-MULT1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	22	1	Midtown Towers	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	16, 22, 23	1	The Jax	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	10	7	NW Arkansas Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Meadowlands	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Ecology	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Honeysuckle	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Windwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Brooks Duplexes	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Clevenger	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Fountains	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	22, 23	1	Marine Terrace	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	10, 22	2	Chestnut Woods & Chestnut Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Chestnut Woods	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Chestnut Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	22	1	Douglaston Villas & Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	17	1	Yorktowne Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	23, 24	1	Nissan Golden Gate	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	16, 23	1	501 West 7th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	10, 14	2	Riverside Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	University Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Normandy Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 16, 17, 23	2	Virginia Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Cove Harbor	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Harbor Oak	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	14, 16	1	Westwood Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	16, 23	1	Prestige District	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	10, 14, 22	4	Naviah 1738 Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	Olympia Manor	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	Carriage House	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	Town West Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	Briarwood Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	14, 16, 23	1	Brookside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	10, 14, 16, 21	4	Pico Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	Delphene Manor	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	1142 West 17th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	4144 West Adams Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.04	Property		1	2849 San Marino Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	14, 22	1	Sovereignty at Winter Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	23	1	Prime at Laurel Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	16, 23	1	Rockefeller Square Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	14, 23	1	Mulberry Estates	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	14, 22, 23	1	Flats at 87Ten	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	11, 14, 16, 17, 23	1	693 Sutter St	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	16, 23	1	Colby Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	10, 14, 22	3	SMS Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	Little River	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	Tekoa Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.03	Property		1	DeVille Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	11, 14, 23	1	Town Centre Village Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	14, 21	1	1810 Belcourt Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	11, 14, 16, 17, 24	1	The Venue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	14, 16, 22, 23	1	Aspen Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	14	1	Aria at Wilcrest	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	14, 22	1	Bellagio Living II	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	14, 22	1	The 501 Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	14, 22, 23	1	The Arthur	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	14	1	Almeda Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	17	1	Pompano Flats	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	14, 22, 23	1	Northwood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	14, 22	1	The Virginian	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	14, 23	1	Shasta Glen MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	14	1	Springdale Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP

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Footnotes to Annex A-1

(1)	The Administrative Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	[Reserved].

(6)	[Reserved].

(7)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(8)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(9)	GACC—German American Capital Corporation or one of its affiliates; Axonic—AXMF 2026-1 LLC or one of its affiliates.

(10)

With respect to any mortgaged property securing a multi–property mortgage loan, the amounts listed under the headings “Original Balance ($)” and “Cut–off Date Balance ($)” reflect the Allocated Loan Amount related to such mortgaged property.

● Loan No. 3 – NW Arkansas Portfolio

● Loan No. 5 – Chestnut Woods & Chestnut Crossing

● Loan No. 10 – Riverside Portfolio

● Loan No. 11 – Virginia Portfolio

● Loan No. 14 – Naviah 1738 Portfolio

● Loan No. 16 – Pico Portfolio

● Loan No. 24 – SMS Portfolio

(11)

With respect to Loan No. 22, 693 Sutter St, the mortgaged property consists of 17 residential units that are 100% occupied as as of August 3 2026, and 3 vacant ground-floor retail spaces, which total 3,873 square feet.

With respect to Loan No. 25, Town Centre Village Apartments, the mortgaged property consists of 37 residential units across 34,445 square feet, which is 97.3% occupied as of August 6, 2026, and 13 commercial units across 13,769 square feet, which is 100.0% occupied as of August 6, 2026. The residential component represents

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71.4% of total NRA and 72.4% of underwritten effective gross income and the commercial component represents 28.6% of total NRA and 27.6% of underwritten effective gross income.

With respect to Loan No. 27, The Venue, the mortgaged property consists of 42 residential units across 33,130 square feet, which is 95.2% occupied as of August 31, 2026, and 7 commercial units across 14,423 square feet, which is 100.0% occupied as of August 31, 2026. The residential component represents 69.7% of total NRA and 71.6% of underwritten effective gross income and the commercial component represents 30.3% of total NRA and 28.4% of underwritten effective gross income.

(12)	The Administrative Fee Rate (%) includes the respective per annum rates applicable to the calculation of the servicing fee, any sub–servicing fee, trustee/certificate administrator fee, operating advisor fee, and CREFC® license fee with respect to each mortgage loan. For purposes of this Annex A–1 to the Preliminary Prospectus, the definition of Administrative Fee Rate as it relates to any Non–Serviced mortgage loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub–servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non–Serviced mortgage loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. See the table titled “Non–Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” in this Preliminary Prospectus.

(13)	Annual Debt Service (IO) ($), Annual Debt Service (P&I) ($), Monthly Debt Service (IO) ($), Monthly Debt Service (P&I) ($), Underwritten NOI DSCR (x) and Underwritten NCF DSCR (x) for mortgage loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date are shown based on the interest only payments during the 12-month period following the Cut-off Date (or, in the case of Monthly Debt Service (IO) ($), the average of such interest only payments) without regard to leap year adjustments

(14)

“Hard” generally means each tenant is required to transfer its rent directly to the lender–controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over–the–counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing” means that upon the occurrence of a trigger event (as specified in the related mortgage loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account.

With respect to Loan No. 10, Riverside Portfolio, the mortgage loan is structured without a lockbox.

With respect to Loan No. 12, Westwood Townhomes, the mortgage loan is structured without a lockbox.

With respect to Loan No. 14, Naviah 1738 Portfolio, the mortgage loan is structured without a lockbox.

With respect to Loan No. 15, Brookside Apartments, the mortgage loan is structured without a lockbox.

With respect to Loan No. 16, Pico Portfolio, the mortgage loan is structured without a lockbox.

With respect to Loan No. 17, Sovereignty at Winter Park, the mortgage loan is structured without a lockbox.

With respect to Loan No. 20, Mulberry Estates, the mortgage loan is structured without a lockbox.

With respect to Loan No. 21, Flats at 87Ten, the mortgage loan is structured without a lockbox.

With respect to Loan No. 22, 693 Sutter St, the mortgage loan is structured without a lockbox.

With respect to Loan No. 24, SMS Portfolio, the mortgage loan is structured without a lockbox.

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With respect to Loan No. 25, Town Centre Village Apartments, the mortgage loan is structured without a lockbox.

With respect to Loan No. 26, 1810 Belcourt Avenue, the mortgage loan is structured without a lockbox.

With respect to Loan No. 27, The Venue, the mortgage loan is structured without a lockbox.

With respect to Loan No. 28, Aspen Apartments, the mortgage loan is structured without a lockbox.

With respect to Loan No. 29, Aria at Wilcrest, the mortgage loan is structured without a lockbox.

With respect to Loan No. 30, Bellagio Living II, the mortgage loan is structured without a lockbox.

With respect to Loan No. 31, The 501 Apartments, the mortgage loan is structured without a lockbox.

With respect to Loan No. 32, The Arthur, the mortgage loan is structured without a lockbox.

With respect to Loan No. 33, Almeda Apartments, the mortgage loan is structured without a lockbox.

With respect to Loan No. 35, Northwood Apartments, the mortgage loan is structured without a lockbox.

With respect to Loan No. 36, The Virginian, the mortgage loan is structured without a lockbox.

With respect to Loan No. 37, Shasta Glen MHP, the mortgage loan is structured without a lockbox.

With respect to Loan No. 38, Springdale Apartments, the mortgage loan is structured without a lockbox.

(15)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the mortgage loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related mortgage loan documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related mortgage loan documents).

(16)

With respect to Loan No. 2, The Jax, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to initial lease-up due to property being built in 2025.

With respect to Loan No. 9, 501 West 7th Street, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to the mortgaged property's recent stabilization following a comprehensive 2025 gut renovation and lease-up, resulting in higher occupancy and rental revenue.

With respect to Loan No. 11, Virginia Portfolio, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to increased rents and occupancy following renovation in 2025.

With respect to Loan No. 12, Westwood Townhomes , the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to increased current physical occupancy compared to the average over the TTM April 30, 2026 period.

With respect to Loan No. 13, Prestige District, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to the completion of a comprehensive renovation, subsequent lease-up, and stabilization of the mortgaged property.

With respect to Loan No. 15, Brookside Apartments, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to improved occupancy following completion of the remediation program in July 2026 related to construction defects, as well as underwriting adjustments resulting from the stabilization of the mortgaged property operations.

A-1-31

With respect to Loan No. 16, Pico Portfolio, the decrease in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to appraisal expense estimates of repairs and maintenance, general and administrative fees and replacement reserves.

With respect to Loan No. 19, Rockefeller Square Apartments, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to a abrupt decline in occupancy due to significant tenant concentration comprised of Navy personnel that were called to active service and required to vacate the mortgaged property which negatively affected the occupancy of the Rockefeller Square Apartments property during the Most Recent NOI ($) period. Occupancy has since increased causing an increase in the Underwritten Net Operating Income ($).

With respect to Loan No. 22, 693 Sutter St, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to continued lease-up and stabilization of the mortgaged property following completion of the office-to-multifamily conversion.

With respect to Loan No. 23, Colby Heights, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to the continued lease-up and stabilization of the mortgaged property following completion of construction in 2025.

With respect to Loan No. 27, The Venue, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to continued lease up and stabilization of the mortgaged property.

With respect to Loan No. 28, Aspen Apartments, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to payroll being covered by the property manager under the new agreement effective September 1, 2026.

(17)

The grace periods noted under “Grace Period – Late Fee (Days)” and Grace Period – Default (Days) reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the mortgage loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A–1 to this Preliminary Prospectus.

With respect to Loan No. 7, Yorktowne Pointe Apartments, a grace period of five days is permitted once during the term of the mortgage loan term with respect to late fees.

With respect to Loan No. 11, Virginia Portfolio, a grace period of ten days is permitted twice during the term of the mortgage loan term with respect to late fees.

With respect to Loan No. 22, 693 Sutter St, a grace period of five days is permitted once during the term of the mortgage loan term with respect to late fees.

With respect to Loan No. 27, The Venue, a grace period of five days is permitted once during the term of the mortgage loan term with respect to late fees.

With respect to Loan No. 34, Pompano Flats, a grace period of five days is permitted once during the term of the mortgage loan term with respect to late fees.

(18)

Prepayment Provisions are shown from the respective mortgage loan First Payment Date.

“L(x)” means lock–out for x payments.

“D(x)” means may be defeased for x payments.

“YM(x)” means may be prepaid for x payments with payment of a yield maintenance charge.

A-1-32

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.

“DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date.

Certain of the mortgage loans permit the release of a portion of a mortgaged property (or an individual mortgaged property, in connection with a portfolio mortgage loan) under various circumstances, as described in this Preliminary Prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this Preliminary Prospectus and footnote 21 above. In addition, certain of the mortgage loans permit the borrower to prepay a portion of the mortgage loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger.

(19)	Partial release in connection with a partial prepayment or partial defeasance or substitution or a free release is permitted for the following loans. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this Preliminary Prospectus for the terms of the releases.

(20)	[Reserved].

(21)

The following mortgage loans have one or more borrowers that own all or a portion of the related mortgaged property as tenants–in–common. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—– Tenancies–in–Common or Diversified Ownership” in this Preliminary Prospectus for further information.

With respect to Loan No. 16, Pico Portfolio, the related borrowers own the Pico Portfolio Mortgaged Properties as tenants-in-common.

With respect to Loan No. 26, 1810 Belcourt Avenue, the related borrowers own the 1810 Belcourt Avenue Mortgaged Property as tenants-in-common.

(22)

With respect to Loan No. 1, Midtown Towers, the borrower is required to deposit $12,700 per month in to the capital expenditures reserve upon (i) a default under the Midtown Towers Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Midtown Towers Mortgaged Property.

With respect to Loan No. 2, The Jax, the borrower is required to deposit $4,700 per month in to the capital expenditures reserve upon (i) a default under The Jax Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of The Jax Mortgaged Property.

With respect to Loan No. 4, Marine Terrace, the borrower is required to deposit $4,306.67 per month in to the capital expenditures reserve upon (i) a default under the Marine Terrace Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Marine Terrace Mortgaged Property.

With respect to Loan No. 5, Chestnut Woods & Chestnut Crossing, the borrower is required to deposit $3,750 per month in to the capital expenditures reserve upon (i) a default under the Chestnut Woods & Chestnut Crossing Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Chestnut Woods & Chestnut Crossing Mortgaged Properties.

With respect to Loan No. 6, Douglaston Villas & Townhomes, the borrower is required to deposit $6,006 per month in to the capital expenditures reserve upon (i) a default under the Douglaston Villas & Townhomes Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or

A-1-33

(iv) the lender’s assessment of the physical condition of the Douglaston Villas & Townhomes Mortgaged Property.

With respect to Loan No. 14, Naviah 1738 Portfolio, the borrower is required to deposit $2,604.17 per month in to the capital expenditures reserve upon (i) a default under the Naviah 1738 Portfolio Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Naviah 1738 Portfolio Mortgaged Properties.

With respect to Loan No. 17, Sovereignty at Winter Park, the borrower is required to deposit $3,500 per month in to the capital expenditures reserve upon (i) a default under the Sovereignty at Winter Park Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Sovereignty at Winter Park Mortgaged Property.

With respect to Loan No. 21, Flats at 87Ten, the borrower is required to deposit $2,000 per month in to the capital expenditures reserve upon (i) a default under the Flats at 87Ten Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Flats at 87Ten Mortgaged Property.

With respect to Loan No. 24, SMS Portfolio, the borrower is required to deposit $1,604.17 per month in to the capital expenditures reserve upon (i) a default under the SMS Portfolio Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the SMS Portfolio Mortgaged Properties.

With respect to Loan No. 28, Aspen Apartments, the borrower is required to deposit $937.50 per month in to the capital expenditures reserve upon (i) a default under the Aspen Apartments Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Aspen Apartments Mortgaged Property.

With respect to Loan No. 30, Bellagio Living II, the borrower is required to deposit $1,812 per month in to the capital expenditures reserve upon (i) a default under the Bellagio Living II Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Bellagio Living II Mortgaged Property.

With respect to Loan No. 31, The 501 Apartments, the borrower is required to deposit $1,450 per month in to the capital expenditures reserve upon (i) a default under the The 501 Apartments Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the The 501 Apartments Mortgaged Property.

With respect to Loan No. 32, The Arthur, the borrower is required to deposit $1,208.33 per month in to the capital expenditures reserve upon (i) a default under The Arthur Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of The Arthur Mortgaged Property.

With respect to Loan No. 35, Northwood Apartments, the borrower is required to deposit $1,666.67 per month in to the capital expenditures reserve upon (i) a default under the Northwood Apartments Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Northwood Apartments Mortgaged Property.

With respect to Loan No. 36, The Virginian, the borrower is required to deposit $583.33 per month in to the capital expenditures reserve upon (i) a default under The Virginian Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of The Virginian Mortgaged Property.

(23)	With respect to Loan No. 2, The Jax, historical NOI information is limited because The Jax mortgaged property was constructed in 2025.
A-1-34

With respect to Loan No. 4, Marine Terrace, historical NOI information is limited because the Marine Terrace mortgaged property was renovated in 2025.

With respect to Loan No. 8, Nissan Golden Gate, Fourth Most Recent financial information only reflects a partial year of operation because the borrower sponsor acquired the mortgage property in November 2023.

With respect to Loan No. 9, 501 West 7th Street, historical financial information is limited because because the mortgaged property underwent a comprehensive renovation and lease-up following the borrower sponsor’s acquisition in January 2025.

With respect to Loan No. 11, Virginia Portfolio, historical financial information is limited because the borrower sponsor acquired the mortgaged properties on a rolling basis in early 2025.

With respect to Loan No. 13, Prestige District, historical financial information is limited to 10 months because the mortgaged property was acquired vacant in May 2024 and subsequently underwent a comprehensive renovation and lease-up.

With respect to Loan No. 15, Brookside Apartments, Fourth Most Recent and Third Most Recent historical financial information is not available because such periods were impacted by construction defects and related remediation work.

With respect to Loan No. 18, Prime at Laurel Springs, historical NOI information is limited because the Prime at Laurel Springs mortgaged property was renovated in 2025.

With respect to Loan No. 19, Rockefeller Square Apartments, Fourth Most Recent financial information is not available because the mortgaged property finished construction in 2023.

With respect to Loan No. 20, Mulberry Estates, historical financial information is not available due to the Mulberry Estates mortgaged property being acquired by the borrower sponsors in September 2026.

With respect to Loan No. 21, Flats at 87Ten, historical NOI information is limited because the Flats at 87Ten mortgaged property was renovated in 2023.

With respect to Loan No. 22, 693 Sutter St, historical financial information is limited because the mortgaged property completed an office-to-multifamily conversion in August 2025 and tenants did not begin taking occupancy until September 2025. Accordingly, Most Recent financial information is not representative of a full 12 months of operating history.

With respect to Loan No. 23, Colby Heights, historical financial information is limited because the mortgaged property was in lease-up following completion of construction and therefore historical operating periods were not representative of stabilized operation. Most Recent financial information only reflects the annualized trailing 5 months ending on May 31, 2026.

With respect to Loan No. 25, Town Centre Village Apartments, historical financial information is limited as it was not required to be provided in connection with origination of the Town Centre Village Apartments mortgage loan.

With respect to Loan No. 28, Aspen Apartments, historical NOI information is limited because the Aspen Apartments mortgaged property was renovated from 2021 through 2026, and acquired by the borrower sponsor in August 2026.

With respect to Loan No. 32, The Arthur, historical financial information is not available due to The Arthur mortgaged property being acquired by the borrower sponsors in June 2026.

With respect to Loan No. 35, Northwood Apartments, historical financial information is not available due to the Northwood Apartments mortgaged property being acquired by the borrower in August 2026.

A-1-35

With respect to Loan No. 37, Shasta Glen MHP, Fourth Most Recent financial information is not available as it was not required to be provided in connection with origination of the Shasta Glen MHP mortgage loan.

(24)

With respect to Loan No. 8, Nissan Golden Gate, Occupancy (%) reflects 30 vacant units, 10 of which are fire-damaged offline units in at the mortgaged property. Excluding these units, occupancy at the mortgaged property would be approximately 92.9%.

With respect to Loan No. 27, The Venue, the borrower deposited $17,199 in a reserve account associated with free rent tied to the Largest Tenant, Anytime Fitness. $1,323 is to be disbursed in November 2026 in connection with one month of remaining abated common area maintenance payments and $3,969 on each monthly payment date in November 2026 through and including the monthly payment date in February 2027 in connection with the remaining abated base rent.

A-1-36

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

Collateral Overview(1)
Initial Pool Balance	$547,963,000
Number of Mortgage Loans	38
Number of Mortgaged Properties	55
Average Cut-off Date Mortgage Loan Balance	$14,420,079
Weighted Average Mortgage Interest Rate	6.3088%
Weighted Average Remaining Term to Maturity / ARD (months)	58
Weighted Average Remaining Amortization Term (months)	NAP
Weighted Average Cut-off Date LTV Ratio	67.6%
Weighted Average Maturity Date / ARD LTV Ratio	67.6%
Weighted Average Underwritten NCF Debt Service Coverage Ratio	1.37x
Weighted Average Debt Yield on Underwritten NOI	9.0%

Mortgage Loans by Loan Seller
Mortgage Loan Seller	Mortgage Loans	Mortgaged Properties(2)	Aggregate Cut-off Date Balance	% of Initial Pool Balance
GACC	13	14	$161,285,000	29.4%
Axonic	25	41	$386,678,000	70.6%
Total	38	55	$547,963,000	100.0%

Top 10 Mortgage Loans(1)
Property Name	Loan Seller	Cut-off Date Balance	% of Initial Pool Balance	Cut-off Date LTV Ratio	UW NOI Debt Yield	U/W NCF DSCR	Property Type
Midtown Towers	Axonic	$47,500,000	8.7%	61.4%	10.7%	1.73x	Multifamily
The Jax	Axonic	$43,500,000	7.9%	65.5%	7.7%	1.21x	Multifamily
NW Arkansas Portfolio	Axonic	$36,061,000	6.6%	73.1%	8.6%	1.34x	Multifamily
Marine Terrace	Axonic	$33,307,000	6.1%	62.5%	8.9%	1.36x	Multifamily
Chestnut Woods & Chestnut Crossing	Axonic	$33,000,000	6.0%	67.1%	9.0%	1.54x	Multifamily
Douglaston Villas & Townhomes	Axonic	$29,289,000	5.3%	69.6%	9.0%	1.35x	Multifamily
Yorktowne Pointe Apartments	GACC	$22,850,000	4.2%	73.0%	7.4%	1.20x	Multifamily
Nissan Golden Gate	GACC	$22,600,000	4.1%	64.8%	9.4%	1.30x	Multifamily
501 West 7th Street	GACC	$22,000,000	4.0%	64.7%	8.8%	1.37x	Multifamily
Riverside Portfolio	Axonic	$16,081,000	2.9%	69.0%	8.1%	1.20x	Multifamily

Range of Cut-off Date Balances - All Mortgage Loans(1)
						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date LTV Ratio
$4,247,000	-	$9,999,999	19	$120,941,000	22.1%	6.5201%	58	1.37x	68.7%	68.7%
$10,000,000	-	$19,999,999	10	$136,915,000	25.0%	6.4128%	58	1.32x	69.1%	69.1%
$20,000,000	-	$29,999,999	4	$96,739,000	17.7%	6.3921%	58	1.31x	68.2%	68.2%
$30,000,000	-	$39,999,999	3	$102,368,000	18.7%	6.0850%	59	1.41x	67.7%	67.7%
$40,000,000	-	$47,500,000	2	$91,000,000	16.6%	6.0343%	58	1.48x	63.4%	63.4%
Total/Weighted Average			38	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%

Range of Mortgage Rates as of the Cut-off Date - All Mortgage Loans(1)
						Weighted Averages
Range of Mortgage Rates as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date LTV Ratio
5.6600%	-	5.9999%	4	$116,778,000	21.3%	5.8555%	57	1.53x	66.8%	66.8%
6.0000%	-	6.4999%	16	$270,989,000	49.5%	6.2942%	58	1.33x	68.3%	68.3%
6.5000%	-	6.9999%	17	$155,793,000	28.4%	6.6518%	58	1.33x	67.0%	67.0%
7.0000%	-	7.0900%	1	$4,403,000	0.8%	7.0900%	58	1.33x	70.4%	70.4%
Total/Weighted Average			38	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%

A-2-1

Type of Mortgaged Properties - All Mortgage Loans(1)

						Weighted Averages
Property Type	Number of Mortgaged Properties(2)	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Number of Units/Pads	Cut-off Date Balance per # of Units/Pads	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date LTV Ratio
Multifamily	54	$543,563,000	99.2%	4,547	$119,543	6.3071%	58	95.6%	1.37x	67.7%	67.7%
Garden	44	$371,010,000	67.7%	3,223	$115,113	6.3503%	58	95.5%	1.35x	69.0%	69.0%
Mid Rise	7	$105,396,000	19.2%	930	$113,329	6.1914%	58	96.4%	1.51x	63.4%	63.4%
Low Rise	2	$33,850,000	6.2%	204	$165,931	6.1419%	56	98.1%	1.23x	71.4%	71.4%
High Rise	1	$33,307,000	6.1%	190	$175,300	6.3600%	59	91.6%	1.36x	62.5%	62.5%
Manufactured Housing	1	$4,400,000	0.8%	93	$47,312	6.5120%	59	86.0%	1.28x	65.2%	65.2%
Manufactured Housing	1	$4,400,000	0.8%	93	$47,312	6.5120%	59	86.0%	1.28x	65.2%	65.2%
Total/Weighted Average	55	$547,963,000	100.0%			6.3088%	58	95.5%	1.37x	67.6%	67.6%

Mortgaged Properties by State and/or Location - All Mortgage Loans(1)

				Weighted Averages
State/Location	Number of Mortgaged Properties(2)	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date LTV Ratio
Georgia	4	$74,913,000	13.7%	6.4816%	58	1.26x	65.6%	65.6%
Florida	5	$66,111,500	12.1%	6.3002%	58	1.38x	68.7%	68.7%
Ohio	2	$58,670,000	10.7%	6.0490%	58	1.65x	63.1%	63.1%
California	8	$47,582,000	8.7%	6.3901%	58	1.31x	70.7%	70.7%
Southern	6	$29,509,000	5.4%	6.2715%	58	1.26x	71.5%	71.5%
Northern	2	$18,073,000	3.3%	6.5836%	58	1.39x	69.2%	69.2%
Michigan	3	$39,750,000	7.3%	5.8234%	57	1.51x	67.2%	67.2%
Arkansas	7	$36,061,000	6.6%	6.2200%	60	1.34x	73.1%	73.1%
Illinois	1	$33,307,000	6.1%	6.3600%	59	1.36x	62.5%	62.5%
Texas	4	$31,770,000	5.8%	6.4711%	57	1.31x	66.1%	66.1%
Other	21	$159,798,500	29.2%	6.4002%	57	1.32x	69.2%	69.2%
Total/Weighted Average	55	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%

Range of LTV Ratios as of the Cut-off Date - All Mortgage Loans(1)

						Weighted Averages
Range of LTV Ratios as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date LTV Ratio
52.8%	-	64.9%	10	$175,126,000	32.0%	6.3365%	58	1.45x	61.8%	61.8%
65.0%	-	69.9%	10	$161,794,000	29.5%	6.2435%	58	1.34x	67.4%	67.4%
70.0%	-	74.9%	17	$206,280,500	37.6%	6.3425%	58	1.33x	72.7%	72.7%
75.0%	-	75.0%	1	$4,762,500	0.9%	6.0460%	58	1.56x	75.0%	75.0%
Total/Weighted Average			38	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%

Range of LTV Ratios as of Maturity Dates - All Mortgage Loans(1)

						Weighted Averages
Range of LTV Ratios as of the Maturity Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date LTV Ratio
52.8%	-	64.9%	10	$175,126,000	32.0%	6.3365%	58	1.45x	61.8%	61.8%
65.0%	-	69.9%	10	$161,794,000	29.5%	6.2435%	58	1.34x	67.4%	67.4%
70.0%	-	74.9%	17	$206,280,500	37.6%	6.3425%	58	1.33x	72.7%	72.7%
75.0%	-	75.0%	1	$4,762,500	0.9%	6.0460%	58	1.56x	75.0%	75.0%
Total/Weighted Average			38	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%

Range of Debt Service Coverage Ratios as of the Cut-off Date - All Mortgage Loans(1)

						Weighted Averages
Range of Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date LTV Ratio
1.20x	-	1.29x	8	$127,968,000	23.4%	6.2727%	57	1.23x	68.6%	68.6%
1.30x	-	1.39x	23	$309,098,000	56.4%	6.4341%	59	1.35x	67.9%	67.9%
1.40x	-	1.49x	3	$21,224,500	3.9%	6.5480%	58	1.46x	71.3%	71.3%
1.50x	-	1.73x	4	$89,672,500	16.4%	5.8714%	58	1.64x	64.4%	64.4%
Total/Weighted Average			38	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%

A-2-2

Range of Original Terms to Maturity in Months - All Mortgage Loans(1)

						Weighted Averages
Range of Original Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date LTV Ratio
60	-	60	38	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%
Total/Weighted Average			38	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%

Range of Remaining Terms to Maturity in Months - All Mortgage Loans(1)

						Weighted Averages
Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date LTV Ratio
55	-	58	23	$323,663,000	59.1%	6.2108%	57	1.39x	67.4%	67.4%
59	-	60	15	$224,300,000	40.9%	6.4501%	59	1.34x	68.0%	68.0%
Total/Weighted Average			38	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%

Range of U/W NOI Debt Yields as of the Cut-off Date - All Mortgage Loans(1)

						Weighted Averages
Range of NOI Debt Yields as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date LTV Ratio
7.4%	-	7.9%	2	$66,350,000	12.1%	6.1008%	57	1.21x	68.1%	68.1%
8.0%	-	8.4%	3	$37,629,000	6.9%	6.2511%	58	1.27x	71.2%	71.2%
8.5%	-	8.9%	11	$171,016,000	31.2%	6.3197%	58	1.34x	67.7%	67.7%
9.0%	-	9.4%	13	$179,671,000	32.8%	6.4222%	58	1.37x	68.0%	68.0%
9.5%	-	9.9%	4	$22,703,000	4.1%	6.5224%	58	1.43x	71.1%	71.1%
10.0%	-	10.4%	3	$18,684,000	3.4%	6.5994%	59	1.44x	66.7%	66.7%
10.5%	-	11.0%	2	$51,910,000	9.5%	5.9899%	58	1.71x	61.8%	61.8%
Total/Weighted Average			38	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%

Amortization Type - All Mortgage Loans(1)

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	Maturity Date LTV Ratio
Interest Only	38	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%
Total/Weighted Average	38	$547,963,000	100.0%	6.3088%	58	1.37x	67.6%	67.6%

Footnotes
(1)	The U/W NCF DSCR, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, Underwritten NOI Debt Yield and Cut-off Date Balance per Number of Units/Pads calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).
(2)	Reflects the allocated loan amount for properties securing multi-property Mortgage Loans.

A-2-3

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN
INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Multifamily – Mid Rise 5676 Broadview Road Parma, OH 44134	Collateral Asset Summary – Loan No. 1 Midtown Towers	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 61.4% 1.73x 10.7%

A-3-1

Multifamily – Mid Rise 5676 Broadview Road Parma, OH 44134	Collateral Asset Summary – Loan No. 1 Midtown Towers	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 61.4% 1.73x 10.7%

A-3-2

Multifamily – Mid Rise 5676 Broadview Road Parma, OH 44134	Collateral Asset Summary – Loan No. 1 Midtown Towers	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 61.4% 1.73x 10.7%

Mortgage Loan Information		Property Information
Loan Seller:	Axonic	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Mid Rise
Borrower Sponsor(s):	Various(1)	Collateral:	Fee
Borrower(s):	Midtown Towers LLC	Location:	Parma, OH
Original Balance:	$47,500,000	Year Built / Renovated:	1968 / 2024-2026
Cut-off Date Balance:	$47,500,000	Property Management:	XLE Management LLC (borrower-affiliated)
% by Initial UPB:	8.7%	Size:	635 Units
Interest Rate:	5.91000%	Appraised Value / Per Unit:	$77,400,000 / $121,890
Note Date:	August 17, 2026	Appraisal Date:	June 9, 2026
Original Term:	60 months	Occupancy:	94.2% (as of June 30, 2026)
Amortization:	Interest Only	Underwritten NOI:	$5,099,178
Original Amortization:	NAP	Underwritten NCF:	$4,923,283
Interest Only Period:	60 months
First Payment Date:	October 1, 2026
Maturity Date:	September 1, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$5,136,225 (TTM May 31, 2026)
Additional Debt Balance:	NAP	2025 NOI(3):	$5,165,873
Call Protection:	YM1(56),O(4)	2024 NOI(3):	$3,901,001
Lockbox / Cash Management:	Springing / Springing	2023 NOI:	$3,829,731

Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$74,803
Taxes:	$112,180	$55,145	NAP	Maturity Date Loan / Unit:	$74,803
Insurance:	$113,628	$22,726	NAP	Cut-off Date LTV:	61.4%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	61.4%
Deferred Maintenance:	$99,888	$0	NAP	UW NOI DY:	10.7%
				UW NCF DSCR:	1.73x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$47,500,000	100.0%	Loan Payoff	$36,532,792	76.9%
			Return of Equity	8,649,124	18.2
			Closing Costs(4)	1,992,388	4.2
			Upfront Reserves	325,696	0.7
Total Sources	$47,500,000	100.0%	Total Uses	$47,500,000	100.0%
(1)	The Borrower Sponsors are Binyomin Weinberger, Mordechai Gottlieb, as Trustee of the Gottlieb Family Trust U/A/D December 4, 2018, Izzy Gottlieb and Noemi Brandys.
(2)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(3)	The increase from 2024 NOI to 2025 NOI is primarily due to post-renovation rent growth and utility billbacks.
(4)	Closing Costs include (i) an origination fee of $475,000 and (ii) a rate buydown of $475,000.

The Loan. The largest mortgage loan (the “Midtown Towers Mortgage Loan”) is secured by the borrower’s fee simple interest in a 635-unit, mid-rise apartment complex located in Parma, Ohio (the “Midtown Towers Property”). The Midtown Towers Mortgage Loan has an outstanding principal balance as of the Cut-off Date of $47,500,000. The Midtown Towers Mortgage Loan was originated on August 17, 2026 by Axonic, and accrues interest at a rate of 5.91000% per annum. The Midtown Towers Mortgage Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Midtown Towers Mortgage Loan is September 1, 2031.

The Property. The Midtown Towers Property is a 635-unit, mid-rise apartment complex located in Parma, Ohio. The Midtown Towers Property was originally constructed in 1968 and is comprised of four, six-story apartment buildings situated on an approximately 23.79-acre site. Current ownership acquired the Midtown Towers Property in May 2024 and has since renovated 48.5% units on an as-needed basis as units turned over. Sponsorship has refreshed common-area amenities including the clubhouse, swimming pool and fitness center, and completed general building improvements. Total capital expenditures and renovation costs to date are approximately $1.935 million. Renovated unit interiors generally include new luxury vinyl plank flooring, updated kitchen cabinets, appliances, countertops and bathroom vanities, as well as new carpet in bedrooms.

Amenities at the Midtown Towers Property include a business center, fitness room, clubhouse/recreation building, swimming pool, barbecue/grill/picnic area and laundry facilities. The Midtown Towers Property also features 638 open surface parking spaces, resulting in a parking ratio of approximately 1.00 space per unit. The unit mix at the Midtown Towers Property consists of 307 one-bedroom units,

A-3-3

Multifamily – Mid Rise 5676 Broadview Road Parma, OH 44134	Collateral Asset Summary – Loan No. 1 Midtown Towers	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 61.4% 1.73x 10.7%

278 two-bedroom units and 50 three-bedroom units. As of June 30, 2026, based on the underwritten rent roll, the Midtown Towers Property was approximately 94.2% occupied, including two non-revenue units.

The following table presents certain information relating to the unit mix at the Midtown Towers Property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate(2)	Average Monthly Market Rent Per Unit(3)
1 Bed / 1 Bath	307	48.3%	292	95.1%	621	$953	$976
2 Bed / 1 Bath	174	27.4%	166	95.4%	840	$1,141	$1,184
2 Bed / 1.5 Bath	104	16.4%	99	95.2%	870	$1,208	$1,225
3 Bed / 2 Bath	50	7.9%	41	82.0%	1,060	$1,552	$1,575
Total/Wtd. Avg.	635	100.0%	598	94.2%	756	$1,089	$1,121
(1)	Based on the underwritten rent roll dated June 30, 2026. Average Monthly Rental Rate is based on occupied units.
(2)	The property includes two non-revenue units that are considered vacant excluded from the Average Monthly Rental Rate.
(3)	Source: Appraisal.

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Midtown Towers Property:

Cash Flow Analysis
	2023	2024	2025	TTM 5/31/2026	U/W	U/W Per Unit
Gross Potential Rent	$7,769,171	$6,027,977	$7,750,390	$7,781,451	$8,345,237	$13,142
Vacancy	(347,083)	(81,082)	0	0	(532,949)	($839)
Concessions	(5,991)	500	0	0	0	$0
Bad Debt	(202,206)	(46,187)	(152,273)	(149,342)	(149,342)	($235)
Additional Adjustments	(40,773)	(10,058)	0	0	0	$0
Net Rental Income	$7,173,119	$5,891,150	$7,598,118	$7,632,109	$7,662,946	$12,068
Utility Reimbursement	0	287,159	569,654	577,090	578,607	$911
Other Income	312,979	383,841	568,947	552,347	620,000	$976
Effective Gross Income	$7,486,097	$6,562,149	$8,736,718	$8,761,546	$8,861,553	$13,955

Real Estate Taxes	446,438	366,162	649,873	643,584	1,026,519	$1,617
Insurance	216,820	282,685	357,066	357,066	237,137	$373
Management Fee	240,148	201,282	256,676	255,075	264,102	$416
Utilities	775,181	537,656	852,036	847,667	847,667	$1,335
Repairs & Maintenance	795,191	399,092	367,532	297,941	297,941	$469
Payroll	893,954	724,669	928,293	1,031,997	890,000	$1,402
Advertising	139,453	56,632	52,073	47,983	55,000	$87
General & Administrative	149,182	92,970	107,296	144,009	144,009	$227
Total Expenses	$3,656,367	$2,661,148	$3,570,846	$3,625,321	$3,762,375	$5,925

Net Operating Income	$3,829,731	$3,901,001(1)	$5,165,873(1)	$5,136,225	$5,099,178	$8,030
Replacement Reserves	0	0	0	0	175,895	$277
Net Cash Flow	$3,829,731	$3,901,001	$5,165,873	$5,136,225	$4,923,283	$7,753

Occupancy	NAV	NAV	NAV	94.2%(2)	91.8%(3)
NCF DSCR	1.35x	1.37x	1.81x	1.80x	1.73x
NOI Debt Yield	8.1%	8.2%	10.9%	10.8%	10.7%
(1)	The increase from 2024 Net Operating Income to 2025 Net Operating Income is primarily due to post-renovation rent growth and utility billbacks.
(2)	Based on the underwritten rent roll dated June 30, 2026.
(3)	Represents economic occupancy.

A-3-4

Multifamily – Mid Rise 5676 Broadview Road Parma, OH 44134	Collateral Asset Summary – Loan No. 1 Midtown Towers	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 61.4% 1.73x 10.7%

Appraisal. According to the appraisal, the Midtown Towers Property had an “as-is” appraised value of $77,400,000 as of June 9, 2026, as shown in the table below.

Midtown Towers Appraised Value(1)
Property	Value	Capitalization Rate
Midtown Towers	$77,400,000	6.25%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental assessment dated June 23, 2026, there was no evidence of any recognized environmental conditions at the Midtown Towers Property.

The Market. The Midtown Towers Property is located at 5676 Broadview Road in Parma, Ohio, within the Cleveland metropolitan statistical area (the “Cleveland MSA”). Top employers in the Cleveland MSA include Cleveland Clinic Health System, University Hospital Health System, Group Management Services, Inc., Minute Men Cos., the U.S. Office of Personnel Management, Progressive Corporation, and Walmart. Primary access to the Midtown Towers Property is provided by Broadview Road with nearby access to Interstate 480, located approximately 1.10 miles from the Midtown Towers Property, which provides linkage to the surrounding area.

According to a third-party market research report, the Midtown Towers Property is located in the Lakewood multifamily submarket of the Cleveland MSA. As of the first quarter of 2026, the Lakewood multifamily submarket had a total inventory of 20,065 units, a vacancy rate of 5.1%, and asking rent of $1,101 per unit.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of the Midtown Towers Property was 15,985, 103,533 and 253,798, respectively. The 2025 average household income within the same radii was $83,490, $84,458 and $79,281, respectively.

The following table presents certain information relating to comparable multifamily properties to the Midtown Towers Property:

Comparable Multifamily Properties(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Occupancy	Unit Type	Average Unit Size	Average Rent Per Unit
Midtown Towers(2) 5676 Broadview Road Parma, OH	-	1968 / 2024-2026	635	94.2%	1 Bed / 1 Bath	621 SF	$953(2)
					2 Bed / 1 Bath	840 SF	$1,141(2)
					2 Bed / 1.5 Bath	870 SF	$1,208(2)
					3 Bed / 2 Bath	1,060 SF	$1,552(2)
Ridgewood House 6630 State Road Parma, OH	1.9 mi	1968 / NAP	131	94.7%	Studio / 1 BA	225 SF	$760
					1 BR / 1 BA	600 SF	$1,005
					2 BR / 1 BA	800 SF	$1,215
					3 BR / 1 BA	1,200 SF	$1,560
Broadview Gardens Apartments 1907 Pleasantdale Road Cleveland, OH	1.0 mi	1957 / NAP	418	99.3%	1 BR / 1 BA	444 SF	$893
					2 BR / 1 BA	569 SF	$970
The Reserve at 1150 1150 Omalley Dr Parma, OH	0.2 mi	1987 / 2019	148	96.6%	1 BR / 1 BA	579 SF	$1,001
					2 BR / 1 BA	879 SF	$1,201
					2 BR / 2.5 BA	1,035 SF	$1,583
North Church Towers 9235 N Church Dr Cleveland, OH	3.4 mi	1968 / 2013	397	89.0%	1 BR / 1 BA	581 SF	$995
					2 BR / 1 BA	830 SF	$1,100
					2 BR / 1.5 BA	889 SF	$1,200
					3 BR / 2 BA	1,082 SF	$1,725
The Regency Apartments 6841 Day Dr Parma, OH	2.7 mi	1969 / NAP	836	98.0%	Studio / 1 BA	450 SF	$745
					1 BR / 1 BA	609 SF	$880
					2 BR / 1 BA	844 SF	$1,075
					3 BR / 2 BA	1,131 SF	$1,430
Pleasant Valley Apartments Parma, OH	3.5 mi	1979 / NAP	197	97.0%	1 BR / 1 BA	539 SF	$920
					2 BR / 1 BA	787 SF	$1,068
					3 BR / 2 BA	1,054 SF	$1,488
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated June 30, 2026. Average Rent per Unit reflects the average base rent for occupied units.

The Borrower and the Borrower Sponsors. The borrower is Midtown Towers LLC, a single purpose entity, with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Midtown Towers Mortgage Loan. The borrower sponsors and non-recourse carveout guarantors are Binyomin Weinberger, Mordechai Gottlieb, as Trustee of the Gottlieb Family Trust U/A/D December 4, 2018, Izzy Gottlieb and Noemi Brandys.

A-3-5

Multifamily – Mid Rise 5676 Broadview Road Parma, OH 44134	Collateral Asset Summary – Loan No. 1 Midtown Towers	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 61.4% 1.73x 10.7%

The borrower sponsors are the principals of Oakmark Management, which owns and operates approximately 30 properties and over 3,000 units across Ohio, Virginia, Delaware, New Jersey and Pennsylvania. Binyomin Weinberger has more than 15 years of multifamily experience and previously operated Rushmore, a 10,000-unit owner in Pennsylvania and New Jersey.

The borrower sponsors have significant experience in the submarket, owning both Midtown Towers Property and the 220-unit Forest Ridge property in Parma, Ohio. They acquired the Midtown Towers Property in May 2024 from Brookfield for $46.35 million, or approximately $73,000 per unit, and have owned it for approximately two years, renovating units and instituting fixed utility billback charges to drive revenue growth during that period.

Oakmark is a repeat agency borrower, carrying both Fannie Mae and Freddie Mac debt across its portfolio, and the Midtown Towers Mortgage Loan refinances an existing Freddie Mac mortgage.

Property Management. The Midtown Towers Property is managed by XLE Management LLC, a borrower-affiliated management company.

Initial and Ongoing Reserves. At origination of the Midtown Towers Mortgage Loan, the borrower deposited approximately (i) $112,180 into a reserve account for real estate taxes, (ii) $113,628 into a reserve account for insurance premiums and (iii) $99,888 into a reserve account for priority repairs.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $55,145).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the annual insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $22,726).

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $12,700; provided that collection of such monthly deposits is initially deferred and may be reinstated by the lender following (i) a default under the Midtown Towers Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Midtown Towers Property.

Lockbox / Cash Management. The Midtown Towers Mortgage Loan is structured with a springing lockbox and springing cash management. On the first occurrence of a Lockbox Trigger Event (as defined below), the borrower is required to establish a lender-controlled clearing account, and is thereafter required to deposit, or cause the property manager to deposit, within one business day of receipt, all revenue derived from the Midtown Towers Property into such lender-controlled clearing account. Following a Lockbox Trigger Event, all funds deposited into the clearing account are required to be transferred on each business day to the borrower’s operating account unless a Trigger Period (as defined below) exists, in which case all funds in the clearing account are required to be swept on each business day to a lender-controlled deposit account to be applied and disbursed in accordance with the Midtown Towers Mortgage Loan documents, and all available cash remaining in the deposit account after the application of such funds in accordance with the Midtown Towers Mortgage Loan documents is required to be held by the lender in a cash collateral account as additional collateral for the Midtown Towers Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the cash collateral account to the borrower. Upon an event of default under the Midtown Towers Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

“Lockbox Trigger Event” means a period commencing upon the earliest to occur of (i) the commencement of a Trigger Period and (ii) the debt service coverage ratio being less than 1.10x.

“Trigger Period” means a period (A) commencing upon the occurrence of (i) an event of default under the Midtown Towers Mortgage Loan documents, (ii) a Low DSCR Period, which commences if, from and after the payment date occurring on September 1, 2026, the debt service coverage ratio is less than 1.05x as of the last day of any calendar quarter, (iii) the insolvency or bankruptcy of the property manager if the property manager is an affiliate of the borrower or guarantor, or (iv) the insolvency or bankruptcy of the borrower or any guarantor; and (B) expiring, provided no other Trigger Period is then continuing, upon (1) with regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, (2) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.10x for two consecutive calendar quarters, (3) with regard to clause (iii) above, the replacement of the affiliated property manager with a non-affiliated property manager approved by the lender in accordance with the Midtown Towers Mortgage Loan documents, and (4) with regard to clause (iv) above, if such Trigger Period results solely from a qualifying involuntary petition against the borrower, the discharge or dismissal of such petition within 30 days of filing.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

A-3-6

Multifamily – Mid Rise 5676 Broadview Road Parma, OH 44134	Collateral Asset Summary – Loan No. 1 Midtown Towers	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 61.4% 1.73x 10.7%

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-7

Multifamily – Garden 200 Aycock Avenue Monroe, GA 30655	Collateral Asset Summary – Loan No. 2 The Jax	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 65.5% 1.21x 7.7%

A-3-8

Multifamily – Garden 200 Aycock Avenue Monroe, GA 30655	Collateral Asset Summary – Loan No. 2 The Jax	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 65.5% 1.21x 7.7%

A-3-9

Multifamily – Garden 200 Aycock Avenue Monroe, GA 30655	Collateral Asset Summary – Loan No. 2 The Jax	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 65.5% 1.21x 7.7%
Mortgage Loan Information		Property Information
Loan Seller:	Axonic	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Robert Pereira, Urvish Patel, Sharran Srivatsaa and Brian Hurley	Collateral:	Fee
Borrower(s):	Jax Apartments SPE, LLC	Location:	Monroe, GA
Original Balance:	$43,500,000	Year Built / Renovated:	2025 / NAP
Cut-off Date Balance:	$43,500,000	Property Management:	ARC Living, LLC (borrower-affiliated)
% by Initial UPB:	7.9%	Size:	282 Units
Interest Rate:	6.17000%	Appraised Value / Per Unit:	$66,400,000 / $235,461
Note Date:	August 19, 2026	Appraisal Date:	June 24, 2026
Original Term:	60 months	Occupancy:	94.3% (as of July 15, 2026)
Amortization:	Interest Only	Underwritten NOI(2):	$3,337,390
Original Amortization:	NAP	Underwritten NCF:	$3,280,991
Interest Only Period:	60 months
First Payment Date:	October 1, 2026
Maturity Date:	September 1, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(2):	$2,700,144 (TTM June 30, 2026)
Additional Debt Balance:	NAP	2025 NOI(2):	$843,044
Call Protection:	YM1(56),O(4)	2024 NOI(2):	NAV
Lockbox / Cash Management:	Springing / Springing	2023 NOI(2):	NAV

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$154,255
Taxes:	$476,142	$55,363	NAP	Maturity Date Loan / Unit:	$154,255
Insurance:	$119,012	$13,838	NAP	Cut-off Date LTV:	65.5%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	65.5%
				UW NOI DY:	7.7%
				UW NCF DSCR:	1.21x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$43,500,000	100.0%	Loan Payoff	$41,523,713	95.5%
			Closing Costs(3)	1,000,449	2.3
			Upfront Reserves	595,154	1.4
			Return of Equity	380,685	0.9
Total Sources	$43,500,000	100.0%	Total Uses	$43,500,000	100.0%
(1)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(2)	The increase from 2025 NOI to Most Recent NOI and Most Recent NOI to Underwritten NOI is primarily attributable to initial lease-up due to The Jax Property (as defined below) being built in 2025. 2024 NOI and 2023 NOI are unavailable due to this recent construction.
(3)	Closing Costs include (i) an origination fee of $369,750 and (ii) a rate buydown of $217,500.

The Loan. The second largest mortgage loan (“The Jax Mortgage Loan”) is secured by the borrower’s fee simple interest in a 282-unit, garden-style apartment complex located in Monroe, Georgia (“The Jax Property”). The Jax Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $43,500,000. The Jax Mortgage Loan was originated on August 19, 2026 by Axonic, and accrues interest at a fixed rate of 6.17000% per annum. The Jax Mortgage Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Jax Mortgage Loan is September 1, 2031.

The Property. The Jax Property is a 282-unit, garden-style apartment complex located in Monroe, Georgia. The Jax Property was delivered in 2025 and is comprised of seven, three-story apartment buildings, a single-story clubhouse/leasing office and a single-story storage building situated on an approximately 26.6-acre site. Current ownership acquired the underlying site in September 2022 for $2.3 million and subsequently developed the property, which was completed in 2025.

Amenities at The Jax Property include a clubhouse, business center, fitness center, resort-style pool, grilling area, volleyball court, pet play area, pet washing station and electric vehicle charging stations. Unit amenities include granite countertops, faux-hardwood flooring, stainless steel appliances and full-size washers and dryers. The Jax Property also features 427 surface parking spaces, resulting in a parking ratio of approximately 1.51 spaces per unit. The unit mix at The Jax Property consists of 48 one-bedroom units, 204 two-bedroom units and 30 three-bedroom units across seven floor plans. As of July 15, 2026, based on the underwritten rent roll, The Jax Property was approximately 94.3% occupied.

A-3-10

Multifamily – Garden 200 Aycock Avenue Monroe, GA 30655	Collateral Asset Summary – Loan No. 2 The Jax	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 65.5% 1.21x 7.7%

The following table presents certain information relating to the unit mix at The Jax Property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Market Rent Per Unit(2)
1 Bed / 1 Bath - The Creek	48	17.0%	45	93.8%	835	$1,487	$1,535
2 Bed / 2 Bath - The Monroe	186	66.0%	176	94.6%	1,120	$1,691	$1,740
2 Bed / 2 Bath - The Cove	3	1.1%	3	100.0%	1,254	$1,712	$1,765
2 Bed / 2 Bath - The Bay	12	4.3%	10	83.3%	1,265	$1,906	$1,955
2 Bed / 2 Bath - The Jack	3	1.1%	3	100.0%	1,390	$1,921	$1,980
3 Bed / 2 Bath - The Brook	27	9.6%	26	96.3%	1,448	$2,119	$2,185
3 Bed / 2 Bath - The Beck	3	1.1%	3	100.0%	1,480	$2,169	$2,235
Total/Wtd. Avg.	282	100.0%	266	94.3%	1,117	$1,714	$1,765
(1)	Based on the underwritten rent roll dated July 15, 2026. Average Monthly Rental Rate is based on occupied units.
(2)	Source: Appraisal.

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The Jax Property:

Cash Flow Analysis(1)
	2025(2)	TTM 6/30/2026(2)	U/W(2)	U/W Per Unit
Gross Potential Rent	$5,806,538	$5,819,382	$5,809,788	$20,602
Vacancy	(3,051,253)	(918,229)	(286,781)	($1,017)
Concessions	(568,362)	(535,263)	(418,305)	($1,483)
Bad Debt	(34,514)	(76,916)	(91,214)	($323)
Net Rental Income	$2,152,409	$4,288,974	$5,013,489	$17,778
Utility Reimbursement	63,981	106,691	366,600	$1,300
Other Income	184,860	382,790	270,720	$960
Total Other Income	$248,841	$489,481	$637,320	$2,260
Effective Gross Income	$2,401,250	$4,778,455	$5,650,809	$20,038

Real Estate Taxes	287,799	292,949(3)	651,328(3)	$2,310
Insurance	131,921	160,909	158,202	$561
Utilities	256,949	445,664	376,192	$1,334
Repairs & Maintenance	307,605	260,824	260,824	$925
Management Fee	105,885	143,320	141,270	$501
Payroll	389,006	481,082	451,200	$1,600
Advertising	31,011	136,324	141,000(4)	$500
Professional Fees	0	25,575	0(4)	$0
General & Administrative	48,030	106,276	112,800(4)	$400
Employee Units	0	25,388	20,603	$73
Total Expenses	$1,558,206	$2,078,311	$2,313,419	$8,204

Net Operating Income	$843,044	$2,700,144	$3,337,390	$11,835
Replacement Reserves	0	0	56,399	$200
Net Cash Flow	$843,044	$2,700,144	$3,280,991	$11,635

Occupancy	NAV	94.3%(5)	86.3%(6)
NCF DSCR	0.31x	0.99x	1.21x
NOI Debt Yield	1.9%	6.2%	7.7%
(1)	Historical financial information prior to 2025 is not available due to The Jax Property delivering in 2025.
(2)	The increase from 2025 Net Operating Income to TTM 6/30/2026 Net Operating Income to Underwritten Net Operating Income is primarily attributable to initial lease-up due to The Jax Property delivering in 2025.
(3)	The increased Real Estate Taxes from TTM 6/30/2026 to U/W is due to The Jax Property tax reevaluation after construction in 2025.
(4)	Advertising, Professional Fees, and General & Administrative expenses are underwritten to the appraisal combined total of $253,800.
(5)	Based on the underwritten rent roll dated July 15, 2026.
(6)	Represents economic occupancy.

A-3-11

Multifamily – Garden 200 Aycock Avenue Monroe, GA 30655	Collateral Asset Summary – Loan No. 2 The Jax	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 65.5% 1.21x 7.7%

Appraisal. According to the appraisal, The Jax Property had an “as-is” appraised value of $66,400,000 as of June 24, 2026, as shown in the table below.

The Jax Appraised Value(1)
Property	Value	Capitalization Rate
The Jax	$66,400,000	5.75%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental assessment dated June 29, 2026, there was no evidence of any recognized environmental conditions at The Jax Property.

The Market. The Jax Property is located at 200 Aycock Avenue in Monroe, Georgia, within the Atlanta-Sandy Springs-Roswell metropolitan statistical area (the “Atlanta MSA”). The Jax Property is located in Monroe, Walton County, Georgia, near downtown Atlanta. Top employers in the Atlanta MSA include Delta Air Lines, Northside Hospital, Piedmont Healthcare, Publix Super Markets, Wellstar Health Systems, The Home Depot, United Parcel Service and Emory University. Primary access to The Jax Property is provided by Aycock Avenue with nearby access to Georgia State Route 11 and U.S. Route 78, which provide linkage to the surrounding area and Atlanta.

According to a third-party market research report, The Jax Property is located in the Far East Atlanta Suburbs multifamily submarket of the Atlanta MSA. As of the first quarter of 2026, the Far East Atlanta Suburbs multifamily submarket had a total inventory of 13,861 units, a vacancy rate of 7.1% and asking rent of $1,453 per unit.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of The Jax Property was 967, 17,950 and 30,830, respectively. The 2025 average household income within the same radii was $64,421, $67,026 and $79,361, respectively.

The following table presents certain information relating to comparable multifamily properties to The Jax Property:

Comparable Multifamily Properties(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Occupancy	Unit Type	Average Unit Size	Average Rent Per Unit
The Jax 200 Aycock Avenue Monroe, GA	-	2025 / NAP	282(2)	94.3%(2)	1 Bed / 1 Bath - The Creek(2)	835 SF(2)	$1,487(2)
					2 Bed / 2 Bath - The Monroe(2)	1,120 SF(2)	$1,691(2)
					2 Bed / 2 Bath - The Cove(2)	1,254 SF(2)	$1,712(2)
					2 Bed / 2 Bath - The Bay(2)	1,265 SF(2)	$1,906(2)
					2 Bed / 2 Bath - The Jack(2)	1,390 SF(2)	$1,921(2)
					3 Bed / 2 Bath - The Brook(2)	1,448 SF(2)	$2,119(2)
					3 Bed / 2 Bath - The Beck(2)	1,480 SF(2)	$2,169(2)
Sinclair at Callaway Farm 10500 Town Center Blvd Covington, GA	16 mi	2025 / NAP	388	69.1%	1BR/1BA 2BR/2BA 3BR/2BA	652 – 786 SF 999 – 1,100 SF 1,287 – 1,310 SF	$1,667 – $1,775 $1,885 - $2,237 $2,507 - $2,627
Villas at Loganville 2935 Rosebud Road Loganville, GA	16 mi	2010 / NAP	175	94.3%	Studio 1BR/1BA 2BR/2BA 3BR/2BA 3BR/2.5BA	691 SF 890 SF 1,186 – 1,626 SF 1,489 – 1,573 SF 1,626 SF	$1,386 $1,716 - $1,955 $1,559 - $3,764 $2,051 - $2,142 $1,754
Accent Springs 300 Bethlehem Springs Blvd Bethlehem, GA	10 mi	2026 / NAP	288	24.3%	1BR / 1BA 2BR / 2BA	823 – 825 SF 1,108 – 1,117 SF	$1,449 - $1,750 $1,699 - $2,100
The Stafford 91 Market St Bethlehem, GA	9.8 mi	2024 / NAP	288	94.0%	1BR / 1BA 2BR / 2BA	725 – 768 SF 1,109 – 1,144 SF	$1,510 - $1,760 $1,804 - $2,006
The Cove at Covington Town Center 12301 Town Center Boulevard Covington, GA	16 mi	2022 / NAP	350	96.3%	Studio 1BR/1BA 2BR/2BA 3BR/2BA	620 SF 775 – 853 SF 1,079 – 1,183 SF 1,296 – 1,945 SF	$1,341 - $1,351 $1,461 - $1,539 $1,738 - $1,803 $1,971 - $3,217
Rosemont Grayson 605 Athens Highway Loganville, GA	15 mi	2022 / NAP	344	96.2%	1BR/1BA 2BR/2BA 3BR/2BA	738 – 774 SF 1,099 – 1,194 SF 1,434 SF	$1,373 - $1,759 $1,725 - $1,771 $1,806
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated July 15, 2026. Average Rent per Unit reflects the average base rent for occupied units.

A-3-12

Multifamily – Garden 200 Aycock Avenue Monroe, GA 30655	Collateral Asset Summary – Loan No. 2 The Jax	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 65.5% 1.21x 7.7%

The Borrower and the Borrower Sponsors. The borrower is Jax Apartments SPE, LLC, a Delaware limited liability company and single purpose entity, with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Jax Mortgage Loan. The borrower sponsors and non-recourse carveout guarantors are Robert Pereira, Urvish Patel, Sharran Srivatsaa and Brian Hurley.

The sponsorship is led by Robert Pereira, founder of ARC Multifamily Group, a vertically integrated multifamily operator formed in 2019. Robert Pereira has more than 20 years of real estate experience, including the ground-up construction of over 700 units and a schedule of real estate owned with more than 2,700 units within 100 miles of The Jax. Urvish Patel has more than 25 years of real estate experience. Brian Hurley founded Green River Builders, The Jax Property's developer. Sharran Srivatsaa was previously with Goldman Sachs and Credit Suisse and serves as president of The Real Brokerage. The sponsorship is a repeat Fannie Mae borrower.

The sponsors developed The Jax Property through a joint venture with Green River Builders.

Property Management. The Jax Property is managed by ARC Living, LLC, a borrower-affiliated management company.

Initial and Ongoing Reserves. At origination of The Jax Mortgage Loan, the borrower deposited approximately $595,154 into a reserve account for real estate taxes and insurance reserves.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $55,363).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the annual insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $13,838).

Replacement Reserve – The borrower is not initially required to make monthly deposits into the capital replacement and repair reserve. The capital replacement and repair reserve monthly deposit, initially $4,700, is deferred; however, may be reinstated by the lender following (i) a default under The Jax Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of The Jax Property.

Lockbox / Cash Management. The Jax Mortgage Loan is structured with a springing lockbox and springing cash management. On the first occurrence of a Lockbox Trigger Event (as defined below), a lender-controlled clearing account is required to be opened or activated. Thereafter, any gross revenue received by the borrower or property manager is required to be deposited into the clearing account within one business day of receipt. During any Trigger Period (as defined below), funds deposited into the clearing account are required to be swept on a daily basis to a lender-controlled deposit account and applied and disbursed in accordance with The Jax Mortgage Loan documents, and all available cash remaining after the application of such funds is required to be held by the lender in a cash collateral account as additional collateral for The Jax Mortgage Loan. If a Trigger Period is not continuing, funds in the clearing account are required to be swept daily to the borrower’s operating account. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, amounts remaining in the cash collateral account are required to be disbursed to the borrower. Upon an event of default under The Jax Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

“Lockbox Trigger Event” means the earlier of (i) the commencement of a Trigger Period and (ii) the debt service coverage ratio being less than 1.15x, as determined by the lender.

“Trigger Period” means a period (A) commencing upon (i) the occurrence of an event of default, (ii) the commencement of a Low DSCR Period (as defined below), (iii) the insolvency or bankruptcy of an affiliated property manager, or (iv) the insolvency or bankruptcy of the borrower or guarantor; and (B) expiring, provided no other Trigger Period is then continuing, upon (1) with regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, (2) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.10x for two consecutive calendar quarters, (3) with regard to clause (iii) above, the replacement of the affiliated property manager with a non-affiliated property manager approved by the lender in accordance with The Jax Mortgage Loan documents, and (4) with regard to clause (iv) above, if such Trigger Period results solely from a qualifying involuntary petition against the borrower, the discharge or dismissal of such petition within 30 days of filing.

A “Low DSCR Period” commences if, from and after the April 1, 2027 payment date, the debt service coverage ratio is less than 1.10x as of the last day of any calendar quarter and ends when the debt service coverage ratio is at least 1.10x for two consecutive calendar quarters, in each case as determined by the lender.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

A-3-13

Multifamily – Garden 200 Aycock Avenue Monroe, GA 30655	Collateral Asset Summary – Loan No. 2 The Jax	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 65.5% 1.21x 7.7%

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-14

Multifamily – Garden Various Various, AR Various	Collateral Asset Summary – Loan No. 3 NW Arkansas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,061,000 73.1% 1.34x 8.6%

A-3-15

Multifamily – Garden Various Various, AR Various	Collateral Asset Summary – Loan No. 3 NW Arkansas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,061,000 73.1% 1.34x 8.6%

A-3-16

Multifamily – Garden Various Various, AR Various	Collateral Asset Summary – Loan No. 3 NW Arkansas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,061,000 73.1% 1.34x 8.6%
Mortgage Loan Information		Property Information
Loan Seller:	Axonic	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Paul A. Schmidt, Jr. and Bridget D. Schmidt	Collateral:	Fee
Borrower(s):	PBS Rental Properties, LLC	Location(2):	Various, AR
Original Balance:	$36,061,000	Year Built / Renovated(2):	Various / Various
Cut-off Date Balance:	$36,061,000	Property Management:	Self-Managed
% by Initial UPB:	6.6%	Size:	256 Units
Interest Rate:	6.22000%	Appraised Value / Per Unit(3):	$49,300,000 / $192,578
Note Date:	October 14, 2026	Appraisal Date(3)(4):	Various
Original Term:	61 months	Occupancy:	98.8% (as of September 9, 2026)
Amortization:	Interest Only	Underwritten NOI:	$3,119,060
Original Amortization:	NAP	Underwritten NCF:	$3,055,060
Interest Only Period:	60 months
First Payment Date:	December 1, 2026
Maturity Date:	November 1, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$3,393,131 (TTM July 31, 2026)
Additional Debt Balance:	NAP	2025 NOI:	$3,337,456
Call Protection:	YM1(56),O(4)	2024 NOI:	$3,150,058
Lockbox / Cash Management:	Springing / Springing	2023 NOI:	$2,643,331

Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$140,863
Taxes:	$208,940	$20,693	NAP	Maturity Date Loan / Unit:	$140,863
Insurance:	$131,801	$14,199	NAP	Cut-off Date LTV(3):	73.1%
Replacement Reserves:	$0	$5,461	NAP	Maturity Date LTV(3):	73.1%
Deferred Maintenance:	$121,080	$0	NAP	UW NOI DY:	8.6%
				UW NCF DSCR:	1.34x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$36,061,000	100.0%	Loan Payoff	$22,590,374	62.6%
			Return of Equity	11,136,700	30.9
			Closing Costs(5)	1,872,106	5.2
			Upfront Reserves	461,821	1.3
Total Sources	$36,061,000	100.0%	Total Uses	$36,061,000	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	See the chart titled “Portfolio Summary” under “The Properties” below.
(3)	Appraised Value represents the aggregate “As-Is” appraised value of the NW Arkansas Portfolio Properties (as defined below).
(4)	See “Appraisals” below.
(5)	Closing Costs include (i) an origination fee of approximately $306,519 and (ii) a rate buydown of $1,081,830.

The Loan. The third largest mortgage loan (the “NW Arkansas Portfolio Mortgage Loan”) is secured by the borrower’s fee simple interests in a 256-unit, seven-property multifamily portfolio located in Northwest Arkansas (the “NW Arkansas Portfolio Properties”). The NW Arkansas Portfolio Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $36,061,000. The NW Arkansas Portfolio Mortgage Loan was originated on October 14, 2026 by Axonic, and accrues interest at a fixed rate of 6.22000% per annum. The NW Arkansas Portfolio Mortgage Loan has an initial term of 60 months and is interest-only for the full term. The scheduled maturity date of the NW Arkansas Portfolio Mortgage Loan is November 1, 2031.

The Properties. The NW Arkansas Portfolio Properties are comprised of seven multifamily properties totaling 256 units, located in Benton and Washington counties, Arkansas. As of September 9, 2026, the NW Arkansas Portfolio Properties were 98.8% occupied.

A-3-17

Multifamily – Garden Various Various, AR Various	Collateral Asset Summary – Loan No. 3 NW Arkansas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,061,000 73.1% 1.34x 8.6%

The following table presents certain information relating to the NW Arkansas Portfolio Properties:

Portfolio Summary
Property Name	Location(1)	Year Built / Renovated(1)	# of Units(2)	Occupancy(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI(2)	% of UW NOI(2)	Appraised Value(1)
Meadowlands	Centerton, AR	2006 / 2019	64	98.4%	$8,850,671	24.5%	NAV	NAV	$12,100,000
Ecology	Farmington, AR	1973 / NAP	53	100.0%	$7,972,919	22.1%	NAV	NAV	$10,900,000
Honeysuckle	Fayetteville, AR	1984 / NAP	44	97.7%	$6,071,122	16.8%	NAV	NAV	$8,300,000
Windwood	Springdale, AR	1987 / NAP	34	97.1%	$4,608,201	12.8%	NAV	NAV	$6,300,000
Brooks Duplexes	Fayetteville, AR	1975 / NAP	30	100.0%	$4,096,178	11.4%	NAV	NAV	$5,600,000
Clevenger	Fayetteville, AR	1972 / 2022	20	100.0%	$2,998,988	8.3%	NAV	NAV	$4,100,000
Fountains	Fayetteville, AR	1984 / NAP	11	100.0%	$1,462,921	4.1%	NAV	NAV	$2,000,000
Total/ Wtd. Avg			256	98.8%	$36,061,000	100.0%	$3,119,060	100.0%	$49,300,000
(1)	Source: Appraisals.
(2)	Based on the underwritten rent roll dated September 9, 2026.

Meadowlands. The Meadowlands property consists of 16, two-story, garden-style buildings situated on a 5.28-acre site located in Centerton, Arkansas, totaling 64 units (the “Meadowlands Property”). The Meadowlands Property was originally constructed in 2006 and most recently renovated in 2019. The Meadowlands Property includes 128 parking spaces, resulting in a parking ratio of approximately 2.00 spaces per unit. The average unit size at the Meadowlands Property is 1,500 SF, with 3 bedroom / 2.5 bathroom units. As of September 9, 2026, the Meadowlands Property is 98.4% occupied.

Ecology. The Ecology property consists of 20, one- to two-story, garden-style buildings situated on a 7.53-acre site located in Farmington, Arkansas, totaling 53 units (the “Ecology Property”). The Ecology Property was originally constructed in 1973. The Ecology Property includes 159 parking spaces, resulting in a parking ratio of approximately 3.00 spaces per unit. The average unit size at the Ecology Property is 1,247 SF, with unit types ranging from 2 bedroom / 1 bathroom to 3 bedroom / 2.5 bathroom. As of September 9, 2026, the Ecology Property is 100.0% occupied.

Honeysuckle. The Honeysuckle property consists of 22, one- to two-story, garden-style buildings situated on an 8.20-acre site located in Fayetteville, Arkansas, totaling 44 units (the “Honeysuckle Property”). The Honeysuckle Property was originally constructed in 1984. The Honeysuckle Property includes 176 parking spaces, resulting in a parking ratio of approximately 4.00 spaces per unit. The average unit size at the Honeysuckle Property is 1,250 SF, with 2 bedroom / 1.5 bathroom units. As of September 9, 2026, the Honeysuckle Property is 97.7% occupied.

Windwood. The Windwood property consists of 17, one-story, garden-style buildings situated on a 3.62-acre site located in Springdale, Arkansas, totaling 34 units (the “Windwood Property”). The Windwood Property was originally constructed in 1987. The Windwood Property includes 74 parking spaces, resulting in a parking ratio of approximately 2.18 spaces per unit. The average unit size at the Windwood Property is 1,012 SF, with unit types ranging from 2 bedroom / 1 bathroom to 3 bedroom / 2.5 bathroom. As of September 9, 2026, the Windwood Property is 97.1% occupied.

Brooks Duplexes. The Brooks Duplexes property consists of 15, one-story, garden-style buildings situated on a 5.94-acre site located in Fayetteville, Arkansas, totaling 30 units (the “Brooks Duplexes Property”). The Brooks Duplexes Property was originally constructed in 1975. The Brooks Duplexes Property includes 60 parking spaces, resulting in a parking ratio of approximately 2.00 spaces per unit. The average unit size at the Brooks Duplexes Property is 1,050 SF, with unit types ranging from 2 bedroom / 1 bathroom to 3 bedroom / 3 bathroom. As of September 9, 2026, the Brooks Duplexes Property is 100.0% occupied.

Clevenger. The Clevenger property consists of 11, one-story, garden-style buildings situated on a 5.07-acre site located in Fayetteville, Arkansas, totaling 20 units (the “Clevenger Property”). The Clevenger Property was originally constructed in 1972 and most recently renovated in 2022. The Clevenger Property includes 40 parking spaces, resulting in a parking ratio of approximately 2.00 spaces per unit. The average unit size at the Clevenger Property is 893 SF, with unit types ranging from 2 bedroom / 1 bathroom to 3 bedroom / 3 bathroom. As of September 9, 2026, the Clevenger Property is 100.0% occupied.

Fountains. The Fountains property consists of two, two-story, garden-style buildings situated on a 0.85-acre site located in Fayetteville, Arkansas, totaling 11 units (the “Fountains Property”). The Fountains Property was originally constructed in 1984. The Fountains Property includes 22 parking spaces, resulting in a parking ratio of approximately 2.00 spaces per unit. The average unit size at the Fountains Property is 960 SF, with 2 bedroom / 1.5 bathroom units. As of September 9, 2026, the Fountains Property is 100.0% occupied.

A-3-18

Multifamily – Garden Various Various, AR Various	Collateral Asset Summary – Loan No. 3 NW Arkansas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,061,000 73.1% 1.34x 8.6%

The following table presents certain information relating to the unit mix at the NW Arkansas Portfolio Properties:

Portfolio Unit Mix(1)
Unit Type	# of Units	% of Total Units	Vacant Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent Per Unit	Average Monthly Market Rent Per Unit(2)
Meadowlands
3 Bedroom / 2.5 Bathroom	64	100.0%	1	98.4%	1,500	$1,348	$1,322
Property Total / Wtd Avg.	64	100.0%	1	98.4%	1,500	$1,348	$1,322
Ecology
2 Bedroom / 1 Bathroom	14	26.4%	0	100.0%	865	$1,187	$1,169
2 Bedroom / 1.5 Bathroom	6	11.3%	0	100.0%	960	$1,207	$1,241
2 Bedroom / 2 Bathroom	2	3.8%	0	100.0%	856	$1,417	$1,400
3 Bedroom / 2 Bathroom	1	1.9%	0	100.0%	1,170	$1,570	$1,545
3 Bedroom / 2.5 Bathroom	30	56.6%	0	100.0%	1,511	$1,547	$1,511
Property Total / Wtd Avg.	53	100.0%	0	100.0%	1,247	$1,409	$1,387
Honeysuckle
2 Bedroom / 1.5 Bathroom	44	100.0%	1	97.7%	1,250	$1,352	$1,327
Property Total / Wtd Avg.	44	100.0%	1	97.7%	1,250	$1,352	$1,327
Windwood
2 Bedroom / 1 Bathroom	28	82.4%	1	96.4%	946	$1,194	$1,186
3 Bedroom / 2.5 Bathroom	6	17.6%	0	100.0%	1,317	$1,625	$1,617
Property Total / Wtd Avg.	34	100.0%	1	97.1%	1,012	$1,272	$1,262
Brooks Duplexes
2 Bedroom / 1 Bathroom	2	6.7%	0	100.0%	875	$1,363	$1,300
2 Bedroom / 2 Bathroom	24	80.0%	0	100.0%	1,007	$1,311	$1,281
3 Bedroom / 3 Bathroom	4	13.3%	0	100.0%	1,394	$1,609	$1,590
Property Total / Wtd Avg.	30	100.0%	0	100.0%	1,050	$1,354	$1,323
Clevenger
2 Bedroom / 1 Bathroom	19	95.0%	0	100.0%	861	$1,291	$1,320
3 Bedroom / 3 Bathroom	1	5.0%	0	100.0%	1,500	$1,620	$1,620
Property Total / Wtd Avg.	20	100.0%	0	100.0%	893	$1,307	$1,335
Fountains
2 Bedroom / 1.5 Bathroom	11	100.0%	0	100.0%	960	$1,279	$1,259
Property Total / Wtd Avg.	11	100.0%	0	100.0%	960	$1,279	$1,259
Portfolio Total / Wtd Avg.	256	100.0%	3	98.8%	1,216	$1,346	$1,327
(1)	Based on the underwritten rent roll dated September 9, 2026.
(2)	Source: Appraisals.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the NW Arkansas Portfolio Properties:

Cash Flow Analysis
	2023	2024	2025	TTM 7/31/2026	U/W	U/W Per Unit
Base Rent	$3,119,551	$3,659,482	$3,901,888	$3,965,362	$4,132,955	$16,144
Gross Potential Rent	$3,119,551	$3,659,482	$3,901,888	$3,965,362	$4,132,955	$16,144
Other Income	202,118	234,681	251,844	243,157	259,000	$1,012
Net Rental Income	$3,321,670	$3,894,163	$4,153,732	$4,208,519	$4,391,955	$17,156
(Vacancy / Credit Loss)	0	0	0	0	(206,648)	($807)
Total Effective Gross Income	$3,321,670	$3,894,163	$4,153,732	$4,208,519	$4,185,307	$16,349

Real Estate Taxes	168,870	185,026	238,756	259,155	278,587	$1,088
Insurance	150,631	169,411	180,225	170,388	237,595	$928
Management Fee	191,942	208,295	212,546	219,461	209,265	$817
Other Expenses(1)	166,896	181,373	184,750	166,385	340,800	$1,331
Total Expenses	$678,339	$744,105	$816,276	$815,388	$1,066,247	$4,165

Net Operating Income	$2,643,331	$3,150,058	$3,337,456	$3,393,131	$3,119,060	$12,184
Replacement Reserves	0	0	0	0	64,000	$250
Net Cash Flow	$2,643,331	$3,150,058	$3,337,456	$3,393,131	$3,055,060	$11,934

Occupancy	NAV	NAV	NAV	98.8%(2)	95.0%(3)
NCF DSCR	1.16x	1.39x	1.47x	1.49x	1.34x
NOI Debt Yield	7.3%	8.7%	9.3%	9.4%	8.6%
(1)	Other Expenses include utilities, repairs and maintenance, and general and administrative expenses.
(2)	Based on the underwritten rent roll dated September 9, 2026.
(3)	Represents economic occupancy.

A-3-19

Multifamily – Garden Various Various, AR Various	Collateral Asset Summary – Loan No. 3 NW Arkansas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,061,000 73.1% 1.34x 8.6%

Appraisals. The NW Arkansas Portfolio Properties had an aggregate appraised value of $49,300,000 as of June 30, 2026 or July 1, 2026, as shown in the table below.

Appraised Value(1)
Property	Value	Capitalization Rate
Meadowlands	$12,100,000	6.00%
Ecology	$10,900,000	6.00%
Honeysuckle	$8,300,000	6.00%
Windwood	$6,300,000	6.00%
Brooks Duplexes	$5,600,000	6.00%
Clevenger	$4,100,000	6.00%
Fountains	$2,000,000	6.00%
Portfolio Total / Avg.	$49,300,000	6.00%
(1)	Source: Appraisals.

Environmental Matters. The Phase I environmental site assessments dated between July 9, 2026 and July 13, 2026 did not identify any recognized environmental conditions at any of the NW Arkansas Portfolio Properties.

The Market. According to the appraisals, the NW Arkansas Portfolio Properties are located in the Fayetteville-Springdale-Rogers, AR-MO metropolitan statistical area in Northwest Arkansas. The metropolitan area had a 2025 population of approximately 611,655, representing annual population growth of 2.3%, and approximately 231,761 households. The 2025 median household income was approximately $82,028 and approximately 38.1% of occupied housing units were renter occupied. Major employers in the region include Walmart, Tyson Foods and J.B. Hunt Transport Services. As of the first quarter of 2026, the Fayetteville-Springdale-Rogers multifamily market included approximately 43,779 units with an average occupancy rate of 95.3% and a weighted average effective asking rent of approximately $1,221 per unit, or $1.36 per SF.

According to the appraisals, the Fayetteville submarket, in which six of the NW Arkansas Portfolio Properties are located, contained approximately 15,041 units as of the first quarter of 2026. The average occupancy rate was approximately 95.7%. The submarket had approximately 496 units under construction and 468 units slated for delivery over the next four quarters. Effective asking rents averaged approximately $1,096 per unit per month.

According to the appraisals, the Springdale/Rogers/Bentonville submarket, in which the Meadowlands Property is located, contained approximately 28,738 units as of the first quarter of 2026. The average occupancy rate was approximately 95.1%. The submarket had approximately 1,825 units under construction and 1,050 units slated for delivery over the next four quarters. Effective asking rents averaged approximately $1,258 per unit per month.

A-3-20

Multifamily – Garden Various Various, AR Various	Collateral Asset Summary – Loan No. 3 NW Arkansas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,061,000 73.1% 1.34x 8.6%

The following table presents certain information relating to comparable multifamily properties to the NW Arkansas Portfolio Properties:

Multifamily Rent Comparables(1)
Property Name / Address	Year Built / Renovated	Number of Units	Occupancy	Average Unit Size	Average Rent Per Unit
Meadowlands 804 Meadowlands Drive Centerton, AR	2006 / 2019	64(2)	98.4%(2)	1,500(2)	$1,348(2)
Ecology 344 North Double Springs Road Farmington, AR	1973 / NAP	53(2)	100.0%(2)	1,247(2)	$1,409(2)
Honeysuckle 4179 North Sunflower Circle Fayetteville, AR	1984 / NAP	44(2)	97.7%(2)	1,250(2)	$1,352(2)
Windwood 1905 South 40th Street Springdale, AR	1987 / NAP	34(2)	97.1%(2)	1,012(2)	$1,272(2)
Brooks Duplexes 993 North Brook Drive Fayetteville, AR	1975 / NAP	30(2)	100.0%(2)	1,050(2)	$1,354(2)
Clevenger 764 North 54th Avenue Fayetteville, AR	1972 / 2022	20(2)	100.0%(2)	893(2)	$1,307(2)
Fountains 4119 North Sunflower Circle Fayetteville, AR	1984 / NAP	11(2)	100.0%(2)	960(2)	$1,279(2)
Rupple Townhomes 4234 West Eisenhower Place Fayetteville, AR	2022 / NAP	64	100.0%	1,214 SF	$1,725
Moonlight Cottages, Duplex and Townhomes 5280 West Moonlight Drive Fayetteville, AR	2005 / NAP	49	98.0%	1,115 SF	$1,084
Pleasant Woods Townhomes 1727 Pleasant Woods Drive Fayetteville, AR	2002 / NAP	60	98.3%	1,200 SF	$1,200
3161 W Montrail Pl 3161 West Montrail Place Fayetteville, AR	2000 / NAP	31	93.5%	1,404 SF	$1,695
Meadow View Townhomes 2509 Meadow View Drive Fayetteville, AR	1998 / NAP	85	98.8%	1,200 SF	$1,251
2305-2315 E Kantz Cv 2305 East Kantz Cove Fayetteville, AR	1985 / NAP	6	100.0%	1,072 SF	$1,200
Village at Scull Creek 2619 North Quality Lane Fayetteville, AR	2007 / NAP	54	94.4%	1,005 SF	$1,092
Springdale Square Apartments 1305 Crutcher Street Springdale, AR	2002 / NAP	96	92.7%	619 SF	$1,027
Talmoore Townhomes 2093 Oriole Street Springdale, AR	2021 / NAP	40	100.0%	1,126 SF	$1,100
Elm Tree Townhomes 3102 Southwest 2nd Street Bentonville, AR	2022 / NAP	32	96.9%	1,509 SF	$1,664
Valley Oaks 800 Valley Oaks Lane Centerton, AR	2022 / NAP	38	94.7%	1,394 SF	$1,621
Woodward Park 111 Northwest 63rd Avenue Bentonville, AR	2023 / NAP	100	96.0%	1,137 SF	$1,566
Reserve on Central 1301 East Central Avenue Bentonville, AR	1995 / NAP	62	85.5%	1,202 SF	$1,221
Hawthorne Row 1801 Southeast J Street Bentonville, AR	2024 / NAP	12	100.0%	2,002 SF	$2,835
Har-Ber Meadows Townhomes 6523 Lynch's Prairie Cove Springdale, AR	2023 / NAP	22	90.9%	1,274 SF	$1,563
Har-Ber Townhomes Har-Ber Avenue Springdale, AR	2020 / NAP	25	100.0%	1,126 SF	$1,314
Bradford Duplexes 592 Bradford Dr Tontitown, AR	2023 / NAP	20	95.0%	1,472 SF	$1,838
Emma East Apartments 1907 East Emma Avenue Springdale, AR	2005 / NAP	55	94.5%	950 SF	$1,116
(1)	Source: Appraisals, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated September 9, 2026.

A-3-21

Multifamily – Garden Various Various, AR Various	Collateral Asset Summary – Loan No. 3 NW Arkansas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,061,000 73.1% 1.34x 8.6%

The Borrower and the Borrower Sponsors. The borrower is PBS Rental Properties, LLC, a Delaware limited liability company and single purpose entity having one independent director in its organizational structure. The borrower’s counsel delivered a non-consolidation opinion upon closing of the NW Arkansas Portfolio Mortgage Loan. The borrower sponsors and non-recourse carveout guarantors are Paul A. Schmidt, Jr. and Bridget D. Schmidt, local owner-operators and repeat agency borrowers based in Rogers, Arkansas with more than 10 years of experience in the Northwest Arkansas market. The borrower sponsors own 37 properties totaling approximately 350 units, all located in the Northwest Arkansas metropolitan area. The borrower sponsors either acquired or constructed the NW Arkansas Portfolio Properties between 2014 and 2018.

Property Management. The NW Arkansas Portfolio Properties are self-managed by the borrower.

Initial and Ongoing Reserves. At origination of the NW Arkansas Portfolio Mortgage Loan, the borrower deposited approximately (i) $121,080 into a reserve for deferred maintenance, (ii) $208,940 into a reserve account for real estate taxes and (iii) $131,801 into a reserve account for insurance premiums.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, an amount sufficient to enable the lender to pay taxes when due (initially approximately $20,693 per month).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, an amount sufficient to enable the lender to pay insurance premiums when due (initially approximately $14,199 per month).

Replacement Reserve – The borrower is required to deposit into a capital replacement and repair reserve, on a monthly basis, approximately $5,461.

Lockbox / Cash Management. The NW Arkansas Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Lockbox Trigger Event (as defined below), the borrower is required to establish a lender-approved clearing account and cause all gross revenue to be deposited into such clearing account within one business day following receipt. During a Trigger Period (as defined below), funds are swept daily to a lender-controlled cash management account and applied and disbursed in accordance with the NW Arkansas Portfolio Mortgage Loan documents. All available cash remaining after such applications is deposited into a cash collateral account until the Trigger Period is terminated. If no Trigger Period is continuing, funds are swept daily to the borrower’s operating account.

A “Lockbox Trigger Event” means the earlier of (i) the commencement of a Trigger Period and (ii) the debt service coverage ratio being less than 1.20x.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) a Low DSCR Period (as defined below), (iii) the insolvency or bankruptcy of an affiliated property manager or (iv) certain bankruptcy or insolvency events of the borrower or a guarantor; and (B) expiring, provided no other Trigger Period is then continuing, upon (1) with regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, (2) with regard to clause (ii) above, the cure of such Low DSCR Period, (3) with regard to clause (iii) above, the replacement of the affiliated property manager with a non-affiliated property manager approved by the lender in accordance with the NW Arkansas Portfolio Mortgage Loan documents and (4) with regard to clause (iv) above, if such Trigger Period results solely from a qualifying involuntary petition against the borrower, the discharge or dismissal of such petition within 30 days of filing

A “Low DSCR Period” commences if, from and after the December 1, 2026 payment date, the debt service coverage ratio is less than 1.15x as of the last day of any calendar quarter and ends when the debt service coverage ratio is at least 1.20x for two consecutive calendar quarters, in each case as determined by the lender.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-22

Multifamily – High Rise 4180 North Marine Drive Chicago, IL 60613	Collateral Asset Summary – Loan No. 4 Marine Terrace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,307,000 62.5% 1.36x 8.9%

A-3-23

Multifamily – High Rise 4180 North Marine Drive Chicago, IL 60613	Collateral Asset Summary – Loan No. 4 Marine Terrace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,307,000 62.5% 1.36x 8.9%

A-3-24

Multifamily – High Rise 4180 North Marine Drive Chicago, IL 60613	Collateral Asset Summary – Loan No. 4 Marine Terrace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,307,000 62.5% 1.36x 8.9%
Mortgage Loan Information		Property Information
Loan Seller:	Axonic	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - High Rise
Borrower Sponsor(s):	Nicholas Yassan and Nicholas Yassan, as Trustee of Nicholas Yassan Trust	Collateral:	Fee
Borrower(s):	4180 Holdings II, LLC	Location:	Chicago, IL
Original Balance:	$33,307,000	Year Built / Renovated:	1950 / 2025
Cut-off Date Balance:	$33,307,000	Property Management:	Rany Management, LLC (borrower-affiliated)
% by Initial UPB:	6.1%	Size:	190 Units
Interest Rate:	6.36000%	Appraised Value / Per Unit:	$53,300,000 / $280,526
Note Date:	September 9, 2026	Appraisal Date:	July 31, 2026
Original Term:	60 months	Occupancy:	91.6% (as of August 14, 2026)
Amortization:	Interest Only	Underwritten NOI:	$2,966,856
Original Amortization:	NAP	Underwritten NCF:	$2,919,356
Interest Only Period:	60 months
First Payment Date:	November 1, 2026
Maturity Date:	October 1, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$2,720,585 (TTM July 31, 2026)
Additional Debt Balance:	NAP	2025 NOI:	$2,498,707
Call Protection:	YM1(56),O(4)	2024 NOI:	$2,331,005
Lockbox / Cash Management:	Springing / Springing	2023 NOI(2):	NAV

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$175,300
Taxes:	$44,962	$44,962	NAP	Maturity Date Loan / Unit:	$175,300
Insurance:	$89,126	$9,903	NAP	Cut-off Date LTV:	62.5%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	62.5%
Deferred Maintenance:	$5,000	$0	NAP	UW NOI DY:	8.9%
				UW NCF DSCR:	1.36x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$33,307,000	100.0%	Loan Payoff	$29,528,667	88.7%
			Return of Equity	2,494,999	7.5
			Closing Costs(3)	1,144,246	3.4
			Upfront Reserves	139,088	0.4
Total Sources	$33,307,000	100.0%	Total Uses	$33,307,000	100.0%
(1)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(2)	2023 NOI is unavailable due to the owner acquiring the last 16 of 190 units of the former condominium in September 2023, and later consolidating them into a single parcel.
(3)	Closing Costs include an origination fee of $499,605.

The Loan. The fourth largest mortgage loan (the “Marine Terrace Mortgage Loan”) is secured by the borrower’s fee simple interest in a 190-unit, high-rise apartment complex located in Chicago, Illinois (the “Marine Terrace Property”). The Marine Terrace Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $33,307,000. The Marine Terrace Mortgage Loan was originated on September 9, 2026 by Axonic, and accrues interest at a fixed rate of 6.36000% per annum. The Marine Terrace Mortgage Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Marine Terrace Mortgage Loan is October 1, 2031.

The Property. The Marine Terrace Property is a 190-unit, high-rise apartment complex located in Chicago, Illinois. The Marine Terrace Property was originally constructed in 1950 and is comprised of one, 16-story apartment building situated on an approximately 0.47-acre site. The current ownership entity began acquiring individual condominium units in 2010 and acquired the final 16 units in September 2023, resulting in 100% ownership of all 190 units and operation of the property as a single rental apartment community. The Marine Terrace Property has benefited from approximately $2.2 million of capital improvements since 2024, including modernization of both elevators, renovations to common areas and residential units, improvements to the laundry room and parking garage, façade repairs, exterior painting and storage unit enhancements.

Amenities at the Marine Terrace Property include common laundry and storage lockers, and unit amenities include ceiling fans, refrigerators, oven/ranges, microwaves and dishwashers. The Marine Terrace Property also features 47 surface and garage parking

A-3-25

Multifamily – High Rise 4180 North Marine Drive Chicago, IL 60613	Collateral Asset Summary – Loan No. 4 Marine Terrace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,307,000 62.5% 1.36x 8.9%

spaces, resulting in a parking ratio of approximately 0.2 spaces per unit. The unit mix at the Marine Terrace Property consists of six studio units, 169 one-bedroom units, 10 two-bedroom units and five three-bedroom units. As of August 14, 2026, based on the underwritten rent roll, the Marine Terrace Property was approximately 91.6% occupied.

The following table presents certain information relating to the unit mix at the Marine Terrace Property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Market Rent Per Unit(2)
Studio / 1 Bath	6	3.2%	6	100.0%	500	$1,593	$1,579
1 Bed / 1 Bath	169	88.9%	154	91.1%	700	$1,793	$1,776
2 Bed / 1 Bath	10	5.3%	10	100.0%	1,200	$2,876	$2,840
3 Bed / 2 Bath	5	2.6%	4	80.0%	1,400	$3,733	$3,733
Total/Wtd. Avg.	190	100.0%	174	91.6%	738	$1,893	$1,867
(1)	Based on the underwritten rent roll dated August 14, 2026. Average Monthly Rental Rate is based on occupied units.
(2)	Source: Appraisal.

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Marine Terrace Property:

Cash Flow Analysis(1)
	2024	2025	TTM 7/31/2026	U/W	U/W Per Unit
Gross Potential Rent	$3,288,100	$3,444,930	$3,720,634	$4,319,428	$22,734
Vacancy	0	0	0	(367,480)	($1,934)
Concessions	(1,142)	(46,688)	(145,949)	(21,597)	($114)
Bad Debt	0	0	0	(21,597)	($114)
Net Rental Income	$3,286,958	$3,398,242	$3,574,685	$3,908,754	$20,572
Utility Reimbursement	141,393	206,524	221,010	244,228	$1,285
Miscellaneous Other Income	72,807	77,960	72,059	90,688	$477
Damage/Late/Deposits	15,532	14,951	9,346	9,392	$49
Parking	94,214	113,048	123,354	130,340	$686
Pet	7,810	14,616	9,991	10,052	$53
Laundry	39,595	34,609	47,882	46,300	$244
Effective Gross Income	$3,658,310	$3,859,950	$4,058,327	$4,439,754	$23,367

Real Estate Taxes	629,152	638,562	555,984	496,266(2)	$2,612
Insurance	71,257	106,828	105,760	103,334	$544
Utilities	247,344	311,422	360,144	319,382	$1,681
Repairs & Maintenance	145,886	73,398	85,131	190,000	$1,000
Management Fee	0	0	0	133,193	$701
Payroll	68,400	105,577	193,643	193,643	$1,019
Advertising	109,776	79,586	8,100	8,100	$43
Professional Fees	37,523	28,077	10,665	10,665	$56
General & Administrative	17,967	17,794	18,315	18,315	$96
Total Expenses	$1,327,305	$1,361,243	$1,337,742	$1,472,898	$7,752
	0	0
Net Operating Income	$2,331,005	$2,498,707	$2,720,585	$2,966,856	$15,615
Replacement Reserves	0	0	0	47,500	$250
Net Cash Flow	$2,331,005	$2,498,707	$2,720,585	$2,919,356	$15,365

Occupancy	NAV	NAV	91.6%(3)	90.5%(4)
NCF DSCR	1.09x	1.16x	1.27x	1.36x
NOI Debt Yield	7.0%	7.5%	8.2%	8.9%
(1)	2023 Net Operating Income is unavailable due to the owner acquiring the last 16 of 190 units of the former condominium in September 2023, and later consolidating them into a single parcel.
(2)	Real Estate Taxes are underwritten based on the appraisal's stabilized tax estimate, which reflects the assessment of the single tax parcel created when the former condominium units were consolidated, with the 2025 equalization factor and the 2024 tax rate applied. Historical Real Estate Taxes reflect taxes assessed on the individual condominium unit parcels before consolidation.
(3)	Based on the underwritten rent roll dated August 14, 2026.
(4)	Represents economic occupancy.

A-3-26

Multifamily – High Rise 4180 North Marine Drive Chicago, IL 60613	Collateral Asset Summary – Loan No. 4 Marine Terrace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,307,000 62.5% 1.36x 8.9%

Appraisal. According to the appraisal, the Marine Terrace Property had an “as-is” appraised value of $53,300,000 as of July 31, 2026, as shown in the table below.

Marine Terrace Appraised Value(1)
Property	Value	Capitalization Rate
Marine Terrace	$53,300,000	6.00%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental assessment dated July 31, 2026, there was no evidence of any recognized environmental conditions at the Marine Terrace Property.

The Market. The Marine Terrace Property is located at 4180 North Marine Drive in Chicago, Illinois, within the Chicago-Naperville-Elgin metropolitan statistical area (the “Chicago MSA”). The Marine Terrace Property is located in the Uptown neighborhood in the northern portion of Chicago. Top employers in Cook County include Amazon.com, Inc., Advocate Health, Northwestern Memorial Healthcare, Endeavor Health, the University of Chicago, United Airlines Holdings, Inc., Walmart, Inc., Rush University System for Health and J.P. Morgan Chase. Primary access to the Marine Terrace Property is provided by North Marine Drive with nearby access to U.S. Route 41 and Interstate 90, which provide linkage to the surrounding area.

According to a third-party market research report, the Marine Terrace Property is located in the Lincoln Park/Lakeview multifamily submarket of the Chicago MSA. As of the second quarter of 2026, the Lincoln Park/Lakeview multifamily submarket had a total inventory of 47,138 units, a vacancy rate of 2.5%, and asking rent of $2,860 per unit.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of the Marine Terrace Property was 66,256, 376,750 and 940,284, respectively. The 2025 average household income within the same radii was $127,700, $162,510 and $159,992, respectively.

The following table presents certain information relating to comparable multifamily properties to the Marine Terrace Property:

Comparable Multifamily Properties(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Occupancy	Unit Type	Average Unit Size	Average Rent Per Unit(2)
Marine Terrace(2) 4180 North Marine Drive Chicago, IL	-	1950 / 2025	190	91.6%	Studio / 1 Bath	500 SF	$1,593
					1 Bed / 1 Bath	700 SF	$1,793
					2 Bed / 1 Bath	1,200 SF	$2,876
					3 Bed / 2 Bath	1,400 SF	$3,733
445 W Barry Ave 445 W Barry Avenue Chicago, IL	1.4 mi	1974 / NAP	126	96.0%	Studio / 1 BA 1 BR / 1 BA 2 BR / 1 BA 3 BR / 2 BA	600 SF 750 SF 900 SF 1,100 SF	$1,845 $2,489 $2,818 $3,689
Maynard at Elaine Place 3419 North Elaine Place Chicago, IL	0.9 mi	1925 / NAP	182	98.3%	Studio / 1 BA 1 BR / 1 BA 2 BR / 1 BA 2 BR / 2 BA	483 SF 767 – 1,150 SF 811 – 1,421 SF 887 SF	$1,774 $1,602 - $2,311 $2,220 - $2,863 $2,746
Lawrence House Apartments 1020 West Lawrence Avenue Chicago, IL	0.9 mi	1935 / 2017	343	96.5%	Studio / 1 Bath	236 - 303 SF	$1,271 - $1,561
4100 N Marine Dr 4100 North Marine Drive Chicago, IL	0.1 mi	1964 / 2002	190	99.5%	Studio / 1 BA 1 BR / 1 BA 2 BR / 1 BA 3 BR / 2 BA	500 SF 700 SF 850 – 900 SF 1,100 SF	$1,373 $2,090 $2,365 - $2,891 $3,287
Wave Lakeview 420 West Belmont Avenue Chicago, IL	1.2 mi	1967 / 2018	207	93.2%	Studio / 1 BA 1 BR / 1 BA	565 SF 488 – 795 SF	$1,919 $1,936 – $2,641
The Covington 4600 North Clarendon Avenue Chicago, IL	0.6 mi	1965 / NAP	165	98.8%	Studio / 1 BA 1 BR / 1 BA 2 BR / 1 BA	400 – 464 SF 550 – 750 SF 1,100 SF	$1,572 - $1,778 $1,853 - $1,976 $2,718
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated August 14, 2026. Average Rent per Unit reflects the average base rent for occupied units.

The Borrower and the Borrower Sponsors. The borrower is 4180 Holdings II, LLC, a Delaware limited liability company and single purpose entity, with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Marine Terrace Mortgage Loan. The borrower sponsors and non-recourse carveout guarantors are Nicholas Yassan and Nicholas Yassan, as Trustee of Nicholas Yassan Trust. Mr. Yassan resides in Chicago, Illinois, with 23 years of real estate experience, and is president and managing partner of Rany Management, a vertically integrated owner-operator with in-house construction and management teams and 18 employees, headquartered less than two miles from the Marine Terrace Property. Mr. Yassan’s schedule of real estate owned lists 43 properties, all in Chicago (15 multifamily, 23 mixed-use, 2 industrial, 1 single-family, 1 parking lot, and his primary residence), comprising 730 multifamily and mixed-use units.

A-3-27

Multifamily – High Rise 4180 North Marine Drive Chicago, IL 60613	Collateral Asset Summary – Loan No. 4 Marine Terrace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,307,000 62.5% 1.36x 8.9%

Property Management. The Marine Terrace Property is managed by Rany Management, LLC, a borrower-affiliated management company.

Initial and Ongoing Reserves. At origination of the Marine Terrace Mortgage Loan, the borrower deposited approximately (i) $44,962 into a reserve account for real estate taxes, (ii) $89,126 into a reserve account for insurance premiums and (iii) $5,000 into a reserve account for priority repairs.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $44,962).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the annual insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $9,903).

Replacement Reserve – The capital replacement and repair reserve monthly deposit, initially approximately $4,307, is deferred; however, may be reinstated by the lender following (i) a default under the Marine Terrace Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Marine Terrace Property.

Lockbox / Cash Management. The Marine Terrace Mortgage Loan is structured with a springing lockbox and springing cash management. On the first occurrence of a Lockbox Trigger Event (as defined below), the borrower is required to establish a lender-controlled clearing account, and is thereafter required to deposit, or cause the property manager to deposit, within one business day of receipt, all revenue derived from the Marine Terrace Property into such lender-controlled clearing account. Following a Lockbox Trigger Event, all funds deposited into the clearing account are required to be transferred on each business day to the borrower’s operating account unless a Trigger Period (as defined below) exists, in which case all funds in the clearing account are required to be swept on each business day to a lender-controlled deposit account to be applied and disbursed in accordance with the Marine Terrace Mortgage Loan documents, and all available cash remaining in the deposit account after the application of such funds in accordance with the Marine Terrace Mortgage Loan documents is required to be held by the lender in a cash collateral account as additional collateral for the Marine Terrace Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the cash collateral account to the borrower. Upon an event of default under the Marine Terrace Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

“Lockbox Trigger Event” means the earlier of (i) the commencement of a Trigger Period and (ii) the debt service coverage ratio being less than 1.20x.

“Trigger Period” means a period (A) commencing upon (i) the occurrence of an event of default, (ii) the commencement of a Low DSCR Period (as defined below), (iii) the insolvency or bankruptcy of an affiliated property manager, or (iv) the insolvency or bankruptcy of the borrower or guarantor; and (B) expiring, provided no other Trigger Period is then continuing, upon (1) with regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, (2) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.15x for two consecutive calendar quarters, (3) with regard to clause (iii) above, the replacement of the affiliated property manager with a non-affiliated property manager approved by the lender in accordance with the Marine Terrace Mortgage Loan documents, and (4) with regard to clause (iv) above, if such Trigger Period results solely from a qualifying involuntary petition against the borrower, the discharge or dismissal of such petition within 30 days of filing.

A “Low DSCR Period” commences if, from and after the November 1, 2026 payment date, the debt service coverage ratio is less than 1.15x as of the last day of any calendar quarter and ends when the debt service coverage ratio is at least 1.15x for two consecutive calendar quarters, in each case as determined by the lender.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-28

Multifamily – Garden Various Howell, MI 48843	Collateral Asset Summary – Loan No. 5 Chestnut Woods & Chestnut Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,000,000 67.1% 1.54x 9.0%

A-3-29

Multifamily – Garden Various Howell, MI 48843	Collateral Asset Summary – Loan No. 5 Chestnut Woods & Chestnut Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,000,000 67.1% 1.54x 9.0%

A-3-30

Multifamily – Garden Various Howell, MI 48843	Collateral Asset Summary – Loan No. 5 Chestnut Woods & Chestnut Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,000,000 67.1% 1.54x 9.0%
Mortgage Loan Information		Property Information
Loan Seller:	Axonic	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Acquisition	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Jason K. Wisotsky	Collateral:	Fee
Borrower(s):	FC Woods, LLC and FC Crossing, LLC	Location:	Howell, MI
Original Balance:	$33,000,000	Year Built / Renovated(2):	Various / NAP
Cut-off Date Balance:	$33,000,000	Property Management:	Oakland Management Corp.
% by Initial UPB:	6.0%	Size:	180 Units
Interest Rate:	5.66000%	Appraised Value / Per Unit:	$49,200,000 / $273,333
Note Date:	July 13, 2026	Appraisal Date:	April 8, 2026
Original Term:	60 months	Occupancy:	98.3% (as of June 22, 2026)
Amortization:	Interest Only	Underwritten NOI(3):	$2,954,931
Original Amortization:	NAP	Underwritten NCF:	$2,909,931
Interest Only Period:	60 months
First Payment Date:	September 1, 2026
Maturity Date:	August 1, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(3):	$2,623,645 (TTM May 31, 2026)
Additional Debt Balance:	NAP	2025 NOI:	$2,502,451
Call Protection:	YM1(56),O(4)	2024 NOI:	$2,503,610
Lockbox / Cash Management:	Springing / Springing	2023 NOI:	$2,393,417

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$183,333
Taxes:	$43,084	$43,084	NAP	Maturity Date Loan / Unit:	$183,333
Insurance:	$20,844	$6,948	NAP	Cut-off Date LTV:	67.1%
Replacement Reserves:	$200,000	Springing	NAP	Maturity Date LTV:	67.1%
				UW NOI DY:	9.0%
				UW NCF DSCR:	1.54x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$33,000,000	69.8%	Purchase Price	$44,000,000	93.1%
Borrower Equity	14,267,793	30.2	Closing Costs(4)	3,003,865	6.4
			Upfront Reserves	263,928	0.6
Total Sources	$47,267,793	100.0%	Total Uses	$47,267,793	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	See the chart titled “Portfolio Summary” under “The Properties” below.
(3)	The increase from Most Recent NOI to Underwritten NOI is primarily due to the exclusion of capital expenditures completed by the seller.
(4)	Closing Costs include (i) an origination fee of $330,000 and (ii) a rate buydown of $660,000.

The Loan. The fifth largest mortgage loan (the “Chestnut Woods & Chestnut Crossing Mortgage Loan”) is secured by the borrowers’ fee simple interests in a 180-unit, two property multifamily portfolio located in Howell, Michigan (the “Chestnut Woods & Chestnut Crossing Properties”). The Chestnut Woods & Chestnut Crossing Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $33,000,000. The Chestnut Woods & Chestnut Crossing Mortgage Loan was originated on July 13, 2026 by Axonic, and accrues interest at a fixed rate of 5.66000% per annum. The Chestnut Woods & Chestnut Crossing Mortgage Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Chestnut Woods & Chestnut Crossing Mortgage Loan is August 1, 2031.

The Properties. The Chestnut Woods & Chestnut Crossing Properties are comprised of two multifamily properties totaling 180 units, located in Howell, Michigan. As of June 22, 2026, the Chestnut Woods & Chestnut Crossing Properties were 98.3% leased.

A-3-31

Multifamily – Garden Various Howell, MI 48843	Collateral Asset Summary – Loan No. 5 Chestnut Woods & Chestnut Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,000,000 67.1% 1.54x 9.0%

The following table presents certain information relating to the Chestnut Woods & Chestnut Crossing Properties:

Portfolio Summary
Property Name	Location(1)	Year Built / Renovated(1)	# of Units(2)	Occupancy(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI	% of UW NOI	Appraised Value(1)
Chestnut Woods	Howell, MI	2021, 2024 / NAP	96	96.9%	$18,109,756	54.9%	NAV	NAV	$27,000,000
Chestnut Crossing	Howell, MI	2019 / NAP	84	100.0%	$14,890,244	45.1%	NAV	NAV	$22,200,000
Total/ Wtd. Avg			180	98.3%	$33,000,000	100.0%	$2,954,931	100.0%	$49,200,000
(1)	Source: Appraisals.
(2)	Based on the underwritten rent rolls dated June 22, 2026.

Chestnut Woods. The Chestnut Woods property consists of 17, single-story, garden-style buildings situated on a 34.41-acre site located in Howell, Michigan, totaling 96 units (the “Chestnut Woods Property”). The Chestnut Woods Property was constructed in phases in 2021 and 2024. The Chestnut Woods Property includes 409 parking spaces, resulting in a parking ratio of approximately 4.3 spaces per unit. The average unit size at the Chestnut Woods Property is 1,409 SF, with unit types of 2 bedroom / 2 bathroom and 3 bedroom / 2 bathroom. See the Portfolio Unit Mix table below for additional information. Unit amenities at the Chestnut Woods Property include air conditioning, dishwashers, covered parking, ranges/stoves, refrigerators, balconies/patios, washer/dryer in unit and a parking garage. As of June 22, 2026, the Chestnut Woods Property is 96.9% occupied.

Chestnut Crossing. The Chestnut Crossing property consists of 13 single-story, garden-style apartment buildings totaling 84 units, located in Howell, Michigan (the “Chestnut Crossing Property”). The Chestnut Crossing Property was constructed in 2019. The Chestnut Crossing Property has 375 parking spaces which results in approximately 4.5 parking spaces per unit. The average unit size at the Chestnut Crossing Property is 1,304 SF with only 2 Bedroom / 2 Bathroom floor plans. See the Portfolio Unit Mix table below for additional information. Unit amenities at the Chestnut Crossing Property include air conditioning, dishwashers, covered parking, ranges/stoves, refrigerators, balconies/patios, garbage disposals, washer/dryer in unit and a parking garage. As of June 22, 2026, the Chestnut Crossing Property is 100.0% occupied.

The following table presents certain information relating to the unit mix at the Chestnut Woods & Chestnut Crossing Properties:

Portfolio Unit Mix(1)
Unit Type	# of Units	% of Total Units	Vacant Units	Occupancy(2)	Average Unit Size (SF)	Average Monthly Rent Per Unit(3)	Average Monthly Market Rent Per Unit
Chestnut Woods
2 Bedroom / 2 Bathroom	85	88.5%	2	97.6%	1,365	$2,164	$2,163
3 Bedroom / 2 Bathroom	11	11.5%	0	100.0%	1,753	$2,421	$2,410
Property Total / Wtd Avg.	96	100.0%	2	96.9%	1,409	$2,194	$2,192(4)
Chestnut Crossing
2 Bedroom / 2 Bathroom	84	100.0%	0	100.0%	1,304	$1,979	$2,036
Property Total / Wtd Avg.	84	100.0%	0	100.0%	1,304	$1,979	$2,036
Portfolio Total / Wtd Avg.	180	100.0%	2	98.3%	1,360	$2,092	$2,118
(1)	Based on the underwritten rent rolls dated June 22, 2026.
(2)	Occupancy at the Chestnut Woods Property excludes one non-revenue unit.
(3)	Average Monthly Rent Per Unit excludes vacant and non-revenue units.
(4)	Excludes one non-revenue unit and two vacant units.

A-3-32

Multifamily – Garden Various Howell, MI 48843	Collateral Asset Summary – Loan No. 5 Chestnut Woods & Chestnut Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,000,000 67.1% 1.54x 9.0%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Chestnut Woods & Chestnut Crossing Properties:

Cash Flow Analysis
	2023	2024	2025	TTM 5/31/2026	U/W	U/W Per Unit
Base Rent	$3,682,169	$3,881,505	$4,126,304	$4,281,655	$4,521,228	$25,118
Gross Potential Rent	$3,682,169	$3,881,505	$4,126,304	$4,281,655	$4,521,228	$25,118
Other Income(1)	304,339	279,354	277,536	264,054	264,054	$1,467
Net Rental Income	$3,986,508	$4,160,858	$4,403,840	$4,545,708	$4,785,282	$26,585
(Vacancy / Concessions / Bad Debt)	(66,404)	(35,373)	(22,497)	(6,402)	(271,274)	($1,507)
Total Effective Gross Income	$3,920,104	$4,125,485	$4,381,343	$4,539,306	$4,514,008	$25,078

Real Estate Taxes	396,028	444,902	474,499	477,147	575,937	$3,200
Insurance	75,032	104,625	127,378	136,053	72,501	$403
Management Fee	83,380	90,657	85,760	90,603	112,850	$627
Other Expenses(2)	972,248	981,692	1,191,255	1,211,858	797,789	$4,432
Total Expenses	$1,526,687	$1,621,875	$1,878,892	$1,915,661	$1,559,077	$8,662

Net Operating Income	$2,393,417	$2,503,610	$2,502,451	$2,623,645(3)	$2,954,931(3)	$16,416
Replacement Reserves	0	0	0	0	45,000	$250
Net Cash Flow	$2,393,417	$2,503,610	$2,502,451	$2,623,645	$2,909,931	$16,166

Occupancy	NAV	NAV	NAV	98.3%(4)	94.0%(5)
NCF DSCR	1.26x	1.32x	1.32x	1.39x	1.54x
NOI Debt Yield	7.3%	7.6%	7.6%	8.0%	9.0%
(1)	Other Income includes utility reimbursements, damage/late/deposit fees, pet fees and general other income.
(2)	Other Expenses include payroll and benefits, repairs and maintenance, utilities, advertising, professional fees, admin costs and employee units.
(3)	The increase from TTM 5/31/2026 Net Operating Income to U/W Net Operating Income is primarily due to the exclusion of capital expenditures completed by the seller.
(4)	Based on the underwritten rent rolls dated June 22, 2026.
(5)	Represents economic occupancy.

Appraisals. The Chestnut Woods & Chestnut Crossing Properties had an aggregate appraised value of $49,200,000 as of April 8, 2026, as shown in the table below.

Portfolio Appraised Value(1)
Property	Value	Capitalization Rate
Chestnut Woods	$27,000,000	6.00%
Chestnut Crossing	$22,200,000	6.00%
Portfolio Total / Avg.	$49,200,000	6.00%
(1)	Source: Appraisals.

Environmental Matters. The Phase I environmental site assessments, dated April 16, 2026 and April 17, 2026, did not identify any recognized environmental conditions at either of the Chestnut Woods & Chestnut Crossing Properties.

The Market. According to the appraisals, the Chestnut Woods & Chestnut Crossing Properties are located within the Detroit-Warren-Dearborn, MI metropolitan statistical area (the “Detroit MSA”). As of 2024, the Detroit MSA had a population of approximately 4,364,290, ranking 14th nationally out of 366 U.S. metropolitan areas. Major employers within the Detroit MSA include Ally, BorgWarner, DTE Energy, Ford, General Motors, Kaufman and Ilitch Companies. According to the appraisals, the Detroit MSA has a multifamily occupancy of 96.3%, a total inventory of 284,603 units, and an average asking monthly rent per unit of $1,393 as of the fourth quarter of 2025.

According to the appraisals, the Chestnut Woods & Chestnut Crossing Properties are in the Novi/Livingston County submarket. As of the fourth quarter of 2025, the occupancy within the Novi/Livingston County submarket was 96.7%, slightly above that of the Detroit MSA. Within the same time period, the Novi/Livingston County submarket registered a total inventory of 21,095 units, 139 completions, and an average monthly asking rent per unit of $1,537.

A-3-33

Multifamily – Garden Various Howell, MI 48843	Collateral Asset Summary – Loan No. 5 Chestnut Woods & Chestnut Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,000,000 67.1% 1.54x 9.0%

The following table presents certain information relating to comparable multifamily properties to the Chestnut Woods & Chestnut Crossing Properties:

Multifamily Rent Comparables(1)
Property Name / Address	Year Built / Renovated	Number of Units	Occupancy	Average Unit Size	Average Rent Per Unit
Chestnut Woods & Chestnut Crossing(2) Various Howell, MI	Various / NAP	180	98.3%	1,360 SF	$2,092
Redwood White Lake 130 Abbey Boulevard White Lake Charter Township, MI	2018 / NAP	143	98.0%	1,386 SF	$2,066
Redwood Howell 1744 Ella Lane Howell, MI	2014 / NAP	144	95.8%	1,314 SF	$1,924
Glens at Rolling Ridge 3675 Audrey Rae Lane Howell, MI	2001 / NAP	200	90.0%	958 SF	$1,708
The Preserve at Mallard Pond 1530 Blackbird Lane Howell, MI	2002 / NAP	204	100.0%	1,305 SF	$1,655
Oakbrooke Apartments 1950 Oak Brooke Drive Howell, MI	2003 / NAP	277	96.4%	1,025 SF	$1,567
(1)	Source: Appraisals, unless otherwise indicated.
(2)	Based on underwritten rent rolls as of June 22, 2026.

The Borrowers and the Borrower Sponsor. The borrowers are FC Woods, LLC and FC Crossing, LLC each a Delaware limited liability company and single purpose entity having at least one independent director in its organizational structure. The borrowers’ counsel delivered a non-consolidation opinion upon closing of the Chestnut Woods & Chestnut Crossing Mortgage Loan. The borrower sponsor and non-recourse carveout guarantor is Jason K. Wisotsky founder and chief executive officer of Four Corners Development Group, a New York-based multifamily firm formed in 2013 that acquires, repositions and manages apartments across the Northeast, Midwest and Southeast. Mr. Wisotsky has more than 20 years of multifamily experience and is a repeat agency borrower. Mr. Wisotsky, a repeat agency borrower, has more than 20 years of multifamily investment and asset management experience. Mr. Wisotsky currently oversees a portfolio of approximately 25 multifamily communities totaling approximately 2,200 units, including several developments similar to the Chestnut Woods & Chestnut Crossing Properties.

Property Management. The Chestnut Woods & Chestnut Crossing Properties are managed by Oakland Management Corp., a third-party property management company.

Initial and Ongoing Reserves. At origination of the Chestnut Woods & Chestnut Crossing Mortgage Loan, the borrowers deposited approximately (i) $200,000 for replacement reserves, (ii) $43,084 into a reserve account for real estate taxes, and (iii) $20,844 into a reserve account for insurance premiums.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the real estate taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $43,084).

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $6,948).

Replacement Reserve – The capital replacement and repair reserve monthly deposit, initially approximately $3,750, is deferred; however, may be reinstated by the lender following (i) a default under the Chestnut Woods & Chestnut Crossing Mortgage Loan documents, (ii) a transfer requiring lender approval, (iii) the placement of a subordinate loan or (iv) the lender’s assessment of the physical condition of the Chestnut Woods & Chestnut Crossing Properties.

Lockbox / Cash Management. The Chestnut Woods & Chestnut Crossing Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Lockbox Trigger Event (as defined below), the borrower is required to establish a lender-controlled clearing account, and is thereafter required to deposit, or cause the property manager to deposit, within one business day of receipt, all revenue derived from the Chestnut Woods & Chestnut Crossing Properties into such lender-controlled clearing account. Following a Lockbox Trigger Event, all funds deposited into the clearing account are required to be transferred on a daily basis to the borrowers’ operating account unless a Trigger Period (as defined below) exists, in which case all funds in the clearing account are required to be swept on a daily basis to a lender-controlled deposit account to be applied and disbursed in accordance with the Chestnut Woods & Chestnut Crossing Mortgage Loan documents, and all available cash remaining in the deposit account after the application of such funds in accordance with the Chestnut Woods & Chestnut Crossing Mortgage Loan documents is required to be held by the lender

A-3-34

Multifamily – Garden Various Howell, MI 48843	Collateral Asset Summary – Loan No. 5 Chestnut Woods & Chestnut Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,000,000 67.1% 1.54x 9.0%

in a cash collateral account as additional collateral for the Chestnut Woods & Chestnut Crossing Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the cash collateral account to the borrower. Upon an event of default under the Chestnut Woods & Chestnut Crossing Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

“Lockbox Trigger Event” means the earlier of (i) the commencement of a Trigger Period and (ii) the debt service coverage ratio being less than 1.15x.

“Trigger Period” means a period (A) commencing upon (i) the occurrence of an event of default, (ii) the commencement of a Low DSCR Period (as defined below), (iii) the insolvency or bankruptcy of an affiliated property manager, or (iv) the insolvency or bankruptcy of the borrower or guarantor; and (B) expiring, provided no other Trigger Period is then continuing, upon (1) with regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, (2) with regard to clause (ii) above, the cure of such Low DSCR period, (3) with regard to clause (iii) above, the replacement of the affiliated property manager with a non-affiliated property manager approved by the lender in accordance with the Chestnut Woods & Chestnut Crossing Mortgage Loan documents, and (4) with regard to clause (iv) above, if such Trigger Period results solely from a qualifying involuntary petition against the borrower, the discharge or dismissal of such petition within 30 days of filing.

A “Low DSCR Period” commences if, from and after the September 1, 2026 payment date, the debt service coverage ratio is less than 1.10x as of the last day of any calendar quarter and ends when the debt service coverage ratio is at least 1.20x for two consecutive calendar quarters, in each case as determined by the lender.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. None permitted.

Ground Lease. None.

A-3-35

Multifamily – Garden 1030 Douglas Avenue Altamonte Springs, FL 32714	Collateral Asset Summary – Loan No. 6 Douglaston Villas & Townhomes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,289,000 69.6% 1.35x 9.0%

A-3-36

Multifamily – Garden 1030 Douglas Avenue Altamonte Springs, FL 32714	Collateral Asset Summary – Loan No. 6 Douglaston Villas & Townhomes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,289,000 69.6% 1.35x 9.0%

A-3-37

Multifamily – Garden 1030 Douglas Avenue Altamonte Springs, FL 32714	Collateral Asset Summary – Loan No. 6 Douglaston Villas & Townhomes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,289,000 69.6% 1.35x 9.0%
Mortgage Loan Information		Property Information
Loan Seller:	Axonic	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Recapitalization	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Roderick R. Hubbard and Roderick J. Hubbard	Collateral:	Fee
Borrower(s):	Goldelm at Altamonte Springs LLC	Location:	Altamonte Springs, FL
Original Balance:	$29,289,000	Year Built / Renovated:	1980, 1982 / NAP
Cut-off Date Balance:	$29,289,000	Property Management:	Self-Managed
% by Initial UPB:	5.3%	Size:	234 Units
Interest Rate:	6.42000%	Appraised Value / Per Unit:	$42,100,000 / $179,915
Note Date:	September 30, 2026	Appraisal Date:	August 31, 2026
Original Term:	60 months	Occupancy:	89.3% (as of September 10, 2026)
Amortization:	Interest Only	Underwritten NOI:	$2,637,175
Original Amortization:	NAP	Underwritten NCF:	$2,578,675
Interest Only Period:	60 months
First Payment Date:	November 1, 2026
Maturity Date:	October 1, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$2,547,261 (TTM June 30, 2026)
Additional Debt Balance:	NAP	2025 NOI:	$2,508,671
Call Protection:	YM1(56),O(4)	2024 NOI:	$2,754,375
Lockbox / Cash Management:	Springing / Springing	2023 NOI:	$2,637,420

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$125,167
Taxes:	$588,303	$51,477	NAP	Maturity Date Loan / Unit:	$125,167
Insurance:	$162,029	$27,005	NAP	Cut-off Date LTV:	69.6%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	69.6%
Deferred Maintenance:	$732,125	$0	NAP	UW NOI DY:	9.0%
				UW NCF DSCR:	1.35x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$29,289,000	100.0%	Return of Equity(2)	$26,720,911	91.2%
			Upfront Reserves	1,482,457	5.1
			Closing Costs(3)	1,085,632	3.7
Total Sources	$29,289,000	100.0%	Total Uses	$29,289,000	100.0%
(1)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(2)	The Douglaston Villas & Townhomes Property (as defined below) was unencumbered prior to origination of the Douglaston Villas & Townhomes Mortgage Loan (as defined below).
(3)	Closing Costs include (i) an origination fee of approximately $183,056 and (ii) a rate buydown fee of $585,780.

The Loan. The sixth largest mortgage loan (the “Douglaston Villas & Townhomes Mortgage Loan”) is secured by the borrower’s fee simple interest in a 234-unit, garden-style apartment community located in Altamonte Springs, Florida (the “Douglaston Villas & Townhomes Property”). The Douglaston Villas & Townhomes Mortgage Loan has an outstanding principal balance as of the Cut-off Date of $29,289,000. The Douglaston Villas & Townhomes Mortgage Loan was originated on September 30, 2026 by Axonic, and accrues interest at a fixed rate of 6.42000% per annum. The Douglaston Villas & Townhomes Mortgage Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Douglaston Villas & Townhomes Mortgage Loan is October 1, 2031.

The Property. The Douglaston Villas & Townhomes Property is a 234-unit, garden-style apartment community located at 1030 Douglas Avenue in Altamonte Springs, Florida. The property was constructed in 1980 and 1982 and comprises 55 residential apartment buildings and three ancillary buildings situated on approximately 20.76 acres. Current ownership acquired the Douglaston Villas & Townhomes Property in October 2015 for approximately $26.25 million and has since completed approximately $4.75 million in capital expenditures, approximately $2.2 million of which has been completed since 2024.

Amenities at the Douglaston Villas & Townhomes Property include a clubhouse and leasing office, fitness center, two swimming pools, dog park and tennis court. The property also features 508 surface and covered parking spaces, resulting in a parking ratio of approximately 2.17 spaces per unit. The unit mix consists of 58 one-bedroom units, 128 two-bedroom units and 48 three-bedroom units. As of September 10, 2026, based on the underwritten rent roll, the Douglaston Villas & Townhomes Property was approximately 89.3% occupied, with 209 occupied units.

A-3-38

Multifamily – Garden 1030 Douglas Avenue Altamonte Springs, FL 32714	Collateral Asset Summary – Loan No. 6 Douglaston Villas & Townhomes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,289,000 69.6% 1.35x 9.0%

The following table presents certain information relating to the unit mix at the Douglaston Villas & Townhomes Property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units(2)	Occupancy(2)	Average Unit Size (SF)	Average Monthly Rental Rate(2)	Average Monthly Market Rent Per Unit(3)
1 Bed / 1 Bath - A1	48	20.5%	45	93.8%	826	$1,346	$1,325
1 Bed / 1 Bath - A2	10	4.3%	9	90.0%	835	$1,393	$1,404
2 Bed / 1.5 Bath - B1	24	10.3%	18	75.0%	1,034	$1,538	$1,513
2 Bed / 2 Bath - B2	72	30.8%	65	90.3%	1,126	$1,622	$1,623
2 Bed / 2 Bath - B3	12	5.1%	11	91.7%	1,152	$1,686	$1,669
2 Bed / 2 Bath - B4	20	8.5%	16	80.0%	1,212	$1,747	$1,787
3 Bed / 2 Bath - C1	48	20.5%	45	93.8%	1,294	$1,796	$1,825
Total/Wtd. Avg.	234	100.0%	209	89.3%	1,086	$1,596	$1,599
(1)	Based on the underwritten rent roll dated September 10, 2026. Average Monthly Rental Rate is based on occupied units.
(2)	Occupancy and Average Monthly Rental Rate are based on 209 occupied units out of 234 total units.
(3)	Source: Appraisal.

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Douglaston Villas & Townhomes Property:

Cash Flow Analysis(1)
	2023	2024	2025	TTM 6/30/2026	U/W	U/W Per Unit
Gross Potential Rent	$4,157,069	$4,164,128	$3,946,651	$3,948,554	$4,483,303	$19,159
Vacancy	0	0	0	0	(478,985)	($2,047)
Concessions	(5,760)	(38,171)	(95,353)	(62,995)	(22,417)	($96)
Bad Debt	(80,641)	(61,359)	0	(131,823)	(89,217)	($381)
Additional Adjustments	(23,352)	(39,246)	(23,664)	0	0	$0
Net Rental Income	$4,047,316	$4,025,353	$3,827,633	$3,753,736	$3,892,683	$16,635
Utility Reimbursement	222,363	231,268	207,326	227,881	230,542	$985
Other Income	287,411	352,642	150,280	294,650	320,304	$1,369
Effective Gross Income	$4,557,090	$4,609,263	$4,185,239	$4,276,267	$4,443,529	$18,989

Real Estate Taxes	463,902	474,845	565,765	560,289	539,828	$2,307
Insurance	618,225	345,711	207,732	257,689	281,790	$1,204
Management Fee	0	0	0	0	132,978	$568
Utilities	271,371	349,590	343,362	287,090	227,821	$974
Repairs & Maintenance	253,269	400,489	226,843	246,268	246,268	$1,052
Payroll	256,185	247,943	266,046	281,394	281,394	$1,203
Advertising	20,803	20,498	30,333	17,709	17,709	$76
General & Administrative	35,915	15,813	36,488	57,768	57,768	$247
Employee Units	0	0	0	20,799	20,799	$89
Total Expenses	$1,919,670	$1,854,888	$1,676,569	$1,729,006	$1,806,354	$7,719

Net Operating Income	$2,637,420	$2,754,375	$2,508,671	$2,547,261	$2,637,175	$11,270
Replacement Reserves	0	0	0	0	58,500	$250
Net Cash Flow	$2,637,420	$2,754,375	$2,508,671	$2,547,261	$2,578,675	$11,020

Occupancy	NAV	NAV	NAV	89.3%(1)	86.8%(2)
NCF DSCR	1.38x	1.44x	1.32x	1.34x	1.35x
NOI Debt Yield	9.0%	9.4%	8.6%	8.7%	9.0%
(1)	Based on the underwriting model and underwritten rent roll dated September 10, 2026.
(2)	Represents economic occupancy.

Appraisal. According to the appraisal, the Douglaston Villas & Townhomes Property had an “as-is” appraised value of $42,100,000 as of August 31, 2026, as shown in the table below.

Douglaston Villas & Townhomes Appraised Value(1)
Property	Value	Capitalization Rate
Douglaston Villas & Townhomes	$42,100,000	6.00%
(1)	Source: Appraisal.

A-3-39

Multifamily – Garden 1030 Douglas Avenue Altamonte Springs, FL 32714	Collateral Asset Summary – Loan No. 6 Douglaston Villas & Townhomes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,289,000 69.6% 1.35x 9.0%

Environmental Matters. According to the Phase I environmental assessment dated September 10, 2026, there was no evidence of any recognized environmental conditions at the Douglaston Villas & Townhomes Property.

The Market. The Douglaston Villas & Townhomes Property is located at 1030 Douglas Avenue in Altamonte Springs, Florida, within the Orlando-Kissimmee-Sanford metropolitan statistical area (the “Orlando MSA”). The property is approximately 10 miles northwest of the Orlando central business district and approximately 15 miles northwest of Orlando International Airport. Major employers in the Orlando MSA include AdventHealth, Orlando Health, Publix and Lockheed Martin. Primary regional access is provided by Interstate 4, with nearby access at State Roads 434 and 436 and Maitland Boulevard.

According to the appraisal, the Douglaston Villas & Townhomes Property is located in the Altamonte Springs/Apopka apartment submarket of the Orlando MSA. As of the second quarter of 2026, the submarket had a total inventory of 21,260 units, an occupancy rate of 94.1%, and effective rent of $1,666 per unit.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of the Douglaston Villas & Townhomes Property was 8,048, 84,596 and 217,019, respectively. The 2025 average household income within the same radii was $113,124, $109,981 and $117,361, respectively.

The following table presents certain information relating to comparable multifamily properties to the Douglaston Villas & Townhomes Property:

Comparable Multifamily Properties(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Occupancy	Unit Type	Average Unit Size	Average Rent Per Unit
Douglaston Villas & Townhomes(2) 1030 Douglas Avenue Altamonte Springs, FL	-	1980, 1982 / NAP	234	89.3%	Various	1,086 SF(2)	$1,596(2)
Sabal Club 525 Sabal Lake Drive Longwood, FL	NAV	1986 / NAP	436	97.0%	Various	1,077 SF	$1,505
Sabal Park 302 Sabal Park Place Longwood, FL	NAV	1986 / NAP	162	93.0%	Various	1,500 SF	$2,241
Timberlake 675 Jamestown Boulevard Altamonte Springs, FL	NAV	1984 / 1985	716	94.0%	Various	818 SF	$1,449
Crest at Altamonte 599 Calibre Crest Parkway Altamonte Springs, FL	NAV	1986 / NAP	340	96.0%	Various	1,062 SF	$1,748
Los Altos at Altamonte Springs 311 Los Altos Way Altamonte Springs, FL	NAV	1990 / NAP	328	93.0%	Various	969 SF	$1,425
Promenade at Uptown 375 Palm Springs Drive Altamonte Springs, FL	NAV	1972 / NAP	185	93.0%	Various	832 SF	$1,399
Springs Colony by ARIUM 264 Springs Colony Circle Altamonte Springs, FL	NAV	1986 / NAP	188	94.0%	Various	917 SF	$1,483
Wymore 360 360 South Wymore Road Altamonte Springs, FL	NAV	1973 / NAP	200	90.0%	Various	822 SF	$1,275
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated September, 2026. Average Rent per Unit reflects the average base rent for occupied units.

The Borrower and the Borrower Sponsors. The borrower is Goldelm at Altamonte Springs LLC, a Florida limited liability company and single purpose entity, with one independent director in its organizational structure. Goldelm at Altamonte Springs Properties, LLC, a Delaware limited liability company, serves as the required SPE Equity Owner. The borrower sponsors and non-recourse carveout guarantors are Roderick J. Hubbard and Roderick R. Hubbard. The borrower is 100% owned by members of the Hubbard family. Roderick R. Hubbard founded Eklund Development in 1971 and has over five decades of real estate experience.

Roderick J. Hubbard has managed Goldelm Capital since 2013. The borrower sponsors own approximately 32 properties totaling approximately 8,500 units across Florida, Colorado, Nevada, North Carolina, Tennessee and Virginia, and self-manage the Douglaston Villas & Townhomes Properties from their headquarters in Orlando, Florida. The borrower sponsors have owned the Douglaston Villas & Townhomes Properties for approximately 11 years and are repeat agency sponsors.

Property Management. The Douglaston Villas & Townhomes Property is self-managed by the borrower.

A-3-40

Multifamily – Garden 1030 Douglas Avenue Altamonte Springs, FL 32714	Collateral Asset Summary – Loan No. 6 Douglaston Villas & Townhomes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,289,000 69.6% 1.35x 9.0%

Initial and Ongoing Reserves. At origination of the Douglaston Villas & Townhomes Mortgage Loan, the borrower deposited approximately (i) $588,303 into a reserve account for real estate taxes, (ii) $162,029 into a reserve account for insurance premiums and (iii) $732,125 into a deferred maintenance reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, an amount sufficient to accumulate the full amount of taxes required to be paid when due (initially estimated to be approximately $51,477).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, an amount sufficient to accumulate the full amount of insurance premiums required to be paid when due (initially estimated to be approximately $27,005).

Replacement Reserve – The borrower is required to deposit approximately $6,006 per month into the replacement reserve; provided that collection of such monthly deposits is initially deferred. The lender may reinstate collection following a default, a transfer requiring lender approval, the placement of subordinate debt or based on the lender’s assessment of the physical condition of the Douglaston Villas & Townhomes Property.

Lockbox / Cash Management. The Douglaston Villas & Townhomes Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Lockbox Trigger Event (as defined below), the borrower is required to establish a lender-approved clearing account. If the borrower or property manager receives gross revenue, such amounts are required to be deposited into the clearing account within one business day of receipt. During a Trigger Period (as defined below), funds in the clearing account are swept daily into a lender-controlled deposit account and applied in accordance with the Douglaston Villas & Townhomes Mortgage Loan documents, with all available cash remaining after the required waterfall deposited into a cash collateral account. If no Trigger Period is continuing, funds in the clearing account are swept daily to the borrower’s operating account. Upon termination of the applicable Trigger Period, so long as no other Trigger Period is continuing, cash collateral funds not previously disbursed or applied are released to the borrower. Upon an event of default, the lender may apply cash management and reserve funds in such order and priority as the lender determines.

“Lockbox Trigger Event” means the earliest to occur of (i) the commencement of a Trigger Period and (ii) the date on which the debt service coverage ratio is less than 1.10x.

“Trigger Period” means a period (A) commencing upon the occurrence of (i) an event of default, (ii) a Low DSCR Period (as defined below), (iii) the insolvency or bankruptcy of an affiliated property manager, if applicable, or (iv) the insolvency or bankruptcy of the borrower or any guarantor; and (B) expiring, provided no other Trigger Period is then continuing, upon (1) with regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, (2) with regard to clause (ii) above, the cure of such Low DSCR Period, (3) with regard to clause (iii) above, the replacement of the affiliated property manager with a non-affiliated property manager approved by the lender in accordance with the Douglaston Villas & Townhomes Mortgage Loan documents and (4) with regard to clause (iv) above, if such Trigger Period results solely from a qualifying involuntary petition against the borrower, the discharge or dismissal of such petition within 30 days of filing.

A “Low DSCR Period” commences if, from and after the payment date occurring on November 1, 2026, the debt service coverage ratio is less than 1.05x as of any calendar quarter, and ends when the property achieves a debt service coverage ratio of at least 1.10x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-41

Multifamily – Low Rise 1700 Yorktowne Drive York, PA 17408	Collateral Asset Summary – Loan No. 7 Yorktowne Pointe Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,850,000 73.0% 1.20x 7.4%

A-3-42

Multifamily – Low Rise 1700 Yorktowne Drive York, PA 17408	Collateral Asset Summary – Loan No. 7 Yorktowne Pointe Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,850,000 73.0% 1.20x 7.4%

A-3-43

Multifamily – Low Rise 1700 Yorktowne Drive York, PA 17408	Collateral Asset Summary – Loan No. 7 Yorktowne Pointe Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,850,000 73.0% 1.20x 7.4%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Low Rise
Borrower Sponsor(s):	Hillel Hertz and Moishe Hirsch	Collateral:	Fee
Borrower(s):	Yorktowne Pointe Apts LLC	Location:	York, PA
Original Balance:	$22,850,000	Year Built / Renovated:	1982 / NAP
Cut-off Date Balance:	$22,850,000	Property Management:	Goldcrest Properties LLC (borrower affiliated)
% by Initial UPB:	4.2%	Size:	144 Units
Interest Rate:	5.96900%	Appraised Value / Per Unit:	$31,300,000 / $217,361
Note Date:	July 1, 2026	Appraisal Date:	June 2, 2026
Original Term:	60 months	Occupancy:	97.9% (as of June 24, 2026)
Amortization:	Interest Only	Underwritten NOI:	$1,688,571
Original Amortization:	NAP	Underwritten NCF:	$1,652,571
Interest Only Period:	60 months
First Payment Date:	August 6, 2026
Maturity Date:	July 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$1,681,146 (TTM April 30, 2026)
Additional Debt Balance:	NAP	2025 NOI:	$1,609,314
Call Protection:	L(12),YM1(44),O(4)	2024 NOI:	$1,471,723
Lockbox / Cash Management:	Springing / Springing	2023 NOI:	$1,465,979

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$158,681
Taxes:	$169,627	$23,839	NAP	Maturity Date Loan / Unit:	$158,681
Insurance:	$0	$10,667	NAP	Cut-off Date LTV:	73.0%
Replacement Reserves:	$0	$3,000	NAP	Maturity Date LTV:	73.0%
Deferred Maintenance:	$34,188	$0	NAP	UW NOI DY:	7.4%
				UW NCF DSCR:	1.20x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$22,850,000	99.7%	Loan Payoff	$21,917,730	95.7%
Borrower Sponsor Equity	61,088	0.3	Closing Costs(2)	789,543	3.4
			Upfront Reserves	203,815	0.9

Total Sources	$22,911,088	100.0%	Total Uses	$22,911,088	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	Closing Costs include $457,000 of buydown fees.

The Loan. The seventh largest mortgage loan (the “Yorktowne Pointe Apartments Mortgage Loan”) is secured by a first priority fee interest in a 144-unit, multifamily property located in York, Pennsylvania (the “Yorktowne Pointe Apartments Property”). The Yorktowne Pointe Apartments Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $22,850,000. The Yorktowne Pointe Apartments Mortgage Loan was originated on July 1, 2026 by GACC and accrues interest at a fixed rate of 5.96900% per annum on an Actual/360 basis. The Yorktowne Pointe Apartments Mortgage Loan has an initial term of 5 years with interest only payments throughout the term.

The Property. The Yorktowne Pointe Apartments Property is a 144-unit multifamily community located at 1700 Yorktowne Drive in York, Pennsylvania. The Yorktowne Pointe Apartments Property consists of 21 two-story, garden-style residential buildings situated on a 14.08-acre site. The Yorktowne Pointe Apartments Property was built in 1982 and periodically renovated, and consists of exclusively 2 Bedroom / 1 Bathroom units. The borrower sponsor acquired the Yorktowne Pointe Apartments Property in 2022 for approximately $26.8 million, and since acquisition the borrower sponsor has invested a total of approximately $1.4 million in renovations to the units, plumbing, electrical, security cameras, HVAC, roofing, windows, and paving improvements. The borrower sponsor has completed renovation on 27 units and partially renovated 40 units at the Yorktowne Pointe Apartments Property. Fully renovated units at the Yorktowne Pointe Apartments Property feature appliances with stainless steel finishes, new vinyl flooring, fresh paint, new rugs in the bedrooms, and new tubs, tiling, vanities, and lighting in the bathrooms. The partially renovated units feature resurfaced black cabinetry, new lighting, new appliances, fresh paint, a new vanity, and a re-glazed tub. Community amenities at the Yorktowne Pointe Apartments Property include a clubhouse, swimming pool, and a tennis court.

A-3-44

Multifamily – Low Rise 1700 Yorktowne Drive York, PA 17408	Collateral Asset Summary – Loan No. 7 Yorktowne Pointe Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,850,000 73.0% 1.20x 7.4%

As of June 24, 2026, the Yorktowne Pointe Apartments Property is 97.9% occupied with average in-place rents of $1,474 per unit per month. As of June 24, 2026 four units were leased by tenants which receive Section 8 rental assistance.

The following table presents certain information relating to the unit mix at the Yorktowne Pointe Apartments Property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Monthly Rental Rate(2)	Average Monthly Market Rent(3)
2 BR / 1 BA	144	100.0%	141	97.9%	$1,474	$1,434
Total/Wtd. Avg.	144	100.0%	141	97.9%	$1,474	$1,434
(1)	Based on the underwritten rent roll dated June 24, 2026.
(2)	Average Monthly Rental Rate is based on Occupied Units.
(3)	Source: Appraisal

The following table presents certain information relating to the historical and underwritten net cash flow at the Yorktowne Pointe Apartments Property:

Cash Flow Analysis(1)
	2023	2024	2025	TTM 4/30/2026	U/W	U/W Per Unit
Gross Potential Rent	$2,147,934	$2,202,184	$2,330,646	$2,374,291	$2,547,498	$17,691
Vacancy	0	0	0	0	(127,375)	(885)
Concessions	(2,650)	(27,000)	(4,408)	0	0	0
Other Income(2)	183,479	213,842	213,680	234,314	212,825	1,478
Effective Gross Income	$2,328,762	$2,389,026	$2,539,917	$2,608,605	$2,632,948	$18,284

Real Estate Taxes	226,506	229,427	235,803	239,599	248,711	1,727
Insurance	40,154	66,719	70,253	69,538	72,495	503
Other Operating Expenses(3)	596,123	621,157	624,547	618,322	623,170	4,328
Total Expenses	$862,784	$917,303	$930,603	$927,459	$944,377	$6,558

Net Operating Income	$1,465,979	$1,471,723	$1,609,314	$1,681,146	$1,688,571	$11,726
Replacement Reserves	0	0	0	0	36,000	250
Net Cash Flow	$1,465,979	$1,471,723	$1,609,314	$1,681,146	$1,652,571	$11,476

Occupancy %(4)	93.3%	91.4%	90.9%	97.9%(5)	95.0%(6)
UW NCF DSCR	1.06x	1.06x	1.16x	1.22x	1.20x
NOI Debt Yield	6.4%	6.4%	7.0%	7.4%	7.4%
(1)	Based on the underwritten rent roll dated June 24, 2026.
(2)	Other Income includes utility reimbursements and general other income.
(3)	Other Operating Expenses represent utilities, repairs and maintenance, management fees, payroll and benefits, marketing, and general and administrative expenses.
(4)	Historical occupancies represent year-end annual physical occupancies.
(5)	Represents occupancy as of the underwritten rent roll dated June 24, 2026.
(6)	The U/W Occupancy % represents the economic occupancy.

Appraisal. According to the appraisal, the Yorktowne Pointe Apartments Property had an “as-is” appraised value of $31,300,000 as of June 2, 2026. The table below shows the appraisal’s “as-is” conclusions.

Yorktowne Pointe Apartments Appraised Value(1)
Property	Appraised Value	Capitalization Rate
Yorktowne Pointe Apartments	$31,300,000	5.25%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessment dated May 20, 2026, there was no evidence of any recognized environmental conditions at the Yorktowne Pointe Apartments Property.

The Market. The Yorktowne Pointe Apartments Property is located at 1700 Yorktowne Drive in York, York County, Pennsylvania. The Yorktowne Pointe Apartments Property is situated within the West York/Shiloh submarket of the York multifamily market. The surrounding area is characterized primarily by suburban commercial development, including office buildings, hotels, restaurants, retail centers, and service-oriented businesses, together with multifamily residential communities, healthcare-related facilities, and supporting commercial amenities. The broader area benefits from proximity to major retail concentrations and employment centers serving the York market area.

A-3-45

Multifamily – Low Rise 1700 Yorktowne Drive York, PA 17408	Collateral Asset Summary – Loan No. 7 Yorktowne Pointe Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,850,000 73.0% 1.20x 7.4%

Regional access is provided by Interstate 83 and U.S. Route 30, which offer north-south and east-west connectivity throughout the greater York and south-central Pennsylvania region. Public transportation is available through Rabbit Transit, which operates local bus routes and commuter services throughout York and the surrounding suburbs. Lancaster, located approximately 25 miles east of York, provides Amtrak service to Philadelphia. Air transportation is provided by Harrisburg International Airport, located approximately 30 miles north of York, while Baltimore/Washington International Airport is also accessible to area residents.

According to the appraisal, York County benefits from a diversified economic base anchored by trade, transportation and utilities, education and health services, and manufacturing. Major employers in the area include WellSpan Health, York Hospital, Dentsply Sirona, York College of Pennsylvania, York County School of Technology, and Amazon. Within the surrounding area, the Yorktowne Pointe Apartments Property is proximate to employment centers, retail services, schools, healthcare facilities, and recreational amenities. Nearby recreational and cultural amenities include Heritage Rail Trail County Park, Rocky Ridge County Park, John Rudy County Park, and historic downtown York, which contains civic buildings, museums, and historically significant commercial architecture.

The Yorktowne Pointe Apartments Property is located within the York multifamily market and the West York/Shiloh submarket. As of the first quarter of 2026, the West York/Shiloh submarket contained approximately 3,155 multifamily units with average effective rents of approximately $1,453 per month and a vacancy rate of 5.1%. Approximately 159 units, representing approximately 5.0% of existing inventory, were under construction. The broader York multifamily market contained approximately 13,922 units with average effective rents of approximately $1,510 per month and a vacancy rate of 7.3%.

According to the appraisal, the population of York increased from approximately 43,718 in 2010 to 44,800 in 2020, while the population of York County increased from approximately 434,972 to 456,438 over the same period. Median household income was approximately $33,906 in York and $66,457 in York County as of 2020.

The following table presents information regarding certain competitive properties to the Yorktowne Pointe Apartments Property:

Multifamily Rent Comparables(1)
Property Name / Address	Year Built / Renovated	Occupancy	Number of Units	Unit Type	Average Unit Size (SF)	Average Rent Per Unit
Yorktowne Pointe Apartments(2) 1700 Yorktowne Drive York, PA 17408	1982 / NAP(1)	97.9%	144	2 Bed / 1 Bath	912	$1,474
38 North Scott Street West Manchester Township, PA	1920 / NAP	NAV	NAV	2 Bed / 1 Bath	924	$1,780
450 Madison Avenue York, PA	1930 / NAP	NAV	NAV	2 Bed / 1 Bath	939	$1,250
20 Sigsbee Avenue York, PA	1915 / 2019	NAV	NAV	2 Bed / 1 Bath	993	$1,375
160 Hamilton Avenue York, PA	1920 / NAP	NAV	NAV	2 Bed / 1 Bath	850	$1,175
711 Hardwick Place York, PA	1972 / NAP	NAV	NAV	2 Bed / 1 Bath	1,024	$1,400
1203 Hudson Court York, PA	2019 / NAP	NAV	NAV	2 Bed / 2 Bath	1,130	$1,625
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated June 24, 2026, unless indicated otherwise.

The Borrower and the Borrower Sponsor. The borrower is Yorktowne Pointe Apts LLC, a Pennsylvania limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Yorktowne Pointe Apartments Mortgage Loan.

The borrower sponsors and non-recourse carveout guarantors are Hillel Hertz and Moishe Hirsch. Mr. Hertz and Mr. Hirsch are the principals of Goldcrest Properties, a privately held real estate investment, ownership, and management company headquartered in the Northeast and focused on the acquisition, renovation, management, and operation of multifamily assets. Mr. Hertz began his real estate career purchasing and managing smaller residential properties, while both Mr. Hertz and Mr. Hirsch had been active limited partners in multifamily and commercial real estate investments beginning in 2012. In 2017, Mr. Hertz founded Goldcrest Properties, and in 2018 Mr.

A-3-46

Multifamily – Low Rise 1700 Yorktowne Drive York, PA 17408	Collateral Asset Summary – Loan No. 7 Yorktowne Pointe Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,850,000 73.0% 1.20x 7.4%

Hirsch joined the platform as the company expanded into larger multifamily investments. Goldcrest Properties currently owns and manages approximately 5,000 apartment units across New Jersey and Pennsylvania.

Property Management. The property manager is Goldcrest Properties LLC, an affiliate of the borrower sponsors.

Initial and Ongoing Reserves. At origination, the borrower was required to deposit into escrow approximately (i) $169,627 for tax reserves and (ii) $34,188 for deferred maintenance reserves (including $13,750 for installation of a radon mitigation system).

Tax Escrows – On a monthly basis, the borrower is required to deposit 1/12th of the annual estimated tax payments, which currently equates to approximately $23,839.

Insurance Escrows – If there is no approved blanket policy in place, the borrower is required to escrow 1/12th of the annual estimated insurance payments on a monthly basis, which currently equates to approximately $10,667. The Yorktowne Pointe Apartments Property is currently not insured under a blanket insurance policy.

Replacement Reserve – On a monthly basis, the borrower is required to deposit $3,000 for replacement reserves.

Lockbox and Cash Management. The Yorktowne Pointe Apartments Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Lockbox Trigger Event (as defined below), the borrower is required to establish and maintain a lender-controlled lockbox account. Upon the first occurrence of a Lockbox Trigger Event and at all times thereafter, the borrower and the property manager are required to deposit all gross revenue from the Yorktowne Pointe Apartments Property received by them into the lender-controlled lockbox account within three business day after receipt. In addition, any gross revenue in the nature of sums payable by issuers of credit cards accepted by the Yorktown Pointe Apartments Property is required to be deposited directly in to the lockbox account. So long as no Trigger Period (as defined below) is continuing, the amounts on deposit in the lockbox account will be swept on a daily basis to the borrower’s operating account. During the continuance of a Trigger Period, sums on deposit in the lockbox account are required to be transferred on a daily basis to a cash management account controlled by the lender. Funds swept to the cash management account are required to be applied to payment of all monthly amounts due under the Yorktowne Pointe Apartments Mortgage Loan documents (including, without limitation, tax and insurance reserves, debt service and other required reserves) and budgeted property operating expenses and approved extraordinary expenses, with any excess funds required to be deposited into an excess cash flow reserve account to be held as additional collateral for the Yorktowne Pointe Apartments Mortgage Loan until the Trigger Period is cured.

“Lockbox Trigger Event” means the earlier of (i) the commencement of a Trigger Period and (ii) the date upon which the debt service coverage ratio is less than 1.15x.

A “Trigger Period” means a period: (A) commencing upon (i) the occurrence of an event of default, (ii) the debt service coverage ratio falling below 1.10x for any calendar quarter (a “Low DSCR Period”), (iii) certain bankruptcy or insolvency events of the property manager if the property manager is an affiliate of the borrower or guarantor, and (iv) certain bankruptcy or insolvency events of the borrower or the guarantor and (B) expiring upon, with regard to any Trigger Period commenced in connection with (1) clause (i) above, the cure (if applicable) of such event of default has been accepted by the lender, (2) a Low DSCR Period, the Yorktowne Pointe Apartments Mortgage Loan achieving a debt service coverage ratio of 1.15x or greater for two consecutive calendar quarters, (3) clause (iii) above, the affiliated property manager being replaced by an unaffiliated property manager approved by the lender under a property management agreement approved by the lender, and (4) clause (iv) above, if the bankruptcy or insolvency event was involuntary, upon the same being discharged or dismissed within 30 days of filing.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-47

Multifamily – Garden 1075 North Hairston Road Stone Mountain, GA 30083	Collateral Asset Summary – Loan No. 8 Nissan Golden Gate	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,600,000 64.8% 1.30x 9.4%

A-3-48

Multifamily – Garden 1075 North Hairston Road Stone Mountain, GA 30083	Collateral Asset Summary – Loan No. 8 Nissan Golden Gate	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,600,000 64.8% 1.30x 9.4%

A-3-49

Multifamily – Garden 1075 North Hairston Road Stone Mountain, GA 30083	Collateral Asset Summary – Loan No. 8 Nissan Golden Gate	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,600,000 64.8% 1.30x 9.4%

Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Eran Israel	Collateral:	Fee
Borrower(s):	Nissan Golden Gate, LLC	Location:	Stone Mountain, GA
Original Balance:	$22,600,000	Year Built / Renovated:	1970 / 2025
Cut-off Date Balance:	$22,600,000	Property Management:	Golden Gate Property Management, LLC (borrower affiliated)
% by Initial UPB:	4.1%	Size:	280 Units
Interest Rate:	6.89100%	Appraised Value / Per Unit:	$34,900,000 / $124,643
Note Date:	September 8, 2026	Appraisal Date:	April 29, 2026
Original Term:	60 months	Occupancy(1):	89.3% (as of August 3, 2026)
Amortization:	Interest Only	Underwritten NOI:	$2,125,086
Original Amortization:	NAP	Underwritten NCF:	$2,055,086
Interest Only Period:	60 months
First Payment Date:	November 6, 2026
Maturity Date:	October 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$2,433,885 (TTM July 31, 2026)
Additional Debt Balance:	NAP	2025 NOI:	$2,435,698
Call Protection:	YM1(56),O(4)	2024 NOI:	$1,290,744
Lockbox / Cash Management:	Springing / Springing	2023 NOI:	$106,008

Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$80,714
Taxes:	$42,731	$28,112	NAP	Maturity Date Loan / Unit:	$80,714
Insurance:	$57,808	$19,269	NAP	Cut-off Date LTV:	64.8%
Replacement Reserves:	$0	$5,833	NAP	Maturity Date LTV:	64.8%
Deferred Maintenance:	$75,500	$0	NAP	UW NOI DY:	9.4%
Other Reserves(3):	$644,750	$0	NAP	UW NCF DSCR:	1.30x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$22,600,000	100.0%	Loan Payoff	$15,913,929	70.4%
			Return of Equity	4,332,783	19.2
			Closing Costs(4)	1,532,499	6.8
			Upfront Reserves	820,789	3.6
Total Sources	$22,600,000	100.0%	Total Uses	$22,600,000	100.0%
(1)	Occupancy includes 10 units which are non-operational and pending renovation following an oven fire. Occupancy with those units excluded is 92.6%.
(2)	See “Initial and Ongoing Reserves” below.
(3)	Other Reserves include a $382,250 Down Unit Renovation Reserve and a $262,500 Roof Repair Reserve.
(4)	Closing Costs include a $508,500 buydown fee.

The Loan. The eighth largest mortgage loan (the “Nissan Golden Gate Mortgage Loan”) is secured by a first priority fee interest in a 280-unit, multifamily rental community located in Stone Mountain, Georgia (the “Nissan Golden Gate Property”). The Nissan Golden Gate Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $22,600,000. The Nissan Golden Gate Mortgage Loan was originated on September 8, 2026 by GACC and accrues interest at a fixed rate of 6.89100% per annum on an Actual/360 basis. The Nissan Golden Gate Mortgage Loan has an initial term of 5 years with interest only payments throughout the term.

The Property. The Nissan Golden Gate Property is a 280-unit, affordable multifamily community located at 1075 North Hairston Road in Stone Mountain, Georgia. The Nissan Golden Gate Property consists of 34 two- and three-story garden-style residential buildings situated on a 27.45-acre site. Built in 1970 and renovated in 2025, the Nissan Golden Gate Property is subject to a Land Use Restriction Agreement (“LURA”) administered by the Georgia Housing Finance Authority. Pursuant to the LURA, 40% of the units (112 units) are restricted to 60% of the Area Media Income levels under the Low-Income Housing Tax Credit program (“AMI”), with the Nissan Golden Gate Property currently in its extended use period through 2036, and rents for such units are restricted to 30% of 60% of AMI. Approximately 49 of the units at the Nissan Golden Gate Property are leased to tenants which receive voucher assistance to pay their rents, 46 through programs administered by DeKalb County, and three through the Georgia Housing Voucher Program. Unit features include washer/dryer hookups, dishwashers, stainless steel appliances, refrigerators, stoves and ovens, wood flooring, air conditioning, and walk-in closets in select units. Community amenities include a clubhouse/recreational building, swimming pool, playground, laundry facility, BBQ/picnic area, and

A-3-50

Multifamily – Garden 1075 North Hairston Road Stone Mountain, GA 30083	Collateral Asset Summary – Loan No. 8 Nissan Golden Gate	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,600,000 64.8% 1.30x 9.4%

approximately 408 surface parking spaces. Building 14, which contains ten 2BR/1BA units, was damaged by an oven fire and, as of origination of the Nissan Golden Gate Mortgage Loan, is vacant pending renovation. No income from Building 14 is included in the lender’s underwriting. While the Nissan Golden Gate Mortgage Loan includes a $382,250 reserve for renovation of Building 14, which is 125% of the borrower sponsor’s estimated cost, we cannot assure you that the renovation of Building 14 will be completed in a timely manner if at all.

In 2023, the borrower sponsor acquired the Nissan Golden Gate Property for approximately $19.6 million. At acquisition, the Nissan Golden Gate Property was approximately 69.9% occupied and had experienced significant deferred maintenance challenges under prior ownership. Since acquisition, the borrower sponsor has invested approximately $2.6 million in capital expenditures in the Nissan Golden Gate Property. The borrower sponsor’s cost basis in the Nissan Golden Gate Property is approximately $23.2 million. Improvements included renovations to approximately 186 units, interior upgrades such as flooring, appliances, HVAC, plumbing and electrical improvements, as well as exterior enhancements including fencing and gates, exterior painting, landscaping, roof and gutter repairs, pool improvements, security investments, and clubhouse upgrades. In part due to the above-mentioned investments, the borrower was able to grow the net cash flow of the Nissan Golden Gate Property from approximately $1.3 million as of year-end 2024 to $2.4 million as of July 2026. As of August 3, 2026, the Nissan Golden Gate Property is 89.3% occupied with average in-place rents of $1,293 per unit per month.

The following table presents certain information relating to the unit mix at the Nissan Golden Gate Property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Monthly Rental Rate(2)
1 BR/1 BA	14	5.0%	14	100.0%	$1,023
1 BR/1 BA - Renovated	34	12.1%	33	97.1%	$1,091
2 BR/1 BA	28	10.0%	27	96.4%	$1,151
2 BR/1 BA - Renovated	54	19.3%	35	64.8%	$1,206
2 BR/1.5 BA	26	9.3%	23	88.5%	$1,280
2 BR/1.5 BA - Renovated	38	13.6%	35	92.1%	$1,316
3 BR/2 BA	9	3.2%	9	100.0%	$1,457
3 BR/2 BA - Renovated	23	8.2%	20	87.0%	$1,466
3 BR/2.5 BA	16	5.7%	16	100.0%	$1,485
3 BR/2.5 BA - Renovated	38	13.6%	38	100.0%	$1,524
Total/Wtd. Avg.	280	100.0%	250	89.3%	$1,293
(1)	Based on the underwritten rent roll dated August 3, 2026.
(2)	Average Monthly Rental Rate is based on Occupied Units.

A-3-51

Multifamily – Garden 1075 North Hairston Road Stone Mountain, GA 30083	Collateral Asset Summary – Loan No. 8 Nissan Golden Gate	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,600,000 64.8% 1.30x 9.4%

The following table presents certain information relating to the historical and underwritten net cash flow at the Nissan Golden Gate Property:

Cash Flow Analysis(1)
	2023(2)	2024	2025	TTM 7/31/2026	U/W	U/W Per Unit
Gross Potential Rent	$191,013	$3,006,754	$4,457,979	$4,400,836	$4,326,451	$15,452
Vacancy	0	(190,014)	(600,335)	(482,065)	(448,183)	(1,601)
Concessions	0	(8,516)	(58,014)	(62,828)	0	0
Other Income(3)	34,684	192,302	273,026	255,668	255,668	913
Effective Gross Income	$225,697	$3,000,527	$4,072,657	$4,111,610	$4,133,936	$14,764

Real Estate Taxes(4)	0	338,780	321,474	340,176	634,446	2,266
Insurance	41,430	247,292	236,701	259,821	224,498	802
Other Operating Expenses(5)	78,259	1,123,711	1,078,784	1,077,728	1,149,906	4,107
Total Expenses	$119,689	$1,709,783	$1,636,959	$1,677,725	$2,008,849	$7,174

Net Operating Income	$106,008	$1,290,744	$2,435,698	$2,433,885	$2,125,086	$7,590
Replacement Reserves	0	0	0	0	70,000	250
Net Cash Flow	$106,008	$1,290,744	$2,435,698	$2,433,885	$2,055,086	$7,340

Occupancy %(6)	69.9%	78.9%	89.6%	89.3%(7)	89.6%(8)
UW NCF DSCR	0.07x	0.82x	1.54x	1.54x	1.30x
NOI Debt Yield	0.47%	5.71%	10.78%	10.77%	9.40%
(1)	Based on the underwritten rent roll dated August 3, 2026.
(2)	2023 financials cash flows are only available for the period after the borrower sponsor’s acquisition of the Nissan Golden Gate Property in November 2023.
(3)	Other Income includes utility reimbursements and general other income.
(4)	The increase from historical to U/W Real Estate Taxes is primarily attributable to an anticipated tax reassessment.
(5)	Other Operating Expenses represent utilities, repairs and maintenance, management fees, payroll and benefits, marketing, professional fees, and general and administrative expenses.
(6)	Historical occupancies represent year-end annual physical occupancies.
(7)	Represents occupancy as of the underwritten rent roll dated August 3, 2026.
(8)	The U/W Occupancy % represents the economic occupancy.

Appraisal. According to the appraisal, the Nissan Golden Gate Property had an “as-is” appraised value of $34,900,000 as of April 29, 2026. The table below shows the appraisal’s “as-is” conclusions.

	Nissan Golden Gate Appraised Value(1)
Property	Appraised Value	Capitalization Rate
Nissan Golden Gate	$34,900,000	6.25%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessment dated May 21, 2026, there was no evidence of any recognized environmental conditions at the Nissan Golden Gate Property.

The Market. The Nissan Golden Gate Property is located at 1075 North Hairston Road in Stone Mountain, DeKalb County, Georgia, approximately 10 miles east of downtown Atlanta. The Nissan Golden Gate Property is situated within the Southeast DeKalb submarket of the Atlanta Metropolitan Statistical Area. The surrounding area is characterized by a mix of established multifamily communities, single-family residential neighborhoods, neighborhood-serving retail centers, educational institutions, and employment nodes. The Nissan Golden Gate Property benefits from its location along North Hairston Road, a primary arterial roadway carrying approximately 29,000 vehicles per day.

Regional access is provided by Interstate 285 and U.S. Route 78 (Stone Mountain Freeway), which offer direct connectivity to downtown Atlanta, employment centers throughout the metropolitan area, and Hartsfield-Jackson Atlanta International Airport. Public transportation is available via MARTA bus routes operating along North Hairston Road, while the Indian Creek and Kensington MARTA rail stations provide broader regional transit connectivity. Air transportation is provided by Hartsfield-Jackson Atlanta International Airport, located approximately 15 miles southwest of the Nissan Golden Gate Property.

According to the appraisal, the Atlanta MSA benefits from a highly diversified economic base anchored by transportation and logistics, healthcare, education, technology, professional services, and consumer products. Major employers include Delta Air Lines, UPS, Emory University, Piedmont Healthcare, Northside Hospital, Publix, Children's Healthcare of Atlanta, and several large county public school systems. The Atlanta MSA also benefits from a strong educational infrastructure, including Georgia Institute of Technology, Georgia State

A-3-52

Multifamily – Garden 1075 North Hairston Road Stone Mountain, GA 30083	Collateral Asset Summary – Loan No. 8 Nissan Golden Gate	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,600,000 64.8% 1.30x 9.4%

University, Emory University, and the Atlanta University Center. Within the immediate trade area, the Nissan Golden Gate Property is proximate to numerous employment generators, healthcare facilities, retail centers, and educational institutions that support housing demand. Stone Mountain Park, one of Georgia’s most visited recreational destinations, is located nearby.

The Nissan Golden Gate Property is located within the Atlanta multifamily market and the Southeast DeKalb submarket. As of 2025, the population within a 1-, 3-, and 5-mile radius of the Nissan Golden Gate Property was approximately 16,322, 85,302, and 224,318, respectively. Median household income within the same radii was approximately $46,988, $60,823, and $70,826. According to the appraisal, the Southeast DeKalb submarket contained approximately 31,133 multifamily units with average asking rents of approximately $1,277 per month and an occupancy rate of 82.3% as of early 2026. No units are currently under construction according to the appraisal.

The following table presents information regarding certain competitive properties to the Nissan Golden Gate Property:

Multifamily Rent Comparables(1)
Property Name / Address	Year Built / Renovated	Occupancy	Number of Units	Unit Type	Average Unit Size (SF)	Average Rent Per Unit
Nissan Golden Gate(2) 1075 North Hairston Road Stone Mountain, GA 30083	1970 / 2025(1)	89.3%	280	1 Bed / 1 Bath	709	$1,023
				1 Bed / 1 Bath Renovated	709	$1,091
				2 Bed / 1 Bath	1,050	$1,151
				2 Bed / 1.5 Bath	1,175	$1,280
				2 Bed / 1 Bath Renovated	1,050	$1,206
				2 Bed / 1.5 Bath Renovated	1,175	$1,316
				3 Bed / 2 Bath	1,275	$1,457
				3 Bed / 2.5 Bath	1,300	$1,485
				3 Bed / 2 Bath Renovated	1,275	$1,466
				3 Bed / 2.5 Bath Renovated	1,300	$1,524
Willow Lake Apartments Stone Mountain, GA	1972 / 2015	95.7%	280	1 Bed / 1 Bath 2 Bed / 2 Bath 3 Bed / 2 Bath 3 Bed / 2.5 Bath	850 1,250 1,450 1,550	$1,020 $1,067 $1,444 $1,294
Peachtree Creek on Ponce Stone Mountain, GA	2022 / NAP	99.5%	188	1 Bed / 1 Bath 2 Bed / 2 Bath 3 Bed / 2 Bath	784 1,080 1,238	$1,050 $1,230 $1,400
Spring Chase Apartments Stone Mountain, GA	1972 / NAP	94.2%	380	1 Bed / 1 Bath 1 Bed / 1 Bath 2 Bed / 1 Bath 2 Bed / 2 Bath 3 Bed / 2 Bath	722 737 909 998 1,222	$960 $1,180 $1,080 $1,240 $1,390
Clarkson Station Clarkson, GA	1972 / NAP	99.2%	356	1 Bed / 1 Bath 2 Bed / 2 Bath 3 Bed / 2 Bath	665 1,007 1,258	$978 $1,184 $1,287
Sunrise View Apartments Decatur, GA	2021 / NAP	93.3%	240	1 Bed / 1 Bath 2 Bed / 2 Bath 3 Bed / 2 Bath	850 1,070 1,150	$1,143 $1,369 $1,562
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated August 3, 2026, unless indicated otherwise.

The Borrower and the Borrower Sponsor. The borrower is Nissan Golden Gate, LLC, a Georgia limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Nissan Golden Gate Mortgage Loan.

The borrower sponsor and non-recourse carveout guarantor is Eran Israel. Mr. Israel is the founder and managing principal of Golden Gate Property Management, LLC, a real estate operating company headquartered in Hollywood, Florida and focused on the acquisition, renovation, and operating of multifamily assets primarily in metropolitan Atlanta, Georgia. Mr. Israel began his real estate career in 2012 with the acquisition and renovation of Golden Gate Townhomes, a 316-unit multifamily property in Stone Mountain, GA. Mr. Israel’s portfolio includes approximately 800 units primarily concentrated in Georgia and Florida, including Golden Gate Townhomes and Adar at Golden Gate, both of which are located within 0.3 miles of the Nissan Golden Gate Property and compete with the Nissan Golden Gate Property.

Property Management. The property manager is Golden Gate Property Management, LLC, an affiliate of the borrower sponsor.

Initial and Ongoing Reserves. At origination, the borrower was required to deposit into escrow approximately (i) $42,731 for tax reserves, (ii) $57,808 for insurance reserves, (iii) $75,500 for deferred maintenance reserves, (iv) $382,250 for down unit renovation reserves, and (v) $262,500 for roof repair reserves.

Tax Escrows – On a monthly basis, the borrower is required to deposit 1/12th of the annual estimated tax payments, which currently equates to approximately $28,112.

A-3-53

Multifamily – Garden 1075 North Hairston Road Stone Mountain, GA 30083	Collateral Asset Summary – Loan No. 8 Nissan Golden Gate	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,600,000 64.8% 1.30x 9.4%

Insurance Escrows – If there is no approved blanket policy in place, the borrower is required to escrow 1/12th of the annual estimated insurance payments on a monthly basis, which currently equates to approximately $19,269. The Nissan Golden Gate Property is currently not insured under a blanket insurance policy.

Replacement Reserve – On a monthly basis, the borrower is required to deposit $5,833 for replacement reserves.

Lockbox and Cash Management. The Nissan Golden Gate Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Lockbox Trigger Event (as defined below), the borrower is required to establish and maintain a lender-controlled lockbox account. Upon the first occurrence of a Lockbox Trigger Event and at all times thereafter, the borrower and the property manager are required to deposit all gross revenue from the Nissan Golden Gate Property received by them into the lender-controlled lockbox account within three business day after receipt. So long as no Trigger Period (as defined below) is continuing, the amounts on deposit in the lockbox account will be swept on a daily basis to the borrower’s operating account. During the continuance of a Trigger Period, sums on deposit in the lockbox account are required to be transferred on a daily basis to a cash management account controlled by the lender. Funds swept to the cash management account are required to be applied to payment of all monthly amounts due under the Nissan Golden Gate Mortgage Loan documents (including, without limitation, tax and insurance reserves, debt service and other required reserves) and budgeted property operating expenses and approved extraordinary expenses, with any excess funds required to be deposited into an excess cash flow reserve account to be held as additional collateral for the Nissan Golden Gate Mortgage Loan until the Trigger Period is cured.

“Lockbox Trigger Event” means the earlier of (i) the commencement of a Trigger Period and (ii) the date upon which the debt service coverage ratio is less than 1.25x.

A “Trigger Period” means a period: (A) commencing upon the earliest of (i) the occurrence of an event of default, (ii) the debt service coverage ratio falling below 1.20x for any calendar quarter (a “Low DSCR Period”), (iii) certain bankruptcy or insolvency events of the property manager if the property manager is an affiliate of the borrower or guarantor, and (iv) certain bankruptcy or insolvency events of the borrower or the guarantor and (B) expiring upon, with regard to any Trigger Period commenced in connection with (1) clause (i) above, the cure (if applicable) of such event of default has been accepted by the lender, (2) a Low DSCR Period, the Nissan Golden Gate Mortgage Loan achieving a debt service coverage ratio of 1.30x or greater for two consecutive calendar quarters, (3) clause (iii) above, the affiliated property manager being replaced by an unaffiliated property manager approved by the lender under a property management agreement approved by the lender, and (4) clause (iv) above, if the bankruptcy or insolvency event was involuntary, upon the same being discharged or dismissed within 30 days of filing.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-54

Multifamily – Mid Rise 501-515 West 7th Street Plainfield, New Jersey 07060	Collateral Asset Summary – Loan No. 9 501 West 7th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.7% 1.37x 8.8%

A-3-55

Multifamily – Mid Rise 501-515 West 7th Street Plainfield, New Jersey 07060	Collateral Asset Summary – Loan No. 9 501 West 7th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.7% 1.37x 8.8%

A-3-56

Multifamily – Mid Rise 501-515 West 7th Street Plainfield, New Jersey 07060	Collateral Asset Summary – Loan No. 9 501 West 7th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.7% 1.37x 8.8%

Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Mid Rise
Borrower Sponsor(s):	Louis Lefkowitz and Joseph Kohn	Collateral:	Fee
Borrower(s):	West 7 St LLC	Location:	Plainfield, NJ
Original Balance:	$22,000,000	Year Built / Renovated:	1925 / 2025
Cut-off Date Balance:	$22,000,000	Property Management:	Self-Managed
% by Initial UPB:	4.0%	Size:	84 Units
Interest Rate:	6.28200%	Appraised Value / Per Unit:	$34,000,000 / $404,762
Note Date:	August 26, 2026	Appraisal Date:	July 6, 2026
Original Term:	60 months	Occupancy:	100.0% (as of July 30, 2026)
Amortization:	Interest Only	Underwritten NOI(3):	$1,945,856
Original Amortization:	NAP	Underwritten NCF:	$1,924,856
Interest Only Period:	60 months
First Payment Date:	October 6, 2026
Maturity Date:	September 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(3):	$1,605,930 (TTM July 31, 2026)
Additional Debt Balance:	NAP	2025 NOI(4):	NAV
Call Protection(1):	L(26),D(30),O(4)	2024 NOI(4):	NAV
Lockbox / Cash Management:	Springing / Springing	2023 NOI(4):	NAV

Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$261,905
Taxes:	$18,110	$9,055	NAP	Maturity Date Loan / Unit:	$261,905
Insurance:	$35,167	$4,912	NAP	Cut-off Date LTV:	64.7%
Replacement Reserves:	$0	$1,750	NAP	Maturity Date LTV:	64.7%
Deferred Maintenance:	$0	$0	NAP	UW NOI DY:	8.8%
Other Reserves:	$0	$0	NAP	UW NCF DSCR:	1.37x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$22,000,000	97.9%	Loan Payoff(5)	$21,721,830	96.6%
Borrower Sponsor Equity	474,848	2.1	Closing Costs(6)	699,741	3.1
			Upfront Reserves	53,277	0.2

Total Sources	$22,474,848	100.0%	Total Uses	$22,474,848	100.0%
(1)	The 501 West 7th Street Mortgage Loan (as defined below) provides for mandatory prepayment in such amount as is necessary to achieve a net cash flow debt yield of 8.5% if a tax reassessment occurs in excess of 15% of the prior year’s valuation and the net cash flow debt yield after giving effect to the increased taxes is less than 8.5%. No yield maintenance premium or prepayment fee is required in connection with such a prepayment.
(2)	See “Initial and Ongoing Reserves” below.
(3)	The increase from Most Recent NOI to Underwritten NOI at the 501 West 7th Street Property (as defined below) is primarily attributable to the recent lease up following renovation in 2025.
(4)	Historical financial information prior to the TTM July 31, 2026 is not available because the 501 West 7th Street Property was comprehensively renovated in 2025 following the borrower’s acquisition of the 501 West 7th Street Property in distress (after a condemnation at one building and a fire at the other building in 2023) and leased up following such renovation.
(5)	Prior debt on the 501 West 7th Street Property was in an extension period following a maturity default prior to the origination of the 501 West 7th Street Mortgage Loan. Such prior debt was paid off in full in connection with origination of the 501 West 7th Street Mortgage Loan, in addition to an extension fee of $27,000.
(6)	Closing costs include $220,000 of buydown fees.

The Loan. The ninth largest mortgage loan (the “501 West 7th Street Mortgage Loan”) is secured by a first priority fee interest in an 84-unit multifamily property located in Plainfield, New Jersey (the “501 West 7th Street Property”). The 501 West 7th Street Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $22,000,000. The 501 West 7th Street Mortgage Loan was originated on August 26, 2026 by GACC and accrues interest at a fixed rate of 6.28200% per annum on an Actual/360 basis. The 501 West 7th Street Mortgage Loan has an initial term of 5 years with interest only payments throughout the term.

The Property. The 501 West 7th Street Property is an 84-unit, multifamily property located at 501-515 West 7th Street in Plainfield, New Jersey. The 501 West 7th Street Property consists of two identical, four-story, elevatored midrise residential buildings situated on a 1.49-acre, corner site at the intersection of West 7th Street and Liberty Street. Built in 1925 and renovated in 2025, the 501 West 7th Street Property consists of 14 one-bedroom, 52 two-bedroom, 7 three-bedroom, and 11 four-bedroom units. Community amenities at the 501 West 7th Street Property include a laundry-room in each building, and approximately 33 surface parking spaces. In 2025, the borrower

A-3-57

Multifamily – Mid Rise 501-515 West 7th Street Plainfield, New Jersey 07060	Collateral Asset Summary – Loan No. 9 501 West 7th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.7% 1.37x 8.8%

sponsor acquired the 501 West 7th Street Property for approximately $12.5 million in distressed condition, due to a condemnation of the 501 West 7th Street building and a fire at the 515 West 7th Street building, each in 2023, and subsequently invested approximately $16.8 million to complete a comprehensive renovation, including structural improvements, building systems, modernized unit interiors, exterior site upgrades, life safety and mechanical enhancements. Renovated unit interiors feature hardwood flooring, kitchens with stainless steel appliances and custom cabinetry, and updated bathrooms. Post-renovation the borrower sponsor’s cost basis in the 501 West 7th Street Property is approximately $30.3 million. As of June 30, 2026, four units were leased by tenants which receive Section 8 rental assistance.

As of the underwritten rent roll dated July 30, 2026, the 501 West 7th Street Property is 100% occupied, with an average in-place of approximately $2,459 per unit.

The following table presents certain information relating to the unit mix at the 501 West 7th Street Property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Monthly Rental Rate(2)
501 West 7th Street - 1 BR/1 BA	4	4.8%	4	100.0%	$1,900
501 West 7th Street - 2 BR/1 BA	25	29.8%	25	100.0%	$2,460
501 West 7th Street - 3 BR/2 BA	6	7.1%	6	100.0%	$2,892
501 West 7th Street - 4 BR/2 BA	7	8.3%	7	100.0%	$3,471
515 West 7th Street - 1 BR/1 BA	10	11.9%	10	100.0%	$1,828
515 West 7th Street - 2 BR/1 BA(3)	27	32.1%	27	100.0%	$2,290
515 West 7th Street - 3 BR/2 BA	1	1.2%	1	100.0%	$2,900
515 West 7th Street - 4 BR/2 BA	4	4.8%	4	100.0%	$3,200
Total/Wtd. Avg.	84	100.0%	84	100.0%	$2,459
(1)	Based on the underwritten rent roll dated July 30, 2026.
(2)	Average Monthly Rental Rate is based on Occupied Units.
(3)	Includes one employee unit which is regarded as occupied for the purposes of this table, but is not included in the Average Monthly Rental Rate calculation.

The following table presents certain information relating to the historical and underwritten net cash flow at the 501 West 7th Street Property:

Cash Flow Analysis(1)(2)
	TTM 7/31/2026	U/W	U/W Per Unit
Gross Potential Rent	$1,910,169	$2,451,300	$29,182
Vacancy	0	(122,565)	(1,459)
Other Income(3)	60,263	68,975	821
Effective Gross Income	$1,970,432	$2,397,710	$28,544

Real Estate Taxes	136,986	106,642	1,270
Insurance	60,000	57,226	681
Other Operating Expenses(4)	167,516	287,986	3,428
Total Expenses	$364,502	$451,854	$5,379

Net Operating Income(5)	$1,605,930	$1,945,856	$23,165
Replacement Reserves	7,980	21,000	250
Net Cash Flow	$1,597,950	$1,924,856	$22,915

Occupancy %(6)	100.0%(6)	95.0%(7)
UW NCF DSCR	1.14x	1.37x
NOI Debt Yield	7.3%	8.8%
(1)	Based on the underwritten rent roll dated July 30, 2026.
(2)	Historical financial information prior to the TTM 7/31/2026 is not available as the 501 West 7th Street Property was comprehensively renovated in 2025 following the borrower’s acquisition of the 501 West 7th Street Property in distress (after a condemnation at one building and a fire at the other building in 2023) and leased up following such renovation.
(3)	Other Income includes parking income, laundry income, and general other income.
(4)	Other Operating Expenses represent utilities, repairs and maintenance, management fees, payroll and benefits, and general and administrative expenses.
(5)	The increase from Most Recent NOI to Underwritten NOI at the 501 West 7th Street Property is primarily attributable to the recent lease up following renovation in 2025.
(6)	Represents occupancy as of the underwritten rent roll dated July 30, 2026.
(7)	The U/W Occupancy % represents the economic occupancy.

A-3-58

Multifamily – Mid Rise 501-515 West 7th Street Plainfield, New Jersey 07060	Collateral Asset Summary – Loan No. 9 501 West 7th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.7% 1.37x 8.8%

Appraisal. According to the appraisal, the 501 West 7th Street Property had an “as-is” appraised value of $34,000,000 as of July 6, 2026. The table below shows the appraisal’s “as-is” conclusions.

501 West 7th Street Appraised Value(1)
Property	Appraised Value	Capitalization Rate
501 West 7th Street	$34,000,000	5.75%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessment dated February 12, 2026, there was no evidence of any recognized environmental conditions at the 501 West 7th Street Property.

The Market. The 501 West 7th Street Property is located at 501-515 West 7th Street in Plainfield, Union County, New Jersey, approximately 20 miles southwest of New York City. The 501 West 7th Street Property is situated within the Western Union County submarket of the Northern New Jersey multifamily market, a densely populated and well-established region within the broader New York metropolitan area. The surrounding area is characterized primarily by residential uses, including a mix of multifamily communities, apartment buildings, and single-family homes, along with neighborhood-serving retail, community facilities, and local businesses. The 501 West 7th Street Property benefits from its corner location at the intersection of West 7th Street and Liberty Street within a mature residential neighborhood of Plainfield.

Regional access is provided by Interstate 78, Interstate 287, the Garden State Parkway, and U.S. Route 22, which offer connectivity throughout Northern and Central New Jersey, New York City, and surrounding employment centers. Public transportation is available via NJ Transit bus routes serving Plainfield as well as commuter rail service on the Raritan Valley Line. The Plainfield Station, located approximately 0.8 miles from the 501 West 7th Street Property, provides direct rail access to Newark and connectivity to New York Penn Station. Air transportation is provided by Newark Liberty International Airport, located approximately 20 miles northeast of the 501 West 7th Street Property.

According to the appraisal, Union County benefits from a diversified economy supported by healthcare, finance, retail, technology, professional services, transportation, and education-related employment. Union County is home to a population of more than 570,000 residents and benefits from extensive transportation infrastructure, including major highways, commuter rail lines, and regional bus service. Plainfield serves as an established residential community within Union County and offers a range of parks, recreational facilities, local businesses, and community amenities. Within the immediate area, the 501 West 7th Street Property is proximate to neighborhood retail, public transportation options, educational facilities, and employment centers throughout Union County and the broader Northern New Jersey region.

The 501 West 7th Street Property is located within the Northern New Jersey multifamily market and the Western Union County submarket. According to the appraisal, the Western Union County submarket contained approximately 14,839 multifamily units with average effective rents of approximately $2,663 per unit and a vacancy rate of 5.8% as of year-end 2025. The Western Union County submarket has experienced increased vacancy levels in recent years as new supply has been delivered, although demand remains active and vacancy compressed during the fourth quarter of 2025. The development pipeline remains elevated, with approximately 973 units under construction, which is expected to place some upward pressure on vacancy rates and moderate rent growth in the near term.

A-3-59

Multifamily – Mid Rise 501-515 West 7th Street Plainfield, New Jersey 07060	Collateral Asset Summary – Loan No. 9 501 West 7th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.7% 1.37x 8.8%

The following table presents information regarding certain competitive properties to the 501 West 7th Street Property:

Multifamily Rent Comparables(1)
Property Name / Address	Unit Type	Average Unit Size (SF)	Average Rent Per Unit
501 West 7th Street(2) 501-515 West 7th Street Plainfield, NJ 07060	501 West 7th Street - 1 BR/1 BA	800	$1,900
	501 West 7th Street - 2 BR/1 BA	952	$2,460
	501 West 7th Street - 3 BR/2 BA	1,000	$2,892
	501 West 7th Street - 4 BR/2 BA	1,943	$3,471
	515 West 7th Street - 1 BR/1 BA	800	$1,828
	515 West 7th Street - 2 BR/1 BA	1,074	$2,290
	515 West 7th Street - 3 BR/2 BA	1,600	$2,900
	515 West 7th Street - 4 BR/2 BA	2,000	$3,200
351 North Drive North Plainfield, NJ	1 Bed / 1 Bath	675	$1,750
744 Watchung Avenue Plainfield, NJ	1 Bed / 1 Bath	629	$1,775
802 East Front Street Plainfield, NJ	1 Bed / 1 Bath	600	$1,875
375 North Drive North Plainfield, NJ	1 Bed / 1 Bath	765	$1,935
1165 U.S. 22 North Plainfield, NJ	2 Bed / 1 Bath	1,075	$2,385
643-715 East Front Street Plainfield, NJ	2 Bed / 1.5 Bath	1,050	$2,350
1330 Randolph Road Plainfield, NJ	2 Bed / 2 Bath	900	$2,575
1300 U.S. 22 North Plainfield, NJ	2 Bed / 1 Bath	950	$1,840
307 West Front Street Plainfield, NJ	3 Bed / 2 Bath	1,050	$3,000
20-22 Sandford Avenue Plainfield, NJ	3 Bed / 1 Bath	1,000	$2,875
420 East Front Street Plainfield, NJ	3 Bed / 1.5 Bath	1,146	$2,800
609 East 2nd Street Plainfield, NJ	3 Bed / 1 Bath	NAV	$2,999
737 Kensington Avenue Plainfield, NJ	4 Bed / 2 Bath	1,851	$3,200
30 Jefferson Avenue Dunellen, NJ	4 Bed / 2 Bath	1,236	$3,300
933 West 3rd Street Plainfield, NJ	4 Bed / 2 Bath	NAV	$3,400
218 Monroe Avenue Plainfield, NJ	4 Bed / 1 Bath	NAV	$3,400
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated July 30, 2026, unless indicated otherwise.

The Borrower and the Borrower Sponsors. The borrower is West 7 St LLC, a New Jersey limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 501 West 7th Street Mortgage Loan.

The borrower sponsors and non-recourse carveout guarantors are Louis Lefkowitz and Joseph Kohn. Mr. Lefkowitz and Mr. Kohn are private real estate investors who own and operate a self-managed multifamily portfolio concentrated throughout New Jersey, with additional holdings across the greater New York metropolitan area. Mr. Lefkowitz and Mr. Kohn focus on smaller-to-mid-size assets, with an emphasis on renovation-driven repositioning and stabilization.

Property Management. The property is self-managed.

Initial and Ongoing Reserves. At origination, the borrower was required to deposit into escrow approximately (i) $18,110 for tax reserves and (ii) $35,167 for insurance reserves.

Tax Escrows – On a monthly basis, the borrower is required to deposit 1/12th of the annual estimated tax payments, which currently equates to approximately $9,055.

A-3-60

Multifamily – Mid Rise 501-515 West 7th Street Plainfield, New Jersey 07060	Collateral Asset Summary – Loan No. 9 501 West 7th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.7% 1.37x 8.8%

Insurance Escrows – If there is no approved blanket policy in place, the borrower is required to escrow 1/12th of the annual estimated insurance payments on a monthly basis, which currently equates to approximately $4,912. The 501 West 7th Street Property is currently not insured under a blanket insurance policy.

Replacement Reserve – On a monthly basis, the borrower is required to deposit $1,750 for replacement reserves.

Lockbox and Cash Management. The 501 West 7th Street Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Lockbox Trigger Event (as defined below), the borrower is required to establish and maintain a lender-controlled lockbox account. Upon the first occurrence of a Lockbox Trigger Event and at all times thereafter, the borrower and the property manager are required to deposit all gross revenue from the 501 West 7th Street Property received by them into the lender-controlled lockbox account within three business days after receipt. So long as no Trigger Period (as defined below) is continuing, the amounts on deposit in the lockbox account will be swept on a daily basis to the borrower’s operating account. During the continuance of a Trigger Period, sums on deposit in the lockbox account are required to be transferred on a daily basis to a cash management account controlled by the lender. Funds swept to the cash management account are required to be applied to payment of all monthly amounts due under the 501 West 7th Street Mortgage Loan documents (including, without limitation, tax and insurance reserves, debt service and other required reserves) and budgeted property operating expenses and approved extraordinary expenses, with any excess funds required to be deposited into an excess cash flow reserve account to be held as additional collateral for the 501 West 7th Street Mortgage Loan until the Trigger Period is cured.

“Lockbox Trigger Event” means the earlier of (i) the commencement of a Trigger Period and (ii) the date upon which the debt service coverage ratio is less than 1.20x.

A “Trigger Period” means a period: (A) commencing upon the earliest of (i) the occurrence of an event of default, (ii) the debt service coverage ratio falling below 1.15x for any calendar quarter (a “Low DSCR Period”), (iii) certain bankruptcy or insolvency events of the property manager if the property manager is an affiliate of the borrower or guarantor, and (iv) certain bankruptcy or insolvency events of the borrower or the guarantor and (B) expiring upon, with regard to any Trigger Period commenced in connection with (1) clause (i) above, the cure (if applicable) of such event of default has been accepted by the lender, (2) a Low DSCR Period, either (x) the 501 West 7th Street Mortgage Loan achieving a debt service coverage ratio of 1.20x or greater for two consecutive calendar quarters or (y) the borrower depositing with the lender cash or a letter of credit in an amount which, if applied to reduce the outstanding principal balance of the 501 West 7th Street Mortgage Loan, would cause the debt service coverage ratio to be greater than or equal to 1.20x, (3) clause (iii) above, the affiliated property manager being replaced by an unaffiliated property manager approved by the lender under a property management agreement approved by the lender, and (4) clause (iv) above, if the bankruptcy or insolvency event was involuntary, upon the same being discharged or dismissed within 30 days of filing.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-61

Multifamily – Garden Various Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Riverside Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$16,081,000 69.0% 1.20x 8.1%

A-3-62

Multifamily – Garden Various Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Riverside Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$16,081,000 69.0% 1.20x 8.1%

A-3-63

Multifamily – Garden Various Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Riverside Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$16,081,000 69.0% 1.20x 8.1%

Mortgage Loan Information		Property Information
Loan Seller:	Axonic	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Acquisition	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Yong Yuan and Yong Yuan, as Trustee of The Good Fortune Trust dated February 25, 2016	Collateral:	Fee
Borrower(s):	Black Copper Canyon One LLC	Location(1):	Riverside, CA
Original Balance:	$16,081,000	Year Built / Renovated(1):	Various / NAP
Cut-off Date Balance:	$16,081,000	Property Management:	Macae Fidelity Property Management
% by Initial UPB:	2.9%	Size:	113 Units
Interest Rate:	6.54000%	Appraised Value / Per Unit:	$23,300,000 / $206,195
Note Date:	August 11, 2026	Appraisal Date:	July 2, 2026
Original Term:	60 months	Occupancy:	97.3% (as of August 3, 2026)
Amortization:	Interest Only	Underwritten NOI:	$1,305,005
Original Amortization:	NAP	Underwritten NCF:	$1,276,755
Interest Only Period:	60 months
First Payment Date:	October 1, 2026
Maturity Date:	September 1, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$1,250,606 (TTM June 30, 2026)
Additional Debt Balance:	NAP	2024 NOI:	$987,087
Call Protection:	YM1(56),O(4)	2023 NOI:	$1,044,982
Lockbox / Cash Management:	None / None	2022 NOI:	$731,502

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$142,310
Taxes:	$117,258	$16,751	NAP	Maturity Date Loan / Unit:	$142,310
Insurance:	$21,476	$7,159	NAP	Cut-off Date LTV:	69.0%
Replacement Reserves:	$0	$2,354	NAP	Maturity Date LTV:	69.0%
Deferred Maintenance:	$30,931	$0	NAP	UW NOI DY:	8.1%
				UW NCF DSCR:	1.20x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$16,081,000	71.8%	Purchase Price:	$21,800,000	97.4%
Borrower Sponsor Equity:	6,308,251	28.2	Closing Costs(2):	419,585	1.9
			Upfront Reserves:	169,666	0.8
Total Sources	$22,389,251	100.0%	Total Uses	$22,389,251	100.0%
(1)	See the chart titled “Portfolio Summary” under “The Properties” below.
(2)	Closing Costs include an origination fee of $160,810.

The Loan. The tenth largest mortgage loan (the “Riverside Portfolio Mortgage Loan”) is secured by the borrower’s fee simple interests in a 113-unit, two-property multifamily portfolio located in Riverside, California (the “Riverside Portfolio Properties”). The Riverside Portfolio Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $16,081,000. The Riverside Portfolio Mortgage Loan was originated on August 11, 2026 by Axonic, and accrues interest at a fixed rate of 6.54000% per annum. The Riverside Portfolio Mortgage Loan has an initial term of 60 months and is interest-only for the full term. The scheduled maturity date of the Riverside Portfolio Mortgage Loan is September 1, 2031.

The Properties. The Riverside Portfolio Properties are comprised of two garden-style market-rate and sub-10% student concentration multifamily properties totaling 113 units, located in Riverside, California. As of August 3, 2026, the Riverside Portfolio Properties were 97.3% occupied.

A-3-64

Multifamily – Garden Various Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Riverside Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$16,081,000 69.0% 1.20x 8.1%

The following table presents certain information relating to the Riverside Portfolio Properties:

Portfolio Summary
Property Name	Location(1)	Year Built / Renovated(1)	# of Units(2)	Occupancy(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI(2)	% of UW NOI(2)	Appraised Value(1)
University Gardens	Riverside, CA	1966 / NAP	88	97.7%	$12,216,039	76.0%	NAV	NAV	$17,700,000
Normandy Apartments	Riverside, CA	1971 / NAP	25	96.0%	$3,864,961	24.0%	NAV	NAV	$5,600,000
Total/ Wtd. Avg			113	97.3%	$16,081,000	100.0%	$1,305,005	100.0%	$23,300,000
(1)	Source: Appraisals.
(2)	Based on the underwritten rent roll dated August 3, 2026.

University Gardens. The University Gardens property consists of two market-rate and sub-10% student concentration multifamily garden buildings of up to three stories situated on a 2.21-acre site at 3681 and 3725 Cranford Avenue in Riverside, California, totaling 88 units (the “University Gardens Property”). The University Gardens Property was constructed in 1966 and includes 127 covered and surface parking spaces, resulting in approximately 1.44 spaces per unit. The average unit size based on the underwritten rent roll is 762 SF. See the Portfolio Unit Mix table below for additional information. Property amenities include gated access, two swimming pools, a fitness center and two laundry facilities. Unit amenities include a range/oven, refrigerator, dishwasher, garbage disposal, built-in microwave oven and plank flooring. As of August 3, 2026, the University Gardens Property was 97.7% occupied.

Normandy Apartments. The Normandy Apartments property consists of one two-story market-rate and sub-10% student concentration multifamily garden building situated on a 0.82-acre site at 1480 7th Street in Riverside, California, totaling 25 units (the “Normandy Apartments Property”). The Normandy Apartments Property was constructed in 1971 and includes 60 covered and surface parking spaces, resulting in approximately 2.40 spaces per unit. The average unit size based on the underwritten rent roll is 888 SF. See the Portfolio Unit Mix table below for additional information. Property amenities include a community swimming pool and laundry facility. Unit amenities include a range/oven, refrigerator, dishwasher, garbage disposal, built-in microwave oven and plank flooring. As of August 3, 2026, the Normandy Apartments Property was 96.0% occupied.

The following table presents certain information relating to the unit mix at the Riverside Portfolio Properties:

Portfolio Unit Mix(1)
Unit Type	# of Units	% of Total Units	Vacant Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent Per Unit	Average Monthly Market Rent Per Unit
Normandy Apartments
1 Bedroom / 1 Bathroom	2	8.0%	0	100.0%	650	$1,655	$1,800
2 Bedroom / 1 Bathroom	23	92.0%	1	95.7%	909	$1,926	$2,050
Property Total / Wtd Avg.	25	100.0%	1	96.0%	888	$1,903	$2,030
University Gardens
Studio / 1 Bathroom	8	9.1%	0	100.0%	580	$1,512	$1,650
1 Bedroom / 1 Bathroom	57	64.8%	1	98.2%	704	$1,637	$1,800
2 Bedroom / 2 Bathroom	23	26.1%	1	95.7%	970	$1,951	$2,050
Property Total / Wtd Avg.	88	100.0%	2	97.7%	762	$1,706	$1,852
Portfolio Total / Wtd Avg.	113	100.0%	3	97.3%	790	$1,749	$1,891
(1)	Based on the underwritten rent roll dated August 3, 2026.

A-3-65

Multifamily – Garden Various Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Riverside Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$16,081,000 69.0% 1.20x 8.1%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Riverside Portfolio Properties:

Cash Flow Analysis
	2023	2024	2025	TTM (6/30/2026)	U/W	U/W Per Unit
Base Rent	$2,018,015	$2,148,534	$2,297,172	$2,358,720	$2,379,036	$21,053
Gross Potential Rent	$2,018,015	$2,148,534	$2,297,172	$2,358,720	$2,379,036	$21,053
Other Income(1)	84,027	47,341	49,265	59,976	59,976	$531
Net Rental Income	$2,102,042	$2,195,875	$2,346,437	$2,418,697	$2,439,012	$21,584
(Vacancy / Concessions / Credit Loss)	(186,520)	(99,161)	(223,004)	(169,422)	(142,742)	($1,263)
Total Effective Gross Income	$1,915,522	$2,096,714	$2,123,433	$2,249,275	$2,296,270	$20,321

Real Estate Taxes	201,425	202,931	223,014	113,961	246,927	$2,185
Insurance	52,946	62,365	164,845	168,848	85,905	$760
Management Fee	76,496	83,671	85,163	88,719	91,851	$813
Other Expenses(2)	853,153	702,766	663,323	627,140	566,582	$5,014
Total Expenses	$1,184,021	$1,051,733	$1,136,345	$998,668	$991,265	$8,772

Net Operating Income	$731,502	$1,044,982	$987,087	$1,250,606	$1,305,005	$11,549
Replacement Reserves	0	0	0	26,996	28,250	$250
Net Cash Flow	$731,502	$1,044,982	$987,087	$1,223,610	$1,276,755	$11,299

Occupancy	NAV	NAV	NAV	97.3%(3)	94.0%(4)
NCF DSCR	0.69x	0.98x	0.93x	1.15x	1.20x
NOI Debt Yield	4.5%	6.5%	6.1%	7.8%	8.1%
(1)	Other Income includes miscellaneous other income, damage/late/deposit income, parking, pet and laundry income.
(2)	Other Expenses include utilities, repairs and maintenance, payroll, advertising, general and administrative expenses, and employee units.
(3)	Based on the underwritten rent roll dated August 3, 2026.
(4)	U/W Occupancy represents underwritten economic occupancy.

Appraisals. The appraisals, each with a valuation date of July 2, 2026, concluded an “As Is” value of $17,700,000 for the University Gardens Property and $5,600,000 for the Normandy Apartments Property, for an aggregate appraised value of $23,300,000, as shown in the table below.

Portfolio Appraised Value(1)
Property	Value	Capitalization Rate
University Gardens	$17,700,000	5.25%
Normandy Apartments	$5,600,000	5.50%
Portfolio Total / Wtd. Avg.	$23,300,000	5.31%
(1)	Source: Appraisals.

Environmental Matters. The Phase I environmental site assessments, each dated July 6, 2026, did not identify any recognized environmental conditions at either of the Riverside Portfolio Properties.

The Market. According to the appraisals, the Riverside Portfolio Properties are located within the Riverside-San Bernardino-Ontario, CA Metropolitan Statistical Area (the “Riverside MSA”). In 2025, the Riverside MSA had a population of approximately 4,760,104 and an average household income of approximately $122,195. According to the appraisals, as of the first quarter of 2026, the Riverside MSA apartment market had approximately 203,097 units, an occupancy rate of 95.5%, and an average asking monthly rent per unit of $2,320.

According to the appraisals, both Riverside Portfolio Properties are located in the Riverside apartment submarket. As of the first quarter of 2026, the Riverside submarket had approximately 19,940 units, an occupancy rate of 94.5%, and an average asking monthly rent per unit of $2,348. The neighborhood benefits from proximity to the University of California, Riverside, the Canyon Crest Towne Centre commercial district and California Citrus State Historic Park, providing access to employment, retail, recreation and regional transportation.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of the University Gardens Property was 21,894, 101,247 and 224,719, respectively. The 2025 average household income within the same radii was $70,699, $113,480 and $120,151, respectively.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of the Normandy Apartments Property was 28,028, 100,893 and 226,057, respectively. The 2025 average household income within the same radii was $69,840, $113,594 and $119,911, respectively.

A-3-66

Multifamily – Garden Various Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Riverside Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$16,081,000 69.0% 1.20x 8.1%

The following table presents certain information relating to comparable multifamily properties to the Riverside Portfolio Properties:

Multifamily Rent Comparables(1)
Property Name / Address	Year Built / Renovated	Number of Units	Occupancy	Average Unit Size	Average Rent Per Unit
Normandy Apartments(1) 1480 7th Street Riverside, CA 92507	1971 / NAP	25(2)	96.0%(2)	888 SF(2)	$1,903(2)
University Gardens(1) 3681 and 3725 Cranford Avenue Riverside, CA 92507	1966 / NAP	88(2)	97.7%(2)	762 SF(2)	$1,706(2)
Quail Creek 3131 Arlington Avenue Riverside, CA 92506	1976 / NAP	156	95.0%	733 SF	$1,875
3603-3623 Chicago Avenue 3603-3623 Chicago Avenue Riverside, CA 92507	1964 / NAP	21	95.0%	710 SF	$1,753
Concord Square 2700 Iowa Avenue Riverside, CA 92507	1985 / NAP	78	98.0%	776 SF	$1,923
Canyon Crest Village 5200 Chicago Avenue Riverside, CA 92507	1985 / NAP	192	98.0%	870 SF	$1,963
Berkdale 1234 West Blaine Street Riverside, CA 92507	1986 / NAP	296	95.0%	579 SF	$1,923
Lindy East & West Apartments 1117-1177 West Linden Street Riverside, CA 92507	1963 / NAP	50	94.0%	900 SF	$1,927
Granada Pueblo 5200 Canyon Crest Drive Riverside, CA 92507	1971 / NAP	112	95.0%	964 SF	$1,954
(1)	Source: Appraisals, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated August 3, 2026.

The Borrower and the Borrower Sponsors. The borrower is Black Copper Canyon One LLC, a California limited liability company and single purpose entity. Hidden Pines Regulatory Mgmt. (WY), LLC owns 100% of the membership interests in the borrower, and The Good Fortune Trust dated February 25, 2016 owns 100% of Hidden Pines Regulatory Mgmt. (WY), LLC. The Good Fortune Trust is controlled by its co-trustees, Fen Lan and Yong Yuan. Yong Yuan is the manager of the borrower and Hidden Pines Regulatory Mgmt. (WY), LLC. The borrower sponsors and non-recourse carveout guarantors are Yong Yuan and Yong Yuan, as Trustee of The Good Fortune Trust dated February 25, 2016, through which Yong Yuan holds the Riverside Portfolio Properties with his wife. Mr. Yuan has approximately 10 years of real estate experience, beginning in single-family rentals from 2015 to 2020 and operating multifamily thereafter. Mr.Yuan currently owns 14 properties across Arizona, Texas and California. Mr. Yuan is a repeat agency borrower.

Property Management. The Riverside Portfolio Properties are managed by Macae Fidelity Property Management, a borrower-affiliated management company.

Initial and Ongoing Reserves. At origination of the Riverside Portfolio Mortgage Loan, the borrower deposited approximately (i) $117,258 into a reserve account for real estate taxes, (ii) $21,476 into a reserve account for insurance premiums, and (iii) $30,931 into the deferred maintenance reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated at approximately $16,751 per month).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the annual insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated at approximately $7,159 per month).

Replacement Reserve – The borrower is required to deposit $2,354.17 per month into the capital replacement and repair reserve fund for capital replacements.

A-3-67

Multifamily – Garden Various Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Riverside Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$16,081,000 69.0% 1.20x 8.1%

Lockbox / Cash Management. None.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-68

Multifamily – Garden Various Hampton, VA Various	Collateral Asset Summary – Loan No. 11 Virginia Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$15,265,000 71.5% 1.33x 9.0%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Rafael Guttman and Menachem Oelbaum	Collateral:	Fee
Borrower(s):	Johns Creek Apts, LP and Church Creek Apts, LP	Location:	Hampton, VA
Original Balance:	$15,265,000	Year Built / Renovated:	Various / 2025-2026
Cut-off Date Balance:	$15,265,000	Property Management:	Harrison & Lear, Inc.
% by Initial UPB:	2.8%	Size:	153 Units
Interest Rate:	6.46000%	Appraised Value / Per Units:	$21,350,000 / $139,542
Note Date:	September 25, 2026	Appraisal Date:	August 12, 2026
Original Term:	60 months	Occupancy:	91.5% (as of September 10, 2026)
Amortization:	Interest Only	Underwritten NOI(1):	$1,371,401
Original Amortization:	NAP	Underwritten NCF:	$1,325,588
Interest Only Period:	60 months
First Payment Date:	November 6, 2026
Maturity Date:	October 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(1):	$1,125,573 (TTM August 31, 2026)
Additional Debt Balance:	NAP	2025 NOI(2):	NAV
Call Protection:	L(12),YM1(44),O(4)	2024 NOI(2):	NAV
Lockbox / Cash Management:	Springing / Springing	2023 NOI(2):	NAV

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$99,771
Taxes:	$0	$15,286	NAP	Maturity Date Loan / Unit:	$99,771
Insurance:	$31,724	$7,931	NAP	Cut-off Date LTV:	71.5%
Replacement Reserves:	$0	$3,818	NAP	Maturity Date LTV:	71.5%
Deferred Maintenance:	$31,750	$0	NAP	UW NOI DY:	9.0%
				UW NCF DSCR:	1.33x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$15,265,000	100.0%	Loan Payoff	$11,116,469	72.8%
			Return of Equity	3,132,444	20.5
			Closing Costs(3)	952,614	6.2
			Upfront Reserves	63,474	0.4
Total Sources	$15,265,000	100.0%	Total Uses	$15,265,000	100.0%
(1)	The increase from Most Recent NOI to Underwritten NOI at the Virginia Portfolio properties is primarily attributable to increased rents and occupancy following renovation in 2025.
(2)	Historical financial information for the Virginia Portfolio properties prior to the August 31, 2026 TTM is not available as the borrower sponsor acquired the Virginia Portfolio properties on a rolling basis in early 2025.
(3)	Closing Costs include a rate buydown of $381,625.

The following table presents certain information relating to the Virginia Portfolio properties:

Portfolio Summary
Property Name	Location(1)	Year Built / Renovated(1)	# of Units(2)	Occupancy(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI(2)	% of UW NOI(2)	Appraised Value(1)
Cove Harbor	Hampton, VA	1972 / 2025-2026	99	94.9%	$9,294,848	60.9%	NAV	NAV	$13,000,000
Harbor Oak	Hampton, VA	1971 / 2025-2026	54	85.2%	$5,970,152	39.1%	NAV	NAV	$8,350,000
Total/ Wtd. Avg			153	91.5%	$15,265,000	100.0%	$1,371,401	100.0%	$21,350,000
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated September 10, 2026.

A-3-69

Multifamily – Garden Various Hampton, VA Various	Collateral Asset Summary – Loan No. 11 Virginia Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$15,265,000 71.5% 1.33x 9.0%

The following table presents certain information relating to the unit mix at the Virginia Portfolio properties. Six units at the Cove Harbor property and 16 units at the Harbor Oak property are leased to tenants which receive Section 8 rental assistance.

Portfolio Unit Mix(1)
Unit Type	# of Units	% of Total Units	Vacant Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent Per Unit	Average Monthly Market Rent Per Unit(2)
Cove Harbor
1 Bedroom / 1 Bathroom	31	31.3%	2	93.5%	795	$962	$1,166
1 Bedroom / 1 Bathroom – Section 8	1	1.0%	0	100.0%	768	$900	$1,166
2 Bedroom / 1.5 Bathroom	59	59.6%	3	94.9%	1,306	$1,384	$1,594
2 Bedroom / 1.5 Bathroom – Section 8	4	4.0%	0	100.0%	1,306	$1,159	$1,594
3 Bedroom / 2.5 Bathroom	3	3.0%	0	100.0%	1,639	$1,558	$2,066
3 Bedroom / 2.5 Bathroom – Section 8	1	1.0%	0	100.0%	1,639	$1,455	$2,066
Property Total / Wtd Avg.	99	100.0%	5	94.9%	1,154	$1,246	$1,475
Harbor Oak
1 Bedroom / 1 Bathroom	11	20.4%	3	72.7%	850	$994	$1,166
1 Bedroom / 1 Bathroom – Section 8	1	1.9%	0	100.0%	850	$1,100	$1,166
2 Bedroom / 1.5 Bathroom	20	37.0%	1	95.0%	1,154	$1,511	$1,594
2 Bedroom / 1.5 Bathroom – Section 8	9	16.7%	0	100.0%	1,154	$1,350	$1,594
3 Bedroom / 1.5 Bathroom	4	7.4%	1	75.0%	1,301	$1,700	$1,700
3 Bedroom / 1.5 Bathroom - Section 8	3	5.6%	1	66.7%	1,301	$1,371	$1,700
3 Bedroom / 2.5 Bathroom	3	5.6%	2	33.3%	1,717	$1,600	$2,066
3 Bedroom / 2.5 Bathroom – Section 8	3	5.6%	0	100.0%	1,717	$1,683	$2,066
Property Total / Wtd Avg.	54	100.0%	8	85.2%	1,168	$1,400	$1,565
Portfolio Total / Wtd Avg.	153	100.0%	13	91.5%	1,159	$1,296	$1,507
(1)	Based on the underwritten rent roll dated September 10, 2026.
(2)	Source: Appraisal.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Virginia Portfolio properties:

Cash Flow Analysis(1)
	TTM 8/31/2026	Underwritten	Underwritten / Unit
Gross Potential Rent	$2,261,359	$2,379,781	$15,554
(Vacancy/Bad Debt)	(221,174)	(202,069)	(1,321)
Other Income	250,744	254,895	1,666
Effective Gross Income	$2,290,930	$2,432,607	$15,899

Real Estate Taxes	147,726	178,089	1,164
Insurance	129,771	92,399	604
Utilities	216,828	203,362	1,329
Repairs and Maintenance	284,008	254,709	1,665
Management Fee	73,376	72,978	477
Payroll and Benefits	230,524	177,216	1,158
General and Administrative	83,123	82,453	539
Total Expenses	$1,165,357	$1,061,206	$6,936

Net Operating Income(2)	$1,125,573	$1,371,401	$8,963
Replacement Reserves	0	45,813	299
Net Cash Flow	$1,125,573	$1,325,588	$8,664

Occupancy(3)	91.5%	91.5%
NCF DSCR	1.13x	1.33x
NOI Debt Yield	7.4%	9.0%
(1)	Historical financial information for the Virginia Portfolio properties prior to the August 31, 2026 TTM is not available as the borrower acquired the Virginia Portfolio properties on a rolling basis in early 2025.
(2)	The increase from TTM 8/31/2026 Net Operating Income to Underwritten Net Operating Income at the Virginia Portfolio properties is primarily attributable to increased rents and occupancy following renovation in 2025.
(3)	Based on the underwritten rent roll dated September 10, 2026. The Underwritten Occupancy represents economic occupancy.

A-3-70

Multifamily – Garden Various Hampton, VA Various	Collateral Asset Summary – Loan No. 11 Virginia Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$15,265,000 71.5% 1.33x 9.0%

The following table presents certain information relating to comparable multifamily properties to the Virginia Portfolio properties:

Multifamily Rent Comparables(1)
Property	Unit Mix	Average SF per Unit	Average Annual Rent PSF	Average Rent per Unit
Virginia Portfolio(2) Hampton, VA	1 Bed / 1 Bath 2 Bed / 1.5 Bath 3 Bed / 1.5 Bath 3 Bed / 2.5 Bath 1 Bed / 1 Bath - Affordable 2 Bed / 1.5 Bath - Affordable 3 Bed / 1.5 Bath - Affordable 3 Bed / 2.5 Bath - Affordable	809 1,268 1,301 1,678 809 1,201 1,301 1,698	$14.41 $13.51 $15.68 $11.35 $14.80 $12.99 $12.64 $11.49	$969 $1,419 $1,700 $1,569 $1,000 $1,291 $1,371 $1,626
611 Michigan Drive Hampton, VA	1 Bed / 1 Bath	650	$20.86	$1,130
5109 Goldsboro Drive Hampton, VA	1 Bed / 1 Bath 2 Beds / 1 Bath 3 Beds / 2.5 Baths	700 850 1,500	$21.86 $20.12 $18.08	$1,275 $1,425 $2,260
3785 Kecoughtan Road Hampton, VA	1 Bed / 1 Bath	550	$23.98	$1,099
1568 N King Street Hampton, VA	1 Bed / 1 Bath	642	$21.48	$1,149
100 Spanish Trail Hampton, VA	1 Bed / 1 Bath	500	$28.20	$1,175
2632 N Armistead Avenue Hampton, VA	1 Bed / 1 Bath	595	$23.58	$1,169
600 Willow Oaks Boulevard Hampton, VA	2 Beds / 2.5 Baths 3 Beds / 2.5 Baths	1,301 1,675	$14.30 $12.36	$1,550 $1,725
132 Tide Mill Lane Hampton, VA	2 Beds / 1.5 Baths 2 Beds / 1.5 Baths	1,000 1,000	$21.00 $19.20	$1,750 $1,600
70 Lakeshore Drive Hampton, VA	2 Beds / 2.5 Baths	1,126	$17.53	$1,645
2024 N Seldendale Drive Hampton, VA	3 Beds / 1.5 Baths 3 Beds / 1.5 Baths	1,200 1,050	$17.03 $16.26	$1,703 $1,423
531 Bulkeley Place Newport News, VA	3 Beds / 1 Bath	930	$24.45	$1,895
21 Sacramento Drive Hampton, VA	3 Beds / 2 Baths	1,263	$16.89	$1,778
165 Kathann Drive Hampton, VA	3 Beds / 2.5 Baths	1,080	$24.78	$2,230
59 Stapleford Way Hampton, VA	3 Beds / 2.5 Baths	1,440	$17.07	$2,048
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated September 10, 2026. Average Annual Rent PSF and Average Rent per Unit reflects the average in-place rent for occupied units.

A-3-71

Multifamily – Garden 603 West Center Street Duncanville, TX 75116	Collateral Asset Summary – Loan No. 12 Westwood Townhomes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$15,257,000 74.4% 1.28x 8.5%
Mortgage Loan Information		Property Information
Loan Seller:	Axonic	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	David Scammel, Clifford Scott Merkle and Joseph Santoro	Collateral:	Fee
Borrower:	The Scammel Group IV Borrower DE LLC	Location:	Duncanville, TX
Original Balance:	$15,257,000	Year Built / Renovated:	1970 / NAP
Cut-off Date Balance:	$15,257,000	Property Management:	Valiant Enterprises LLC
% by Initial UPB:	2.8%	Size:	121 Units
Interest Rate:	6.38000%	Appraised Value / Per Unit:	$20,500,000 / $169,421
Note Date:	July 9, 2026	Appraisal Date:	May 28, 2026
Original Term:	60 months	Occupancy:	95.9% (as of June 4, 2026)
Amortization:	Interest Only	Underwritten NOI(1):	$1,296,233
Original Amortization:	NAP	Underwritten NCF:	$1,265,983
Interest Only Period:	60 months
First Payment Date:	September 1, 2026
Maturity Date:	August 1, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(1):	$1,124,206 (TTM April 30, 2026)
Additional Debt Balance:	NAP	2025 NOI:	$925,618
Call Protection:	YM1(56),O(4)	2024 NOI:	$1,146,212
Lockbox / Cash Management:	None / None	2023 NOI(2):	NAV

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$126,091
Taxes:	$162,087	$27,322	NAP	Maturity Date Loan / Unit:	$126,091
Insurance:	$33,738	$5,687	NAP	Cut-off Date LTV:	74.4%
Replacement Reserves:	$0	$2,521	NAP	Maturity Date LTV:	74.4%
				UW NOI DY:	8.5%
				UW NCF DSCR:	1.28x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$15,257,000	99.3%	Loan Payoff	$14,482,721	94.3%
Borrower Sponsor Equity	103,748	0.7	Closing Costs(3)	682,202	4.4
			Upfront Reserves	195,825	1.3
Total Sources:	$15,360,748	100.0%	Total Uses:	$15,360,748	100.0%
(1)	The increase in Underwritten NOI compared to Most Recent NOI is primarily attributable to increased current physical occupancy compared to the average over the TTM April 30, 2026 period.
(2)	Historical information prior to 2024 was not provided by the borrower sponsors.
(3)	Closing Costs include an origination fee of approximately $190,713.

The following table presents certain information relating to the unit mix at the Westwood Townhomes property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent per Unit(2)	Average Monthly Market Rent Per Unit(2)(3)
1 Bed / 1 Bath	13	10.7%	13	100.0%	780	$1,218	$1,220
2 Bed / 1 Bath	68	56.2%	64	94.1%	1,008	$1,480	$1,495
3 Bed / 2 Bath	40	33.1%	39	97.5%	1,180	$1,713	$1,695
Total/Wtd. Avg.	121	100.0%	116	95.9%	1,040	$1,529	$1,532
(1)	Based on the underwritten rent roll dated June 4, 2026.
(2)	Average Monthly Rent per Unit is based on occupied units. Average Monthly Market Rent per Unit is based on total units.
(3)	Source: Appraisal.

A-3-72

Multifamily – Garden 603 West Center Street Duncanville, TX 75116	Collateral Asset Summary – Loan No. 12 Westwood Townhomes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$15,257,000 74.4% 1.28x 8.5%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Westwood Townhomes property:

Cash Flow Analysis(1)
	2024	2025	TTM 4/30/2026	Underwritten	Underwritten Per Unit
Gross Potential Rent	$2,372,939	$2,288,494	$2,235,166	$2,220,207	$18,349
(Vacancy/Concessions)	(529,881)	(517,562)	(323,106)	(126,649)	(1,047)
Other Income	324,305	304,491	270,021	203,914	1,685
Effective Gross Income	$2,167,363	$2,075,422	$2,182,082	$2,297,472	$18,987

Real Estate Taxes	293,272	321,432	308,958	321,431	2,656
Insurance	98,445	95,568	90,493	64,994	537
Other Expenses(2)	629,434	732,805	658,425	614,814	5,081
Total Expenses	$1,021,151	$1,149,804	$1,057,876	$1,001,239	$8,275

Net Operating Income(3)	$1,146,212	$925,618	$1,124,206	$1,296,233	$10,713
Replacement Reserves	0	0	0	30,250	250
Net Cash Flow	$1,146,212	$925,618	$1,124,206	$1,265,983	$10,463

Occupancy(4)	NAV	NAV	95.9%	94.3%
NCF DSCR	1.16x	0.94x	1.14x	1.28x
NOI Debt Yield	7.5%	6.1%	7.4%	8.5%
(1)	Historical NOI prior to 2024 was not provided by the borrower sponsors.
(2)	Other Expenses includes utilities, repairs and maintenance, payroll, general and administrative, advertising, management and other operating expenses.
(3)	The increase in Underwritten Net Operating Income compared to TTM 4/30/2026 Net Operating Income is primarily attributable to increased current physical occupancy compared to the average over the TTM 4/30/2026 period.
(4)	Based on the underwritten rent roll dated June 4, 2026. The Underwritten economic occupancy is 95.0%.

The following table presents certain information relating to comparable multifamily properties to the Westwood Townhomes property:

Multifamily Rent Comparables(1)
Property	Unit Mix	Average SF per Unit	Average Rent PSF	Average Rent per Unit
Westwood Townhomes(2) Duncanville, TX	1 Bed / 1 Bath 2 Bed / 1 Bath 3 Bed / 2 Bath	780(2) 1,008(2) 1,180(2)	$1.56(2) $1.38(2) $1.42(2)	$1,218(2) $1,480(2) $1,713(2)
Mount Vernon DeSoto, TX	1 BR/1 BA - Pony 1 BR/1 BA - Filly 1 BR/1 BA - Colt 1 BR/1 BA - Mare 2 BR/2 BA - Mustang 2 BR/2 BA - Bronco 2 BR/1 BA - Palomino 2 BR/2 BA - Appaloosa	597 674 758 762 870 997 1,008 1,122	$2.09 $1.92 $1.80 $1.68 $1.79 $1.60 $1.71 $1.43	$1,248 $1,295 $1,363 $1,280 $1,561 $1,591 $1,726 $1,608
Parkwood Plaza Townhomes Duncanville, TX	2 BR/1.5 BA - A-TH 2 BR/1.5 BA - B-TH	980 1,038	$1.57 $1.64	$1,537 $1,700
Ridge Parc I & II Dallas, TX	1 BR/1 BA - A1 1 BR/1 BA - A1 - PH II 2 BR/2 BA - B2 2 BR/2 BA - B2 - PH II 2 BR/1 BA - B1 3 BR/2 BA - C1	680 685 1,011 1,054 1,101 1,204	$1.62 $1.60 $1.36 $1.35 $1.29 $1.45	$1,099 $1,099 $1,380 $1,420 $1,420 $1,740
1303 Main Duncanville, TX	1 BR/1 BA - Bradbury 1 BR/1 BA - Bradbury Reno 1 BR/1 BA - Patego Reno 1 BR/1 BA - Patego 2 BR/2 BA - Newport	757 757 901 901 1,056	$1.45 $1.66 $1.48 $1.43 $1.47	$1,095 $1,255 $1,332 $1,290 $1,550
Meadow Parc Dallas, TX	2 BR/2 BA - Lantana 3 BR/2 BA - Larkspur 4 BR/2 BA - Aster	1,050 1,204 1,521	$1.32 $1.42 $1.42	$1,387 $1,707 $2,167
Wexford Townhomes Duncanville, TX	1 BR/1 BA - A1-Londonberry 2 BR/1.5 BA - B1-Waterford 2 BR/2.5 BA - B3-Gateway 2 BR/2.5 BA - B4-Lisburn 2 BR/2 BA - B2-Wicklow 2 BR/2.5 BA - B5-Monaghan	821 1,110 1,115 1,146 1,202 1,262	$1.70 $1.35 $1.43 $1.39 $1.33 $1.34	$1,395 $1,495 $1,595 $1,595 $1,595 $1,695

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated June 4, 2026. Average Rent per Unit reflects the average in-place rent for occupied units.

A-3-73

Multifamily – Garden 13200 Northeast 7th Avenue North Miami, FL 33161	Collateral Asset Summary – Loan No. 13 Prestige District	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$14,500,000 72.1% 1.37x 8.9%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Elvis Dumervil	Collateral:	Fee
Borrower(s):	Prestige District LLC	Location:	North Miami, FL
Original Balance:	$14,500,000	Year Built / Renovated:	1968 / 2025
Cut-off Date Balance:	$14,500,000	Property Management:	Prestige Estates Property Management LLC (borrower affiliate)
% by Initial UPB:	2.6%	Size:	62 Units
Interest Rate:	6.33400%	Appraised Value / Per Unit:	$20,100,000 / $324,194
Note Date:	September 25, 2026	Appraisal Date:	July 14, 2026
Original Term:	60 months	Occupancy:	100.0% (as of September 1, 2026)
Amortization:	Interest Only	Underwritten NOI(1):	$1,287,510
Original Amortization:	NAP	Underwritten NCF:	$1,272,010
Interest Only Period:	60 months
First Payment Date:	November 6, 2026
Maturity Date:	October 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(1):	$938,661 (T-10 July 31, 2026)
Additional Debt Balance:	NAP	2025 NOI(2):	NAV
Call Protection:	L(25),D(31),O(4)	2024 NOI(2):	NAV
Lockbox / Cash Management:	Soft / Springing	2023 NOI(2):	NAV

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$233,871
Taxes:	$146,799	$18,350	NAP	Maturity Date Loan / Unit:	$233,871
Insurance:	$42,418	$7,151	NAP	Cut-off Date LTV:	72.1%
Replacement Reserves:	$0	$1,292	NAP	Maturity Date LTV:	72.1%
Deferred Maintenance:	$27,500	$0	NAP	UW NOI DY:	8.9%
TIF Reimbursement Reserve:	$19,000	$0	NAP	UW NCF DSCR:	1.37x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$14,500,000	100.0%	Loan Payoff	$7,976,245	55.0%
			Return of Equity	5,508,047	38.0
			Closing Costs(3)	779,991	5.4
			Upfront Reserves	235,717	1.6
Total Sources	$14,500,000	100.0%	Total Uses	$14,500,000	100.0%
(1)	The increase in Underwritten NOI from Most Recent NOI is primarily attributable to the completion of a comprehensive renovation, subsequent lease-up, and stabilization of the Prestige District property.
(2)	Historical financial information prior to the T-10 July 31, 2026 period is not available due to the renovation and lease-up described above.
(3)	Closing Costs include a buydown fee of approximately $435,000.

The following table presents certain information relating to the unit mix at the Prestige District property. In connection with a tax increment financing reimbursement agreement with the North Miami Community Redevelopment Agency, 8 units are required to be reserved for households which earn no more than 80% of area median income.

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent per Unit(2)	Average Monthly Market Rent Per Unit(2)(3)
1 Bed / 1 Bath	33	53.2%	33	100.0%	718	$2,001	$2,121
2 Bed / 1 Bath	20	32.3%	20	100.0%	876	$2,410	$2,450
2 Bed / 2 Bath	9	14.5%	9	100.0%	910	$2,549	$2,601
Total/Wtd. Avg.	62	100.0%	62	100.0%	797	$2,212	$2,297
(1)	Based on the underwritten rent roll dated September 1, 2026.
(2)	Average Monthly Rent per Unit is based on occupied units. Average Monthly Market Rent per Unit is based on total units.
(3)	Source: Appraisal.

A-3-74

Multifamily – Garden 13200 Northeast 7th Avenue North Miami, FL 33161	Collateral Asset Summary – Loan No. 13 Prestige District	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$14,500,000 72.1% 1.37x 8.9%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Prestige District property:

Cash Flow Analysis(1)
	T-10 7/31/2026	Underwritten	Underwritten / Unit
Gross Potential Rent	$1,093,398	$1,645,920	$26,547
(Vacancy/Bad Debt)	(50,225)	(82,296)	(1,327)
Other Income	107,584	146,668	2,366
Effective Gross Income	$1,150,757	$1,710,292	$27,585

Real Estate Taxes(2)	80,830	180,035	2,904
Insurance	44,160	83,315	1,344
Utilities	38,930	55,330	892
Repairs and Maintenance	20,840	44,792	722
Management Fee	27,336	51,309	828
General and Administrative	0	8,000	129
Total Expenses	$212,096	$422,782	$6,819

Net Operating Income(3)	$938,661	$1,287,510	$20,766
Replacement Reserves	0	15,500	250
Net Cash Flow	$938,661	$1,272,010	$20,516

Occupancy(4)	100.0%	95.0%
NCF DSCR	1.01x	1.37x
NOI Debt Yield	6.5%	8.9%
(1)	Historical financial information prior to the T-10 July 31, 2026 period is not available due to the completion of a comprehensive renovation, subsequent lease-up, and stabilization of the Prestige District property.
(2)	Represents net taxes after giving effect to an estimated tax increment financing reimbursement payment of approximately $16,789.
(3)	The increase in Underwritten Net Operating Income from T-10 7/31/2026 Net Operating Income is primarily attributable to the renovation and lease-up described above.
(4)	Based on the underwritten rent roll dated September 1, 2026. The Underwritten Occupancy represents economic occupancy.

The following table presents certain information relating to comparable multifamily properties to the Prestige District property:

Multifamily Rent Comparables(1)
Property	Unit Mix	Average SF per Unit	Average Rent PSF	Average Rent per Unit
Prestige District(2) 13200 Northeast 7th Avenue North Miami, FL	1 Bed / 1 Bath 2 Beds / 1 Bath 2 Beds / 2 Baths	718 876 910	$2.79 $2.75 $2.80	$2,001 $2,410 $2,549
Fulford by the Sea Apartments 17150 NE 23rd Avenue North Miami Beach, FL	1 Bed / 1 Bath 2 Beds / 1 Bath	750 819	$2.80 $3.58	$2,100 $2,934
Griffing Park Residences 475 NE 125th Street Miami, FL	2 Beds / 2 Baths	840	$3.21	$2,700
Creek Club Apartments #8 7272 NE 6th Court Miami, FL	1 Bed / 1 Bath 2 Beds / 1 Bath	540 900	$3.70 $2.78	$2,000 $2,500
215 Park 215 SE 5th Street Hallandale Beach, FL	1 Bed / 1 Bath 1 Bed / 1 Bath 2 Beds / 2 Baths 2 Beds / 2 Baths	647 697 972-997 1,022	$3.51 $3.41 $2.96 $2.93	$2,274 $2,375 $2,853-$2,972 $2,995
Ram Station 21 102 East 21st Street Hialeah, FL	1 Bed / 1 Bath 2 Beds / 2 Baths	790 800	$2.46 $3.07	$1,945 $2,453
Square Park 2174 2174 NE 170th Street North Miami Beach, FL 33162	1 Bed / 1 Bath 2 Beds / 1 Bath	600 828	$2.42 $2.61	$1,450 $2,160

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated September 1, 2026. Average Rent per Unit reflects the average in-place rent for occupied units.

A-3-75

Multifamily – Garden Various Various, MA Various	Collateral Asset Summary – Loan No. 14 Naviah 1738 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$13,768,000 71.7% 1.34x 9.1%
Mortgage Loan Information		Property Information
Loan Seller:	Axonic	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Irshad M. Sideeka and Khadija Khan	Collateral:	Fee
Borrower(s)(1):	Naviah 1738, LLC	Location(2):	Various, MA
Original Balance:	$13,768,000	Year Built / Renovated(2):	Various / NAP
Cut-off Date Balance:	$13,768,000	Property Management:	Rosewood Properties, LLC
% by Initial UPB:	2.5%	Size:	125 Units
Interest Rate:	6.51000%	Appraised Value / Per Unit:	$19,200,000 / $153,600
Note Date:	June 25, 2026	Appraisal Date:	April 27, 2026
Original Term:	60 months	Occupancy:	96.8% (as of June 5, 2026)
Amortization:	Interest Only	Underwritten NOI:	$1,249,808
Original Amortization:	NAP	Underwritten NCF:	$1,218,558
Interest Only Period:	60 months
First Payment Date:	August 1, 2026
Maturity Date:	July 1, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$1,300,377 (TTM December 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$1,347,725
Call Protection:	YM1(56),O(4)	2023 NOI(3):	NAV
Lockbox / Cash Management:	None / None	2022 NOI(3):	NAV

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$110,144
Taxes:	$23,646	$17,745	NAP	Maturity Date Loan / Unit:	$110,144
Insurance:	$9,662	$7,372	NAP	Cut-off Date LTV:	71.7%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	71.7%
				UW NOI DY:	9.1%
				UW NCF DSCR:	1.34x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$13,768,000	100.0%	Loan Payoff	$11,902,546	86.5%
			Return of Equity	1,260,426	9.2
			Closing Costs(4)	571,720	4.2
			Upfront Reserves	33,308	0.2
Total Sources	$13,768,000	100.0%	Total Uses	$13,768,000	100.0%
(1)	The borrower is an affiliate of the borrower under the SMS Portfolio mortgage loan which is also being contributed to the AXDB 2026-MULT1 securitization.
(2)	See the chart titled “Portfolio Summary” below.
(3)	2023 NOI and 2022 NOI are unavailable due to the borrower acquiring the Naviah 1738 Portfolio properties in March 2023.
(4)	Closing Costs include (i) an origination fee of $137,680 and (ii) a rate buydown fee of $206,520.

The following table presents certain information relating to the Naviah 1738 Portfolio properties:

Portfolio Summary
Property Name	Location(1)	Year Built / Renovated(1)	# of Units(2)	Occupancy(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI(2)	% of UW NOI(2)	Appraised Value(1)
Olympia Manor	West Springfield, MA	1971 / NAP	63	96.8%	$6,939,072	50.4%	NAV	NAV	NAV
Carriage House	West Springfield, MA	1964 / NAP	24	100.0%	$2,643,456	19.2%	NAV	NAV	NAV
Town West Apartments	West Springfield, MA	1968 / NAP	22	95.5%	$2,423,168	17.6%	NAV	NAV	NAV
Briarwood Place	Chicopee, MA	1968 / NAP	16	93.8%	$1,762,304	12.8%	NAV	NAV	NAV
Total/ Wtd. Avg			125	96.8%	$13,768,000	100.0%	$1,249,808	100.0%	$19,200,000
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated June 5, 2026.

A-3-76

Multifamily – Garden Various Various, MA Various	Collateral Asset Summary – Loan No. 14 Naviah 1738 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$13,768,000 71.7% 1.34x 9.1%

The following table presents certain information relating to the unit mix at the Naviah 1738 Portfolio properties. 52.8% of leases have converted to month-to-month tenancies following expiration of their original terms, and collections have varied from month to month due in part to the timing of rental-assistance payments:

Portfolio Unit Mix(1)
Unit Type	# of Units	% of Total Units	Vacant Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent Per Unit(2)	Average Monthly Market Rent Per Unit(2)
Olympia Manor
2 Bedroom / 1 Bathroom	63	100.0%	2	96.8%	830	$1,442	$1,550
Property Total / Wtd Avg.	63	100.0%	2	96.8%	830	$1,442	$1,550
Carriage House
2 Bedroom / 1 Bathroom	24	100.0%	0	100.0%	800	$1,504	$1,650
Property Total / Wtd Avg.	24	100.0%	0	100.0%	800	$1,504	$1,650
Town West Apartments
1 Bedroom / 1 Bathroom	3	13.6%	0	100.0%	529	$1,225	$1,275
2 Bedroom / 1 Bathroom	19	86.4%	1	94.7%	893	$1,489	$1,700
Property Total / Wtd Avg.	22	100.0%	1	95.5%	843	$1,451	$1,642
Briarwood Place
1 Bedroom / 1 Bathroom	15	93.8%	1	93.3%	670	$1,243	$1,300
2 Bedroom / 1 Bathroom	1	6.3%	0	100.0%	850	$1,450	$1,550
Property Total / Wtd Avg.	16	100.0%	1	93.8%	681	$1,257	$1,316
Portfolio Total / Wtd Avg.	125	100.0%	4	96.8%	808	$1,433	$1,555
(1)	Based on the underwritten rent roll dated June 5, 2026.
(2)	Average Monthly Rent per Unit is based on occupied units. Average Monthly Market Rent per Unit is based on total units.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Naviah 1738 Portfolio properties:

Cash Flow Analysis(1)
	2024	2025	U/W	U/W Per Unit
Base Rent	$1,897,294	$2,027,968	$2,153,040	$17,224
Gross Potential Rent	$1,897,294	$2,027,968	$2,153,040	$17,224
Other Income(2)	$23,500	$25,276	$25,000	$200
Net Rental Income	$1,920,794	$2,053,243	$2,178,040	$17,424
(Vacancy / Credit Loss)	$0	$0	($129,674)	($1,037)
Total Effective Gross Income	$1,920,794	$2,053,243	$2,048,366	$16,387

Real Estate Taxes	$198,393	$184,511	$206,741	$1,654
Insurance	$56,256	$59,601	$84,253	$674
Management Fee	$0	$60,839	$61,451	$492
Other Expenses(3)	$318,419	$447,916	$446,113	$3,569
Total Expenses	$573,068	$752,867	$798,558	$6,388

Net Operating Income	$1,347,725	$1,300,377	$1,249,808	$9,998
Replacement Reserves	$0	$0	$31,250	$250
Net Cash Flow	$1,347,725	$1,300,377	$1,218,558	$9,748

Occupancy	NAV	96.8%(4)	94.0%(5)
NCF DSCR	1.48x	1.43x	1.34x
NOI Debt Yield	9.8%	9.4%	9.1%
(1)	Historical information prior to 2024 is not available due to the borrower acquiring the Naviah 1738 Portfolio properties in March 2023.
(2)	Other Income includes miscellaneous income and laundry income.
(3)	Other Expenses include utilities, repairs and maintenance, payroll, and general and administrative expenses.
(4)	Based on the underwritten rent roll dated June 5, 2026.
(5)	Represents economic occupancy.

A-3-77

Multifamily – Garden Various Various, MA Various	Collateral Asset Summary – Loan No. 14 Naviah 1738 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$13,768,000 71.7% 1.34x 9.1%

The following table presents certain information relating to comparable multifamily properties to the Naviah 1738 Portfolio properties:

Multifamily Rent Comparables(1)
Property Name / Address	Year Built / Renovated	Number of Units	Occupancy	Average Unit Size	Average Monthly Rent Per Unit
Naviah 1738 Portfolio(2) Various, MA	1964-1971 / NAP	125	96.8%	808 SF	$1,433
The Arms Apartments 27-53 & 34-86 Mercury Court West Springfield, MA	1952 / NAP	101	100.0%	621 SF	$1,345
Van Deene Manor 61 Van Deene Avenue West Springfield, MA	1970 / NAP	111	95.0%	737 SF	$1,550
Westwood Court Apartments 1583 Riverdale Street West Springfield, MA	1974 / NAP	51	95.0%	825 SF	$1,891
Valley View Apartments 507 Whitney Avenue Holyoke, MA	1974 / NAP	81	95.0%	628 SF	$1,337
The Apartments at Ames Privilege 1 Springfield Street Chicopee, MA	1984 / NAP	94	98.0%	688 SF	$1,404
Brook Edge Apartments 14-64 Simard Drive Chicopee, MA	1970 / NAP	82	98.0%	515 SF	$1,245
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated June 5, 2026. Average Monthly Rent Per Unit is based on occupied units.

A-3-78

Multifamily – Garden 20711 Southeast Stark Street Gresham, OR 97030	Collateral Asset Summary – Loan No. 15 Brookside Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$13,750,000 57.9% 1.32x 9.2%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Anil Shah and Dhansukhlal Ratanjee	Collateral:	Fee
Borrower(s):	Baseline Apartments, LLC	Location:	Gresham, OR
Original Balance:	$13,750,000	Year Built / Renovated:	2021 / NAP
Cut-off Date Balance:	$13,750,000	Property Management:	Cascade Real Estate Services, LLC
% by Initial UPB:	2.5%	Size:	104 Units
Interest Rate:	6.81227%	Appraised Value / Per Units:	$23,730,000 / $228,173
Note Date:	October 2, 2026	Appraisal Date:	August 7, 2026
Original Term:	60 months	Occupancy:	97.1% (as of September 22, 2026)
Amortization:	Interest Only	Underwritten NOI(1):	$1,265,117
Original Amortization:	NAP	Underwritten NCF:	$1,254,717
Interest Only Period:	60 months
First Payment Date:	November 6, 2026
Maturity Date:	October 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(1):	$917,954 (TTM August 31, 2026)
Additional Debt Balance:	NAP	2025 NOI:	$943,179
Call Protection:	L(25),D(28),O(7)	2024 NOI(2):	NAV
Lockbox / Cash Management:	None / None	2023 NOI(2):	NAV

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$132,212
Taxes:	$306,330	$25,528	NAP	Maturity Date Loan / Unit:	$132,212
Insurance:	$13,334	$3,333	NAP	Cut-off Date LTV:	57.9%
Replacement Reserves:	$0	$2,167	$52,000	Maturity Date LTV:	57.9%
				UW NOI DY:	9.2%
				UW NCF DSCR:	1.32x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$13,750,000	90.3%	Loan Payoff(3)	$14,518,268	95.4%
Borrower Sponsor Equity	1,470,302	9.7	Closing Costs(4)	382,370	2.5
			Upfront Reserves	319,664	2.1
Total Sources	$15,220,302	100.0%	Total Uses	$15,220,302	100.0%
(1)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to the Brookside Apartments property increasing occupancy and reaching stabilization.
(2)	Historical financial information prior to 2025 is not available as the Brookside Apartments property was undergoing remediation work for construction defects.
(3)	The Brookside Apartments mortgage loan refinanced a prior loan which was in maturity default and extension prior to the origination of the Brookside Apartments mortgage loan The prior loan was repaid in full, upon the origination of the Brookside Apartments mortgage loan.
(4)	Closing Costs include a buydown fee of approximately $137,500.

The following table presents certain information relating to the unit mix at the Brookside Apartments property. 15 of the 104 units are leased to tenants who qualify for rental support and are on a subsidized rent program pursuant to which they receive individual vouchers. In addition, 36 of the units are leased to tenants on a month-to-month basis, which have rolled from longer leases.

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent per Unit(2)	Average Monthly Market Rent Per Unit(2)(3)
1 Bed / 1 Bath	56	53.8%	55	98.2%	569	$1,435	$1,547
2 Bed / 1 Bath	32	30.8%	30	93.8%	798	$1,720	$1,980
3 Bed / 2 Bath	16	15.4%	16	100.0%	1,216	$2,287	$2,380
Total/Wtd. Avg.	104	100.0%	101	97.1%	739	$1,655	$1,808
(1)	Based on the underwritten rent roll dated September 22, 2026.
(2)	Average Monthly Rent per Unit is based on occupied units. Average Monthly Market Rent per Unit is based on total units.
(3)	Source: Appraisal.

A-3-79

Multifamily – Garden 20711 Southeast Stark Street Gresham, OR 97030	Collateral Asset Summary – Loan No. 15 Brookside Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$13,750,000 57.9% 1.32x 9.2%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Brookside Apartments property:

Cash Flow Analysis(1)
	2025	TTM 8/31/2026	Underwritten	Underwritten / Unit
Gross Potential Rent	$2,083,549	$2,080,748	$2,064,444	$19,850
(Vacancy/Bad Debt)	(249,122)	(217,047)	(113,544)	(1,092)
Other Income	183,955	173,263	173,263	1,666
Effective Gross Income	$2,018,382	$2,036,965	$2,124,163	$20,425

Real Estate Taxes	249,644	266,357	288,486	2,774
Insurance	259,076	194,200	38,836	373
Utilities	159,818	177,263	119,600	1,150
Repairs and Maintenance	151,868	235,572	124,800	1,200
Management Fee	58,568	60,741	63,725	613
Payroll and Benefits	157,809	137,809	156,000	1,500
Marketing	20,952	20,356	26,000	250
General and Administrative	17,468	26,714	41,600	400
Total Expenses	$1,075,203	$1,119,010	$859,047	$8,260

Net Operating Income(2)	$943,179	$917,954	$1,265,117	$12,165
Replacement Reserves	0	0	10,400	100
Net Cash Flow	$943,179	$917,954	$1,254,717	$12,065

Occupancy(3)	91.4%	97.1%	94.5%
NCF DSCR	0.99x	0.97x	1.32x
NOI Debt Yield	6.9%	6.7%	9.2%
(1)	Historical financial information prior to 2025 is not available as the Brookside Apartments property was undergoing remediation work for construction defects.
(2)	The increase from TTM 8/31/2026 Net Operating Income to Underwritten Net Operating Income is primarily attributable to the Brookside Apartments property increasing occupancy and reaching stabilization.
(3)	TTM 8/31/2026 Occupancy is based on the underwritten rent roll dated September 22, 2026. The Underwritten Occupancy represents economic occupancy.

The following table presents certain information relating to comparable multifamily properties to the Brookside Apartments property:

Multifamily Rent Comparables(1)
Property	Unit Mix	Average SF per Unit	Average Rent PSF	Average Rent per Unit
Brookside Apartments(2) 20711 Southeast Stark Street Gresham, OR	1 Bed / 1 Bath 2 Beds / 1 Bath 3 Beds / 2 Baths	569 798 1,216	$2.52 $2.16 $1.88	$1,435 $1,720 $2,287
Twelve Mile Crossing 588 SE 217th Avenue Gresham, OR	1 Bed / 1 Bath 2 Beds / 2 Baths 3 Beds / 2 Baths	600 898 1,155	$2.54 $2.02 $1.95	$1,499-$1,545 $1,775-$1,845 $2,250
Alta Civic Station 1699 NW Civic Drive Gresham, OR	1 Bed / 1 Bath 1 Bed / 2 Baths Live Work 1 Bed / 1 Bath Live Work 1 Bed / 1 Bath + Den 2 Beds / 2 Baths 3 Beds / 2 Baths 3 Beds / 2 Baths TH	580-908 958 844 855 880-1,303 1,184 1,837	$1.95 $1.82 $2.08 $2.11 $2.23 $1.86 $1.57	$1,319-$1,584 $1,746 $1,757 $1,801 $2,204-$2,656 $2,155-$2,260 $2,892
The Crossings at Gresham Station 773 NW 13th Street Gresham, OR	1 Bed / 1 Bath 1 Bed / 2 Baths Live Work 2 Beds / 1 Bath 2 Beds / 2 Baths 2 Beds / 2 Baths	643 762 865 1,309 999	$2.22 $2.01 $1.97 $1.42 $1.98	$1,350-$1,499 $1,535 $1,707 $1,860 $1,973
Springwater Crossings Apartments 1132 NW Birdsdale Avenue Gresham, OR	1 Bed / 1 Bath 2 Beds / 1 Bath 2 Beds / 1.5 Baths 2 Beds / 2.5 Baths 3 Beds / 2.5 Baths	756 785 1,589 1,249-1,265 1,537-1,567	$2.01 $2.40 $1.23 $1.69 $1.56	$1,517 $1,666-$2,095 $1,936-$1,979 $2,096-$2,142 $2,263-$2,584
The Lodges at Lake Salish 20699 NE Glisan Street Fairview, OR	1 Bed / 1 Bath 2 Beds / 2 Baths 2 Beds / 2.5 Baths TH	719-746 978-1,121 1,334	$2.09 $1.71 $1.67	$1,490-$1,575 $1,740-$1,840 $2,180-$2,265
The Byway 23765 NE Halsey Street Wood Village, OR	1 Bed / 1 Bath 2 Beds / 1 Bath 2 Beds / 2 Baths 2 Beds / 2 Baths TH 3 Beds / 2 Baths	602-695 780 826-1,010 1,318-1,382 1,265-1,318	$2.30 $2.22 $1.92 $1.61 $1.79	$1,422-$1,559 $1,728 $1,693-$1,825 $2,049-$2,301 $2,247-$2,385

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated September 22, 2026. Average Rent per Unit reflects the average in-place rent for occupied units.

A-3-80

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

(THIS PAGE INTENTIONALLY LEFT BLANK)

B-1

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Contacts
Role	Party and Contact Information
Depositor	Deutsche Mortgage & Asset Receiving Corporation
	Attention: Lainie Kaye	cmbs.requests@db.com
1 Columbus Circle | New York, NY 10019 | United States
Master Servicer	Trimont LLC
	Attention: Servicing Department	commercial.servicing@trimont.com; legaldepartment@trimont.com
One South, 101 South Tryon Street, Suite 1400 | Charlotte, NC 28280 | United States
Special Servicer	LNR Partners, LLC
	Heather Bennett and Job Warshaw	hbennett@starwood.com; jwarshaw@lnrpartners.com and lnr.cmbs.notices@lnrproperty.com
2340 Collins Avenue, Suite 700 | Miami Beach, FL 33139 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Operating Advisor & Asset Representations Reviewer	Park Bridge Lender Services LLC
	Attention: AXDB 2026-MULT1 – Surveillance Manager	cmbs.notices@parkbridgefinancial.com
600 Third Avenue, 40th Floor | New York, NY 10016 | United States
This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Losses	Total Distribution	Ending Balance
Regular Certificates
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Additional Information

Total Available Distribution Amount (1)	0.00
Borrower Reimbursable Trust Fund Expenses	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00

Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Borrower Option Extension Fees	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00

Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Prop Type	City	State	Interest Accrual Type	Gross Rate	Net Component Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals
1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Dec-26	0	0	0	0	0	0
Nov-26	0	0	0	0	0	0
Oct-26	0	0	0	0	0	0
Sep-26	0	0	0	0	0	0
Aug-26	0	0	0	0	0	0
Jul-26	0	0	0	0	0	0
Jun-26	0	0	0	0	0	0
May-26	0	0	0	0	0	0
Apr-26	0	0	0	0	0	0
Mar-26	0	0	0	0	0	0
Feb-26	0	0	0	0	0	0
Jan-26	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals
1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 20

Distribution Date:	12/17/26	AXDB 2026-MULT1 Mortgage Trust
Determination Date:	12/11/26
Record Date:	11/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-MULT1

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 20

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of November 1, 2026 (the “Pooling and Servicing Agreement”).
Transaction: AXDB 2026-MULT1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-MULT1
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: LNR Partners, LLC

Directing Holder: Axonic Capital LLC (or its affiliate)

I.                          Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.
(b)	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be implemented.

2.                                  The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided to the Operating Advisor the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.                                 Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●              [LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

C-1

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.                              List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.
2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the Pooling and Servicing Agreement and certain information it has reasonably requested from the special servicer and each [INSERT IF PRIOR TO AN OPERATING ADVISOR CONSULTATION EVENT: Final] Asset Status Report.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.
4.	[LIST OTHER REVIEWED INFORMATION]
5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement with respect to Major Decisions.
6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas. In the course of such review, the following calculations of the special servicer were initially disputed by the Operating Advisor and [DISCUSS RESOLUTION].

IV.                             Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder discussion(s) regarding any Specially Serviced Loan. The Operating Advisor
C-2

does not have authority to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

C-3

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION AND AXMF 2026-1 LLC
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of GACC and AXMF (each referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex D-2 and Annex D-3, respectively, to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt, solely for purposes of this Annex D-1 and the related exceptions set forth in Annex D-2 or Annex D-3, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such Mortgage Loans sold by the applicable Mortgage Loan Seller and the related promissory note(s).

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

1.     Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

2.     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i)

D-1-1

above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii), collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.     Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after October 6, 2026.

5.     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 or Annex D-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

6.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title

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insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.     Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule D-1 to Annex D-2 or Annex D-3, as applicable, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related borrower.

8.     Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

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9.     Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

10.  Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

11.  Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

12.  Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

13.  Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

14.  No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

15.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage

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found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Ratings Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the borrower and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Ratings Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Ratings Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable,

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would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Ratings Requirements (provided that for this purpose (only) the A.M. Best Company minimum rating referred to in the definition of Insurance Ratings Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related borrower to maintain, or cause to be maintained, all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

16.  Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

17.  No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

18.  No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan

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may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

19.  REMIC. Each Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

20.  Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

21.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the issuing entity.

22.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

23.  Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which

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the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use or the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

24.  Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

25.  Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related borrower and at least one individual or entity will be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related borrower and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the Mortgage Loan will become full recourse to the related borrower and at least one individual or entity, if the related borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

26.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (31)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (31)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable)

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outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.

27.  Financial Reporting and Rent Rolls. Each Mortgage Loan requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

28.  Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Ratings Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Ratings Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2 or Annex D-3, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

29.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and

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functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related borrower, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in the related borrower, (iv) Transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (26) and (31) in this Annex D-1 or the exceptions thereto set forth in Annex D-2 or Annex D-3, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2 or Annex D-3, as applicable, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 or Annex D-3, as applicable, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 or Annex D-3, as applicable, or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

30.  Single-Purpose Entity. Each Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

31.  Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110%

D-1-10

of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

32.  Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

33.  Ground Leases. For purposes of this Annex D-1, a “Ground Lease” will mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

D-1-11

(e)   The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

34.  Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

35.  Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and

D-1-12

warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

36.  No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

37.  Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

38.  Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the borrower delivered by the borrower in connection with the origination of such Mortgage Loan, the borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a borrower that is an Affiliate of another borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (38) means, a borrower that is under direct or indirect common ownership and control with another borrower.)

39.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the borrower was identified as the responsible party for such Environmental Condition and such

D-1-13

responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

40.  Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

41.  Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

42.  Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the issuing entity, except as set forth on Schedule D-3 to Annex D-2 or Annex D-3, as applicable.

43.  Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related borrower other than in accordance with the Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

44.  Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

D-1-14

ANNEX D-2

EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
--	All GACC Mortgage Loans	(25) Recourse Obligations	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
9	501 West 7th Street	(23) Local Law Compliance and (24) Licenses and Permits	The Mortgaged Property is legal non-conforming as to use. In addition, the sum of the anticipated insurance proceeds of the Mortgaged Property and the land value of the Mortgaged Property is materially and significantly lower than the Mortgage Loan principal balance. Accordingly in the event of a casualty following which the Mortgaged Property could not be restored due to zoning non-conformities, it is anticipated that the insurance proceeds and land proceeds would be materially and significantly lower than the amount needed to repay the Mortgage Loan.
11	Virginia Portfolio	(23) Local Law Compliance and (24) Licenses and Permits	The Mortgaged Properties are legal non-conforming as to use.
35	Shasta Glen MHP	(23) Local Law Compliance and (24) Licenses and Permits	The use of the Mortgaged Property as a manufactured housing community is legal non-conforming, as under the current zoning ordinance, such use requires a conditional use permit, which has not been obtained. In addition, the sum of the anticipated insurance proceeds of the Mortgaged Property and the land value of the Mortgaged Property is materially and significantly lower than the Mortgage Loan principal balance. Accordingly in the event of a casualty following which the Mortgaged Property could not be restored due to zoning non-conformities, it is anticipated that the insurance proceeds and land proceeds would be materially and significantly lower than the amount needed to repay the Mortgage Loan.
--	All GACC Mortgage Loans	(26) Mortgage Releases	In most cases, the Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the borrower delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.
--	All GACC Mortgage Loans	(28) Acts of Terrorism Exclusion	All exceptions to Representation 15 are also exceptions to this Representation 28.

D-2-1

SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

D-2-2

SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE
FUTURE

None.

D-2-3

SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

D-2-4

ANNEX D-3

EXCEPTIONS TO AXONIC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1, 12, 14, 16, 17, 18, 21, 24, 26, 28, 29, 30, 31, 32, 36, 33

Midtown Towers

Westwood Townhomes

Naviah 1738 Portfolio

Pico Portfolio

Sovereignty at Winter Park

Prime at Laurel Springs

Flats at 87Ten

SMS Portfolio

1810 Belcourt Ave

Aspen Apartments

Aria at Wilcrest

Bellagio Living II

The 501 Apartments

The Arthur

The Virginian

Springdale Apartments

		(30) Single-Purpose Entity.	With respect to each related Mortgage Loan, the related borrower entity is a recycled Special-Purpose Entity. Each related borrower provided backward-looking representations and warranties in connection with such Special-Purpose Entity.

D-3-1

SCHEDULE D-1

AXMF 2026-1 LLC

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

D-3-2

SCHEDULE D-2

AXMF 2026-1 LLC

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE
FUTURE

None.

D-3-3

SCHEDULE D-3

AXMF 2026-1 LLC

CROSSED MORTGAGE LOANS

None.

D-3-4

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	12
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	13
SUMMARY OF TERMS	22
SUMMARY OF RISK FACTORS	47
RISK FACTORS	49
DESCRIPTION OF THE MORTGAGE POOL	124
TRANSACTION PARTIES	163
CREDIT RISK RETENTION	199
DESCRIPTION OF THE CERTIFICATES	204
DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	236
POOLING AND SERVICING AGREEMENT	245
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	347
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	365
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	366
USE OF PROCEEDS	366
YIELD AND MATURITY CONSIDERATIONS	367
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	375
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	387
METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)	388
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	389
WHERE YOU CAN FIND MORE INFORMATION	390
FINANCIAL INFORMATION	390
CERTAIN ERISA CONSIDERATIONS	390
LEGAL INVESTMENT	394
LEGAL MATTERS	395
RATINGS	395
INDEX OF DEFINED TERMS	397

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION AND AXMF 2026-1 LLC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO AXONIC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$483,577,000
(Approximate)

Deutsche Mortgage & Asset
Receiving Corporation

Depositor

AXDB 2026-MULT1
Mortgage Trust

Issuing Entity

AXDB 2026-MULT1
Mortgage Trust Commercial Mortgage
Pass-Through Certificates,
Series 2026-MULT1

Class A-2	$165,000,000
Class A-3	$218,574,000
Class X-A	$165,000,000
Class A-M	$47,261,000
Class B	$30,138,000
Class C	$22,604,000

PROSPECTUS

Deutsche Bank Securities

Lead Manager and Bookrunner

Drexel Hamilton

Co-Manager

Mischler Amerivet

Co-Manager

October 23, 2026